Form 10-K, Exhibit 13
period 1993-12-31
SOUTHTRUST CORP
filed 1994-03-10
CIK 92081

                                  EXHIBIT 13

FINANCIAL INFORMATION
SouthTrust Corporation

The financial statements and related information herein were prepared by the Company and were based on generally accepted accounting principles, appropriate in the circumstances to reflect in all material respects the financial condition of the Company at December 31, 1993 and 1992 and the results of operations and cash flows for the three years ended December 31, 1993. The financial statements reflect management's best estimates and judgments. Financial information presented elsewhere in this report has been prepared in a manner consistent with financial statement disclosures.
    Management is responsible for the reliability and integrity of these statements. In meeting this responsibility, management maintains an accounting system and related controls to provide reasonable assurance that the financial records are reliable for preparing financial statements and maintaining accountability for assets. The Company's systems and controls are also designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorizations and recorded properly. The systems and controls and compliance therewith are reviewed periodically by internal auditors.
    The Board of Directors has appointed an Audit Committee composed of directors who are not officers or employees of the Company. The Committee meets periodically with management, internal auditors and independent public accountants.
    Arthur Andersen & Co., independent public accountants, has audited the financial statements in accordance with generally accepted auditing standards and their report appears herein.


CONTENTS

Management's Discussion and Analysis                   18

Consolidated Financial Statements                      40

Notes to Consolidated Financial Statements             44

Report of Independent Public Accountants               57

MANAGEMENT'S DISCUSSION AND ANALYSIS
SouthTrust Corporation

SELECTED FINANCIAL INFORMATION
(TABLE 1)

Year Ended December 31                                1993          1992           1991          1990          1989           1988
- ----------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Return on average total assets                        1.10%         1.04%          0.96%         0.85%         1.03%          1.08%
Return on average common
    stockholders' equity                             15.84         15.66          15.21         13.29         15.44          16.12
Dividend pay-out ratio                               30.70         31.29          33.59         40.66         35.16          32.96
Average equity to average assets                      6.96          6.62           6.29          6.37          6.66           6.73
Non-interest expense as a percent
    of average total assets                           3.19          3.39           3.15          2.85          2.83           2.87
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST YIELDS/RATES:
Taxable equivalent yields earned
    on earning assets                                 7.52%         8.40%          9.84%        10.66%        11.04%         10.26%
Average rate paid on
    interest-bearing liabilities                      3.64          4.33           6.19          7.51          8.06           7.06
Net interest spread                                   3.88          4.07           3.65          3.15          2.98           3.20
Net interest margin                                   4.35          4.61           4.32          4.03          4.06           4.21
- ----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:
Net income                                         $  1.94      $   1.66        $  1.42       $  1.14       $  1.21         $ 1.14
Cash dividends declared                               0.60          0.52           0.48          0.46          0.43           0.37
Stockholders' equity at period end                   13.25         11.55          10.05          8.99          8.31           7.20
Stock price range  (low)                            16 5/8        14 1/8          6 5/8         5 3/4         8 3/4          7 3/8
                   (high)                           22 1/8        18 1/8         17 1/4        10 3/8        11 1/4          9 3/8
- ----------------------------------------------------------------------------------------------------------------------------------
SHARE DATA:
Average shares outstanding (000s)                   77,772        68,948         63,255        61,148        60,077         59,333
Shares outstanding
    at end of year (000s)                           79,401        74,477         65,837        61,167        61,013         59,522
- ----------------------------------------------------------------------------------------------------------------------------------
LONG-TERM PERFORMANCE:
Five-year compound growth rates for:
Period ending December 31, 1993:
     Net income                                      17.37%
     Net income per share                            11.22
     Dividends declared per share                    10.15

Period ended December 31, 1993:
     Total assets                                    17.22%
     Loans                                           18.31
     Deposits                                        17.60
     Stockholders' equity                            18.73
     Stockholders' equity per share                  12.97

EARNINGS SUMMARY

THREE YEARS ENDED DECEMBER 31, 1993
SouthTrust Corporation ("SouthTrust") reported net income of $150.5 million or $1.94 per share for the year ended December 31, 1993, compared to net income of $114.2 million or $1.66 per share for the year ended December 31, 1992. Net income in 1991 was $90.0 million or $1.42 per share.
    The increase in net income in 1993 over 1992 was primarily attributable to growth in average earning assets, which increased 25% over 1992. This increase was offset by the decline in the fully taxable equivalent net interest margin, which decreased to 4.35% in 1993 from 4.61% in 1992, as market interest rates continued to decline and maturing earning assets were replaced with lower-yielding earning assets.
    Net earnings in 1993 resulted in a return on average assets of 1.10% compared to 1.04% during 1992, and a return on average stockholders' equity of 15.84% compared to 15.66% during 1992.

NET INTEREST INCOME
Net interest income is the difference between interest income and interest expense and is the major component of net income of the Company. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities, and the rates earned/paid thereon, respectively. For purposes of this discussion, income that is either exempt from federal income taxes or is taxed at a preferential rate has been adjusted to fully taxable equivalent amounts, using a statutory federal tax rate of 35% in 1993 and 34% in 1992 and 1991.
    Net interest income increased 18% to $547.5 million from $464.8 million in 1992 and $371.8 million in 1991. The taxable equivalent net interest margins for the three years ended December 31, 1993, were 4.35%, 4.61% and 4.32%, respectively. The net interest spread between interest-earning assets and interest-bearing liabilities decreased 19 basis points to 3.88% in 1993 from 4.07% in 1992. The net interest spread in 1991 was 3.65%. The net interest spread is affected by competitive pressures, Federal Reserve Bank monetary policies and the composition of interest-earning assets and interest-bearing liabilities.
    Interest income increased $97.5 million to $945.2 million from $847.7 million in 1992, compared to $846.2 million in 1991. The increase in interest income during 1993 was attributable to an increase in the volume of average interest-earning assets of 25% to $12.6 billion during 1993. This increase was partially offset by a decrease in the yield on average interest-earning assets of 88 basis points to 7.52% in 1993 from 8.40% in 1992. An increase in the volume of interest-earning assets of 16% was also responsible for the increase of $1.4 million in interest income from 1991 to 1992. The yield on interest-earning assets decreased 144 basis points from 9.84% in 1991 to 8.40% in 1992.
    The mix of interest-earning assets shifted slightly during 1993.
Increased loan demand and in-market acquisitions of banks pushed loans to approximately 67.0% of average earning assets in 1993 compared to approximately 64.1% in 1992. The effect of this loan growth was curbed by a decline in the average yield on loans, which decreased to 7.99% during 1993 from 8.75% during 1992. Interest income on loans increased $107.4 million to $672.9 million in 1993. The increase of loans relative to other interest-earning assets had the effect of increasing total interest income due to the higher yields on loans as compared to other interest-earning assets. During 1993, average loans increased 30% to $8.4 billion from $6.5 billion in 1992. Short-term investments were approximately 2.2% of average earning assets in 1993 and produced an average yield of 5.04%. During 1992 short-term investments accounted for approximately 2.5% of average earning assets and produced an average yield of 5.74%. Interest income on short-term investments decreased $0.3 million to $14.1 million in 1993.
    Securities which accounted for approximately 33.4% of average earning assets in 1992 accounted for approximately 30.8% of average earning assets during 1993 and produced an average yield of 6.66% in 1993 and 7.94% in 1992. Interest income on securities decreased $9.5 million to $258.3 million. The net decrease in securities income was the result of an increase in the average level of securities, which produced $33.2 million of additional interest income, offset by lower yields on securities, which resulted in a $42.7 million reduction in interest income. The decrease in yield on investment securities was affected by the maturing of $2,174.3 million of securities during 1993, with the proceeds being reinvested at lower rates. During 1993 the Company primarily acquired short-term securities, which resulted in relatively low yields. This decision was part of an overall asset-liability management strategy in response to current market interest rates. Table 12, Interest
Rate Sensitivity Analysis, provides a maturity analysis of interest-earning assets and interest-bearing liabilities.
    Interest expense increased $14.8 million or 4% to $397.7 million in 1993. This compares to a decrease of $91.6 million or 19% to $382.9 million in 1992 from $474.5 million in 1991. Due to declining market interest rates, the average rate paid on interest-bearing liabilities continued to fall in 1993, decreasing 69 basis points to 3.64% from 4.33% in 1992, only partially offsetting the increase in interest expense attributable to continued growth in the average volume of interest-bearing liabilities. The average rate paid in interest-bearing liabilities in 1991 was 6.19%. During 1993, the volume of average interest-bearing liabilities increased $2.1 billion or 24% to $10.9 billion. This compared to 1992 growth in volume of $1.2 billion or 15%.

SouthTrust Corporation

AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES
ON FULLY TAXABLE EQUIVALENT BASIS
(TABLE 2)
The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for the three years ended December 31, 1993. The loan averages include loans on which the accrual of interest has been discontinued. Income on certain non-accrual loans is recognized on a cash basis.

ASSETS                                      1993                               1992                                 1991
                                 ----------------------------    --------------------------------    ------------------------------
(Average in Millions;            Average               Yield/    Average                   Yield/    Average                 Yield/
 Interest in Thousands)          Balance    Interest    Rate     Balance      Interest      Rate     Balance    Interest      Rate
- ----------------------------------------------------------------------------------------------------------------------------------
Loans, net of
  unearned income                $ 8,422.0   $672,888    7.99%    $ 6,466.7    $565,517     8.75%    $5,718.0    $586,883    10.26%
Investment securities:
  Taxable                          3,498.8    217,983    6.23       2,969.9     222,135     7.48      2,245.3     193,776     8.63
  Non-taxable                        376.3     40,288   10.71         402.8      45,652    11.33        434.7      50,666    11.65
Short-term investments               279.1     14,066    5.04         250.7      14,385     5.74        202.0      14,935     7.39
- ----------------------------------------------------------------------------------------------------------------------------------
       Total interest-
         earning assets           12,576.2    945,225    7.52      10,090.1     847,689     8.40      8,600.0     846,260     9.84
Allowance for loan losses           (118.1)                           (90.7)                            (75.5)
Other assets                       1,194.9                          1,028.8                             887.2
- ----------------------------------------------------------------------------------------------------------------------------------
       Total assets              $13,653.0                        $11,028.2                          $9,411.7
==================================================================================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Savings deposits               $   683.2   $ 17,221   2.52%     $   531.5    $ 16,465    3.10%     $  399.0    $ 18,392     4.61%
  Interest-bearing
     demand deposits               1,299.3     27,852    2.14       1,013.3      28,700     2.83        711.4      32,124     4.52
  Time deposits                    7,184.1    290,635    4.05       6,158.2     292,714     4.75      5,538.4     363,364     6.56
  Short-term borrowings            1,340.0     41,014    3.06         925.5      31,418     3.39        868.7      49,133     5.66
  Long-term debt                     415.2     21,021    5.06         206.9      13,634     6.59        142.9      11,440     8.00
- ------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing
          liabilities             10,921.8    397,743    3.64       8,835.4     382,931     4.33      7,660.4     474,453     6.19
  Demand deposits
     non-interest bearing          1,606.0                          1,293.1                             997.6
  Other liabilities                  174.8                            170.1                             161.9
- ------------------------------------------------------------------------------------------------------------------------------------
                                  12,702.6                         10,298.6                           8,819.9
Stockholders' equity                 950.4                            729.6                             591.8
- ------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
          stockholders' equity   $13,653.0                        $11,028.2                          $9,411.7
====================================================================================================================================
Net interest income                          $547,482                          $464,758                          $371,807
====================================================================================================================================
Net interest margin                                      4.35%                              4.61%                             4.32%
Net interest spread                                      3.88                               4.07                              3.65


TAXABLE EQUIVALENT
 ADJUSTMENT ANALYSIS                             1993                              1992                                1991
                                          ------------------------------------------------------------------------------------------
                                                 Taxable    Interest             Taxable   Interest              Taxable  Interest
                                      Interest  Equivalent   Income    Interest Equivalent  Income    Interest Equivalent  Income
(In Thousands)                         Income  Adjustments   (FTE)      Income Adjustments   (FTE)     Income  Adjustments  (FTE)
- ------------------------------------------------------------------------------------------------------------------------------------
Loans                                 $669,495   $  3,393   $672,888   $561,757  $  3,760   $565,517   $581,839   $ 5,044   $586,883
Investment securities:
  Taxable                              217,555        428    217,983    221,692       443    222,135    193,297       479    193,776
  Non-taxable                           26,435     13,853     40,288     30,246    15,406     45,652     33,654    17,012     50,666
Short-term investments                  14,066          0     14,066     14,385         0     14,385     14,935         0     14,935
- ------------------------------------------------------------------------------------------------------------------------------------
       Totals                         $927,551    $17,674   $945,225   $828,080   $19,609   $847,689   $823,725   $22,535   $846,260
====================================================================================================================================

VOLUME-RATE ANALYSIS
 (TABLE 3)
The following table shows a summary of the changes in interest income and interest expense on a fully taxable equivalent basis resulting from changes in volume and changes in rates for each category of interest-earning assets and interest-bearing liabilities for 1993/1992 and 1992/1991. Changes not solely attributable to a change in rate or volume are allocated proportionately relative to the absolute total change of rate and volume.

                                     1993 versus 1992                                 1992 versus 1991
                           Increase (decrease) due to change in:         Increase (decrease) due to change in:
                              Volume      Yield/                               Volume      Yield/
 (In Thousands)            Outstanding     Rate         Total                Outstanding     Rate        Total
- --------------------------------------------------------------------------------------------------------------
Interest income on:
 Loans                     $159,504     ($52,134)   $107,370                 $ 71,506  ($  92,871)   ($21,365)
 Investment securities:
  Taxable                    36,153      (40,305)     (4,152)                  56,634     (28,275)     28,359
  Non-taxable                (2,914)      (2,449)     (5,363)                  (3,643)     (1,372)     (5,015)
 Short-term investments       1,532       (1,851)       (319)                   3,182      (3,732)       (550)
- --------------------------------------------------------------------------------------------------------------
   Total interest income    194,275      (96,739)     97,536                  127,679    (126,250)      1,429
Interest expense on:
  Interest-bearing deposits  58,531      (60,701)     (2,170)                  58,852    (134,853)    (76,001)
  Short-term borrowings      12,936       (3,340)      9,596                    3,034     (20,749)    (17,715)
  Long-term debt             11,138       (3,751)      7,387                    4,473      (2,279)      2,194
- --------------------------------------------------------------------------------------------------------------
    Total interest expense   82,605      (67,792)     14,813                   66,359    (157,881)    (91,522)
- --------------------------------------------------------------------------------------------------------------
    Net interest income    $111,670     ($28,947)   $ 82,723                 $ 61,320   $  31,631     $92,951
==============================================================================================================


PROVISION FOR LOAN LOSSES
The provision for loan losses in 1993 was $45.0 million, compared to $43.3 million in 1992 and $38.0 million in 1991. Table 8, Allowances for Loan Losses, summarizes information concerning the allowance for loan losses for the five years ended December 31, 1993.
    The provision for loan losses in 1993 remained relatively consistent with 1992 increasing only $1.7 million or 4%. During 1993, net charge-offs were $24.6 million or 0.29% of average loans, down $6.9 million from $31.5 million or 0.49% of average loans in 1992. Net charge-offs during 1991 were $31.7 million or 0.55% of average loans. Maintenance of the provision near the level of the provision in 1992, despite the improved credit quality indicators was due to loan growth during 1993. At December 31, 1993, total non-performing loans declined to $67.4 million, and consisted of loans on non-accrual status of $58.6 million and restructured loans of $8.8 million. Total non-performing loans at December 31, 1992 and 1991 were $72.3 million and $74.3 million, respectively. For 1993, total non-performing loans consisted of construction loans of $1.4 million, one-four family residential mortgage loans of $7.2 million, commercial real estate mortgage loans of $35.1 million, commercial, financial and agricultural loans of $21.1 million and loans to individuals of $2.6 million. Accruing loans 90 days or more past due increased $2.1 million to $13.2 million in 1993 from $11.1 million in 1992, compared to $12.0 million in 1991. Management considers such factors as economic conditions, analysis of individual loans, and overall portfolio characteristics and delinquencies in determining the provision for loan losses.
    For further discussion on non-performing loans and total non-performing assets, see Management's discussion of loans.

SouthTrust Corporation

NON-INTEREST INCOME
Total non-interest income increased $38.0 million or 28% to $174.7 million. Service charges on deposit accounts accounted for the largest portion of the increase in non-interest income, increasing $12.8 million or 20% to $76.7 million due to an increase in the number of deposit accounts and an increase in certain service charge rates. Mortgage origination and servicing fees increased $11.0 million or 48% to $33.8 million. The increase in mortgage origination and servicing fees is largely attributable to increased mortgage origination fees as a result of historically low mortgage interest rates, which prompted significant refinancing activity, as well as new loan activity. During 1993, mortgage origination fees were approximately $17.7 million compared to $10.0 million in 1992. Most mortgage origination fees are realized during the period the loans are originated since the majority of such loans are sold to third-party investors. Loan servicing income increased $3.3 million to $16.1 million during 1993, as total mortgage loans serviced increased to $3.5 billion on approximately 50,600 loans in 1993 from $2.6 billion on 41,200 loans in 1992. The increase in mortgage loans serviced was partially due to the $336 million of loans added to the servicing portfolio as a result of the acquisition of Prime Bancshares, Inc. ("Prime"). Mortgage originations are highly sensitive to interest rates and general economic conditions. Stabilizing or increasing mortgage interest rates could result in decreased demand, and in turn lower mortgage origination fee income. Trust fees increased $3.3 million to $15.2 million. Securities gains were $0.6 million in 1993 and 1992. Other fee income including bank card fees, investment fees, and other fees increased $8.5 million or 29% to $37.7 million, and other non-interest income increased $2.4 million or 31% to $10.7 million due to an increased level of activity throughout the Company. For the year ended December 31, 1992, total non-interest income increased $27.8 million or 26% over the 1991 level of $108.9 million. There were no significant non-recurring non-interest income items recorded during 1993, 1992 or 1991.

NON-INTEREST INCOME
(TABLE 4)
The following table presents an analysis of non-interest income for 1993, 1992 and 1991 together with the amount and percent change from the prior year for 1993 and 1992:

                                                                                 Change from Prior Year
                                       Year Ended December 31                    1993             1992
                                       -------------------------------------------------------------------------
(In Millions)                       1993        1992       1991           Amount       %      Amount      %
- ----------------------------------------------------------------------------------------------------------------
Service charges on
    deposit accounts              $ 76.7      $ 63.9     $ 49.4           $12.8      20.0%     $14.5      29.4%
Mortgage origination and
   servicing fees                   33.8        22.8       17.4            11.0      48.2        5.4      30.8
Trust fees                          15.2        11.9        9.8             3.3      27.5        2.1      21.6
Securities gains                     0.6         0.6        0.7               -         -       (0.1)     (6.8)
Bank card fees                      12.6         9.7        7.7             2.9      30.1        2.0      25.1
Investment fees                     11.3         8.8        7.0             2.5      28.5        1.8      25.9
International fees                   4.8         4.5        4.0             0.3       8.1        0.5      13.1
Safe deposit fees                    2.9         2.6        2.1             0.3      12.4        0.5      24.4
Collection fees                      2.4         2.1        1.7             0.3      11.5        0.4      20.8
Cash management fees                 1.7         1.3        0.7             0.4      26.4        0.6      82.2
Other fees                           2.0         0.2        0.5             1.8     849.5       (0.3)    (57.6)
Other                               10.7         8.3        7.9             2.4      30.5        0.4       5.0
- --------------------------------------------------------------------------------------------------------------
   Totals                         $174.7      $136.7     $108.9           $38.0      27.8      $27.8      25.5
==============================================================================================================

NON-INTEREST EXPENSE
Total non-interest expense increased $61.4 million or 16% to $435.0 million from $373.6 million. Total non-interest expense in 1991 was $296.8 million. The 1993 ratio of non-interest expense to average total assets of 3.19% compared favorably to the 1992 level of 3.39%. This result is attributable to Management's commitment to continuously improve the Company's overall operating efficiency.
    Salaries and employee benefits account for the largest portion of non-interest expense and the largest portion of the increase during all three years. During 1993, salaries and employee benefits were $227.0 million, an increase of $42.1 million or 23% over 1992, as the number of full-time equivalent employees increased approximately 11% to approximately 7,000 employees at December 31, 1993, which has been largely due to continued expansion through acquisitions. Net occupancy expense increased $4.5 million or 14% to $36.8 million as the number of branches increased 10% to 396 at December 31, 1993, from 360 at December 31, 1992. Equipment expense increased $4.7 million or 23% to $25.4 million in 1993. During 1993, FDIC insurance expense increased $3.9 million or 20% to $23.5 million as a result of increased deposits of 14% from 1992 to 1993. All other non-interest expense items increased $6.2 million or 5% to $122.3 million for 1993, primarily as a result of growth in the general level of business throughout the Company. There were no significant non-recurring non-interest expense items recorded during any of the three years in the period ended December 31, 1993.

NON-INTEREST EXPENSE
(TABLE 5)
The following table presents an analysis of non-interest expense for 1993, 1992 and 1991 together with the amount and percent change from the prior year for 1993 and 1992:

                                                                                  Change from Prior Year
                                   Year Ended December 31                    1993                     1992
                                 --------------------------           ------------------------------------------
(In Millions)                    1993       1992       1991           Amount         %         Amount         %
- ----------------------------------------------------------------------------------------------------------------
Salaries and employee benefits $227.0      $184.9     $149.5           $42.1       22.8%       $35.4       23.7%
Net occupancy expense            36.8        32.3       25.3             4.5       14.0          7.0       27.6
Equipment expense                25.4        20.7       16.8             4.7       22.6          3.9       23.0
Professional services            25.4        18.9       14.8             6.5       34.4          4.1       27.7
FDIC insurance                   23.5        19.6       15.1             3.9       19.7          4.5       30.0
Communications                   20.0        18.1       16.8             1.9       10.7          1.3        7.8
Business development             12.8        10.8        9.4             2.0       18.8          1.4       14.3
Supplies                          9.9         9.6        8.7             0.3        3.2          0.9       10.0
Other insurance                   8.3         6.6        5.8             1.7       26.4          0.8       14.7
Data processing                   6.0         7.2        6.4            (1.2)     (16.6)         0.8       13.3
Other                            39.9        44.9       28.2            (5.0)     (11.5)        16.7       59.3
- ---------------------------------------------------------------------------------------------------------------
  Totals                       $435.0      $373.6     $296.8           $61.4       16.4        $76.8       25.9
===============================================================================================================


INCOME TAXES
Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which changes the method of accounting for income taxes from the deferred method to the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The cumulative effect of the change in accounting method and the current year impact of the change in the income tax provision were not material. Prior to adoption of SFAS 109, the Company accounted for income taxes under APB 11.
    Income tax expense increased $23.3 million or 46% to $74.0 million for the year ended December 31, 1993, resulting in an effective tax rate of 33% compared to 31% and 27% in 1992 and 1991, respectively. The statutory federal tax rate was 35% during 1993 and 34% during 1992 and 1991.
    A reconciliation of the difference between income tax expense and income taxes calculated by applying the statutory federal tax rate is provided in Note K of the Consolidated Financial Statements. The largest component of this difference during all three years is attributable to tax-exempt interest income. Certain provisions of the Tax Reform Act of 1986 have had an effect of increasing the effective income tax rate paid by the Company. The primary provision affecting the Company is the 100% disallowance of interest expense deemed attributable to debt used to carry certain tax exempt obligations acquired after August 6, 1986, and changes in the taxable portion of certain other investments. Under current tax laws, the trend of an increasing effective tax rate is likely to continue.

SouthTrust Corporation

BALANCE SHEET SUMMARY
Total assets at December 31, 1993, were $14.7 billion, representing an increase of 16% over the 1992 level of $12.7 billion. Average total assets increased 24% to $13.7 billion during 1993 from $11.0 billion in 1992. The five-year compound growth rate in total assets and average total assets of the Company are 17% and 17%, respectively.
    During 1993, the Company consummated 14 business combinations in which the Company acquired additional assets of $1,260.6 million, including loans of $699.6 million, and assumed $1,050.7 million in deposits. During 1992, the Company acquired $1,489.4 million in assets, including $871.2 million in loans, and assumed $1,355.5 million in deposits. Note B - Business Combinations, of the Consolidated Financial Statements, included elsewhere in this report, provides additional information regarding business combinations. In the normal course of business, the Company regularly investigates acquisition and expansion opportunities, and expects this process will continue.
    Average earning assets during 1993 were $12.6 billion up $2.5 billion or 25% from 1992. Average earning assets were 92.1% of average total assets in 1993 and 91.5% in 1992.
    Average interest-bearing liabilities accounted for 80.0% of average liabilities and stockholders' equity in 1993 and 80.1% in 1992.
    Table 2, Average Balances and Interest Rates, includes average balances of assets and liabilities and stockholders' equity, and the rates earned/paid on major categories of earning assets and interest-bearing liabilities for each of the three years in the period ended December 31, 1993.

LOANS
Loans comprise the major portion of earning assets of the Company, accounting for 67.0% and 64.1% of average earning assets in 1993 and 1992, respectively. At December 31, 1993, loans, net of unearned income, totaled $9,448.3 million, up 25% from the December 31, 1992, level of $7,546.6 million. Of the total increase of $1,901.7 million from 1992 to 1993, $699.6 million represent loans obtained in acquisitions.
    The largest portion of the increase in total loans was attributable to an increase in residential real estate mortgage loans, which increased $585.5 million to $2,322.1 million or 24.4% of total loans at December 31, 1993. The increase in residential real estate mortgage loans reflects increased borrowing and refinancing activity as a result of low interest rates. The Company also expanded its mortgage production capabilities with acquisitions of other financial institutions, particularly with the December 1992 acquisition of CK Federal Savings & Loan, serving the greater Charlotte, North Carolina market and the February 1993 acquisition of Prime Bancshares, Inc., located in Atlanta, Georgia. Of the total increase in residential real estate mortgage loans, $310.7 million were obtained through acquisitions.
        Commercial real estate mortgage loans increased $567.9 million or 28% to $2,594.5 million or 27.2% of total loans at December 31, 1993. $167.1 million of this increase represented loans obtained through acquisitions, the majority of which were secured by properties located in Florida and Georgia. Of the total increase in commercial real estate mortgage loans, approximately $63.3 million of the properties securing the loans were located in Alabama, $187.2 million were located in Florida, and $139.3 million were located in Georgia. The remaining $178.1 million were dispersed throughout other states, primarily in the southeastern portion of the country. Commercial real estate loans represents the Company's largest credit concentration and includes all real estate mortgage loans except residential mortgage loans. Of the total commercial real estate mortgage loans, approximately $1,343.5 million or 52% of the properties are owner-occupied business premises for commercial or service-related businesses, while approximately $1,251.0 million or 48% are secured by income-producing properties. Of the income-producing properties, approximately 28% are located in Alabama, approximately 23% are located in Florida, and the remainder of the properties are dispersed throughout other states, primarily in the Southeast. There were no significant industry concentrations within the commercial real estate mortgage portfolio.
    Real estate construction loans increased $116.1 million or 35% to $448.6 million or 4.7% of total loans at December 31, 1993, from $332.5 million or 4.4% of total loans at December 31, 1992, primarily due to the $71.4 million in real estate construction loans obtained through acquisitions.
    Commercial, financial and agricultural loans increased $436.1 million to $2,814.1 million or 29.5% of total loans at December 31, 1993, compared to $2,378.0 million or 31.2% of total loans at year-end 1992. The growth was due primarily to increased loan demand brought about by relatively low interest rates, and growth in new markets. Of the total increase in commercial, financial and agricultural loans during 1993, $108.4 million were obtained through acquisitions. This segment is widely diversified and there were no significant industry concentrations.
    Loans to individuals at December 31, 1993 were $1,347.7 million, up $196.5 million from December 31, 1992. Loans to individuals accounted for 14.2% and 15.0% of total loans at year-end 1993 and 1992, respectively. Of the total increase in loans to individuals during 1993, $44.8 million were obtained through acquisitions.

LOAN PORTFOLIO
(TABLE 6)
The following table presents loans by type and percent of total at the end of each of the last five years.

                                                                              December 31
                                       --------------------------------------------------------------------------------------------
                                            1993               1992               1991              1990               1989
- -----------------------------------------------------------------------------------------------------------------------------------
(In Millions)                              Amount   %         Amount    %        Amount   %        Amount   %       Amount    %
- -----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
 and agricultural                     $2,814.1    29.5%  $2,378.0    31.2%  $1,911.1    31.7%  $1,899.5    33.9% $1,730.1    36.3%
Real estate construction                 448.6     4.7      332.5     4.4      382.2     6.3      518.7     9.2     466.0     9.8
Commercial real estate
 mortgage                              2,594.5    27.2    2,026.6    26.6    1,537.8    25.5    1,100.1    19.6     796.7    16.7
Residential real estate
 mortgage                              2,322.1    24.4    1,736.6    22.8    1,160.2    19.2    1,041.7    18.6     810.4    17.0
- ---------------------------------------------------------------------------------------------------------------------------------
 Total real estate loans               5,365.2    56.3    4,095.7    53.8    3,080.2    51.0    2,660.5    47.4   2,073.1    43.5
Loans to individuals                   1,347.7    14.2    1,151.2    15.0    1,047.0    17.3    1,046.4    18.7     961.6    20.2
- ---------------------------------------------------------------------------------------------------------------------------------
                                       9,527.0   100.0    7,624.9   100.0    6,038.3   100.0    5,606.4   100.0   4,764.8   100.0
 Unearned income                         (78.7)             (78.3)             (73.3)             (75.0)            (74.3)
- --------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income          9,448.3            7,546.6            5,965.0            5,531.4           4,690.5
 Allowance for loan losses              (135.2)            (103.8)             (80.4)             (70.8)            (59.7)
- -------------------------------------------------------------------------------------------------------------------------------
 Net Loans                            $9,313.1           $7,442.8           $5,884.6           $5,460.6          $4,630.8
===============================================================================================================================

As of December 31, 1993, maturities of loans in the indicated classifications and sensitivity to changes in interest rates on certain of these loans were as follows:

                                                       Maturities                 Loans Maturing After One Year
- ---------------------------------------------------------------------------------------------------------------
                                                                                           Fixed      Adjustable
                                              One Year     One to        Over             Interest     Interest
(In Millions)                                  or Less Five Years Five Years      Totals    Rate         Rate
- ---------------------------------------------------------------------------------------------------------------
Real estate - construction                       294.8      113.7       40.1       448.6       63.5        90.3
Real estate - commercial mortgage                641.0    1,380.7      572.8     2,594.5      935.0     1,018.5
Real estate - residential mortgage               565.5      490.6    1,266.0     2,322.1      810.8       945.8
Loans to individuals                             502.9      706.7      138.1     1,347.7      718.2       126.6
Lease financing                                    0.9      195.8        1.1       197.8      196.8         0.0
Commercial, financial,
 agricultural and other                        1,558.4      737.0      320.8     2,616.2      630.3       427.6
Foreign                                            0.0        0.1        0.0         0.1        0.1         0.0
- ---------------------------------------------------------------------------------------------------------------
 Total loans                                   3,563.5    3,624.6    2,338.9     9,527.0    3,354.7     2,608.8
- ---------------------------------------------------------------------------------------------------------------
 Unearned income                                                                   (78.7)
- ---------------------------------------------------------------------------------------------------------------
 Net loans                                                                       9,448.3
===============================================================================================================

The following table presents details of commercial real estate mortgage loans.

(In Millions)                                Ala.       Fla.         Ga.       Tenn.    Carolinas      Va.     Other      Total
- -------------------------------------------------------------------------------------------------------------------------------
Secured by income producing properties:
Land                                       $ 15.2     $ 12.6      $  6.3     $  3.8     $  0.7       $ 0.3    $  7.8   $   46.7
Retail                                       91.4       59.9        71.1       26.2       10.5         9.5      73.9      342.5
Office                                       49.3       30.2        40.5       26.8        4.0         0.0      19.1      169.9
Office-Warehouse                             23.0       33.8        15.0        6.6       15.8         0.0       7.9      102.1
Apartments                                   74.0       81.9        44.5        7.9        7.3        21.3      53.8      290.7
Condominiums/Townhouses                       1.5        0.7         2.0        0.2        0.3         0.0       0.0        4.7
Motels/Hotels                                26.0        7.4         0.0        0.0        1.8         3.8       5.1       44.1
Industrial                                    5.6        7.0         2.1        0.0        0.6         0.0       2.8       18.1
Other                                        70.2       53.5        44.7       14.0        3.1         0.2      46.5      232.2
- -------------------------------------------------------------------------------------------------------------------------------
                                            356.2      287.0       226.2       85.5       44.1        35.1     216.9    1,251.0
Commercial real estate mortgages
  secured by owner occupied properties      436.9      322.8       120.5       72.6      110.5         5.9     274.3    1,343.5
- -------------------------------------------------------------------------------------------------------------------------------
  Total commercial real estate mortgages   $793.1     $609.8      $346.7     $158.1     $154.6       $41.0    $491.2   $2,594.5
===============================================================================================================================

SouthTrust Corporation

NON-PERFORMING ASSETS
Non-performing assets at December 31, 1993, were $113.1 million or 1.19% of loans, net of unearned income, plus other real estate owned ("OREO"). This represents a decrease of $15.7 million from the December 31, 1992, level of $128.8 million or 1.69% of loans, net of unearned income, plus OREO. At December 31, 1993, total non-performing assets included $58.6 million in loans on non-accrual status, $8.8 million in restructured loans, and $45.7 million in OREO. Total OREO included $3.7 million in loans where conditions related to the borrower indicated substantive repossession of the collateral had occurred. During 1993, the total OREO obtained through acquisitions was $9.2 million.
    Total non-performing loans, consisting of loans on non-accrual status and restructured loans, included real estate construction loans of $1.5 million, commercial real estate mortgage loans of $35.1 million, residential real estate mortgage loans of $7.2 million, commercial, financial and agricultural loans of $21.0 million, and loans to individuals of $2.6 million. Combined non-performing real estate loans and properties taken in foreclosure of real estate loans totaled $89.5 million at December 31, 1993, representing 79% of total non-performing assets, compared to $76.9 million or 60% at December 31, 1992. Although real estate values in the recent past declined, the reduction in market interest rates during 1992 and 1993 have improved commercial real estate values, particularly for income-producing properties. These lower interest rates have reduced debt-service costs to borrowers, creating more positive cash flow to them and has resulted in a lower level of foreclosures and a leveling-off of problem commercial real estate loan assets. Increasing interest rates, or weakening general economic conditions could result in a decline in commercial real estate values and/or difficulty in borrowers' ability to comply with repayment terms, resulting in increased foreclosures and problem commercial real estate assets, and could potentially have an adverse effect on the Company's earnings.
    In addition to loans on non-performing status at December 31, 1993, the Company had loans of approximately $22.1 million for which Management has serious doubts as to the ability of the borrowers to comply with the present repayment terms, which may result in the loan repayment terms being restructured, and/or the loans going on non-performing status. Such loans are continuously reviewed by Management, and their classification may be changed if conditions warrant. At December 31, 1992, potential problem loans totaled $14.9 million.
    Loans 90 days past due and accruing were $13.2 million at December 31, 1993, compared to $11.1 million at December 31, 1992.

NON-PERFORMING ASSETS
(TABLE 7)
The following table summarizes the Company's non-performing assets and accruing loans 90 days or more past due as of December 31 for the last five years.

(In Millions)                                           1993             1992             1991            1990              1989
- --------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                    $  58.6          $  71.6           $ 70.6          $ 42.0            $ 32.9
Restructured loans                                       8.8              0.7              3.7             8.7               5.3
- --------------------------------------------------------------------------------------------------------------------------------
  Total non-performing loans                            67.4             72.3             74.3            50.7              38.2
Other real estate owned                                 45.7             56.5             68.3            60.4              19.8
- --------------------------------------------------------------------------------------------------------------------------------
  Total non-performing assets                          113.1            128.8            142.6           111.1              58.0
Accruing loans 90 days or more past due                 13.2             11.1             12.0            13.9               6.5
- --------------------------------------------------------------------------------------------------------------------------------
  Total non-performing assets and accruing
    loans 90 days or more past due                   $ 126.3          $ 139.9           $154.6          $125.0            $ 64.5
================================================================================================================================
Provision for loan losses                            $  45.0          $  43.3           $ 38.0          $ 44.6            $ 21.2
Net charge-offs                                         24.6             31.5             31.7            37.0              16.6

Ratios:
For the Period Ended:
Net charge-offs as a % of average net loans             0.29%            0.49%            0.55%           0.74%             0.38%
Provision for loan losses as a % of net charge-offs   182.95           137.31           120.04          120.65            127.26
Period End:
Allowance as a % of net loans                           1.43             1.38             1.35            1.28              1.27
Allowance as a % of non-performing loans              200.70           143.35           108.23          139.54            156.36
Allowance as a % of non-performing assets             119.59            80.54            56.39           63.73            102.94
Allowance as a % of non-performing assets
  and accruing loans 90 days or more past due         107.06            74.14            52.02           56.62             92.60
Non-performing loans as a % of net loans                0.71             0.96             1.25            0.92              0.81
Non-performing assets as a % of loans
  net of unearned income plus OREO                      1.19             1.69             2.36            1.99              1.23
Non-performing assets and accruing loans
  90 days or more past due as a % of loans
  net of unearned income plus OREO                      1.33             1.84             2.56            2.24              1.37

As of December 31, 1993, the Company had loans of approximately $22.1 million for which Management has serious doubts as to the ability of the borrowers to comply with the present repayment terms, and may result in the loans' repayment terms being restructured, and/or the loans going on non-performing status. Such loans are continuously reviewed by Management, and their classification may be changed if conditions warrant.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses increased $31.5 million to $135.2 million or 1.43% of net loans outstanding at December 31, 1993, from $103.8 million or 1.38% of net loans at year-end 1992. This represented an increase in the allowance for loan loss coverage of non-performing loans from 143% to 201% over that period. During 1993, the provision for loan losses added $45.0 million to the allowance for loan losses and net charge-offs reduced the allowance for loan losses by $24.6 million. Existing allowances for loan losses of acquired institutions totaled $11.0 million and also augmented the total allowance. The allowance for loan losses is established to cover losses inherent in the portfolio. As asset quality and economic conditions change, the allowance for loan losses will be increased or decreased accordingly.
    Net charge-offs during 1993 totaled $24.6 million or .29% of average net loans, a decrease of $6.9 million from $31.5 million or .49% of net loans during 1992. During 1993, total loans charged-off were $36.6 million and total recoveries of previously charged-off loans were $12.0 million. Net charge-offs by major category during 1993 were commercial, financial and agricultural loans of $9.7 million, real estate construction loans of $0.4 million, commercial real estate mortgage loans of $1.4 million, residential real estate mortgage loans of $2.2 million, and loans to individuals of $10.9 million. Management has taken into consideration present and expected economic conditions, the level of risk in the portfolio, the level of potential problem loans, and delinquencies in assessing the allowance for loan losses, and considers the allowance for loan losses to be adequate.

SouthTrust Corporation

ALLOWANCE FOR LOAN LOSSES
(TABLE 8)
The following table summarizes information concerning the allowance for loan losses:

                                                                         Year Ended December 31
(In Millions)                                                1993       1992       1991       1990        1989
- ---------------------------------------------------------------------------------------------------------------
Loans outstanding at year end, net of unearned income   $9,448.3   $ 7,546.6   $5,965.0   $5,531.4    $4,690.5
===============================================================================================================
Average loans outstanding, net of unearned income       $8,422.0   $ 6,466.7   $5,718.0   $5,003.6    $4,345.3
===============================================================================================================
(In Thousands)
Balance beginning of year                               $103,770   $  80,393   $ 70,812   $ 59,679    $ 51,991
Loans charged-off:
  Commercial, financial and agricultural                  13,977      15,619     15,786     22,856       7,088
  Real estate construction                                   657         603      1,201        499         372
  Commercial real estate mortgage                          1,737       1,495      2,651      1,412       1,208
  Residential real estate mortgage                         2,545       1,402        902      1,227         991
  Loans to individuals                                    17,704      20,943     21,046     17,973      14,274
- ---------------------------------------------------------------------------------------------------------------
    Total loans charged-off                               36,620      40,062     41,586     43,967      23,933
- ---------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off:
  Commercial, financial and agricultural                   4,251       2,959      5,342      3,257       3,050
  Real estate construction                                   260          22         46         48          11
  Commercial real estate mortgage                            344         158        189         45         105
  Residential real estate mortgage                           367         235         90        155         285
  Loans to individuals                                     6,783       5,150      4,228      3,467       3,850
- ---------------------------------------------------------------------------------------------------------------
    Total recoveries                                      12,005       8,524      9,895      6,972       7,301
- ---------------------------------------------------------------------------------------------------------------
Net loans charged-off                                     24,615      31,538     31,691     36,995      16,632
Additions to allowance charged to expense                 45,032      43,305     38,042     44,635      21,166
Subsidiaries' allowance at date of purchase               11,046      11,610      3,230      3,493       3,154
- ---------------------------------------------------------------------------------------------------------------
Allowance for loan losses, end of year:
  Commercial, financial and agricultural                  38,725      25,158     20,342     26,402      23,803
  Real estate construction                                 4,786      12,062     10,358      8,990       6,940
  Commercial real estate mortgage                         42,341      14,787      9,252      9,540       7,822
  Residential real estate mortgage                        14,032      12,972      8,858      8,297       6,400
  Loans to individuals                                    15,565      29,071     24,914     13,127      11,170
  Unallocated portion of reserve                          19,784       9,720      6,669      4,456       3,544
- ---------------------------------------------------------------------------------------------------------------
    Balance end of year                                 $135,233    $103,770    $80,393   $ 70,812    $ 59,679
===============================================================================================================

Ratios:
  End-of-year allowance to net loans outstanding            1.43%       1.38%      1.35%      1.28%       1.27%
  Net loans charged-off to net average loans                0.29        0.49       0.55       0.74        0.38
  Provision for loan losses to net charge-offs            182.95      137.31     120.04     120.65      127.26
  Provision for loan losses to net average loans            0.53        0.67       0.67       0.89        0.49
  End-of-year allowance to net average loans                1.61        1.60       1.41       1.42        1.37

See Note A to Consolidated Financial Statements for discussion of the determination of the provision for loan losses.

SECURITIES AND SECURITIES AVAILABLE FOR SALE
On December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS No. 115 resulted in designating $2,454.8 million of securities as available for sale, which have been recorded at fair value. The difference in amortized cost and fair value has been recorded as an increase in stockholders' equity, net of deferred income taxes, in the amount of $10.2 million. The securities have been classified as available for sale in order to provide a source of liquidity to the Company. Securities classified as held to maturity totaled $1,278.0 million and are carried at amortized cost, as the Company has the ability and positive intent to hold these securities to maturity. The accounting policy concerning securities is discussed in Note A to the Consolidated Financial Statements - Accounting Policies, included elsewhere in this report.
    Prior to the adoption of SFAS No. 115, securities determined to be held on a long-term basis or until maturity were accounted for in a manner similar to securities held to maturity.
    At December 31, 1993, total securities, including securities available for sale and securities held to maturity, totaled $3,732.8 million, including $16.4 million in net unrealized gain on securities available for sale. This represents a decrease of $23.4 million from the 1992 level of $3,756.2 million. This decrease is largely attributable to efforts by the Company to shift a larger portion of earning assets to loans, which was possible due to the increased loan demand in 1993. The decision to increase loans to a higher percentage of total earning assets was made due to higher yields available on loans as compared to securities and other earning assets. At December 31, 1993, total securities were comprised of $658.0 million in U.S. Treasury Securities, $756.5 million in U.S. Government Agency Securities, $1,765.6 million in mortgage-backed securities, $356.4 million in securities issued by state and political subdivisions, and $196.3 million in other securities.
    At year-end 1993, the fair value of securities held to maturity exceeded the book value by $49.2 million, and included gross unrealized gains of $49.9 million and gross unrealized losses of $0.7 million. The unrealized gain on securities available for sale of $16.4 million was the result of $19.1 million in gross unrealized gains and $2.7 million in gross unrealized losses. During 1993, proceeds from sales of securities were a modest .66% of the average securities portfolio and resulted in gross gains of $1.0 million and gross losses of $0.4 million. The unrealized gains and losses in the securities held to maturity portfolio at year-end 1993 are not expected to have a material impact on future income, liquidity or capital resource trends.

SHORT-TERM INVESTMENTS
At December 31, 1993, total short-term investments were $308.1 million, up $9.8 million from $298.3 million at year-end 1992. At year-end 1993, short-term investments included $1.8 million in federal funds sold, $0.2 million in securities purchased under agreements to resell, $47.6 million in interest-bearing deposits with other banks, and assets held for sale of $258.5 million. Assets held for sale consisted of $243.8 million in mortgage loans in the process of being securitized and sold to third-party investors, and $14.7 million in investment securities held for trading purposes. Mortgage loans held for sale are carried at the lower of cost or fair value. Trading account securities are carried at fair value with unrealized gains and losses recognized in net income.
    The Company's Asset/Liability Management Committee monitors current and future expected economic conditions, as well as the Company's liquidity position in determining desired balances of short-term investments and alternative uses of such funds.

SouthTrust Corporation

SECURITIES AND SECURITIES AVAILABLE FOR SALE
(TABLE 9)

The following table provides an analysis of amortized cost and fair value of securities and securities available for sale as well as their maturities and year-end yields at December 31, 1993.

                                                      Held to Maturity                Available for Sale
- -----------------------------------------------------------------------------     -----------------------------
December 31,1993                               Amortized     Fair    Year-end     Amortized      Fair  Year-end
(Dollars in Millions)                            Cost       Value    Yield(1)        Cost       Value  Yield(1)
- ---------------------------------------------------------------------------------------------------------------
U.S. Treasury:
 Within one year                             $    2.1      $    2.1     4.68%     $  410.1   $  412.7     4.92%
 One to five years                                4.0           4.0     4.01         236.4      237.2     4.20
 Five to 10 years                                   -             -       -            0.8        0.9     7.51
 More than 10 years                                 -             -       -            1.0        1.1     7.27
- --------------------------------------------------------------------------------------------------------------
   Total                                          6.1           6.1     4.24         648.3      651.9     4.67
- --------------------------------------------------------------------------------------------------------------
U.S. Government agencies:
 Within one year                                  5.0           5.0     4.44          62.3       63.9     7.46
 One to five years                              240.9         241.4     4.72         287.9      294.6     5.86
 Five to 10 years                               102.8         105.9     6.33          48.4       48.8     6.03
 More than 10 years                               0.5           0.5     3.98             -          -        -
- --------------------------------------------------------------------------------------------------------------
   Total                                        349.2         352.8     5.19         398.6      407.3     6.13
- --------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
 Within one year                                 10.5          10.6     7.47          27.1       27.4     6.54
 One to five years                              116.4         119.7     7.75         250.8      252.9     6.34
 Five to 10 years                               135.1         139.6     8.54         271.6      272.6     5.24
 More than 10 years                             181.6         187.6     7.67         768.9      769.1     5.19
- --------------------------------------------------------------------------------------------------------------
   Total                                        443.6         457.5     7.95       1,318.4    1,322.0     5.45
- --------------------------------------------------------------------------------------------------------------
States and political subdivisions:
 Within one year                                 20.1          20.4     9.89             -          -        -
 One to five years                               96.8         103.4    10.83             -          -        -
 Five to 10 years                                79.1          84.9     9.37             -          -        -
 More than 10 years                             160.4         175.7     8.44             -          -        -
- --------------------------------------------------------------------------------------------------------------
   Total                                        356.4         384.4     9.38             -          -        -
- --------------------------------------------------------------------------------------------------------------
Other securities:
 Within one year                                 10.4          10.6     8.20           0.5        0.5     3.57
 One to five years                               33.1          34.2     7.79           2.5        2.6     5.80
 Five to 10 years                                10.6          15.4     6.51          18.6       18.6     6.71
 More than 10 years                              68.6          66.2     5.47          51.5       51.9     4.84
- --------------------------------------------------------------------------------------------------------------
   Total                                        122.7         126.4     6.42          73.1       73.6     5.34
- --------------------------------------------------------------------------------------------------------------
Total:
 Within one year                                 48.1          48.7     8.21         500.0      504.5     5.32
 One to five years                              491.2         502.7     6.84         777.6      787.3     5.51
 Five to 10 years                               327.6         345.8     7.98         339.4      340.9     5.44
 More than 10 years                             411.1         430.0     7.60         821.4      822.1     5.17
- --------------------------------------------------------------------------------------------------------------
   Total securities and securities
    available for sale                       $1,278.0      $1,327.2     7.43%     $2,438.4   $2,454.8     5.36%
===============================================================================================================

(1) Fully taxable equivalent.

FUNDING
The Company's funding sources can be divided into three broad categories: deposits, short-term borrowings, and long-term borrowings.
    Total borrowed funds at December 31, 1993, were $13.4 billion, up $1.8 billion or 15% from the 1992 level of $11.6 billion.

DEPOSITS
Deposits are the Company's primary source of funding. At December 31, 1993, total deposits were $11,515.4 million, up $1,433.1 million or 14% from the 1992 level of $10,082.3 million. During 1993, the Company acquired deposits of financial institutions totaling approximately $1,050.7 million.
    The largest portion of the increase in total deposits was an increase in consumer time and savings deposits of $1,164.0 million or 16% to $8,274.7 million. Other time deposits, consisting of time deposits of $100,000 and over, increased $84.0 million or 6% to $1,457.8 million. Non-interest-bearing demand deposits increased $185.1 million or 12% to $1,782.9 million. Non-interest-bearing demand deposits accounted for 15.5% and 15.8% of total deposits at December 31, 1993 and 1992, respectively.
    Core deposits are defined as demand deposits and time deposits under $100,000. At December 31, 1993, core deposits totaled $10,057.5 million or 87.3% of total deposits, compared to $8,708.5 million or 86.4% of total deposits at December 31, 1992.

DEPOSITS
(TABLE 10)
The average daily balance of deposits and rates paid on such deposits are summarized for the periods indicated in the following table.

                                                                Year Ended December 31
                                    ---------------------------------------------------------------------------
                                             1993                        1992                        1991
- ---------------------------------------------------------------------------------------------------------------
(In Millions)                       Amount        Rate           Amount       Rate           Amount        Rate
- ---------------------------------------------------------------------------------------------------------------
Demand deposits:
 Non-interest-bearing            $ 1,606.0                    $1,293.1                    $  997.6
 Interest-bearing                  1,299.3        2.14%        1,013.3         2.83%         711.4         4.52%
Savings deposits                     683.2        2.52           531.5         3.10          399.0         4.61
Time deposits                      7,184.1        4.05         6,158.2         4.75        5,538.4         6.56
- ---------------------------------------------------------------------------------------------------------------
    Totals                       $10,772.6                    $8,996.1                    $7,646.4
===============================================================================================================

Maturities of time certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1993, are summarized as follows:

                                                                       Time            Other
                                                                   Certificates         Time
(In Millions)                                                       of Deposit        Deposits          Total
- -------------------------------------------------------------------------------------------------------------
Within three months                                                 $  467.1           $110.4         $  577.5
After three through six months                                         257.1              9.8            266.9
After six through 12 months                                            181.3             13.6            194.9
After 12 months                                                        380.9             37.6            418.5
- --------------------------------------------------------------------------------------------------------------
  Totals                                                            $1,286.4           $171.4         $1,457.8
==============================================================================================================

SouthTrust Corporation

SHORT-TERM BORROWINGS
Short-term borrowings consist of federal funds purchased, securities sold under agreements to repurchase, and miscellaneous other borrowed funds.
    Total short-term borrowings increased $125.3 million, or 9%, to $1,456.4 million at December 31, 1993, from $1,331.1 million at December 31, 1992. At December 31, 1993, total short-term borrowings included federal funds purchased of $532.5 million, securities sold under agreements to repurchase of $674.5 million, and other borrowed funds of $249.4 million.
    At year-end 1993, total short-term borrowings were 10.8% of total funding compared to 11.4% at December 31, 1992.

SHORT-TERM BORROWINGS
(TABLE 11)
The following table presents the federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds; the weighted-average interest rate at December 31, 1993, 1992 and 1991; the average outstanding borrowings; the daily weighted-average interest rate for each year; and the maximum outstanding balance of federal funds purchased, and securities sold under agreements to repurchase, and other borrowed funds at any month end during each year. Such short-term borrowings are issued on normal banking terms.

- --------------------------------------------------------------------------------------------------------------
                                                                                 Year Ended December 31
- --------------------------------------------------------------------------------------------------------------
                                                                            Federal Funds
                                                                      Purchased and Securities        Other
                                                                        Sold Under Agreements       Short-term
(In Millions)                                                               to Repurchase           Borrowings
- --------------------------------------------------------------------------------------------------------------
    1993                                                                      1,207.0                 249.4
    1992                                                                      1,181.7                 149.4
    1991                                                                        812.2                  90.7
- --------------------------------------------------------------------------------------------------------------
Weighted-average interest rate at year end:
    1993                                                                         2.99                  3.58
    1992                                                                         3.04                  1.77
    1991                                                                         4.46                  3.57
- --------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month end:
    1993                                                                      1,487.4                 249.4
    1992                                                                      1,284.9                 149.4
    1991                                                                        934.6                 126.4
- --------------------------------------------------------------------------------------------------------------
Average amount outstanding during the year:
    1993                                                                      1,227.2                 112.8
    1992                                                                        838.5                  87.0
    1991                                                                        787.6                  81.1
- --------------------------------------------------------------------------------------------------------------
Weighted-average interest rate during the year:
    1993                                                                         3.03                  3.41
    1992                                                                         3.48                  2.55
    1991                                                                         5.74                  4.84
- --------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT
Long-term debt at December 31, 1993, totaled $470.0 million compared to $258.2 million at December 31, 1992. During 1993, the Company issued $100 million in 7.00% Subordinated Notes due 2003 in a public offering. The Company also obtained $100.0 million in long-term debt consisting of primarily Federal Home Loan Bank advances. Long-term debt added through acquisitions completed during 1993 totaled $96.7 million. Payments of long-term debt during 1993 totaled $85.0 million and included the redemption of $9.1 million of 8-3/4% Senior Notes due in 1997 and the redemption of $21.7 million of 8-1/2% debentures due in 2003. Note H - Long-Term Debt, of the Consolidated Financial Statements, included elsewhere in this report, provides details of long-term debt issues, scheduled maturities, and other terms of the debt agreements.
    At December 31, 1993, the Company's debt- to-equity ratio was 44.7% compared to 30.0% at December 31, 1992.
    Scheduled maturities of long-term debt are not expected to have a significant impact on the Company's liquidity. There are no plans at present to repay any significant amounts of outstanding indebtedness prior to the scheduled maturity.

LIQUIDITY
Liquidity refers to the ability of the Company to meet its cash-flow requirements, operating needs, and the borrowing needs and withdrawal requirements of customers on a timely basis. A company may achieve its desired liquidity objectives from management of assets and liabilities, and through funds provided through operations. Funds invested in short-term marketable instruments, the continuous maturing of other earning assets, the possible sale of securities available for sale and the ability to securitize certain types of loans provide sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.
    Net cash provided through operating activities during 1993 of $188.9 million included net income of $150.5 million and the provision for loan losses of $45.0 million and other non-cash charges to income, primarily depreciation of fixed assets and amortization of intangible assets. The Consolidated Statements of Cash Flows, included elsewhere in this report, provides an analysis of proceeds and uses of cash from operating, investing, and financing activities for each of the three years in the period ended December 31, 1993.
    Table 6, Loan Portfolio, included elsewhere in this report, shows loan maturities as of December 31, 1993. Approximately 37% of total loans mature within one year. Of the $5,963.5 million maturing after one year, $2,608.8 million or 44% had adjustable interest rates. Repayments of loans and scheduled maturities represent a substantial source of liquidity.
    With the adoption of SFAS No. 115 on December 31, 1993, the Company has designated $2,454.8 million in securities as available for sale. Though Management has no present plans to dispose of the available-for-sale portion of the securities portfolio, such securities do represent salable funds to meet liquidity needs. Table 9, Securities and Securities Available for Sale, included elsewhere in this report, shows the maturity distribution of the Company's securities portfolio by major category. On December 31, 1993, securities designated as held to maturity included $48.1 million or 4% of the portfolio, which had maturities of one year or less, and $491.3 million or 38% that mature within one to five years. Note D of the Consolidated Financial statements includes an analysis of the carrying amount and fair values of the securities portfolio by contractual maturity and an analysis of gross unrealized gains and gross unrealized losses in the investment securities portfolio at December 31, 1993, by major category. For securities held to maturity, gross unrealized gains at December 31, 1993, were $49.9 million and gross unrealized losses were $0.6 million and would have no effect on the Company's liquidity position.
    Core deposits, defined as total deposits less time deposits of $100,000 and over, constitute the strongest element of the liability side of the liquidity position. Significant growth in core deposits, $1.3 billion or 15% in 1993, provides a great deal of liquidity. Table 10, Deposits, included elsewhere in this report, details average balances of deposits by type, the weighted average rate paid by type, and a maturity distribution of deposits of $100,000 or more.
    Short-term funds secured from external sources include federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds. Average short-term borrowings during 1993 were $1,340.0 million and average short-term investments were $279.1 million, resulting in an average short-term borrowing position of $1,060.9 million in 1993.
    The primary source of funds available to SouthTrust Corporation, the parent Company, is payment of dividends from its subsidiaries. Banking laws and other regulations limit the amount of dividends a bank subsidiary may pay without prior regulatory approval. At December 31, 1993, $269.8 million of the net assets of subsidiaries was available for payment without prior regulatory approval. Substantially all other net assets were restricted as to payments to the parent Company.
    No trends in the sources or uses of cash by the Company are expected to have an impact on the Company's liquidity position. The Company believes that the level of liquidity is sufficient to meet current and future liquidity requirements.

SouthTrust Corporation

INTEREST RATE SENSITIVITY ANALYSIS
(TABLE 12)

                                                                                                              Non-rate
                                                                                                              Sensitive
                                                                  0-30        31-90      91-180   181-365     and Over
(In Millions)                                                     Days         Days       Days      Days      One Year      Total
- ----------------------------------------------------------------------------------------------------------------------------------
Variable-rate commercial and
  real estate loans                                            $3,598.0     $  180.5    $216.6    $  391.4    $   86.0   $ 4,472.5
Fixed-rate commercial and
  real estate loans                                               261.1        158.9     183.1       274.2     2,157.4     3,034.7
Loans to individuals                                              427.7        118.8     178.0       355.5       861.1     1,941.1
- ----------------------------------------------------------------------------------------------------------------------------------
  Total loans                                                   4,286.8        458.2     577.7     1,021.1     3,104.5     9,448.3
Securities                                                      1,327.7        282.6     311.7       416.5     1,394.3     3,732.8
Other earning assets                                              144.3        163.6       0.1         0.0         0.1       308.1
- ----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                                          5,758.8        904.4     889.5     1,437.6     4,498.9    13,489.2
Other assets                                                        2.7          0.0       0.0         0.0     1,351.3     1,354.0
Less: Allowance for loan losses                                     0.0          0.0       0.0         0.0      (135.2)     (135.2)
- ----------------------------------------------------------------------------------------------------------------------------------
  Total Assets                                                 $5,761.5     $  904.4    $889.5    $1,437.6    $5,715.0   $14,708.0
==================================================================================================================================

Non-interest-bearing demand deposits                           $    0.0     $    0.0    $  0.0    $    0.0    $1,782.9   $ 1,782.9
Interest-bearing demand deposits                                1,004.8          9.0      14.5         5.9       469.8     1,504.0
Money market deposits                                           1,774.1          1.1       0.0         0.4        28.2     1,803.8
Savings deposits                                                  754.2          0.0       0.0         0.0         0.0       754.2
Time deposits under $100,000                                      376.1        887.6     599.6     1,142.5     1,206.9     4,212.7
Other time deposits                                               419.9        267.3     241.3       321.2       208.1     1,457.8
- ----------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                                4,329.1      1,165.0     855.4     1,470.0     3,695.9    11,515.4
Short-term borrowings                                           1,165.2        210.0      48.5        26.1         6.6     1,456.4
Long-term debt                                                      0.0        110.0       0.0         0.0       360.0       470.0
Other liabilities                                                   0.0          0.0       0.0         0.0       214.4       214.4
Stockholders' equity                                                0.0          0.0       0.0         0.0     1,051.8     1,051.8
- ----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                   $5,494.3     $1,485.0    $903.9    $1,496.1    $5,328.7   $14,708.0
==================================================================================================================================
Interest rate sensitivity gap                                  $  267.2    ($  580.6)  ($ 14.4)  ($   58.5)   $  368.3
Cumulative interest rate sensitivity gap                          267.2       (313.4)   (327.8)     (386.3)
Cumulative gap as a percentage of
  earning assets at December 31, 1993                              1.98%       (2.32%)   (2.43%)     (2.86%)
Cumulative gap as a percentage of
  earning assets at December 31, 1992                             (1.05%)      (4.81%)   (6.62%)     (2.14%)
==================================================================================================================================

CAPITAL
The assessment of capital adequacy is dependent on several factors including asset quality, earnings trends, liquidity, and economic conditions. The Company continually monitors current and projected capital adequacy positions of both the Company and its subsidiaries. Maintaining adequate capital levels is integral to provide stability to the Company, resources to achieve the Company's growth objectives, and provide a return to the stockholders in the form of dividends.
    Stockholders' equity at December 31, 1993, was $1,051.8 million or 7.15% of year-end assets compared to $860.4 million or 6.77% in 1992. During 1993, net income added $150.5 million to stockholders' equity and dividends declared totaled $46.2 million, resulting in an internal common equity generation rate of 11.0% in 1993, compared to 10.8% in 1992.
    During 1993, sales of common stock through the dividend reinvestment plan, the employee stock purchase plan, and the stock option plans, totaling 348,366 shares added $4.7 million to equity.
    During 1993, 4,588,607 shares of common stock were issued in connection with acquisitions of financial institutions, adding $72.5 million to equity. The adoption of SFAS No. 115 resulted in recording an unrealized net of tax gain, which increased equity by $10.2 million. Treasury stock purchases for shares reduced equity by $0.3 million.
    The annual dividend rate during 1993 was $0.60 per share, representing a 15% increase over 1992. For 1994, the indicated annual dividend rate is $0.68 per share, marking the twenty-fourth consecutive year in which SouthTrust has increased its dividend. The dividend pay-out ratio during 1993 was 30.7%. Table 1, "Selected Financial Information", includes a six-year history of the dividend pay-out ratio.
    The Federal Reserve Board, which is the regulatory agency governing bank holding companies, has guidelines for determining ratios to aid in the analysis and determination of capital levels required to support a company's operations. Likewise, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation prescribe various minimum levels of capital that must be held by the Company's subsidiary banks. The Federal Reserve Board and each bank's primary regulator have adopted risk-based capital guidelines that incorporate factors weighing the relative credit risk of assets and items with off-balance-sheet exposure. The guidelines also define regulatory capital, placing strong emphasis on the equity components of regulatory capital.
    The rules require a risk-based capital ratio of 8%, at least one-half of which must be made up of Core or Tier I capital elements. Tier I capital generally consists of common stockholders' equity less goodwill and net unrealized gains on securities available for sale. Total risk-based capital includes Tier I capital, and supplemental capital elements, which consist of certain subordinated debt and the reserve for loan losses subject to certain limitations. The guidelines also impose a leverage requirement, defined as the ratio of Tier I capital to average assets subject to certain adjustments. The leverage ratio generally must exceed 3% and is driven by evaluation and discretion of the regulators. At December 1993, SouthTrust had a total risk-based capital ratio of 12.39%, consisting of Tier I capital elements of 8.55% and supplemental capital elements of 3.84%, and a leverage ratio of 6.51%. The Federal Deposit Insurance Corporation Improvement Act of 1992 provided further guidance as to capital levels to be maintained by insured depository institutions and corresponding supervisory treatments. Under these guidelines the capital level at all of SouthTrust's bank subsidiaries are considered "well capitalized," the highest of the five supervisory groupings.
    Table 13, Capital Position, presents relevant capital ratios for 1993 and 1992.

CAPITAL POSITION
(TABLE 13)

                                                                                              December 31
                                                                                              -----------
                                                                                        1993               1992
- ---------------------------------------------------------------------------------------------------------------
Tier I capital ratio                                                                    8.55%              8.67%
Supplemental capital elements                                                           3.84               3.51
- ---------------------------------------------------------------------------------------------------------------
Total risk-based capital ratio                                                         12.39              12.18
===============================================================================================================
Leverage ratio                                                                          6.51%              6.48%
===============================================================================================================

SouthTrust Corporation

QUARTERLY INCOME INFORMATION
(TABLE 14)
The Company's unaudited consolidated operating results for each quarter of 1993 and 1992 are summarized in the table below.

(In Thousands, except per share amounts.)

                                                             1993                                          1992
- ----------------------------------------------------------------------------------------------------------------------------------
                                                      Three Months Ended                            Three Months Ended
                                           -----------------------------------------    ------------------------------------------
                                           Dec. 31    Sept. 30    June 30    Mar. 31    Dec. 31    Sept. 30    June 30     Mar. 31
- ----------------------------------------------------------------------------------------------------------------------------------
Interest income                           $236,101    $235,209   $231,909   $224,332   $212,367    $208,179   $207,258    $200,276
Interest expense                           100,306     100,099    101,018     96,320     90,957      93,298     98,165     100,510
Net interest income                        135,795     135,110    130,891    128,012    121,410     114,881    109,093      99,766
Securities gains (losses), net                  34          16        207        346        133         245        306        (50)
Provision for
 loan losses                                10,909      11,718     11,100     11,305     11,345      11,369     10,305      10,286
Income before
 income taxes                               59,150      58,315     55,449     51,613     46,040      42,540     39,740      36,572
Net income                                  39,380      39,071     37,240     34,844     31,887      29,112     27,472      25,775

Net income per share                         $0.50       $0.50      $0.48      $0.46      $0.44       $0.42      $0.41       $0.39
Dividends declared per share                  0.15        0.15       0.15       0.15       0.13        0.13       0.13        0.13
- ----------------------------------------------------------------------------------------------------------------------------------

CAPITAL STOCK
(TABLE 15)
SouthTrust Common Stock is traded in the over-the-counter market and quoted on the NASDAQ national market system under the symbol SOTR. As of November 29, 1993, approximately 10,632 shareholders of record owned Company stock. The following table summarizes the historical book value per share and dividends per share for each quarter of the past two years. Also included are the stock market price ranges of SouthTrust shares, as reported by NASDAQ's national market system.

                                        Book Value per Share at     Stock Market Price Range          Dividends
                                            End of Period              Low         High              per Share
- --------------------------------------------------------------------------------------------------------------
1993
  First Quarter                                 $12.00              $16 5/8      $21 3/8                $0.15
  Second Quarter                                 12.35               17 3/4       22 1/8                 0.15
  Third Quarter                                  12.70               18 3/8       21 1/4                 0.15
  Fourth Quarter                                 13.25               17 1/4       19 7/8                 0.15

    Year                                                             16 5/8       22 1/8                 0.60
- --------------------------------------------------------------------------------------------------------------

1992
  First Quarter                                 $10.31              $14 1/8      $17 3/8                $0.13
  Second Quarter                                 10.59               15           17 1/2                 0.13
  Third Quarter                                  11.19               15 1/2       18 1/8                 0.13
  Fourth Quarter                                 11.55               15 3/8       17                     0.13

    Year                                                             14 1/8       18 1/8                 0.52
- --------------------------------------------------------------------------------------------------------------

SouthTrust Corporation

SIX-YEAR CONDENSED STATEMENT OF CONDITION
(TABLE 16)

                                                                                                                    Growth Rate
                                                                                                               -------------------
                                                                                                                  One    Five-year
(In Millions)                                 1993       1992       1991       1990       1989     1988          Year    Compound
- ----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES:
Loans, net of unearned income              $ 8,422.0  $ 6,466.7  $ 5,718.0   $5,003.6  $4,345.3  $3,793.8        30.24%     17.29%
Securities:
  Taxable                                    3,498.8    2,969.9    2,245.3    1,858.3   1,412.6   1,149.3        17.81      24.94
  Non-taxable                                  376.3      402.8      434.7      442.3     441.3     443.7        (6.58)     (3.24)
- ----------------------------------------------------------------------------------------------------------------------------------
    Total securities                         3,875.1    3,372.7    2,680.0    2,300.6   1,853.9   1,593.0        14.90      19.46
Securities available for sale                      0          0          0          0         0         0          .00        .00
Short-term investments:
  Federal funds sold and securities
    purchased under resale agreements           54.5       57.3       48.0       54.7      95.7      78.5        (4.89)     (7.04)
  Interest-bearing deposits
        in other banks                          19.4       46.3       57.9       58.5      76.3     157.1       (58.10)    (34.18)
  Assets held for sale                         205.2      147.1       96.1       94.0      77.8      82.6        39.50      19.96
- ---------------------------------------------------------------------------------------------------------------------------------
    Total short-term investments               279.1      250.7      202.0      207.2     249.8     318.2        11.33      (2.59)
- ----------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                  12,576.2   10,090.1    8,600.0    7,511.4   6,449.0   5,705.0        24.64      17.13
Allowance for loan losses                     (118.1)     (90.7)     (75.5)     (64.0)    (56.9)    (50.1)       30.21      18.71
Other assets                                 1,194.9    1,028.8      887.2      780.9     686.4     577.5        16.15      15.65
- ---------------------------------------------------------------------------------------------------------------------------------
    Total assets                           $13,653.0  $11,028.2  $ 9,411.7   $8,228.3  $7,078.5  $6,232.4        23.80      16.98
=================================================================================================================================
DEPOSITS:
  Interest-bearing                         $ 9,166.6  $ 7,703.0  $ 6,648.8   $5,568.8  $4,702.4  $4,109.1        19.00%     17.41%
  Other                                      1,606.0    1,293.1      997.6      924.6     882.2     818.8        24.20      14.42
- ---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                          10,772.6    8,996.1    7,646.4    6,493.4   5,584.6   4,927.9        19.75      16.93
Federal funds purchased and other
  short-term borrowed funds                  1,340.0      925.5      868.7      921.9     736.0     630.7        44.79      16.27
Long-term debt                                 415.2      206.9      142.9      148.5     146.8     148.4       100.68      22.85
Other liabilities                              174.8      170.1      161.9      140.0     139.6     106.0         2.76      10.52
Stockholders' equity                           950.4      729.6      591.8      524.5     471.5     419.4        30.26      17.78
- ---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity                     $13,653.0  $11,028.2  $ 9,411.7   $8,228.3  $7,078.5  $6,232.4        23.80      16.98
=================================================================================================================================
BALANCES AT YEAR END:
Loans, net of unearned income              $ 9,448.3  $ 7,546.6  $ 5,965.0   $5,531.4  $4,690.5  $4,076.8        25.20%     18.31%
Securities:
  Taxable                                      921.6    3,366.2    2,681.0    2,001.7   1,616.4   1,305.1       (72.62)     (6.72)
  Non-taxable                                  356.4      390.0      423.3      447.6     451.1     441.4        (8.62)     (4.19)
- ----------------------------------------------------------------------------------------------------------------------------------
    Total securities                         1,278.0    3,756.2    3,104.3    2,449.3   2,067.5   1,746.5       (65.98)     (6.06)
Securities available for sale                2,454.8          0          0          0         0         0       100.00       -
Short-term investments:
  Federal funds sold and securities
    purchased under resale agreements            2.0       49.1       20.5       16.0      41.4      35.5       (95.93)    (43.75)
  Interest-bearing deposits in other banks      47.6       50.5       38.2       44.7     116.7     107.5        (5.74)    (15.04)
  Assets held for sale                         258.5      198.8      105.3       84.1     100.7      60.2        30.03      33.84
- ---------------------------------------------------------------------------------------------------------------------------------
    Total short-term investments               308.1      298.4      164.0      144.8     258.8     203.2         3.25       8.68
- ---------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                  13,489.2   11,601.2    9,233.3    8,125.5   7,016.8   6,026.5        16.27      17.49
Allowance for loan losses                     (135.2)    (103.8)     (80.4)     (70.8)    (59.7)    (52.0)       30.25      21.06
Other assets                                 1,354.0    1,217.0    1,005.2      951.2     806.1     670.8        11.26      15.08
- ---------------------------------------------------------------------------------------------------------------------------------
      Total assets                         $14,708.0  $12,714.4  $10,158.1   $9,005.9  $7,763.2  $6,645.3        15.68      17.22
=================================================================================================================================
DEPOSITS:
  Interest-bearing                         $ 9,732.5  $ 8,484.5  $ 7,171.6   $6,175.4  $5,125.5  $4,269.6        14.71%     17.91%
  Other                                      1,782.9    1,597.8    1,105.6    1,052.6     929.0     849.5        11.58      15.98
    Total deposits                          11,515.4   10,082.3    8,277.2    7,228.0   6,054.5   5,119.1        14.21      17.60
Federal funds purchased and other
  short-term borrowed funds                  1,456.4    1,331.1      902.9      917.5     895.7     789.4         9.41      13.03
Long-term debt                                 470.0      258.2      140.2      148.8     144.8     147.0        82.03      26.17
Other liabilities                              214.4      182.4      175.8      162.0     161.1     144.0        17.54       8.29
Stockholders' equity                         1,051.8      860.4      662.0      549.6     507.1     445.8        22.25      18.73
- ---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity                     $14,708.0  $12,714.4  $10,158.1   $9,005.9  $7,763.2  $6,645.3        15.68      17.22
=================================================================================================================================

SIX-YEAR SUMMARY OF EARNINGS
(TABLE 17)

                                                                                                                   Growth Rates
                                                                                                                   ------------
                                                                                                                  One    Five-year
(In Thousands, except per share data)         1993       1992       1991       1990       1989     1988           Year   Compound
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans              $669,495   $561,757   $581,839   $554,262  $500,889  $400,217          19.18%     10.84%
  Interest on securities:
    Taxable                                217,555    221,692    193,297    168,613   123,767    95,187          (1.87)     17.98
    Non-taxable                             26,435     30,246     33,654     34,833    35,562    35,319         (12.60)     (5.63)
- ----------------------------------------------------------------------------------------------------------------------------------
      Total interest on securities         243,990    251,938    226,951    203,446   159,329   130,506          (3.15)     13.33
Interest on securities available for sale        0          0          0          0         0         0           0.00       0.00
Interest on federal funds sold
   and securities purchased under
   resale agreements                         1,637      2,056      2,862      4,700     8,829     5,775         (20.38)    (22.29)
Interest on time deposits in
   other banks                                 890      2,001      3,760      5,000     7,224    12,795         (55.52)    (41.32)
Interest on assets held for sale            11,539     10,328      8,313      9,253     8,353     8,380          11.73       6.61
- ---------------------------------------------------------------------------------------------------------------------------------
      Total interest income                927,551    828,080    823,725    776,661   684,624   557,673          12.01      10.71
INTEREST EXPENSE:
  Deposits                                 335,708    337,878    413,880    411,560   370,216   285,835          (0.64)      3.27
  Short-term borrowings                     41,014     31,418     49,133     73,333    65,880    46,770          30.54      (2.59)
  Long-term debt                            21,021     13,634     11,440     13,436    14,051    12,691          54.18      10.62
- ---------------------------------------------------------------------------------------------------------------------------------
      Total interest expense               397,743    382,930    474,453    498,329   450,147   345,296           3.87       2.87
- ---------------------------------------------------------------------------------------------------------------------------------
      Net interest income                  529,808    445,150    349,272    278,332   234,477   212,377          19.02      20.06
Provision for loan losses                   45,032     43,305     38,042     44,635    21,166    19,097           3.99      18.72
- ---------------------------------------------------------------------------------------------------------------------------------
      Net interest income after
          provision for loan losses        484,776    401,845    311,230    233,697   213,311   193,280          20.64      20.19
NON-INTEREST INCOME:
  Service charges on deposit accounts       76,716     63,894     49,379     39,435    31,896    28,422          20.07      21.97
  Mortgage origination and
      servicing fees                        33,771     22,794     17,427     14,959    12,394     9,402          48.16      29.14
  Trust fees                                15,224     11,938      9,819      9,932     8,984     7,590          27.53      14.94
  Miscellaneous fees                        26,956     23,801     18,831     22,035    16,965    14,877          13.26      12.62
  Securities gains, net                        603        634        680        464       178       969          (4.89)     (9.05)
  Other                                     21,432     13,622     12,745      4,259     8,269     7,443          57.33      23.56
- ---------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income            174,702    136,683    108,881     91,084    78,686    68,703          27.82      20.52
NON-INTEREST EXPENSE:
  Salaries and employee benefits           227,017    184,921    149,521    121,812   109,110    97,197          22.76      18.49
  Net occupancy expense                     36,775     32,254     25,273     18,514    15,830    14,196          14.02      20.97
  Equipment expense                         25,353     20,687     16,819     13,513    12,272    11,758          22.56      16.61
  FDIC insurance                            23,512     19,649     15,119      7,681     4,374     3,779          19.66      44.14
  Other                                    122,294    116,125     90,064     73,193    58,561    51,774           5.31      18.76
- ---------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense           434,951    373,636    296,796    234,713   200,147   178,704          16.41      19.47
- ---------------------------------------------------------------------------------------------------------------------------------
      Income before income taxes           224,527    164,892    123,315     90,068    91,850    83,279          36.17      21.94
Income tax expense                          73,992     50,646     33,309     20,360    19,075    15,691          46.10      36.37
- ---------------------------------------------------------------------------------------------------------------------------------
      Net income                          $150,535   $114,246   $ 90,006   $ 69,708  $ 72,775  $ 67,588          31.76      17.37
=================================================================================================================================

Average number of shares
    outstanding (000s)                      77,772     68,948     63,255     61,148    60,077    59,333
Net income per share                         $1.94      $1.66      $1.42      $1.14     $1.21     $1.14
Dividends declared per share                  0.60       0.52       0.48       0.46      0.43      0.37

CONSOLIDATED STATEMENTS OF CONDITION
SouthTrust Corporation

                                                                                             December 31
- ---------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                         1993                1992
- ---------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                       $   607,831         $   540,548
  Short-term investments:
    Federal funds sold and securities purchased
      under resale agreements                                                         1,975              49,015
    Interest-bearing deposits in other banks                                         47,651              50,484
    Assets held for sale                                                            258,506             198,759
- ---------------------------------------------------------------------------------------------------------------
      Total short-term investments                                                  308,132             298,258
  Securities available for sale                                                   2,454,760                   0
  Securities (Fair Value of $1,327,228 and
    $3,841,289 in 1993 and 1992, respectively)                                    1,278,007           3,756,224
  Loans                                                                           9,527,004           7,624,931
  Less:
    Unearned income                                                                  78,685              78,312
    Allowance for loan losses                                                       135,233             103,770
- ---------------------------------------------------------------------------------------------------------------
      Net loans                                                                   9,313,086           7,442,849
  Premises and equipment, net                                                       321,623             269,937
  Due from customers on acceptances                                                  26,270              43,331
  Other assets                                                                      398,255             363,250
- ---------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                              $14,707,964         $12,714,397
===============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Interest-bearing                                                            $ 9,732,460         $ 8,484,488
    Other                                                                         1,782,851           1,597,753
- ---------------------------------------------------------------------------------------------------------------
      Total deposits                                                             11,515,311          10,082,241
  Federal funds purchased and securities sold
    under agreements to repurchase                                                1,207,026           1,181,654
  Other short-term borrowings                                                       249,434             149,426
  Bank acceptances outstanding                                                       26,270              43,331
  Other liabilities                                                                 188,172             139,150
  Long-term debt                                                                    469,985             258,243
- ---------------------------------------------------------------------------------------------------------------
      Total liabilities                                                          13,656,198          11,854,045
  Stockholders' equity:
    Preferred Stock, par value $1.00 a share:
      5,000,000 shares authorized; issued and outstanding - none                          0                   0
    Common Stock, par value $2.50 a share:
      150,000,000 shares authorized; 79,735,663 shares issued
       in 1993 and 74,798,690 in 1992                                               199,339             186,997
    Capital surplus                                                                 215,113             155,504
    Retained earnings                                                               630,240             520,743
    Unrealized gain on securities available for sale, net                            10,218                   0
    Treasury stock at cost (334,980 shares in 1993 and
      321,480 shares in 1992)                                                        (3,144)             (2,892)
- ---------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                  1,051,766             860,352
- ---------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $14,707,964         $12,714,397
===============================================================================================================

See notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
SouthTrust Corporation

                                                                              Year Ended December 31
- ---------------------------------------------------------------------------------------------------------------
(In Thousands, except per share data )                             1993                1992                1991
- ---------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                   $669,495            $561,757           $ 581,839
  Interest on securities:
    Taxable                                                     217,555             221,692             193,297
    Non-taxable                                                  26,435              30,246              33,654
- ---------------------------------------------------------------------------------------------------------------
    Total interest on securities                                243,990             251,938             226,951
  Interest on securities available for sale                           0                   0                   0
  Interest on short-term investments                             14,066              14,385              14,935
- ---------------------------------------------------------------------------------------------------------------
    Total interest income                                       927,551             828,080             823,725
- ---------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest on deposits                                          335,708             337,878             413,880
  Interest on short-term borrowings                              41,014              31,418              49,133
  Interest on long-term debt                                     21,021              13,634              11,440
- ---------------------------------------------------------------------------------------------------------------
    Total interest expense                                      397,743             382,930             474,453
- ---------------------------------------------------------------------------------------------------------------
    Net interest income                                         529,808             445,150             349,272
PROVISION FOR LOAN LOSSES                                        45,032              43,305              38,042
- ---------------------------------------------------------------------------------------------------------------
    Net interest income after
      provision for loan losses                                 484,776             401,845             311,230
NON-INTEREST INCOME
  Service charges on deposit accounts                            76,716              63,894              49,379
  Mortgage origination and servicing fees                        33,771              22,794              17,427
  Trust fees                                                     15,224              11,938               9,819
  Miscellaneous fees                                             26,956              23,801              18,831
  Securities gains, net                                             603                 634                 680
  Other                                                          21,432              13,622              12,745
- ---------------------------------------------------------------------------------------------------------------
    Total non-interest income                                   174,702             136,683             108,881
- ---------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
  Salaries and employee benefits                                227,017             184,921             149,521
  Net occupancy expense                                          36,775              32,254              25,273
  Equipment expense                                              25,353              20,687              16,819
  FDICinsurance                                                  23,512              19,649              15,119
  Other                                                         122,294             116,125              90,064
- ---------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                  434,951             373,636             296,796
- ---------------------------------------------------------------------------------------------------------------
    Income before income taxes                                  224,527             164,892             123,315

INCOME TAX EXPENSE                                               73,992              50,646              33,309
- ---------------------------------------------------------------------------------------------------------------
    NET INCOME                                                 $150,535            $114,246           $  90,006
===============================================================================================================

Average number of shares outstanding (000s)                      77,772              68,948              63,255
Net income per share                                              $1.94               $1.66               $1.42
Dividends declared per share                                       0.60                0.52                0.48

See notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
SouthTrust Corporation

                                                            Common      Capital    Retained    Unrealized    Treasury
(In Thousands)                                               Stock      Surplus    Earnings     Gain, net      Stock       Total
- --------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1990                               $153,630    $ 19,602     $378,644             0    ($2,303)  $  549,573
   Net income                                                     0           0       90,006             0          0       90,006
   Dividends declared ($.48 per share)                            0           0      (30,230)            0          0      (30,230)
   Issuance of 40,431 shares of Common
    Stock for stock options exercised                           101         128            0             0          0          229
   Issuance of 77,573 shares of Common
    Stock under dividend reinvestment
    and stock purchase plan                                     194         680            0             0          0          874
   Issuance of 55,278 shares of Common
    Stock under employee discounted stock
    purchase plan                                               138         221            0             0          0          359
   Issuance of 13,049 shares of Common Stock for
    conversion of debentures                                     33          38            0             0          0           71
   Issuance of 1,125,000 shares of Common Stock
    through private placement                                 2,813      12,921            0             0          0       15,734
   Issuance of 3,279,375 shares of Common Stock
    through public offering                                   8,198      26,479            0             0          0       34,677
   Issuance of 86,265 shares of Common Stock
    for acquisition of subsidiary minority interest             215         596            0             0          0          811
   Purchase of 8,028 shares of treasury stock                     0           0            0             0       (104)        (104)
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991                               $165,322    $ 60,665     $438,420       $     0    ($2,407)  $  662,000
   Net income                                                     0           0      114,246             0          0      114,246
   Dividends declared ($.52 per share)                            0           0      (35,743)            0          0      (35,743)
   Issuance of 708,920 shares of Common
    Stock for stock options exercised                         1,773       2,912            0             0          0        4,685
   Issuance of 111,990 shares of Common
    Stock under dividend reinvestment and
      stock purchase plan                                       280       1,557            0             0          0        1,837
   Issuance of 21,737 shares of Common
    Stock under employee discounted
      stock purchase plan                                        55         247            0             0          0          302
   Issuance of 7,350 shares of Common
    Stock for conversion of debentures                           18          22            0             0          0           40
   Issuance of 4,571,250 shares of Common
    Stock through public offering                            11,428      59,972            0             0          0       70,400
   Pooling-of-interests with Carolina Financial
    Corporation; 1,317,306 shares issued                      3,293       5,218        3,820             0          0       12,331
   Issuance of 1,931,211 shares of Common
    Stock for acquisition of subsidiaries                     4,828      25,911            0             0          0       30,739
   Purchase of 28,898 shares of treasury stock                    0           0            0             0       (485)        (485)
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                               $186,997    $155,504     $520,743       $     0    ($2,892)  $  860,352
   Net income                                                     0           0      150,535             0          0      150,535
   Dividends declared ($.60 per share)                            0           0      (46,213)            0          0      (46,213)
   Issuance of 194,377 shares of Common
    Stock for stock options exercised                           486       1,394            0             0          0        1,880
   Issuance of 124,930 shares of Common
    Stock under dividend reinvestment
    and stock purchase plan                                     312       2,059            0             0          0        2,371
   Issuance of 29,059 shares of Common
    Stock under employee discounted stock
    purchase plan                                                73         378            0             0          0          451
   Pooling-of-interests with County Bancshares,
    Inc.; 562,500 shares issued                               1,406         407        4,801             0          0        6,614
   Pooling-of-interests with
    Commercial Bancorporation, Inc.;
    578,262 shares issued                                     1,445       4,511          374             0          0        6,330
   Issuance of 3,447,845 shares of Common
    Stock for acquisition of subsidiaries                     8,620      50,860            0             0          0       59,480
   Unrealized gain, net, on assets available for sale             0           0            0        10,218          0       10,218
   Purchase of 13,500 shares of treasury stock                    0           0            0             0       (252)        (252)
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                               $199,339    $215,113     $630,240       $10,218    ($3,144)  $1,051,766
==================================================================================================================================

See notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
SouthTrust Corporation

                                                                               Year Ended December 31
- ---------------------------------------------------------------------------------------------------------------
(In Thousands)                                                     1993                1992                1991
- ---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                               $    150,535        $    114,246         $    90,006
  Adjustments to reconcile net income to
     net cash provided by operating activities:
  Provision (credit) for:
       Loan losses                                               45,031              43,305              38,042
       Depreciation of premises and equipment                    21,431              16,608              13,263
       Amortization of intangibles                               16,419              12,928               9,686
       Amortization of security premium                          10,069               9,048                 665
       Accretion of security discount                           (12,035)             (9,449)             (3,141)
       Deferred income tax                                       (3,313)               (185)             (3,564)
  Net realized and unrealized gain on assets held for sale       (9,874)             (6,590)             (4,956)
  Net securities (gains) losses                                    (603)               (634)               (680)
  Origination and purchase of loans held for sale              (945,869)           (945,897)           (403,003)
  Proceeds of loans held for sale                               898,534             847,941             384,820
  Net (increase) decrease in trading securities                  (2,538)             11,114               1,938
  Net (increase) decrease in other assets                        (8,935)             17,955               4,628
  Net increase (decrease) in other liabilities                   30,048             (27,585)             10,562
- ---------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                188,900              82,805             138,266
INVESTING ACTIVITIES
  Proceeds from maturities of securities                      2,174,346           1,245,274             428,882
  Proceeds from sales of securities                              25,686              14,210              23,571
  Payments for purchases of:
       Securities                                            (1,836,402)         (1,851,540)           (927,579)
       Premises and equipment                                   (29,636)            (46,065)            (36,729)
  Net (increase) decrease in:
       Short-term investments                                   111,559             (26,940)             39,119
       Loans                                                 (1,206,850)           (727,560)           (387,854)
  Purchase of subsidiaries, net of cash acquired                 76,825             412,818             719,586
- ----------------------------------------------------------------------------------------------------------------
       NET CASH USED IN INVESTING ACTIVITIES                   (684,472)           (979,803)           (141,004)
FINANCING ACTIVITIES
  Proceeds from issuance of:
       Common Stock                                               4,696             120,334              51,873
       Long-term debt                                           200,000             100,000                   0
  Payments for:
       Long-term debt                                           (84,959)             (2,689)             (8,517)
       Repurchase of Common Stock Cash Divedends                   (252)               (485)               (104)
  Net increase (decrease) in:                                   (52,124)            (34,118)            (29,542)
       Deposits                                                 382,378             449,620              30,924
       Short-term borrowings                                    113,116             373,691             (14,575)
- ----------------------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                 562,855           1,006,353              30,059
- ----------------------------------------------------------------------------------------------------------------
      INCREASE IN CASH AND DUE FROM BANKS                        67,283             109,355              27,321
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                    540,548             431,193             403,872
- ----------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                     $    607,831        $    540,548        $    431,193
================================================================================================================

See notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SouthTrust Corporation

NOTE A - ACCOUNTING POLICIES
The significant accounting policies followed by SouthTrust Corporation and its subsidiaries ("the Company") and the method of applying those policies are summarized below:

CONSOLIDATION
The Consolidated Financial Statements include accounts of the Company and its subsidiaries. All significant inter-company transactions have been eliminated in preparing the Consolidated Financial Statements.
    Certain amounts in the 1991 and 1992 financial statements have been reclassified to conform to the 1993 presentation. Such reclassification had no effect on net income or total assets.

SECURITIES
On December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In adopting SFAS No. 115, securities have been classified as either trading, available for sale or held to maturity based on Management's current intent.
    Securities classified as trading are intended to be sold in the near term. Trading securities are carried at fair value and unrealized gains and losses are included in earnings. Securities designated as available for sale are carried at fair value. The unrealized difference between amortized cost and fair value on securities available for sale is excluded from earnings and is reported net of deferred taxes as a component of stockholders' equity. This caption includes securities that Management intends to use as part of its asset/liability management strategy; or that may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, or for other purposes. Securities classified as held to maturity are carried at amortized cost, as the Company has the ability and positive intent to hold these securities to maturity. Initial adoption of SFAS No. 115 had the effect of increasing shareholders' equity by $10,218,000 at December 31, 1993; it had no effect on 1993 income.
    Amortization of premium and accretion of discount are computed under the interest method. The adjusted cost of the specific certificate sold is used to compute gain or loss on the sale of securities.
    Prior to adoption of SFAS No. 115, securities determined to be held on a long-term basis or until maturity were accounted for in a manner similar to securities held to maturity. Securities intended to be sold in the near term were classified as trading.

ASSETS HELD FOR SALE
Assets held for sale consist primarily of mortgage loans in the process of being sold to third-party investors and are carried at the lower of cost or fair value. Also included in this caption at December 31, 1993 and 1992 are trading securities of $15,474,000 and $10,670,000, respectively, carried at fair value.

LOANS
Interest is credited to income based upon the principal amount outstanding. The net amount of non-refundable loan origination fees and costs associated with the lending process, including commitment fees, are deferred and amortized to interest income over the lives of the loans using a method that approximates the level-yield method. If loan commitments expire, income is recognized upon expiration of the commitment. Interest accrual on loans is generally stopped if principal or interest payments become 90 days past due or Management considers the collectibility of principal or interest to be in question. When a loan is placed on non-accrual status, interest income credited in the current year is reversed by a charge to income.

OTHER REAL ESTATE
Other real estate includes foreclosed properties and loans in which conditions indicate that substantive repossession of the property has occurred. Such properties are carried at the lower of the recorded investment in the loan or fair value of the foreclosed properties less estimated selling costs. The recorded investment is the sum of the outstanding principal loan balance plus any accrued interest that has not been received and acquisition costs associated with the property. Any excess of the recorded investment over the fair value of the property received at the time of foreclosure is charged to allowance for loan losses. Any subsequent write-downs are charged against other non-interest expenses. Revenues and expenses associated with operating or disposing of foreclosed properties are recorded during the period in which they are incurred.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level that Management considers to be adequate to absorb losses inherent in the loan portfolio. Management's estimation of the amount of the allowance is based on a continuing evaluation of the loan portfolio and includes such factors as economic conditions, analysis of individual loans, and overall portfolio characteristics and delinquencies. Changes in the allowance can result from changes in economic events or changes in the credit worthiness of the borrowers. The effect of these changes is reflected when known. The amount of the allowance is maintained through the provision for loan losses.
    During 1993, The Financial Accounting Standards Board issued SFAS No. 114 - "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that impaired loans be valued based on the present value of those loans' estimated cash flows at each loans effective interest rate or the fair value of the collateral. Management is still evaluating the potential impact of adoption of this statement.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets.

INCOME TAXES
Effective January 1, 1993, the Company adopted SFAS No. 109,
"Accounting for Income Taxes," which changed the method of accounting for income taxes from the deferral to the asset and liability method. The effect of adopting SFAS No. 109 did not have a significant impact on the 1993 Consolidated Financial Statements nor was the cumulative effect of the change material. Prior to adopting SFAS No. 109, the Company accounted for income taxes in accordance with Accounting Principles Board Opinion ("APB") No. 11. During 1993, the statutory federal income tax rate was increased from 34% to 35%. In accordance with SFAS No. 109, deferred tax assets and liabilities are measured and recorded using the currently effective tax rate. The increase from 34% to 35% in 1993 did not have a significant impact on income tax expense.
    The Consolidated Financial Statements have been prepared on an accrual basis. Because some income and expense items are recognized in different periods for financial reporting purposes and for purposes of computing currently payable income taxes, a provision or credit for deferred income taxes is made for such temporary differences.

INTEREST RATE SWAP CONTRACTS
The Company entered into interest rate swap contracts as a means of balancing interest rate risk. The interest differential applicable to interest rate swaps, which hedge specific liabilities, is accrued over the lives of the contracts and reported as an adjustment to interest expense. Fees on interest rate swaps are deferred and amortized over the term of the contracts. Gains on terminated contracts are recognized as rate adjustments of the underlying liabilities over the remaining original term of the contract.

EARNINGS PER SHARE AND DIVIDENDS
Earnings per share are based on the weighted-average number of shares of Common Stock outstanding, excluding treasury stock, and dividends declared per share reflect the actual dividend rate of the Company. Total dividends declared during the year are based on shares outstanding, excluding treasury shares.

OTHER ASSETS
Goodwill is amortized on a straight-line basis, primarily over 15-25 years. Goodwill resulting from business combinations prior to July 25, 1991, is not deductible for federal income tax purposes. Certain goodwill, primarily resulting from business combinations not effected through a tax-free exchange of stock, acquired subsequent to July 25, 1991, is deductible over a 15-year period. Intangible assets attributable to core deposits purchased is amortized over the estimated life of the deposit base, not to exceed 10 years. Core deposit intangible assets are amortized on the double-declining balance method.
    The cost of mortgage servicing rights purchased and the value of servicing fees in excess of normal servicing fees is being amortized over the estimated lives of the related servicing contracts by a method which approximates a constant rate of return on the servicing assets. The recoverabilities of the intangible assets are monitored, and are adjusted appropriately for any impairment of the underlying assets.

STATEMENTS OF CASH FLOWS
The Company includes cash, due from banks, and certain cash items, as cash equivalents in preparing the Statement of Cash Flows.
    The following is supplemental disclosure to the statements of cash flows for the three years ended December 31, 1993:

(In Thousands)
Cash paid during                                                    Year Ended
  the period for:                                     1993             1992             1991
- --------------------------------------------------------------------------------------------
Interest                                          $412,150         $389,561         $476,905
Income taxes                                        69,380           52,195           32,165
Non-cash transactions:
  Assets acquired
    in business
    combinations                                 1,260,582        1,489,414        1,033,820
  Liabilities assumed
    in business
    combinations                                 1,176,535        1,445,090        1,033,820
  Loans transferred to
    Other Real Estate                               18,667           18,414           19,637
  Loans securitized into
    mortgage-backed
    securities                                     636,626          637,832          329,833
- --------------------------------------------------------------------------------------------

SouthTrust Corporation

NOTE B - BUSINESS COMBINATIONS
During 1993 the Company completed the following acquisitions:

(In Millions)
Date           Institution                                                 Assets   Loans     Deposits Locations
- -----------------------------------------------------------------------------------------------------------------------------
February 17    Prime Bancshares, Inc. ("Prime")                         $   625.6   $335.9   $   484.3 Atlanta, GA
May 7          Gulf Harbor Banks, Inc. ("Gulf Harbor")                       39.7     24.3        32.8 Dunedin, FL
July 22        Federal Trust Bank - 1 branch                                 19.2     24.6        19.2 Amelia Island, FL
July 26        First Federal Savings & Loan of Russell County - 1 branch      7.7      0.2         7.7 Abbeville, AL
August 13      County Bancshares, Inc. ("County")                            81.8     43.9        74.5 Troy, AL
September 1    Central National Bank ("Central National")                    42.0     21.9        38.6 Sarasota, FL
September 24   First South Savings Bank - 1 branch                           14.8      0.0        14.6 Columbia, SC
November 5     First Federal Savings of Winder - 1 branch                    13.5      0.2        13.4 Winder, GA
November 22    Intercontinental Bank - 1 branch                              19.0     12.5        17.1 Orlando, FL
November 29    Commercial Bancorporation, Inc. ("Commercial")                73.0     50.9        64.6 Orlando, FL
December 3     Anchor Savings Bank - 2 branches                              48.2      0.2        48.1 St. Augustine and
                                                                                                       Fernandina Beach, FL
December 10    Cypress Banks, Inc. ("Cypress")                              112.6     82.4        96.6 Wesley Chapel, FL
December 15    BMR Financial Group, Inc. ("BMR")                             93.0     48.7        77.8 Winter Garden and
                                                                                                       Clearwater, FL
December 30    Gulf & Southern Financial Corporation ("Gulf & Southern")     70.5     53.9        61.4 Ft. Myers, FL
- -----------------------------------------------------------------------------------------------------------------------------
TOTALS                                                                   $1,260.6   $699.6    $1,050.7
=============================================================================================================================

The acquisitions of the Federal Trust branch, First South Savings Bank, the First Federal Savings and Loan branch, First Federal Savings of Winder, the Intercontinental branch, and the Anchor Savings branches were accounted for as purchases of assets and assumptions of liabilities. The acquisitions of all of the outstanding shares of Prime, Gulf Harbor, Central National, Cypress, BMR, and Gulf and Southern were accounted for as purchases. Under purchase accounting, the results of operations of all of the above, subsequent to the respective acquisition dates, are included in the Consolidated Financial Statements.
    Consideration given in all purchase transactions (including purchase and assumption transactions) aggregated approximately $35.2 million in cash and 3,447,845 shares of SouthTrust Corporation Common Stock valued at $59.4 million. Total intangible assets recognized in these transactions were approximately $35.0 million.
    The acquisitions of County and Commercial were accounted for as poolings-of-interest; however, the Company's previously reported consolidated financial results have not been restated to include the effect of the acquisitions prior to their respective acquisition dates, since the effect is not material. In these transactions, approximately 1,140,762 shares of SouthTrust Corporation common stock were exchanged for all outstanding shares of County and Commercial.
    During 1992, the Company completed seven acquisitions with aggregate total assets of $1,489.4 million, total deposits of $1,355.5 million, and loans of $871.2 million.
    Assuming the 1993 acquisitions of Prime, Gulf Harbor, County, Central National, Commercial, Cypress, BMR, and Gulf and Southern, and the 1992 acquisitions of Colony and CK Federal (included in the 1992 aggregate above) had occurred on January 1, 1992, the consolidated results of operations on a pro forma basis for 1993 and 1992 would have been approximately as follows (unaudited):

(In Thousands except per share data)                             1993               1992
- ----------------------------------------------------------------------------------------
Net interest income                                          $549,851           $496,872
Net income                                                    148,694            112,831
Net income per share                                             1.86               1.50
- ----------------------------------------------------------------------------------------

    The pro forma effect of the purchase and assumption transactions is not presented since the results of the acquired operations differ substantially from the historical results of the sellers and, therefore, the pro forma results would not be meaningful.
    The Company has entered into five separate definitive agreements and two separate letters of intent to acquire financial institutions with aggregate total assets of approximately $585 million. These pending acquisitions are subject to shareholder and/or various regulatory approvals among other conditions and are expected to close around mid-1994. The aggregate purchase price of all pending acquisitions is approximately $21.1 million in cash and approximately 1.6 million shares of SouthTrust Corporation common stock.

NOTE C - REGULATORY REQUIREMENTS
AND RESTRICTIONS ON CERTAIN ASSETS
The Company's banking subsidiaries are required either by law or regulation to maintain reserves with the Federal Reserve Bank or in accounts with other banks. The average amount of reserve balances for the year ended December 31, 1993, was approximately $167,650,000.
    At December 31, 1993 and 1992, investment securities with a par value of $1,966,070,000 and $2,029,765,000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes.
    The primary source of funds available to the Company is payment of dividends from the Company's subsidiaries. Banking laws and other regulations limit the amount of dividends a bank subsidiary may pay without prior regulatory approval. At December 31, 1993, $269,800,926 of the net assets of subsidiaries was available for payment without prior regulatory approval. Substantially all other net assets of the Company's subsidiaries were restricted as to payments to the Company.
    The Company and its subsidiary banks are required by the various depository institution regulatory agencies to maintain certain capital-to-asset ratios. At December 31, 1993, all such ratios were above the prescribed minimums.

NOTE D - SECURITIES AND SECURITIES AVAILABLE FOR SALE
The carrying amount, gross gains and losses, and approximate fair value at December 31, 1993, are as follows:

                                                    Held to Maturity
                                              -----------------------------
                                                         1993                                          1992
- ---------------------------------------------------------------------------------------------------------------------------------
                                      Amortized  Unrealized  Unrealized   Fair      Amortized  Unrealized  Unrealized     Fair
(In Thousands)                          Cost     Gross Gain  Gross Loss   Value       Cost     Gross Gain  Gross Loss    Value
- ---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
   securities                       $    6,077      $     8     $  0   $    6,085   $  458,653    $ 6,962    $    4    $  465,611
U.S. Government
   agency securities                   349,237        3,856      283      352,810      587,686     10,501       919       597,268
Mortgage-backed
   securities                          443,558       14,240      332      457,466    2,164,131     43,614     3,445     2,204,300
Obligations of
   states and political
   subdivisions                        356,402       28,075       31      384,446      389,976     23,281       257       413,000
Other securities                       122,733        3,688        0      126,421      155,778      5,696       364       161,110
- ---------------------------------------------------------------------------------------------------------------------------------
   Total                            $1,278,007      $49,867     $646   $1,327,228   $3,756,224    $90,054    $4,989    $3,841,289
=================================================================================================================================

                                                Available for Sale
                                     -------------------------------------------
                                                       1993
                                     -------------------------------------------
                                     Amortized  Unrealized   Unrealized    Fair
(In Thousands)                         Cost      Gross Gain  Gross Loss    Value
- ---------------------------------------------------------------------------------
U.S. Treasury
   securities                       $  648,331      $ 3,676   $  103   $  651,904
U.S. Government
   agency securities                   398,590        9,235      571      407,254
Mortgage-backed
   securities                        1,318,424        5,542    1,942    1,322,024
Obligations of
   states and
   political subdivisions                    -            -        -            -
Other securities                        73,054          612       88       73,578
- ---------------------------------------------------------------------------------
    Total                           $2,438,399      $19,065   $2,704   $2,454,760
=================================================================================

The carrying amounts and approximate fair value of securities at December 31, 1993, by contractual maturity, are shown below:

                                                   Held to Maturity         Available for Sale
- --------------------------------------------------------------------------------------------------
                                                  Amortized       Fair     Amortized       Fair
(In Thousands)                                         Cost      Value        Cost         Value
- --------------------------------------------------------------------------------------------------
Due in one year or less                          $   48,085   $   48,629   $  500,028   $  504,467
Due after one year through five years               491,324      502,725      777,634      787,312
Due after five years through 10 years               327,593      345,782      339,406      340,908
Due after 10 years                                  411,005      430,092      821,331      822,073
- --------------------------------------------------------------------------------------------------
   Total                                         $1,278,007   $1,327,228   $2,438,399   $2,454,760
==================================================================================================

Proceeds from sales of securities during 1993 were $25,686,000. Gross gains of $1,006,000 and gross losses of $403,000 were realized on those sales. Proceeds from sales of securities during 1992 were $14,210,000. Gross gains of $803,000 and gross losses of $169,000 were realized on those sales.

The income tax provision applicable to securities tranactions for the years 1993, 1992, and 1991 were $226,000, $231,000, and $252,000, respectively.

SouthTrust Corporation

NOTE E - LOANS
The classifications of loans at December 31 are as follows:

(In Thousands)                                                                           1993             1992
- ---------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                            $ 2,814,106      $ 2,378,014
Real estate construction                                                              448,619          332,541
Commercial real estate mortgage                                                     2,594,453        2,026,569
Residential real estate mortgage                                                    2,322,088        1,736,610
Loans to individuals                                                                1,347,738        1,151,197
- ---------------------------------------------------------------------------------------------------------------
                                                                                    9,527,004        7,624,931
Unearned interest                                                                     (78,685)         (78,312)
Allowance for loan losses                                                            (135,233)        (103,770)
- --------------------------------------------------------------------------------------------------------------
Net Loans                                                                         $ 9,313,086      $ 7,442,849
==============================================================================================================


    In the normal course of business, loans are made to directors and executive officers of the Company and its subsidiaries and their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others. Such loans do not involve more than normal risk of collectibility nor do they present other unfavorable features. As of December 31, 1993 and 1992, respectively, $127,393,000 and $53,474,000 of these loans were outstanding. During 1993, $241,404,000 of new loans were made and repayments totaled $167,485,000.
    The Company's largest credit concentration is commercial real estate mortgage loans, which totaled $2,594.5 million or 27.2% of total loans at December 31, 1993 and $2,026.6 million or 26.6% of total loans at December 31, 1992. There were no significant industry concentrations within the loan portfolio and the Company's geographic loan distribution is concentrated in the Southeast markets served by the Company at December 31, 1993 and 1992.
    In 1993, interest income of $1,705,000 and $36,000 was recorded on non-accrual and restructured loans, respectively. Had income on these loans been recorded under original terms, $7,337,000 of interest on non-accrual loans and $59,000 of interest on restructured loans would have been recorded.

NOTE F - ALLOWANCE FOR LOAN LOSSES
The following is an analysis of changes in the allowance for loan losses for the years ended December 31:

(In Thousands)                                                                1993          1992           1991
- ---------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                              $103,770      $ 80,393        $70,812
Additions (deductions):
  Provisions charged to operations                                          45,032        43,305         38,042
  Recoveries on loans previously charged off                                12,005         8,524          9,895
  Loans charged off                                                        (36,620)      (40,062)       (41,586)
  Allowances of purchased subsidiaries                                      11,046        11,610          3,230
- ---------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                    $135,233      $103,770        $80,393
===============================================================================================================

NOTE G - PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31:

(In Thousands)                                                                              1993           1992
- ---------------------------------------------------------------------------------------------------------------
Land                                                                                    $ 84,913       $ 71,099
Buildings and improvements                                                               213,499        175,106
Equipment                                                                                160,108        132,680
- ---------------------------------------------------------------------------------------------------------------
                                                                                         458,520        378,885
Less accumulated depreciation and amortization                                           136,897        108,948
- ---------------------------------------------------------------------------------------------------------------
TOTALS                                                                                  $321,623       $269,937
==============================================================================================================

NOTE H - LONG-TERM DEBT
A summary of long-term debt at December 31 follows:

(In Thousands)                                                                              1993         1992)
- --------------------------------------------------------------------------------------------------------------
8-5/8% Subordinated notes, due May 15, 2004                                             $100,000      $100,000
7% Debentures, due May 15, 2003                                                          100,000             0
8-3/4% Senior Notes, due December 15, 1997                                                     0         9,110
8-1/2% Debentures, due November 1, 2003                                                        0        21,673
9.95% Subordinated Capital Notes, due June 1, 1999                                        75,000        75,000
Floating Rate Notes, due December 28, 1994,
  average rate of 3.85% in 1993 and 4.15% in 1992                                         20,000        20,000
9.08% Senior Notes, due March 28, 1995                                                    10,000        10,000
Federal Home Loan Bank advances                                                          145,849        20,750
Other                                                                                     19,136         1,710
- --------------------------------------------------------------------------------------------------------------
TOTALS                                                                                  $469,985      $258,243
==============================================================================================================


    During 1993 the Company issued $100,000,000 in 7% Debentures due in 2003. These notes, along with the 8-5/8% Subordinated Notes, are not subject to redemption prior to maturity, and no sinking fund is required for them.
    The 8-3/4% Senior Notes and the 8-1/2% Debentures were redeemed in 1993. The 9.95% Subordinated Capital Notes qualify as supplemental capital under the Capital Adequacy Guidelines of the Federal Reserve Board. These notes will be redeemed, at the Company's option, in cash from the proceeds of the sale of capital securities, or exchanged for qualifying capital securities, having a market value equal to the principal amount of the notes. These notes are unsecured and subordinated to all present and future senior indebtedness of the Company. These notes may not be redeemed prior to maturity, except upon the occurrence of certain events relating to the federal income tax treatment of the notes by the Company.
    $140.1 million of the Federal Home Loan Bank Advances are at variable rates. $5.7 million are at fixed rates ranging from 5.80% to 8.10%.
    Scheduled maturities of long-term debt in 1994 are approximately $109.0 million. Maturities during 1995, 1996, 1997, and 1998 are approximately $35.0 million, $29.0 million, $0.8 million, and $2.0 million, respectively.

NOTE I - COMMITMENTS
AND CONTINGENCIES

LITIGATION
Several of the Company's subsidiaries are defendants in various legal proceedings arising in the normal course of business. These claims relate to the lending and investment advisory services provided by the Company and include alleged compensatory and punitive damages. Although it is not possible to determine, with any certainty, the potential exposure related to punitive damages, in the opinion of Management, based upon consultation with legal counsel, the ultimate resolution of these proceedings will not have a material effect on the Company's financial statements.

LEASES
At December 31, 1993, the Company and its subsidiaries were obligated under various cancelable and non- cancelable leases for premises and equipment. Certain leases contain various renewal options that are priced at market rates. Total rental expense for the years ended December 31, 1993, 1992, and 1991 was $14,476,000, $13,262,000, and $10,517,000, respectively. Future minimum rental commitments as of December 31, 1993 for all non-cancelable leases with initial or remaining terms of more than one year are as follows:
- --------------------------------------------------------------------

(In Thousands)       Premises     Equipment     Total
- -----------------------------------------------------
1994                $  16,455          $133 $  16,588
1995                   15,353            48    15,401
1996                   13,637            30    13,667
1997                   12,181            30    12,211
1998                   10,915            13    10,928
After 1998             64,899             0    64,899
- -----------------------------------------------------
TOTALS               $133,440          $254  $133,694
=====================================================

OFF-BALANCE-SHEET COMMITMENTS
STANDBY LETTERS OF CREDIT AND COMMITMENTS
The Company's subsidiary banks had standby letters of credit outstanding of approximately $347,767,000 and $290,247,000 at December 31, 1993 and 1992,
respectively.
    The Company's subsidiary banks had outstanding commitments to extend credit of approximately $3,160,560,000 at December 31, 1993, and $2,393,357,009 at
December 31, 1992. Since many

SouthTrust Corporation

of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
    The Company's policies as to collateral and assumption of credit risk for off-balance-sheet commitments are essentially the same as those for extension of credit to its customers.

ASSETS SOLD WITH RECOURSE
The Company's subsidiaries regularly originate and sell loans, consisting primarily of mortgage loans sold to third-party investors, which contain various recourse provisions to the seller. Losses historically realized through the repurchase or other satisfaction of these recourse provisions are insignificant.

INTEREST RATE SWAPS
The Company has entered into interest rate swap agreements ("Swaps"), which provide for the Company to pay interest based on the Floating London Interbank Offered Rate while receiving payments on a fixed rate. The average notional face amount of these agreements was $413 million in 1993 and $179 million in 1992. The notional amounts outstanding at December 31, 1993 and 1992 were $490 million and $230 million, respectively. New Swaps in 1993 amounted to $260 million; no Swaps expired or were terminated in 1993. During 1993, the average rate paid under the agreements was 3.38% and the average rate earned was 6.31%. For 1992, the average rate paid was 3.88% and the average rate earned was 7.24%.
    The contractual maturities of Swaps are as follows:

(In Millions)                                  Notional Amount             Expiration
- -------------------------------------------------------------------------------------
                                                  $  290.0                       1995
                                                     100.0                       2003
                                                     100.0                       2004
- -------------------------------------------------------------------------------------
                                                  $  490.0
=====================================================================================

NOTE J - EMPLOYEE BENEFITS

DEFINED BENEFIT PLANS
The Company has a trusteed defined benefit pension plan for the benefit of substantially all employees of the Company and its subsidiaries, the "Trusteed Plan." The Company also maintains a supplemental defined benefit plan, the "Supplemental Plan," and a deferred compensation plan, the "Deferred Plan," for certain key executives. The Company's funding policy with respect to the Trusteed Plan is to contribute amounts to the plan sufficient to meet minimum funding requirements as set by law. The Supplemental Plan and the Deferred Plan are unfunded.
    The weighted-average discount rate and rate used in determining the actuarial present value of the projected benefit obligations for all defined benefit plans was 7.5% in 1993 and 8.5% in 1992 and 1991. The rate of increase in future compensation levels for all defined benefit plans was 5.5% in 1993 and 6% in 1992 and 1991.The rate of expected return on plan assets for the Trusteed Plan in 1993, 1992, and 1991 was 9.25%. Prior service costs for all defined benefit plans are being amortized on a straight-line basis.
    The Company also maintains a defined contribution deferred profit sharing plan that meets the requirements of section 401(k) of the Internal Revenue
Code. Company contributions to the deferred profit sharing plan are based on a pre-determined formula of up to 15% of participants' salaries, which is the maximum amount deductible for federal income tax purposes. Provisions for contributions to the deferred profit sharing plan were approximately $10.5 million in 1993, $8.4 million in 1992, and $7.6 million in 1991.
    As of December 31, 1993, the Trusteed Plan and the profit sharing plan owned 411,768 shares and 1,403,719 shares, respectively, of the Company's common stock.

STOCK OPTION PLAN
Stock options for a total of 1,179,344 shares awarded to key employees under the Company's Stock Option Plan were outstanding at December 31, 1993. Exercise prices range from $4.33 to $18.75 per share and average $11.01 per share. During 1993, options on 194,377 shares were exercised at an average price of $9.67 per share while options for 952,539 shares were exercisable as of December 31, 1993.

TRUSTEED PLAN
The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Financial Statements at December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993:

(In Thousands)                                                                                                  1993           1992
- -----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $36,704 in 1993 and $25,873 in 1992                                                                 ($43,019)     ($ 28,689)
===================================================================================================================================
Projected benefit obligation for service rendered to date                                                  ($53,184)     ($ 38,863)
Plan assets at fair value, primarily listed stocks and U.S. Government securities                            53,331         49,899
- -----------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                                           147         11,036
Unrecognized net (gain) loss from past experience different from that assumed
  and effects of changes in assumptions                                                                       3,355         (5,816)
Prior service cost not yet recognized in net periodic pension cost                                              437            483
Unrecognized net asset at January 1, 1993 and 1992                                                           (4,682)        (5,204)
- -----------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension cost included in other assets (liabilities)                                      ($   743)      $    499
===================================================================================================================================

Net pension cost for 1993, 1992, and 1991 includes the following components:

- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1993           1992           1991
- -----------------------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                                                $ 2,961       $ 2,311       $  1,920
Interest cost on projected benefit obligation                                                   3,451         2,931          2,609
Actual return on plan assets                                                                   (3,734)       (2,745)       (12,163)
Net amortization and deferral                                                                  (1,426)       (2,412)         8,241
- -----------------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                                     $ 1,252       $    85       $    607
===================================================================================================================================

SUPPLEMENTAL AND DEFERRED PLANS
The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Financial Statements at December 31, 1993 and
1992, and for each of the three years ended December 31, 1993:
- --------------------------------------------------------------------------------

(In Thousands)                                                                                                  1993           1992
- -----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits of $2,904 in 1993 and $3,449 in 1992           ($3,166)       ($3,649)
===================================================================================================================================
Projected benefit obligation for service rendered to date                                                   ($4,209)       ($3,733)
Plan assets at fair value                                                                                         0              0
- -----------------------------------------------------------------------------------------------------------------------------------
Excess of projected benefit obligation over plan assets                                                      (4,209)        (3,733)
Unrecognized net (gain) loss from past experience different from that assumed
    and effects of changes in assumptions                                                                       571             48
Prior service cost not yet recognized in net periodic pension cost                                              848          1,530
Unrecognized net (asset) liability at January 1, 1993 and 1992                                                 (804)        (1,494)
- -----------------------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities                                                          ($3,594)       ($3,649)
===================================================================================================================================

Net pension cost for 1993, 1992 and 1991 includes the following components:

- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1993          1992           1991
- -----------------------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                                                   $344        $  310         $   57
Interest cost on projected benefit obligation                                                     274           272            110
Net amortization and deferral                                                                     150           215             60
- -----------------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                                        $768        $  797         $  227
===================================================================================================================================

POSTRETIREMENT BENEFITS
The Company sponsors an unfunded defined benefit postretirement health care plan. All employees who retire under the plan at age 55 or later with 10 or more years of service are eligible to receive certain limited postretirement health care benefits until age 65. The plan is identical to the specific medical plan covering the employee prior to retirement. The plan is contributory, with retiree contributions adjusted annually.

SouthTrust Corporation

Net postretirement health care cost for 1993 and 1992 includes the following components:

(In Thousands)                                                                              1993           1992
- ---------------------------------------------------------------------------------------------------------------
Service cost - benefits attributed to service during the period                             $220          $220
Interest cost on accumulated postretirement benefit obligation                               215           215
Amortization of transition obligation over 20 years                                          106           131
- --------------------------------------------------------------------------------------------------------------
    Net periodic postretirement benefit costs                                               $541          $566
===============================================================================================================


    For measurement purposes, a 14% and 15% annual rate of increase in the per capita cost of covered health care claims was assumed for 1993 and 1992, respectively; the rate was assumed to remain stable for four years, then decrease to 7% for years thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993, by $742,000 and the aggregate of the components of net periodic postretirement benefit cost for the year then ended by $168,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1993 and 1992.
    In 1992, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." This new standard requires that the expected cost of these postretirement benefits must be charged to expense during the years that the employees render service. The Company has elected to amortize the unfunded transition obligation over a 20-year period as permitted by the standard. The effect of this change in accounting was to decrease pretax income by $541,000 in 1993 and $566,000 in 1992. Previously the Company recognized postretirement health care costs in the year the benefits were paid. Postretirement health care costs charged to expense in 1991 were not material.
    The plan's accumulated postretirement benefit obligation was $2,969,000 at December 31, 1993, with $573,000 related to retirees and $2,396,000 for other active employees, and an unrecognized transition obligation of $2,005,000, resulting in an accrued liability of $964,000.

NOTE K - INCOME TAXES
The provision for income taxes was as follows:

                                                                                Year Ended December 31
(In Thousands)                                                           1993             1992             1991
- ---------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                            $69,392          $43,889          $31,598
  State                                                                7,913            6,942            5,275
- --------------------------------------------------------------------------------------------------------------
                                                                      77,305           50,831           36,873
Deferred (Prepaid):
  Federal                                                             (3,753)             368           (3,189)
  State                                                                  440             (553)            (375)
- --------------------------------------------------------------------------------------------------------------
                                                                      (3,313)            (185)          (3,564)
- ---------------------------------------------------------------------------------------------------------------
TOTALS                                                               $73,992          $50,646          $33,309
===============================================================================================================

The components of deferred taxes resulting from timing differences in the recognition of income and expenses for tax and financial reporting purposes were as follows:

- ---------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                            ($7,758)         ($4,610)         ($2,582)
Leasing                                                                9,457            6,600            1,287
Other                                                                 (5,012)          (2,175)          (2,269)
- ---------------------------------------------------------------------------------------------------------------
TOTALS                                                               ($3,313)         ($  185)         ($3,564)
==============================================================================================================

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate (35% in 1993 and 34% in 1992 and 1991) to income before taxes were as follows:

- ---------------------------------------------------------------------------------------------------------------
Pretax income at statutory rates                                     $78,584          $56,063          $41,927
Add (deduct):
  State income tax, net of federal tax benefit                         5,429            4,380            3,227
  Tax-exempt interest income                                        (11,279)          (12,677)         (14,768)
  Non-deductible interest expense                                        964            1,160            1,747
  Amortization of goodwill                                             1,499            1,101            1,116
  Other                                                               (1,205)             619               60
- ---------------------------------------------------------------------------------------------------------------
TOTALS                                                               $73,992          $50,646          $33,309
===============================================================================================================

The components of the net deferred tax asset as of December 31, 1993, were as follows:

Deferred tax assets:
 Allowance for loan losses                                                                            $ 48,687
 Other                                                                                                  26,792
- --------------------------------------------------------------------------------------------------------------
 Total deferred tax assets                                                                              75,479
- --------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
 Depreciation                                                                                           (8,551)
 Leasing                                                                                               (23,736)
 Other                                                                                                 (15,175)
- --------------------------------------------------------------------------------------------------------------
 Total deferred tax liabilities                                                                        (47,462)
- --------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                                $ 28,017
==============================================================================================================

Deferred tax liabilities include $6,194,000 related to the tax effect of unrealized securities gains under SFAS No. 115, which are recorded in equity. The deferred tax asset above is net of an insignificant valuation allowance. The Company has sufficient refundable taxes paid in available carryback years to realize its recorded deferred tax asset.

NOTE L - SUPPLEMENTAL INCOME STATEMENT INFORMATION
The following provides further analysis of other non-interest expense for the years ended December 31:

(In Thousands)                                                           1993             1992             1991
- ---------------------------------------------------------------------------------------------------------------
Other expense:
  Communications                                                   $  20,017        $  18,085          $16,777
  Professional services                                               25,420           18,909           14,805
  Business development                                                12,795           10,771            9,422
  Other                                                               64,062           68,360           49,060
- --------------------------------------------------------------------------------------------------------------
                                                                    $122,294         $116,125          $90,064
===============================================================================================================

NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS
This summarizes the Company's disclosure of fair values of financial instruments made in accordance with the requirements of SFAS No. 107:

(In Thousands)                                          December 31, 1993                           December 31, 1992
- ---------------------------------------------------------------------------------------------------------------------
                                            Carrying Amount       Estimated Fair Value    Carrying Amount     Estimated Fair Value
- ----------------------------------------------------------------------------------------------------------------------------------
Assets:
 Cash and due from banks                       $    607,831           $    607,831          $    540,548         $    540,548
 Federal funds sold and other
    short-term investments                           49,626                 49,626                99,499               99,499
 Assets held for sale                               258,506                258,506               198,759              198,759
 Securities held to maturity                      1,278,007              1,327,228             3,756,224            3,841,289
 Securities available for sale                    2,454,760              2,454,760                  -                    -
 Loans, net                                       9,115,342              9,336,909             7,298,866            7,402,234
 Interest receivable and other assets               143,534                143,534               158,496              158,496
Liabilities:
 Deposits                                        11,515,311             11,555,463            10,082,241           10,122,263
 Federal funds purchased and
    other short-term borrowings                   1,456,460              1,456,460             1,331,080            1,331,080
 Interest payable and other liabilities             156,280                156,280               153,816              153,816
 Long-term debt                                     469,985                422,781               258,243              226,540
Off-balance sheet instruments -
   asset (liability):
   Interest rate swaps in a net
    receivable position                              10,568                 29,428                 3,461               11,512
   Commitments to extend credit                      (8,883)               (22,716)               (5,402)             (15,202)
   Standby letters of credit                           (573)                  (573)                 (437)                (437)
- -----------------------------------------------------------------------------------------------------------------------------

SouthTrust Corporation

    In cases where quoted market prices are not available, fair values have been estimated using present value or other valuation techniques. These methods are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows. In that regard, estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current settlement of the underlying financial instruments, and they are not intended to represent a measure of the under-lying value of the Company.
    The following methods and assumptions were used by the Company in estimating the fair value provided above:

CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND OTHER SHORT-TERM INVESTMENTS The carrying value of highly liquid instruments, such as cash on hand, interest and noninterest bearing deposits in financial institutions, and federal funds sold and other short-term investments are considered to approximate their fair values.

ASSETS HELD FOR SALE AND SECURITIES
Substantially all of the Company's securities held for investment and assets held for sale, consisting primarily of loans held for sale to third-party investors, have a readily determinable fair value. Fair values for these securities are based on quoted market prices, where available. If not available, fair values are based on market prices of comparable instruments. The carrying amount of accrued interest on securities approximates its fair value.

LOANS, NET
For loans with rates that are repriced in coordination with movements in market rates and with no significant change in credit risk, fair value estimates are based on carrying values. The fair values for other types of loans are estimated by discounting future cash flows using current rates at which loans with similar terms would be made to borrowers of similar credit ratings. The carrying amount of accrued interest on loans approximates its fair value.

DEPOSITS
The fair value of deposit liabilities with no stated maturity are disclosed as the amount payable on demand at the reporting date (i.e., at their carrying or book value). The fair values of fixed maturity deposits are estimated using a discounted cash flow calculation that applies rates currently offered for time deposits of similar remaining maturities. The carrying amount of accrued interest payable on deposits approximates its fair value.
    The economic value attributable to the long-term relationship with depositors who provide low-cost funds to the Company is considered to be a separate intangible asset and is excluded from the presentation above.

SHORT-TERM BORROWINGS
The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

LONG-TERM DEBT
The fair values of the Company's long-term debt are based on quoted market prices of similar instruments or estimates using the Company's incremental borrowing rates for similar types of instruments.

OFF-BALANCE-SHEET INSTRUMENTS
Off-balance-sheet financial instruments include commitments to extend credit, standby letters of credit, interest rate swaps, and similar instruments. The fair value of such instruments is estimated using current settlement values or based on fees currently charged for similar arrangements in the market place, adjusted for changes in terms and credit risk as appropriate.

NOTE N - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
SouthTrust Corporation Parent Company

STATEMENTS OF CONDITION

                                                                                               December 31
(In Thousands)                                                                            1993             1992
- ---------------------------------------------------------------------------------------------------------------
ASSETS
  Cash-on-demand deposit*                                                          $    1,309        $    1,846
  Interest-bearing time deposits*                                                      59,954           100,398
  Securities                                                                           71,669            11,908
  Loans                                                                                 2,486             4,497
  Loans to subsidiaries*                                                               72,806            49,731
  Investment in subsidiaries*
    Banks and bank holding companies                                                1,184,312           962,802
    Non-banks                                                                          12,025            10,490
  Other assets                                                                         29,408            20,487
- ---------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                 $1,433,969        $1,162,159
===============================================================================================================
LIABILITIES
  Short-term borrowings                                                            $   15,918        $   19,641
  Other liabilities                                                                    61,285            46,383
  Long-term debt                                                                      305,000           235,783
- ---------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                               382,203           301,807
STOCKHOLDERS' EQUITY                                                                1,051,766           860,352
- ---------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $1,433,969        $1,162,159
===============================================================================================================


STATEMENTS OF INCOME

- ---------------------------------------------------------------------------------------------------------------
                                                                               Year Ended December 31
(In Thousands)                                                           1993             1992             1991
- ---------------------------------------------------------------------------------------------------------------
Income:
  From subsidiaries:*
    Dividends                                                       $  58,857         $ 42,242          $54,784
    Management fees                                                    37,895           30,262           24,826
    Interest                                                            5,844            4,459            2,613
  Other                                                                 1,014            2,191            2,307
- ---------------------------------------------------------------------------------------------------------------
      TOTAL INCOME                                                    103,610           79,154           84,530
- --------------------------------------------------------------------------------------------------------------
Expense:
  Salaries and employee benefits                                       21,741           16,494           12,639
  Interest                                                             16,343           13,981           12,607
  Other                                                                17,749           22,731           13,172
- --------------------------------------------------------------------------------------------------------------
      TOTAL EXPENSE                                                    55,833           53,206           38,418
- --------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed
    net income of subsidiaries                                         47,777           25,948           46,112
Income taxes (credit)                                                  (4,176)          (5,091)          (2,484)
- ---------------------------------------------------------------------------------------------------------------
      INCOME BEFORE EQUITY IN UNDISTRIBUTED
       NET INCOME OF SUBSIDIARIES                                      51,953           31,039           48,596
Equity in undistributed net income of subsidiaries:*
  Banks and bank holding companies                                     97,224           81,850           40,119
  Non-banks                                                             1,358            1,357            1,291
- ---------------------------------------------------------------------------------------------------------------
      NET INCOME                                                    $ 150,535         $114,246          $90,006
===============================================================================================================

*Eliminated in consolidation.

SouthTrust Corporation

NOTE N - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (Continued) SouthTrust Corporation Parent Company

STATEMENTS OF CASH FLOWS

                                                                               Year Ended December 31
(In Thousands)                                                          1993             1992             1991
- ---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net Income                                                        $150,535         $114,246         $ 90,006
  Less equity in undistributed net income of subsidiaries            (98,582)         (83,207)         (41,410)
- --------------------------------------------------------------------------------------------------------------
  Income before equity in undistributed net
    income of subsidiaries                                            51,953           31,039           48,596
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Provision (credit) for:
    Depreciation of premises and equipment                             1,072              723              333
    Amortization of intangibles                                        2,504            2,513            2,556
    Deferred income tax provision (benefit)                           (1,748)          (8,940)           1,556
  Realized and unrealized net loss on sale of securities                 231              106              360
  Net (increase) decrease in other assets                             (7,096)           2,257             (410)
  Net increase (decrease) in other liabilities                        20,813            4,359           19,297
- --------------------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                       67,729           32,057           72,288

INVESTING ACTIVITIES
  Proceeds from maturities of securities                              20,362            4,041                0
  Proceeds from sales of securities                                        0           13,031                2
  Purchases of securities                                            (80,366)         (15,289)               0
  Capital contributions                                              (44,318)        (113,914)         (41,071)
  Purchase of subsidiaries                                                 0          (41,746)            (885)
  Net (increase) decrease in:
    Short-term investments                                            40,444          (25,189)         (37,140)
    Loans to subsidiaries                                            (23,075)         (30,969)             587
    Loans                                                              2,010            4,946            1,218
    Premises and equipment                                            (1,138)          (7,016)            (558)
- --------------------------------------------------------------------------------------------------------------
      NET CASH USED BY INVESTING ACTIVITIES                          (86,081)        (212,105)         (77,847)

FINANCING ACTIVITIES
  Proceeds from issuance of:
    Common Stock                                                       4,696          120,334           52,755
    Long-term debt                                                   100,000          100,000                0
  Payments for:
    Long-term debt                                                   (30,783)          (2,515)          (1,815)
    Repurchase of Common Stock                                          (252)            (485)            (104)
    Cash dividends                                                   (52,124)         (34,118)         (29,542)
  Net increase (decrease) in short-term borrowings                    (3,722)          (3,273)         (14,614)
- --------------------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                       17,815          179,943            6,680
- --------------------------------------------------------------------------------------------------------------
          INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                (537)            (105)           1,121
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                           1,846            1,951              830
- --------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                              $  1,309         $  1,846         $  1,951
==============================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  CASH PAID DURING THE PERIOD FOR INTEREST                          $ 15,829         $ 12,971         $ 12,618
==============================================================================================================

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
SouthTrust Corporation

TO THE BOARD OF DIRECTORS OF SOUTHTRUST CORPORATION:

We have audited the accompanying consolidated statements of condition of SouthTrust Corporation and subsidiaries (a Delaware corporation) as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position of SouthTrust Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note A to the Consolidated Financial Statements, effective December 31, 1993, the Company changed its method of accounting for investment securities.





Birmingham, Alabama,
February 4, 1994