Form 10-K, Exhibit 13
SOUTHTRUST CORP
filed 1995-03-30
CIK 92081

                                                                      EXHIBIT 13


     FINANCIAL HIGHLIGHTS
     ---------------------------------------------------------------------------
         SOUTHTRUST CORPORATION

The financial statements and related information herein were prepared by the Company and were based on generally accepted accounting principles, appropriate in the circumstances to reflect in all material respects the financial condition of the Company at December 31, 1994 and 1993 and the results of operations and cash flows for the three years ended December 31, 1994. The financial statements reflect management's best estimates and judgments. Financial information presented elsewhere in this report has been prepared in a manner consistent with financial statement disclosures.

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

     Arthur Andersen LLP, independent public accountants, has audited the financial statements in accordance with generally accepted auditing standards and their report appears herein.


CONTENTS

Management's Discussion
and Analysis .........................................18

Consolidated Financial Statements ....................40

Notes to Consolidated
Financial Statements .................................44

Report of Independent
Public Accountants ...................................57

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS
     ---------------------------------------------------------------------------
         SOUTHTRUST CORPORATION


SELECTED FINANCIAL INFORMATION
(TABLE 1)

Year Ended December 31                                    1994        1993       1992       1991         1990         1989
---------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Return on average total assets                            1.09%       1.10%      1.04%      0.96%        0.85%       1.03%
Return on average common
  stockholders' equity                                   15.86       15.84      15.66      15.21        13.29       15.44
Dividend pay-out ratio                                   31.45       30.70      31.29      33.59        40.66       35.16
Average equity to average assets                          6.85        6.96       6.62       6.29         6.37        6.66
Non-interest expense as a percent
  of average total assets                                 3.05        3.19       3.39       3.15         2.85        2.83
---------------------------------------------------------------------------------------------------------------------------
INTEREST YIELDS/RATES:
Taxable equivalent yields earned
  on earning assets                                       7.62%       7.52%      8.40%      9.84%       10.66%      11.04%
Average rate paid on
  interest-bearing liabilities                            3.92        3.64       4.33       6.19         7.51        8.06
Net interest spread                                       3.70        3.88       4.07       3.65         3.15        2.98
Net interest margin                                       4.23        4.35       4.61       4.32         4.03        4.06
---------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:
Net income                                            $   2.15    $   1.94    $  1.66    $  1.42      $  1.14     $  1.21
Cash dividends declared                                   0.68        0.60       0.52       0.48         0.46        0.43
Stockholders' equity at period end                       13.94       13.25      11.55      10.05         8.99        8.31
Stock price range  (low)                                    17      16 5/8     14 1/8      6 5/8        5 3/4       8 3/4
                   (high)                               22 1/8      22 1/8     18 1/8     17 1/4       10 3/8      11 1/4
---------------------------------------------------------------------------------------------------------------------------
SHARE DATA:
Average shares outstanding (000s)                       80,628      77,772     68,948     63,255       61,148      60,077
Shares outstanding
  at end of year (000s)                                 81,426      79,401     74,477     65,837       61,167      61,013
---------------------------------------------------------------------------------------------------------------------------
LONG-TERM PERFORMANCE:
Five-year compound growth rates for:

Period ended December 31, 1994:
  Net income                                             18.91%
  Net income per share                                   12.18
  Dividends declared per share                            9.60

Year ended December 31, 1994:
  Total assets                                           17.83%
  Loans                                                  20.91
  Deposits                                               16.15
  Stockholders' equity                                   17.49
  Stockholders' equity per share                         10.90

EARNINGS SUMMARY

THREE YEARS ENDED DECEMBER 31, 1994
SouthTrust Corporation ("SouthTrust") reported net income of $173.0 million or $2.15 per share for the year ended December 31, 1994, compared to net income of $150.5 million or $1.94 per share for the year ended December 31, 1993. Net income in 1992 was $114.2 million or $1.66 per share.

     The increase in net income in 1994 over 1993 was primarily attributable to the 17% growth in average earning assets. This increase was partially offset by the decline in the fully taxable equivalent net interest margin, which decreased to 4.23% in 1994 from 4.35% in 1993, as market interest rates increased significantly during the year and the spread between yields earned and rates paid decreased from 3.88% during 1993 to 3.70% in 1994.

     Net earnings in 1994 resulted in a return on average assets of 1.09% compared to 1.10% during 1993, and a return on average stockholders' equity of 15.86% compared to 15.84% during 1993.

NET INTEREST INCOME
Net interest income is affected by changes in the volume of and rates earned/paid on interest-earning assets and interest-bearing liabilities and is the major component of net income of the Company. For purposes of this discussion, income that is either exempt from federal income taxes or is taxed at a preferential rate has been adjusted to fully taxable equivalent amounts, using a statutory federal tax rate of 35% in 1994 and 1993 and 34% in 1992.

     Net interest income increased 14% to $623.6 million from $547.5 million in 1993 and $464.8 million in 1992. The taxable equivalent net interest margins for the three years ended December 31, 1994 were 4.23%, 4.35% and 4.61%, respectively. The net interest spread between interest-earning assets and interest-bearing liabilities decreased 18 basis points to 3.70% in 1994 from 3.88% in 1993. The net interest spread in 1992 was 4.07%. The net interest spread is affected by competitive pressures, Federal Reserve Bank (the "Fed") monetary policies and the composition of interest-earning assets and interest-bearing liabilities. During 1994 the Fed raised the interest rate it charges banks for loans on three different occasions, resulting in the rate increasing from 3% at the beginning of the year to 4 3/4% at year end. During this period the Prime rate increased from 6% to 8 1/2%. These increases along with increases in rates paid on deposits and other borrowed funds have resulted in decreasing net interest margins. During the fourth quarter of 1994, the net interest margin decreased to 4.11%, as the Company's liabilities have repriced at incrementally higher rates than have earning assets.

     Interest income increased $179.5 million to $1,124.7 million from $945.2 million in 1993. Interest income in 1992 totaled $847.7 million. The increase in interest income during 1994 was attributable to an increase in the volume of average interest-earning assets of 17% to $14.7 billion. Also contributing to this increase was an increase in the yield on average interest-earning assets of 10 basis points to 7.62% in 1994 from 7.52% in 1993. An increase in the volume of interest-earning assets of 25% was also responsible for the $97.5 million increase in interest income from 1992 to 1993. The yield on interest-earning assets decreased 88 basis points from 8.40% in 1992 to 7.52% in 1993.

     The mix of interest-earning assets shifted during 1994. Increased loan demand and in-market acquisitions of banks pushed loans to approximately 72.0% of average earning assets in 1994 compared to approximately 67.0% in 1993. The increase of loans relative to other interest-earning assets had the effect of increasing total interest income due to the higher yields on loans as compared to other interest-earning assets. During 1994, average loans increased 26% to $10.6 billion from $8.4 billion in 1993. The effect on interest income from this loan growth was augmented by an increase in the average yield on loans to 8.22% during 1994 from 7.99% during 1993. Interest income on loans increased 30% to $871.8 million in 1994. Short-term investments were approximately 1.5% of average earning assets in 1994 and produced an average yield of 4.76%. During 1993 short-term investments accounted for approximately 2.2% of average earning assets and produced an average yield of 5.04%. Interest income on short-term investments decreased $3.5 million to $10.6 million in 1994.

     Total securities, including investment securities and securities available for sale, which accounted for approximately 30.8% of average earning assets in 1993, fell to approximately 26.5% of average earning assets during 1994. Their average yield of 6.18% in 1994 compared to 6.66% in 1993. Interest income on securities decreased $16.0 million to $242.2 million. The net decrease in securities income was the result of a decline in the average yield of securities which reduced interest income on securities by $16.3 million. This was partially offset by an increase in the average volume of securities. During 1994 the Company primarily acquired short-term securities which resulted in relatively low yields. This decision was part of an overall asset-liability management strategy in response to current market interest rates. Table 12, Interest Rate Sensitivity Analysis, provides a maturity analysis of interest-earning assets and interest-bearing liabilities.

     Interest expense increased $103.3 million or 26% to $501.1 million in 1994. This compares to an increase of $14.8 million or 4% to $397.7 million in 1993 from $382.9 million in 1992. The average rate paid on interest-bearing liabilities rose in 1994, increasing 28 basis points to 3.92% from 3.64% in 1993, due to increasing market interest rates as a result of the Fed's monetary policy. The average rate paid on interest-bearing liabilities in 1992 was 4.33%. Additionally, the increase in interest expense was attributable to continued growth in the average volume of interest-bearing liabilities. During 1994, the volume of average interest-bearing liabilities increased $1.9 billion or 17% to $12.8 billion which was due to internally generated growth of 12.6% and 4.7% due to acquisitions. This compared to 1993 growth in volume of $2.1 billion or 24%.

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES
ON FULLY TAXABLE EQUIVALENT BASIS
(TABLE 2)

The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for the three years ended December 31, 1994. The loan averages include loans on which the accrual of interest has been discontinued. Income on certain non-accrual loans is recognized on a cash basis.

ASSETS                                      1994                         1993                         1992
--------------------------------------------------------------------------------------------------------------------
(Average in Millions;            AVERAGE              YIELD/   AVERAGE            YIELD/    AVERAGE            YIELD/
Interest in Thousands)           BALANCE   INTEREST   RATE     BALANCE  INTEREST   RATE     BALANCE  INTEREST   RATE
--------------------------------------------------------------------------------------------------------------------
Loans, net of
  unearned income               $10,606.6 $  871,831  8.22%  $ 8,422.0   $672,888   7.99%  $ 6,466.7  $565,517  8.75%
Investment securities:
  Taxable                         1,224.4     75,721  6.18     3,498.8    217,983   6.23     2,969.9   222,135  7.48
  Non-taxable                       340.6     35,743 10.49       376.3     40,288  10.71       402.8    45,652 11.33
Securities available for sale     2,339.6    130,772  5.55*        0.0          0   0.00         0.0         0  0.00
Short-term investments              222.5     10,583  4.76       279.1     14,066   5.04       250.7    14,385  5.74
--------------------------------------------------------------------------------------------------------------------
     Total interest-
       earning assets            14,733.7  1,124,650  7.62*   12,576.2    945,225   7.52    10,090.1   847,689  8.40
Allowance for loan losses          (154.1)                      (118.1)                        (90.7)
Other assets                      1,355.3                      1,194.9                       1,028.8
--------------------------------------------------------------------------------------------------------------------
     Total assets               $15,934.9                    $13,653.0                     $11,028.2
====================================================================================================================

LIABILITIES AND
STOCKHOLDERS' EQUITY
  Savings deposits              $   779.8 $   18,903  2.42%  $   683.2   $ 17,221   2.52%  $   531.5  $ 16,465  3.10%
  Interest-bearing
   demand deposits                1,467.5     31,122  2.12     1,299.3     27,852   2.14     1,013.3    28,700  2.83
  Time deposits                   7,805.5    327,618  4.20     7,184.1    290,635   4.05     6,158.2   292,714  4.75
  Short-term borrowings           2,259.9     98,189  4.34     1,340.0     41,014   3.06       925.5    31,418  3.39
  Long-term debt                    463.2     25,235  5.45       415.2     21,021   5.06       206.9    13,634  6.59
---------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
        liabilities              12,775.9    501,067  3.92    10,921.8    397,743   3.64     8,835.4   382,931  4.33
  Demand deposits
     non-interest bearing         1,849.2                      1,606.0                       1,293.1
  Other liabilities                 218.6                        174.8                         170.1
---------------------------------------------------------------------------------------------------------------------
     Total liabilities           14,843.7                     12,702.6                      10,298.6
Stockholders' equity              1,091.2                        950.4                         729.6
---------------------------------------------------------------------------------------------------------------------
     Total liabilities and
        stockholders' equity    $15,934.9                    $13,653.0                     $11,028.2
====================================================================================================================
Net interest income                       $  623,583                     $547,482                     $464,758
====================================================================================================================
Net interest margin                                   4.23%*                        4.35%                       4.61%
Net interest spread                                   3.70*                         3.88                        4.07

*Yields were calculated using average amortized cost of securities available for sale.

TAXABLE EQUIVALENT
ADJUSTMENT ANALYSIS                    1994                         1993                           1992
--------------------------------------------------------------------------------------------------------------------
                                      Taxable  Interest             Taxable  Interest             Taxable  Interest
                           Interest Equivalent  Income  Interest  Equivalent  Income   Interest Equivalent  Income
(In Thousands)              Income  Adjustments  (FTE)   Income   Adjustments  (FTE)    Income  Adjustments  (FTE)
--------------------------------------------------------------------------------------------------------------------
Loans                    $  868,461  $ 3,370 $  871,831 $669,495   $ 3,393   $672,888  $561,757  $ 3,760   $565,517
Investment securities:
  Taxable                    75,721        0     75,721  217,555       428    217,983   221,692      443    222,135
  Non-taxable                23,377   12,366     35,743   26,435    13,853     40,288    30,246   15,406     45,652
Securities available for
  sale                      130,470      302    130,772        0         0          0         0        0          0
Short-term investments       10,583        0     10,583   14,066         0     14,066    14,385        0     14,385
--------------------------------------------------------------------------------------------------------------------
     Totals              $1,108,612  $16,038 $1,124,650 $927,551   $17,674   $945,225  $828,080  $19,609   $847,689
====================================================================================================================

VOLUME-RATE ANALYSIS
(TABLE 3)

The following table shows a summary of the changes in interest income and interest expense on a fully taxable equivalent basis resulting from changes in volume and changes in rates for each category of interest-earning assets and interest-bearing liabilities for 1994/1993 and 1993/1992. Changes not solely attributable to a change in rate or volume are allocated proportionately relative to the absolute total change of rate and volume.

                                       1994 VERSUS 1993                                   1993 VERSUS 1992
                             INCREASE (DECREASE) DUE TO CHANGE IN:            INCREASE (DECREASE) DUE TO CHANGE IN:

                             VOLUME         YIELD/                              VOLUME          YIELD/
(In Thousands)             OUTSTANDING       RATE        TOTAL                OUTSTANDING        RATE      TOTAL
---------------------------------------------------------------------------------------------------------------------
Interest income on:
 Loans                       $179,064       $19,879    $198,943                 $159,504     ($52,134)    $107,370
 Investment securities:
  Taxable                       4,006       (15,497)    (11,491)                  36,153      (40,305)      (4,152)
  Non-taxable                  (3,762)         (783)     (4,545)                  (2,914)      (2,449)      (5,363)
 Short-term investments        (2,725)         (757)     (3,482)                   1,532       (1,851)        (319)
---------------------------------------------------------------------------------------------------------------------
   Total interest income      176,583         2,842     179,425                  194,275      (96,739)      97,536
Interest expense on:
 Interest-bearing deposits     33,114         8,821      41,935                   58,531      (60,701)      (2,170)
 Short-term borrowings         35,485        21,690      57,175                   12,936       (3,340)       9,596
 Long-term debt                 2,544         1,670       4,214                   11,138       (3,751)       7,387
---------------------------------------------------------------------------------------------------------------------
   Total interest expense      71,143        32,181     103,324                   82,605      (67,792)      14,813
---------------------------------------------------------------------------------------------------------------------
   Net interest income       $105,440      ($29,339)   $ 76,101                 $111,670     ($28,947)    $ 82,723
=====================================================================================================================

PROVISION FOR LOAN LOSSES
The provision for loan losses in 1994 was $45.0 million, compared to $45.0 million in 1993 and $43.3 million in 1992. Table 8, Allowance for Loan Losses, summarizes information concerning the allowance for loan losses for the five years ended December 31, 1994.

      Maintenance of the provision at the 1993 level, despite loan growth during 1994, was primarily in response to the decreased level of net charge-offs and improved credit quality indicators, including lower levels of non-performing loans and potential problem loans. During 1994, net charge-offs were $19.8 million, or .19% of average loans; a decrease of $4.8 million from $24.6 million or .29% of average loans in 1993. Net charge-offs during 1992 were $31.5 million or .49% of average loans. At December 31, 1994 total non-performing loans declined to $52.9 million, and consisted of loans on non-accrual status of $50.8 million and restructured loans of $2.1 million. Total non-performing loans at December 31, 1993 and 1992 were $67.4 million and $72.3 million, respectively. For 1994, total non-performing loans consisted of construction loans of $1.4 million, 1-4 family residential mortgage loans of $11.3 million, commercial real estate mortgage loans of $13.9 million, commercial, financial and agricultural loans of $22.9 million and loans to individuals of $3.4 million. Accruing loans 90 days or more past due increased $3.4 million to $16.6 million in 1994 from $13.2 million in 1993. Accruing loans 90 days or more past due were $11.1 million in 1992. Management considers portfolio growth and mix, the volume of non-performing loans, potential problem loans and delinquencies, as well as current economic conditions in determining the provision for loan losses.

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


NON-INTEREST INCOME
Total non-interest income increased $10.1 million or 6% to $184.8 million in 1994. Service charges on deposit accounts accounted for the largest portion of the increase in non-interest income, increasing $9.6 million or 13% to $86.3 million and was due to an increase in the number of deposit accounts and an increase in certain service charge rates.

     Mortgage origination and servicing fees decreased $6.0 million or 18% to $27.8 million. This decrease in mortgage origination and servicing fees is largely attributable to the increase in market interest rates, which has significantly reduced the number of refinancings as well as new loan activity. During 1994, mortgage origination fees were approximately $11.3 million compared to $17.7 million in 1993. Most mortgage origination fees are realized during the period the loans are originated since the majority of such loans are sold to third-party investors. Loan servicing income increased $0.4 million to $16.5 million during 1994, as total mortgage loans serviced increased to $4.3 billion on approximately 62,000 loans in 1994 from $3.5 billion on 50,600 loans in 1993. Mortgage originations are highly sensitive to interest rates and general economic conditions. Increasing mortgage interest rates as experienced during 1994 could result in decreased demand, and in turn lower mortgage origination fee income in future periods.

     Trust fees increased $1.7 million to $16.9 million. Securities gains were $0.3 million in 1994 and $0.6 million in 1993. Other fee income including bank card fees, investment fees, and other fees increased $5.6 million or 15% to $43.3 million, and other non-interest income decreased $0.5 million or 5% to $10.2 million.

     For the year ended December 31, 1993, total non-interest income increased $38.0 million or 28% over the 1992 level of $136.7 million, primarily as a result of increases in service charge income and increased mortgage origination income. There were no significant non-recurring non-interest income items recorded during 1994, 1993 or 1992.

NON-INTEREST INCOME
(TABLE 4)

The following table presents an analysis of non-interest income for 1994, 1993 and 1992 together with the amount and percent change from the prior year for 1994 and 1993:

                                                                                     Change from Prior Year
                                         Year Ended December 31                     1994                1993
                                   -------------------------------------------------------------------------------------
(In Millions)                        1994        1993        1992            Amount       %       Amount        %
------------------------------------------------------------------------------------------------------------------------
Service charges on
   deposit accounts                 $ 86.3      $ 76.7     $ 63.9            $ 9.6      12.5%     $12.8       20.0%
Mortgage origination and
   servicing fees                     27.8        33.8       22.8             (6.0)    (17.8)      11.0       48.2
Trust fees                            16.9        15.2       11.9              1.7      10.8        3.3       27.5
Securities gains                       0.3         0.6        0.6             (0.3)    (45.2)        -          -
Bank card fees                        15.8        12.6        9.7              3.2      26.0        2.9       30.1
Investment fees                       10.0        11.3        8.8             (1.3)    (11.3)       2.5       28.5
International fees                     6.1         4.8        4.5              1.3      25.0        0.3        8.1
Safe deposit fees                      3.2         2.9        2.6              0.3      10.7        0.3       12.4
Collection fees                        2.7         2.4        2.1              0.3      12.8        0.3       11.5
Cash management fees                   2.0         1.7        1.3              0.3      20.3        0.4       26.4
Other fees                             3.5         2.0        0.2              1.5      76.0        1.8      849.5
Other                                 10.2        10.7        8.3             (0.5)     (5.0)       2.4       30.5
------------------------------------------------------------------------------------------------------------------------
       Totals                       $184.8      $174.7     $136.7            $10.1       5.8      $38.0       27.8
========================================================================================================================

NON-INTEREST EXPENSE
Total non-interest expense increased $51.0 million or 12% to $486.0 million from $435.0 million in 1993. The 1994 ratio of non-interest expense to average total assets of 3.05% compared favorably to the 1993 level of 3.19%. This result is attributable to Management's commitment to continuously improve the Company's overall operating efficiency. The operating efficiency ratio improved to 60.15% in 1994 from 60.28% in 1993.

     Salaries and employee benefits accounted for the largest portion of non-interest expense and the largest portion of the increase during all three years. During 1994, salaries and employee benefits were $257.6 million, an increase of $30.6 million or 14% over 1993. This was reflective of the increase in the number of full-time equivalent employees by 6% to approximately 7,400 employees at December 31, 1994. These additional employees were added in response to the growth experienced by the Company during the year. Net occupancy expense increased $3.5 million or 10% to $40.3 million as the number of branches increased 6% to 420 at December 31, 1994 from 396 at December 31, 1993. Equipment expense increased $2.5 million or 10% to $27.9 million in 1994. During 1994, FDIC insurance expense increased $2.2 million or 10% to $25.7 million as a result of increased deposits of 11% from 1993 to 1994. All other non-interest expense items increased $12.2 million or 10% to $134.5 million for 1994, primarily as a result of growth in the general level of business throughout the Company. From 1992 to 1993, non-interest expense increased $61.4 million or 16% primarily as a result of increased salaries and benefits, and other operating expenses, reflecting the growth experienced by the Company during 1993. There were no significant non-recurring non-interest expense items recorded during any of the three years in the period ended December 31, 1994.

NON-INTEREST EXPENSE
(TABLE 5)

The following table presents an analysis of non-interest expense for 1994, 1993 and 1992 together with the amount and percent change from the prior year for 1994 and 1993:

                                                                                    Change from Prior Year
                                     Year Ended December 31                     1994                     1993
                                 -------------------------------------------------------------------------------------
(In Millions)                      1994       1993        1992           Amount         %        Amount          %
----------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits   $257.6      $227.0      $184.9           $30.6       13.5%       $42.1        22.8%
Net occupancy expense              40.3        36.8        32.3             3.5        9.5          4.5        14.0
Equipment expense                  27.9        25.4        20.7             2.5       10.0          4.7        22.6
Professional services              27.2        25.4        18.9             1.8        7.2          6.5        34.4
FDIC insurance                     25.7        23.5        19.6             2.2        9.5          3.9        19.7
Communications                     22.1        20.0        18.1             2.1       10.6          1.9        10.7
Business development               16.1        12.8        10.8             3.3       25.8          2.0        18.8
Supplies                           10.2         9.9         9.6             0.3        3.4          0.3         3.2
Other insurance                    10.2         8.3         6.6             1.9       22.8          1.7        26.4
Data processing                     6.9         6.0         7.2             0.9       14.0         (1.2)      (16.6)
Other                              41.8        39.9        44.9             1.9        4.6         (5.0)      (11.5)
---------------------------------------------------------------------------------------------------------------------
    Totals                       $486.0      $435.0      $373.6           $51.0       11.7        $61.4        16.4
=====================================================================================================================

INCOME TAXES
Income tax expense increased $14.3 million or 19% to $88.3 million for the year ended December 31, 1994, resulting in an effective tax rate of 34% compared to 33% and 31% in 1993 and 1992, respectively. The statutory federal tax rate was 35% during 1994 and 1993 and 34% during 1992.

     A reconciliation of the differences between income tax expense and income taxes calculated by applying the applicable statutory federal tax rates is provided in Note K of the Consolidated Financial Statements. The largest component of this difference during all three years is attributable to tax-exempt interest income.

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


BALANCE SHEET SUMMARY

Total assets at December 31, 1994, were $17.6 billion, representing an increase of 20% over the 1993 level of $14.7 billion. Of the total asset growth in 1994, 76% was internally generated. Average total assets increased 17% to $15.9 billion during 1994 from $13.7 billion in 1993. As of December 31, 1994, the five-year compound growth rate in total assets and average total assets of the Company were both 18%.

     During 1994, the Company consummated nine business combinations in which the Company acquired additional assets of $709.3 million, including loans of $413.0 million and deposits assumed of $665.2 million. During 1993, the Company acquired $1,260.6 million in assets, including $699.6 million in loans and deposits assumed of $1,050.7 million. Note B, "Business Combinations," of the Consolidated Financial Statements, included elsewhere in this report, provides additional information regarding business combinations. In the normal course of business, the Company regularly investigates acquisition and expansion opportunities, and expects this process will continue.

     Average earning assets during 1994 were $14.7 billion, up $2.2 billion or 17% from 1993. Average earning assets were 92.5% of average total assets in 1994 and 92.1% in 1993.

     Average interest-bearing liabilities were $12.8 billion and $10.9 billion for 1994 and 1993, respectively, and accounted for 80.2% of average liabilities and stockholders' equity in 1994 and 80.0% in 1993.

     Table 2, Average Balances and Interest Rates, includes average balances of assets and liabilities and stockholders' equity, and the rates earned/paid on major categories of earning assets and interest-bearing liabilities for each of the three years in the period ended December 31, 1994.

LOANS
Loans comprise the major portion of earning assets of the Company, accounting for 72.0% and 67.0% of average earning assets in 1994 and 1993, respectively. At December 31, 1994, loans, net of unearned income, totaled $12,121.9 million, up 28% from the December 31, 1993 level of $9,448.3 million. Of the total increase of $2,673.6 million from 1993 to 1994, $413.0 million represent loans obtained in acquisitions. This represents an internal growth rate for loans of 24% for 1994.

     As of December 31, 1994, the Company reclassified approximately $1,574.9 million of loans previously classified as commercial real estate mortgage loans to the commercial, financial and agricultural loan category. The reclassification represents loans which are secured by owner occupied business premises for commercial or service related businesses. Management believes that classifying such loans as commercial loans is more consistent with their underwriting criteria, and also more accurately reflects the credit risk associated with such loans. The amount of such loans reclassified for December 31, 1993 is approximately $1,280.3 million. The changes in loans addressed in the remainder of this discussion are based on the reclassified amounts applied retroactively.

     Demand for all types of loans was strong during 1994. The largest portion of the increase in total loans was attributable to an increase in commercial, financial and agricultural loans, which increased $964.0 million to $5,058.4 million or 41.4% of total loans at December 31, 1994.

     Commercial real estate mortgage loans increased $461.9 million or 35% to $1,776.1 million or 14.6% of total loans at December 31, 1994. Commercial real estate loans represent the Company's largest credit concentration. Approximately 21% of the properties securing commercial real estate mortgage loans are located in Alabama, approximately 23% are located in Florida, approximately 27% are in Georgia, and the remainder of the properties are dispersed throughout other states, primarily in the Southeast.

     Real estate construction loans increased $226.6 million or 51% to $675.2 million or 5.5% of total loans at December 31, 1994, from $448.6 million or 4.7% of total loans at December 31, 1993.

     Loans to individuals at December 31, 1994 were $1,745.9 million, up
$398.2 million from December 31, 1993. Loans to individuals accounted for 14.3% and 14.2% of total loans at year-end 1994 and 1993, respectively.

     Unearned income at December 31, 1994 was $93.7 million, up $15.0 million from the December 31, 1993 level of $78.7 million.

LOAN PORTFOLIO
(TABLE 6)

The following table presents loans by type and percent of total at the end of each of the last five years.

                                                                     December 31
                             ----------------------------------------------------------------------------------------
                                     1994              1993             1992              1991             1990
---------------------------------------------------------------------------------------------------------------------
(In Millions)                  Amount     %       Amount     %     Amount     %      Amount     %     Amount     %
---------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural           $ 5,058.4   41.4%   $4,094.4  43.0%  $3,475.9  45.6%   $2,714.3  45.0%  $2,441.2  43.5%
Real estate construction         675.2    5.5       448.6   4.7      332.5   4.4       382.2   6.3      518.7   9.2
Commercial real estate
  mortgage                     1,776.1   14.6     1,314.2  13.8      928.7  12.2       734.6  12.2      558.4  10.0
Residential real estate
  mortgage                     2,960.0   24.2     2,322.1  24.4    1,736.6  22.8     1,160.2  19.2    1,041.7  18.6
---------------------------------------------------------------------------------------------------------------------
   Total real estate loans     5,411.3   44.3     4,084.9  42.9    2,997.8  39.4     2,277.0  37.7    2,118.8  37.8
Loans to individuals           1,745.9   14.3     1,347.7  14.1    1,151.2  15.0     1,047.0  17.3    1,046.4  18.7
---------------------------------------------------------------------------------------------------------------------
                              12,215.6  100.0     9,527.0 100.0    7,624.9 100.0     6,038.3 100.0    5,606.4 100.0
 Unearned income                 (93.7)             (78.7)           (78.3)            (73.3)           (75.0)
---------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income 12,121.9            9,448.3          7,546.6           5,965.0          5,531.4
 Allowance for loan losses      (171.7)            (135.2)          (103.8)            (80.4)           (70.8)
---------------------------------------------------------------------------------------------------------------------
 Net Loans                   $11,950.2           $9,313.1         $7,442.8          $5,884.6         $5,460.6
=====================================================================================================================

As of December 31, 1994, contractual maturities of loans in the indicated classifications and sensitivity to changes in interest rates on certain of these loans were as follows:

                                                  Maturities                            Loans Maturing After One Year
----------------------------------------------------------------------------------------------------------------------
                                                                                         Predetermined    Adjustable
                                       One Year      One to       Over                     Interest        Interest
(In Millions)                          or Less    Five Years   Five Years    Totals          Rate            Rate
----------------------------------------------------------------------------------------------------------------------
Real estate - construction            $  391.6     $  144.6    $  139.1    $  675.3       $  142.2         $  141.5
Real estate - commercial mortgage        644.3        785.7       346.1     1,776.1          592.3            539.6
Real estate - residential mortgage       573.9        617.0     1,769.2     2,960.1        1,051.1          1,335.0
Loans to individuals                     592.1        824.8       328.9     1,745.8          901.9            251.8
Lease financing                          136.7        128.3        37.5       302.5          117.4             48.4
Commercial, financial,
  agricultural and other               1,998.9      1,507.5     1,249.4     4,755.8        1,255.9          1,501.0
Foreign                                    0.0          0.0         0.0         0.0            0.0              0.0
---------------------------------------------------------------------------------------------------------------------
Total loans                           $4,337.5     $4,007.9    $3,870.2    12,215.6       $4,060.8         $3,817.3
---------------------------------------------------------------------------------------------------------------------
Unearned income                                                                93.7
---------------------------------------------------------------------------------------------------------------------
Loans net of unearned income                                              $12,121.9
=====================================================================================================================

The following table presents details of the geographic distribution of commercial real estate mortgage loans at December 31, 1994:

(In Millions)                                Ala.     Fla.     Ga.      Tenn.   Carolinas    Va.    Other     Total
---------------------------------------------------------------------------------------------------------------------
Secured by income producing properties:
Land                                       $ 14.0   $ 14.9   $ 12.3     $ 3.0     $ 2.9    $ 0.2   $  4.0  $   51.3
Retail                                       84.6     82.3    126.6      29.5      12.1      3.6     80.0     418.7
Office                                       55.0     42.5     68.4      25.7       9.1      0.0     17.3     218.0
Office-Warehouse                             27.7     39.8     25.7       6.6      16.1      0.0     11.4     127.3
Apartments                                   73.7    128.9     99.6       6.0      30.4     22.7     96.7     458.0
Condominiums/Townhouses                       1.7      0.6      3.6       0.2       0.3      0.0      0.3       6.7
Motels/Hotels                                25.4      7.1      3.1       0.0       1.7      1.6     10.0      48.9
Industrial                                    7.5     11.3     28.8       2.0       2.5      0.0      3.7      55.8
Other                                        82.9     72.8    118.5      16.9      11.1      0.2     89.0     391.4
---------------------------------------------------------------------------------------------------------------------
   Total commercial real estate mortgages  $372.5   $400.2   $486.6     $89.9     $86.2    $28.3   $312.4  $1,776.1
=====================================================================================================================

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


NON-PERFORMING ASSETS
Non-performing assets at December 31, 1994 were $102.7 million or 0.84% of net loans, plus other real estate owned ("OREO"). This represents a decrease of $10.4 million from the December 31, 1993 level of $113.1 million or 1.19% of net loans, plus OREO. At December 31, 1994, total non-performing assets included $50.8 million in loans on non-accrual status, $2.1 million in restructured loans, and $49.8 million in OREO. During 1994, the total OREO obtained through acquisitions was $7.6 million.

     Total non-performing loans, consisting of loans on non-accrual status and restructured loans, included real estate construction loans of $1.4 million, commercial real estate mortgage loans of $13.9 million, residential real estate mortgage loans of $11.3 million, commercial, financial and agricultural loans of $22.9 million, and loans to individuals of $3.4 million. Combined non-performing real estate loans and properties taken in foreclosure of real estate loans totaled $76.4 million at December 31, 1994. This represented 74% of total non-performing assets as compared to $76.0 million or 67% at December 31, 1993.

     In addition to loans on non-performing status at December 31, 1994, the Company had loans of approximately $18.7 million for which Management has serious doubts as to the ability of the borrowers to comply with the present repayment terms, which may result in the loan repayment terms being restructured, and/or the loans going on non-performing status. Such loans are continuously reviewed by Management, and their classification may be changed if conditions warrant. At December 31, 1993, potential problem loans totaled $22.1 million.

     Loans 90 days past due and accruing were $16.6 million at December 31, 1994, compared to $13.2 million at December 31, 1993.

NON-PERFORMING ASSETS
(TABLE 7)

The following table summarizes the Company's non-performing assets and accruing loans 90 days or more past due as of December 31 for the last five years.

(In Millions)                                       1994           1993          1992           1991           1990
----------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                 $ 50.8         $ 58.6        $ 71.6         $ 70.6         $ 42.0
Restructured loans                                   2.1            8.8           0.7            3.7            8.7
----------------------------------------------------------------------------------------------------------------------
  Total non-performing loans                        52.9           67.4          72.3           74.3           50.7
Other real estate owned                             49.8           45.7          56.5           68.3           60.4
----------------------------------------------------------------------------------------------------------------------
  Total non-performing assets                      102.7          113.1         128.8          142.6          111.1
Accruing loans 90 days or more past due             16.6           13.2          11.1           12.0           13.9
----------------------------------------------------------------------------------------------------------------------
  Total non-performing assets and accruing
     loans 90 days or more past due               $119.3         $126.3        $139.9         $154.6         $125.0
======================================================================================================================
Provision for loan losses                         $ 45.0         $ 45.0        $ 43.3         $ 38.0         $ 44.6
Net charge-offs                                     19.8           24.6          31.5           31.7           37.0

Ratios:
For the Period Ended:
Net charge-offs as a % of average net loans         0.19%          0.29%         0.49%          0.55%          0.74%
Provision for loan losses as a % of net
  charge-offs                                     227.46         182.95        137.31         120.04         120.65
Period End:
Allowance as a % of net loans                       1.42           1.43          1.38           1.35           1.28
Allowance as a % of non-performing loans          324.55         200.70        143.35         108.23         139.54
Allowance as a % of non-performing assets         167.17         119.59         80.54          56.39          63.73
Allowance as a % of non-performing assets
   and accruing loans 90 days or more past due    143.89         107.06         74.14          52.02          56.62
Non-performing loans as a % of net loans            0.44           0.71          0.96           1.25           0.92
Non-performing assets as a % of loans
   net of unearned income plus OREO                 0.84           1.19          1.69           2.36           1.99
Non-performing assets and accruing loans
   90 days or more past due as a % of loans
   net of unearned income plus OREO                 0.98           1.33          1.84           2.56           2.24

As of December 31, 1994, the Company had loans of approximately $18.7 million for which Management has serious doubts as to the ability of the borrowers to comply with the present repayment terms, and may result in the loans' repayment terms being restructured, and/or the loans going on non-performing status. Such loans are continuously reviewed by Management, and their classification may be changed if conditions warrant.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses increased $36.5 million to $171.7 million at December 31, 1994. As a percentage of net loans, the Company maintained the allowance for loan losses at 1.42%; virtually consistent with the previous year allowance of $135.2 million or 1.43% of net loans. Maintenance of the allowance at this level represented an increase in the allowance for loan loss coverage of non-performing loans from 201% to 325% over that period. The increase in coverage resulted from a decrease in non-performing loans and maintenance of the provision for loan losses at a level comparable to the 1993 level. This is considered appropriate by Management due to the strong loan growth experienced during 1994. During 1994, the provision for loan losses added $45.0 million to the allowance for loan losses and net charge-offs reduced the allowance for loan losses by $19.8 million. Existing allowances for loan losses of acquired institutions totaled $11.3 million and also augmented the total allowance. The allowance for loan losses is established to cover losses inherent in the portfolio. As asset quality and economic conditions change, the allowance for loan losses will be increased or decreased accordingly.

     Net charge-offs during 1994 totaled $19.8 million or .19% of average net loans, a decrease of $4.8 million from $24.6 million or .29% of net loans during 1993. During 1994, total loans charged off were $29.8 million and total recoveries of previously charged-off loans were $10.0 million. Net charge-offs by major category during 1994 were commercial, financial and agricultural loans of $7.2 million, real estate construction loans of $.5 million, commercial real estate mortgage loans of $1.8 million, residential real estate mortgage loans of $1.1 million, and loans to individuals of $9.2 million. In maintaining the allowance level, Management has taken into consideration present economic trends and conditions, portfolio growth, the level of risk in the portfolio, the level of potential problem loans, and delinquencies. While the allowance is established to cover losses inherent in the portfolio as a whole, the Company allocates its allowance to the individual loan classifications to assist in the analysis of the allowance. This allocation is presented in Table 8. Management considers the allowance for loan losses to be adequate.

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


ALLOWANCE FOR LOAN LOSSES
(TABLE 8)

The following table summarizes information concerning the allowance for loan losses:

                                                                            Year Ended December 31
                                                          ---------------------------------------------------------
(In Millions)                                                  1994        1993        1992       1991         1990
-------------------------------------------------------------------------------------------------------------------
Loans outstanding at year end, net of unearned income     $12,121.9    $9,448.3   $7,546.6    $5,965.0     $5,531.4
===================================================================================================================
Average loans outstanding, net of unearned income         $10,606.6    $8,422.0   $6,466.7    $5,718.0     $5,003.6
===================================================================================================================
(In Thousands)
Balance beginning of year                                 $ 135,233    $103,770   $ 80,393    $ 70,812     $ 59,679
Loans charged-off:
  Commercial, financial and agricultural                      9,773      14,830     15,902      16,856       23,591
  Real estate construction                                      582         657        603       1,201          499
  Commercial real estate mortgage                             2,256         884      1,212       1,581          677
  Residential real estate mortgage                            1,581       2,545      1,402         902        1,227
  Loans to individuals                                       15,594      17,704     20,943      21,046       17,973
-------------------------------------------------------------------------------------------------------------------
    Total loans charged-off                                  29,786      36,620     40,062      41,586       43,967
-------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off:
  Commercial, financial and agricultural                      2,617       4,317      3,025       5,445        3,281
  Real estate construction                                       70         260         22          46           48
  Commercial real estate mortgage                               517         278         92          86           21
  Residential real estate mortgage                              446         367        235          90          155
  Loans to individuals                                        6,360       6,783      5,150       4,228        3,467
-------------------------------------------------------------------------------------------------------------------
    Total recoveries                                         10,010      12,005      8,524       9,895        6,972
-------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                        19,776      24,615     31,538      31,691       36,995
Additions to allowance charged to expense                    44,984      45,032     43,305      38,042       44,635
Subsidiaries' allowance at date of purchase                  11,251      11,046     11,610       3,230        3,493
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, end of year:
  Commercial, financial and agricultural                     58,186      56,515     32,281      25,045       31,362
  Real estate construction                                   11,405       4,786     12,062      10,358        8,990
  Commercial real estate mortgage                            44,065      24,551      7,664       4,549        4,580
  Residential real estate mortgage                           20,010      14,032     12,972       8,858        8,297
  Loans to individuals                                       26,240      15,565     29,071      24,914       13,127
  Unallocated portion of reserve                             11,786      19,784      9,720       6,669        4,456
-------------------------------------------------------------------------------------------------------------------
    Balance end of year                                   $ 171,692    $135,233   $103,770    $ 80,393     $ 70,812
===================================================================================================================

Ratios:
  End-of-year allowance to net loans outstanding               1.42%       1.43%      1.38%       1.35%        1.28%
  Net loans charged-off to net average loans                   0.19        0.29       0.49        0.55         0.74
  Provision for loan losses to net charge-offs               227.46      182.95     137.31      120.04       120.65
  Provision for loan losses to net average loans               0.42        0.53       0.67        0.67         0.89
  End-of-year allowance to net average loans                   1.62        1.61       1.60        1.41         1.42

See Note A to Consolidated Financial Statements for discussion of the determination of the provision for loan losses.

INVESTMENT SECURITIES AND
SECURITIES AVAILABLE FOR SALE

At December 31, 1994, total securities were $3,952.5 million. Investment securities amounted to $1,671.7 million and securities classified as available for sale amounted to $2,280.8 million.

     Investment securities increased 31% from the year-end 1993 level to $1,671.7 million, and included U.S. Government agency securities of $978.8 million, Collateralized mortgage obligations (CMOs) of $117.8 million, other mortgage backed securities of $189.2 million, State, County and Municipal securities of $307.0 million and other securities of $78.9 million.

     Securities available for sale included U.S. Treasury securities of $632.3 million, U.S. Government agency securities of $296.0 million, CMOs of $1,013.3 million, other mortgage backed securities of $224.0 million and other securities of $115.2 million.

     At December 31, 1994, the Company's investment portfolio included $1,131.1 million in CMOs. Of this amount, approximately $907.1 million had floating interest rates, and $224.0 million had fixed interest rates. CMOs present some degree of risk that the mortgages collateralizing the securities can prepay, thereby affecting the yield of the securities and their carrying amounts. Such an occurrence is most likely in periods of low interest rates when many borrowers refinance their mortgages, creating prepayments on their existing mortgages.

     Additionally, the Company's investment portfolio included approximately $940.5 million in Agency Securities with forward coupon rate increases, commonly known as "step-ups." $865.5 million of the step-ups held by the Company have maturities through 1999, and the remaining $75.0 million matures in 2004. The Company has invested in step-ups utilizing a strategy to avoid purchasing fixed rate securities that the Company believes would have provided lower than desirable yields in a rising rate environment. Step-ups are callable by the issuer at predetermined call dates, generally on each interest payment date. Step-ups present some degree of risk that the security will be called in a declining rate environment, resulting in the Company reinvesting the proceeds at a lower yield than was available at a fixed longer-term rate when the security was originally purchased, and the risk that yield increases in a rising rate environment will be less than the yield that would currently be available in the marketplace at the time of scheduled rate increases.

     Also included in U.S. Government Agency Securities at December 31, 1994 were $132.5 million in structured notes. $130.0 million of these structured notes mature through 1997. The remaining $2.5 million have maturities through 2000. All structured notes have floating interest rates. Of the total $132.5 million, $127.5 million are dual index bonds which present the risk of narrowing spreads between the floating indices, resulting in a lower yield on the bonds. The remaining $5.0 million is an "Inverse Floater," which pays interest at a rate determined by a formula of 12.9% less the six-month LIBOR rate. This security matures in 1997. Inverse floaters present the risk of decreasing yields in rising rate environments.

     At December 31, 1994, the book value of investment securities exceeded the fair value by $53.3 million, compared to an unrealized gain of $49.2 million at December 31, 1993. For securities available for sale, the amortized cost exceeded the fair value by $74.4 million, resulting in an after-tax adjustment to stockholders' equity of $46.3 million. This unrealized loss, which Management believes is temporary, compares to a net of tax unrealized gain of $10.2 million at December 31, 1993. The decrease in fair values of securities is attributable to rising interest rates and general uncertainty in the bond market over future interest rate trends.

     At December 31, 1994, the gross unrealized gains for the entire securities portfolio were $15.4 million and gross unrealized losses were $143.1 million. During 1994, proceeds from sales of securities available for sale were 9.6% of the average securities available for sale portfolio and resulted in gross gains of $0.5 million and gross losses of $0.2 million. The gross unrealized gains and losses in the securities portfolio are not expected to have a material impact on future income, liquidity or capital resource trends.

SHORT-TERM INVESTMENTS
At December 31, 1994, total short-term investments were $201.0 million, a decrease of $107.1 million from the $308.1 million level at year-end 1993. At year-end 1994, short-term investments included $18.3 million in federal funds sold, $4.3 million in securities purchased under agreements to resell, $13.9 million in interest-bearing deposits with other banks, and assets held for sale of $164.5 million. Assets held for sale consisted of $147.7 million in mortgage loans in the process of being securitized and sold to third-party investors, and the remainder are investment securities held for trading purposes which primarily represented inventory at the Company's brokerage subsidiary. Mortgage loans held for sale are carried at the lower of cost or fair value. Trading account securities are carried at fair value.

     The Company's Asset/Liability Management Committee monitors current and future expected economic conditions, as well as the Company's liquidity position in determining desired balances of short-term investments and alternative uses of such funds.

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE
(TABLE 9)

The following table provides an analysis of amortized cost and fair value of investment securities and securities available for sale as well as their maturities and year-end yields at December 31, 1994.

                                                       Investment Securities            Securities Available for Sale
                                                  --------------------------------------------------------------------
December 31,1994                                   Amortized    Fair    Year-end         Amortized    Fair  Year-end
(Dollars in Millions)                                Cost       Value     Yield             Cost      Value  Yield
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury:
  Within one year                                   $    -     $    -       -            $  566.7  $  561.5  4.89%
  One to five years                                      -          -       -                71.7      69.8  6.10
  Five to 10 years                                       -          -       -                 0.0       0.0  0.00
  More than 10 years                                     -          -       -                 1.1       1.0  7.27
----------------------------------------------------------------------------------------------------------------------
   Total                                                 -          -       -               639.5     632.3  5.03
----------------------------------------------------------------------------------------------------------------------
U.S. Government agencies:
  Within one year                                       15.7       15.6   5.51%              76.2      76.9  7.56
  One to five years                                    842.6      787.2   5.53              226.3     215.4  5.45
  Five to 10 years                                      97.5       93.4   6.48                3.6       3.2  6.33
  More than 10 years                                    23.0       21.0   4.69                0.5       0.5  6.00
----------------------------------------------------------------------------------------------------------------------
   Total                                               978.8      917.2   5.60              306.6     296.0  6.01
----------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations:
  Within one year                                        3.0        3.0   7.93                7.6       7.8  7.21
  One to five years                                     54.0       53.4   5.93               78.4      77.5  6.51
  Five to 10 years                                      22.2       22.1   6.77              232.1     226.9  6.43
  More than 10 years                                    38.6       38.8   8.45              731.4     701.1  5.86
----------------------------------------------------------------------------------------------------------------------
   Total                                               117.8      117.3   6.96            1,049.5   1,013.3  6.07
----------------------------------------------------------------------------------------------------------------------
Other mortgage-backed securities:
  Within one year                                        2.6        2.6   7.67               33.0      32.2  4.84
  One to five years                                     85.4       83.5   8.03              147.9     132.0  6.31
  Five to 10 years                                      47.9       48.3   8.98               21.2      20.8  8.23
  More than 10 years                                    53.3       54.4   8.81               41.3      39.0  7.02
----------------------------------------------------------------------------------------------------------------------
   Total                                               189.2      188.8   8.49              243.4     224.0  6.40
----------------------------------------------------------------------------------------------------------------------
States and political subdivisions:
  Within one year                                       14.2       14.3  10.34                -         -       -
  One to five years                                     88.8       91.1  11.25                -         -       -
  Five to 10 years                                      75.9       78.0  10.31                -         -       -
  More than 10 years                                   128.1      131.1  10.93                -         -       -
----------------------------------------------------------------------------------------------------------------------
   Total                                               307.0      314.5  10.84                -         -       -
----------------------------------------------------------------------------------------------------------------------
Other securities:
  Within one year                                       37.2       37.5   8.47               32.9      35.9  6.68
  One to five years                                     16.5       16.6   5.99               39.9      43.4  6.03
  Five to 10 years                                       2.3        2.3   6.42               10.0      10.8  6.00
  More than 10 years                                    22.9       24.2   8.55               33.4      25.1  6.90
----------------------------------------------------------------------------------------------------------------------
   Total                                                78.9       80.6   7.95              116.2     115.2  6.18
----------------------------------------------------------------------------------------------------------------------
Total:
  Within one year                                       72.7       73.0   8.15              716.4     714.3  5.29
  One to five years                                  1,087.3    1,031.8   6.22              564.2     538.1  5.95
  Five to 10 years                                     245.8      244.1   8.18              266.9     261.7  6.56
  More than 10 years                                   265.9      269.5   9.40              807.7     766.7  5.93
----------------------------------------------------------------------------------------------------------------------
   Total investment securities and
     securities available for sale                  $1,671.7   $1,618.4   7.10%          $2,355.2  $2,280.8  5.81%
======================================================================================================================

FUNDING

The Company's funding sources can be divided into three broad categories: deposits, short-term borrowings, and long-term borrowings.

     Total borrowed funds at December 31, 1994 were $16.3 billion, up 21% from the 1993 level of $13.4 billion.

DEPOSITS
Deposits are the Company's primary source of funding. At December 31, 1994, total deposits were $12,801.2 million, up $1,285.9 million or 11% from the 1993 level of $11,515.3 million. During 1994, the Company acquired deposits of financial institutions totaling approximately $665.2 million.

     The largest portion of the increase in total deposits was an increase in consumer time and savings deposits of $790.5 million or 10% to $9,065.2 million. Other time deposits, consisting of time deposits of $100,000 and over, increased $238.5 million or 16% to $1,696.3 million. Non-interest-bearing demand deposits increased $256.9 million or 14% to $2,039.7 million. Non-interest-bearing demand deposits accounted for 15.9% and 15.5% of total deposits at December 31, 1994 and 1993, respectively.

     Core deposits are defined as demand deposits and time deposits under $100,000. At December 31, 1994 core deposits totaled $11,104.9 million or 86.7% of total deposits, compared to $10,057.5 million or 87.3% of total deposits at December 31, 1993.

DEPOSITS
(TABLE 10)

The average daily balance of deposits and rates paid on such deposits are summarized for the periods indicated in the following table.

                                                                   Year Ended December 31
                                 -------------------------------------------------------------------------------------
                                             1994                          1993                        1992
----------------------------------------------------------------------------------------------------------------------
(In Millions)                       Amount            Rate       Amount           Rate         Amount         Rate
----------------------------------------------------------------------------------------------------------------------
Demand deposits:
 Non-interest-bearing             $ 1,849.2                     $ 1,606.0                     $1,293.1
 Interest-bearing                   1,467.5           2.12%       1,299.3          2.14%       1,013.3         2.83%
Savings deposits                      779.8           2.42          683.2          2.52          531.5         3.10
Time deposits                       7,805.5           4.20        7,184.1          4.05        6,158.2         4.75
----------------------------------------------------------------------------------------------------------------------
    Totals                        $11,902.0                     $10,772.6                     $8,996.1
======================================================================================================================

Maturities of time certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1994, are summarized as follows:

                                                                        Time              Other
                                                                    Certificates          Time
(In Millions)                                                        of Deposit         Deposits             Total
----------------------------------------------------------------------------------------------------------------------
Within three months                                                    $  692.0          $ 96.4           $  788.4
After three through six months                                            168.3             8.1              176.4
After six through 12 months                                               263.1            53.5              316.6
After 12 months                                                           411.7             3.2              414.9
----------------------------------------------------------------------------------------------------------------------
  Totals                                                               $1,535.1          $161.2           $1,696.3
======================================================================================================================

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


SHORT-TERM BORROWINGS
Short-term borrowings consist of federal funds purchased, securities sold under agreements to repurchase, and miscellaneous other borrowed funds.

     Total short-term borrowings increased $1,371.5 million, or 94%, to $2,828.0 million at December 31, 1994 from $1,456.4 million at December 31, 1993. At December 31, 1994, total short-term borrowings included federal funds purchased of $984.3 million, securities sold under agreements to repurchase of $901.5 million, and other borrowed funds of $942.2 million, including $500.0 million in short-term senior notes payable, $288.5 million in short-term Federal Home Loan Bank advances, the current portion of long-term debt of $20.0 million, and other short-term borrowings of $133.7 million.

     At year-end 1994, total short-term borrowings were 17.4% of total funding compared to 10.8% at December 31, 1993.

SHORT-TERM BORROWINGS
(TABLE 11)

The following table presents the federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds; the weighted-average interest rate at December 31, 1994, 1993 and 1992; the average outstanding borrowings; the daily weighted-average interest rate for each year; and the maximum outstanding balance of federal funds purchased, and securities sold under agreements to repurchase, and other borrowed funds at any month end during each year. Such short-term borrowings are issued on normal banking terms.

                                                                               Federal Funds
                                                                         Purchased and Securities          Other
                                                                           Sold Under Agreements        Short-term
(Dollars In Millions)                                                          to Repurchase            Borrowings
----------------------------------------------------------------------------------------------------------------------
Year Ended December 31:
    1994                                                                        $1,885.8                 $942.2
    1993                                                                         1,207.0                  249.4
    1992                                                                         1,181.7                  149.4
----------------------------------------------------------------------------------------------------------------------
Weighted-average interest rate at year end:
    1994                                                                            5.49%                  5.96%
    1993                                                                            2.99                   3.58
    1992                                                                            3.04                   1.77
----------------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month end:
    1994                                                                        $2,057.6                 $942.2
    1993                                                                         1,487.4                  249.4
    1992                                                                         1,284.9                  149.4
----------------------------------------------------------------------------------------------------------------------
Average amount outstanding during the year:
    1994                                                                        $1,661.3                 $598.6
    1993                                                                         1,227.2                  112.8
    1992                                                                           838.5                   87.0
----------------------------------------------------------------------------------------------------------------------
Weighted-average interest rate during the year:
    1994                                                                            4.26%                  4.59%
    1993                                                                            3.03                   3.41
    1992                                                                            3.48                   2.55
----------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT
Long-term debt at December 31, 1994 totaled $640.7 million compared to $470.0 million at December 31, 1993. During 1994, the Company issued $100 million in 7 5/8% Subordinated Notes due 2004 in a public offering. The Company also obtained $165.0 million in long-term debt consisting primarily of Federal Home Loan Bank advances. Payments of long-term debt during 1994 totaled $74.3 million, and $20.0 million in long-term debt was reclassified to other short-term borrowings as it has become due in less than one year. Note H - Long-Term Debt, of the Consolidated Financial Statements, included elsewhere in this report, provides details of long-term debt issues, scheduled maturities, and other terms of the debt agreements.

     At December 31, 1994, the Company's long-term debt to equity ratio was 56.4% compared to 44.7% at December 31, 1993.

     Scheduled maturities of long-term debt are not expected to have a significant impact on the Company's liquidity. There are no plans at present to repay any significant amounts of outstanding indebtedness prior to the scheduled maturity.

LIQUIDITY

Liquidity refers to the ability of the Company to meet its cash-flow requirements in the normal course of business. The Company may achieve its desired liquidity objectives from management of assets and liabilities and through funds provided by operations. Funds invested in marketable instruments, the continuous maturity of other earning assets, the possible sale of securities available for sale and the ability to securitize certain types of loans, provide sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposits, the maturity structure of liabilities, and the accessibility to market sources of funds.

     Net cash provided through operating activities during 1994 of $332.8 million included net income of $173.0 million, adjusted for the provision for loan losses of $45.0 million and other non-cash charges to income, primarily depreciation of fixed assets and amortization of intangible assets. The Consolidated Statements of Cash Flows included elsewhere in this report provides an analysis of cash from operating, investing, and financing activities for each of the three years in the period ended December 31, 1994.

     Table 6, Loan Portfolio, included elsewhere in this report, shows scheduled loan maturities as of December 31, 1994. Approximately 36% of total loans mature within one year. Of the $7,878.1 million maturing after one year, $3,817.3 million or 48% had adjustable interest rates. Repayments of loans and scheduled loan maturities represent a substantial source of liquidity.

     The Company has designated $2,280.8 million in securities as available for sale. Though management has no present plans to dispose of the securities available for sale, such securities do represent saleable assets to meet liquidity needs. Table 9, Investment Securities and Securities Available for Sale, included elsewhere in this report, shows the maturity distribution of the Company's securities portfolio by major category. At December 31, 1994, securities classified as investment securities included $72.7 million or 4% of the portfolio which had maturities of one year or less, and $1,087.3 million or 65% that mature within one to five years. Note D of the Consolidated Financial statements includes an analysis of the amortized cost and fair values of the securities portfolio by contractual maturity, and an analysis of gross unrealized gains and gross unrealized losses in the securities portfolio at December 31, 1994 by major category. For investment securities, gross unrealized gains at December 31, 1994 were $14.1 million and gross unrealized losses were $67.4 million.

     Core deposits, defined as total deposits less time deposits of $100,000 and over, constitute the Company's primary source of funding. Significant growth in core deposits, $1.0 billion or 10% in 1994, provides a great deal of liquidity. Table 10, Deposits, included elsewhere in the report, details average balances of deposits by type, the weighted average rate paid by type, and a maturity distribution of deposits of $100,000 or more.

     Short-term funds secured from external sources include federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds. Average short-term borrowings during 1994 were $2,259.9 million, and average short-term investments were $222.5 million, resulting in an average short-term borrowing position of $2,037.4 million in 1994.

     The primary source of funds available to SouthTrust Corporation, the Parent Company, is payment of dividends from its subsidiaries. Banking laws and other regulations limit the amount of dividends a bank subsidiary may pay without prior regulatory approval. At December 31, 1994, $284.4 million of the net assets of subsidiaries was available for payment as dividends without prior regulatory approval. Substantially all other net assets were restricted as to payments to the Parent Company.

     No trends in the sources or uses of cash by the Company are expected to have an impact on the Company's liquidity position. The Company believes that the level of liquidity is sufficient to meet current and future liquidity requirements.

INTEREST RATE RISK MANAGEMENT
SouthTrust's asset/liability strategies are designed to optimize net interest income while minimizing fluctuations caused by changes in the interest rate environment. To achieve this, the Company uses various modeling techniques to simulate interest rate stress on interest earning assets and interest bearing liabilities that will reprice during the next year. Important elements of these modeling techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet. Table 12 presents the balance sheet structure at December 31, 1994.

     In conjunction with the Company's asset/liability management strategies, the Company utilizes interest rate swap agreements ("Swaps") to hedge certain longer-term liabilities, converting the effective rate paid on the hedged liabilities to a floating rate from a fixed rate. All Swaps employed by the Company represent end-user activities designed as hedges and, accordingly, fluctuations in the fair value of such contracts are not included in the results of operations.

     During 1994, the average notional amount of Swaps outstanding was $680 million, the average rate received under the contracts was 6.18% and the average rate paid was 4.80% resulting in a reduction in interest expense of $0.9 million. During 1993, the average notional amount outstanding was $413 million and the average rates received and paid were 6.31% and 3.38%, respectively, and reduced interest expense by $1.2 million.

     At December 31, 1994, the contractual maturities of Swaps were as follows:

             Notional
In Millions   Amount     Expiration     Liabilities Hedged
--------------------------------------------------------------
               $305         1995        Deposit liabilities
                 10         1995        Long-term debt
                200         1996        Deposit liabilities
                100         2003        Long-term debt
                200         2004        Long-term debt
--------------------------------------------------------------
               $815

     The Company has also terminated one Swap agreement prior to the contractual maturity. Since the Swap was designed as a hedge, the gain realized on the termination of this contract has been deferred and is amortized to reduce interest expense over the remaining life of the hedged liabilities. At December 31, 1994 and 1993, the remaining deferred gain related to such termination was $3.8 million and $5.4 million, respectively. The effect of amortization of the deferred gain reduces interest expense by approximately $1.6 million through 1997.

     From time to time, the Company utilizes interest rate options to hedge mortgage loans held for sale. During 1994, the effect on net income from use of options was insignificant. At December 31, 1994, there were no option contracts outstanding.

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


INTEREST RATE SENSITIVITY ANALYSIS
(TABLE 12)

December 31, 1994                      0-30       31-90       91-180     181-365    Over 1     Noninterest
(In Millions)                          Days       Days         Days       Days       Year       Sensitive   Total
----------------------------------------------------------------------------------------------------------------------
Variable-rate commercial and
 real estate loans                   $4,768.8   $  372.3    $  262.5    $  483.2    $  461.2   $    0.0   $ 6,348.0
Fixed-rate commercial and
 real estate loans                      278.0      209.0       319.0       395.0     2,853.0        0.0     4,054.0
Loans to individuals                    134.4      323.8       228.2       434.1       599.4        0.0     1,719.9
----------------------------------------------------------------------------------------------------------------------
 Total loans                          5,181.2      905.1       809.7     1,312.3     3,913.6        0.0    12,121.9
Securities                            1,287.8      330.0       723.9       871.9       738.9        0.0     3,952.5
Other earning assets                    129.4       71.7         0.0         0.0         0.0        0.0       201.1
----------------------------------------------------------------------------------------------------------------------
 Total earning assets                 6,598.4    1,306.8     1,533.6     2,184.2     4,652.5        0.0    16,275.5
Other assets                              0.0        0.0         0.0         0.0         0.0    1,528.3     1,528.3
Less: Allowance for loan losses           0.0        0.0         0.0         0.0         0.0     (171.7)     (171.7)
----------------------------------------------------------------------------------------------------------------------
 Total Assets                        $6,598.4   $1,306.8    $1,533.6    $2,184.2    $4,652.5   $1,356.6   $17,632.1
======================================================================================================================

Non-interest-bearing demand deposits $    0.0   $    0.0    $    0.0    $    0.0    $    0.0   $2,039.7   $ 2,039.7
Interest-bearing demand deposits      1,551.1        0.0         0.0         0.0         0.0        0.0     1,551.1
Money market deposits                 1,870.2        0.0         0.0         0.0         0.0        0.0     1,870.2
Savings deposits                        780.1        0.0         0.0         0.0         0.0        0.0       780.1
Time deposits under $100,000            411.1    1,484.3       629.1       758.1     1,580.3        0.0     4,862.9
Other time deposits                     647.1      414.1       145.0       187.0       304.1        0.0     1,697.3
----------------------------------------------------------------------------------------------------------------------
 Total deposits                       5,259.6    1,898.4       774.1       945.1     1,884.4    2,039.7    12,801.3
Short-term borrowings                 2,728.0      100.0         0.0         0.0         0.0        0.0     2,828.0
Long-term debt                          137.6      100.0         0.0         0.0       403.1        0.0       640.7
Other liabilities                         0.0        0.0         0.0         0.0         0.0      226.8       226.8
Stockholders' equity                      0.0        0.0         0.0         0.0         0.0    1,135.3     1,135.3
----------------------------------------------------------------------------------------------------------------------
 Total liabilities and stockholders'
   equity                            $8,125.2   $2,098.4    $  774.1    $  945.1    $2,287.5   $3,401.8   $17,632.1
======================================================================================================================
Interest rate gap                   ($  1,527) ($    792)   $    760    $  1,239    $  2,365  ($  2,045)
Effect of interest rate swaps            (310)      (230)        (30)         60         510
----------------------------------------------------------------------------------------------------------------------
Cumulative interest rate gap        ($  1,837) ($  2,859)  ($  2,129)  ($    830)   $  2,045
======================================================================================================================
Cumulative gap as a percentage of
 earning assets - December 31, 1994    (11.29%)   (17.56%)    (13.08%)     (5.10%)     12.57%
                - December 31, 1993      1.98%     (2.32%)     (2.43%)     (2.86%)      0.37%
======================================================================================================================

Significant assumptions:
(1)Allocations to specific interest sensitivity periods are based on the earlier of the repricing or maturity dates. These allocations have not been adjusted for any estimated early principal payoffs with the exception of trading and held for sale assets. Since trading and held for sale assets are expected to be sold in the short-term, they have been classified in "0-30" or "31-90" based on anticipated future sales.
(2)Since interest-bearing demand, money market and savings deposit accounts can theoretically be repriced at any time, all such balances have been included in 0-30 days. If these amounts were spread based upon expected repricing characteristics, the cumulative gap would have been significantly reduced.
(3)Non-accrual loans are included in their respective loan categories and are classified in the "Over one year" repricing period.

CAPITAL
The assessment of capital adequacy is dependent on several factors including asset quality, earnings trends, liquidity, and economic conditions. The Company continually monitors current and projected capital adequacy positions of both the Company and its subsidiaries. Maintaining adequate capital levels is integral to provide stability to the Company, to provide resources to achieve the Company's growth objectives, and to provide a return to the stockholders in the form of dividends.

     Stockholders' equity at December 31, 1994 was $1,135.3 million or 6.44% of year-end assets compared to $1,051.8 million or 7.15% in 1993. During 1994, net income added $173.0 million to stockholders' equity and dividends declared totaled $54.4 million, resulting in an internal common equity generation rate of 5.6% in 1994 compared to 11.0% in 1993.

     During 1994, sales of common stock through the dividend reinvestment plan, the employee stock purchase plan, the stock option plans, and the conversion of debentures totaling 583,588 shares added $6.3 million to equity. During 1994, 1,585,205 shares of common stock were issued in connection with acquisitions of financial institutions, adding $17.6 million to equity. The net unrealized loss after tax on securities available for sale was $46.3 million at December 31, 1994, a decrease of $56.5 million from the unrealized gain after tax amount of $10.2 million at December 31, 1993. Treasury stock purchases for 143,916 shares reduced equity by $2.8 million.

     The annual dividend rate during 1994 was $0.68 per share, representing a 13% increase over 1993. For 1995 the indicated annual dividend rate is $0.80 per share, marking the twenty-fifth consecutive year in which SouthTrust has increased its dividend. The dividend pay-out ratio during 1994 was 31.5%. Table 1, Selected Financial Information, includes a six-year history of the dividend pay-out ratio.

     The Federal Reserve Board, which is the regulatory agency governing bank holding companies, has guidelines for determining ratios to aid in the analysis and determination of capital levels required to support a company's operations. Likewise, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation prescribe various minimum levels of capital which must be held by the Company's subsidiary banks. The Federal Reserve Board and each bank's primary regulator have adopted risk-based capital guidelines that incorporate factors weighing the relative credit risk of assets and items with off-balance sheet exposure. The guidelines also define regulatory capital, placing strong emphasis on the equity components of regulatory capital.

     The rules require a risk-based capital ratio of 8%, at least one-half of which must be made up of Core or Tier I capital elements. Tier I capital generally consists of common stock, capital surplus and retained earnings less treasury stock and goodwill. Total risk-based capital includes Tier I capital, and supplemental capital elements which consist of certain subordinated debt and the allowance for loan losses subject to certain limitations. The guidelines also impose a leverage requirement, defined as the ratio of Tier I capital to average assets subject to certain adjustments. The leverage ratio generally must exceed 4% and is driven by evaluation and discretion of the regulators. At December 31, 1994, SouthTrust had a total risk-based capital ratio of 11.71% consisting of Tier I capital elements of 7.68%, and supplemental capital elements of 4.03%, and a leverage ratio of 6.10%. The Federal Deposit Insurance Corporation Improvement Act of 1993 provided further guidance as to capital levels to be maintained by insured depository institutions and corresponding supervisory treatments. Under these guidelines the capital level at all of SouthTrust's bank subsidiaries is considered "well capitalized," the highest of the five supervisory groupings.

     Table 13, Capital Position, presents relevant capital ratios for 1994 and 1993.

CAPITAL POSITION
(TABLE 13)

                                                         December 31
                                                  ------------------------
                                                   1994              1993
--------------------------------------------------------------------------
Tier I capital ratio                               7.68%             8.55%
Supplemental capital elements                      4.03              3.84
--------------------------------------------------------------------------
Total risk-based capital ratio                    11.71             12.39
==========================================================================
Leverage ratio                                     6.10%             6.51%
==========================================================================

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


QUARTERLY INCOME INFORMATION
(TABLE 14)

The Company's unaudited consolidated operating results for each quarter of 1994 and 1993 are summarized in the table below.

(In Thousands, except per share amounts)        1994                                           1993
--------------------------------------------------------------------------------------------------------------------
                                         Three Months Ended                            Three Months Ended
                              --------------------------------------------------------------------------------------
                               Dec. 31  Sept. 30    June 30    Mar. 31     Dec. 31    Sept. 30   June 30    Mar. 31
--------------------------------------------------------------------------------------------------------------------
Interest income               $316,504  $292,228   $261,673   $238,207     $236,101   $235,209  $231,909   $224,332
Interest expense               155,210   133,229    112,747     99,881      100,306    100,099   101,018     96,320
Net interest income            161,294   158,999    148,926    138,326      135,795    135,110   130,891    128,012
Securities gains (losses), net     213        60         (9)        66           34         16       207        346
Provision for
  loan losses                   11,712    11,380     11,703     10,189       10,909     11,718    11,100     11,305
Income before
  income taxes                  69,365    67,023     63,398     61,554       59,150     58,315    55,449     51,613
Net income                      45,367    44,506     42,392     40,737       39,380     39,071    37,240     34,844

Net income per share          $   0.56  $   0.55   $   0.53   $   0.51     $   0.50   $   0.50  $   0.48   $   0.46
Dividends declared per share      0.17      0.17       0.17       0.17         0.15       0.15      0.15       0.15
--------------------------------------------------------------------------------------------------------------------

CAPITAL STOCK
(TABLE 15)

SouthTrust Common Stock is traded in the over-the-counter market and quoted on the NASDAQ national market system under the symbol SOTR. As of November 25, 1994, approximately 12,329 shareholders of record owned Company stock. The following table summarizes the historical book value per share and dividends per share for each quarter of the past two years. Also included are the stock market price ranges of SouthTrust shares, as reported by NASDAQ's national market system.

                                          Book Value per Share at     Stock Market Price Range            Dividends
                                               End of Period              Low         High                per Share
--------------------------------------------------------------------------------------------------------------------
1994
  First Quarter                                   $13.45               $17 7/8      $19 5/8                 $0.17
  Second Quarter                                   13.68                18 1/8       22 1/8                  0.17
  Third Quarter                                    13.89                19 3/8       21 7/8                  0.17
  Fourth Quarter                                   13.94                17 0/0       20 1/4                  0.17

    Year                                           13.94                17 0/0       22 1/8                  0.68
--------------------------------------------------------------------------------------------------------------------

1993
  First Quarter                                   $12.00               $16 5/8      $21 3/8                 $0.15
  Second Quarter                                   12.35                17 3/4       22 1/8                  0.15
  Third Quarter                                    12.70                18 3/8       21 1/4                  0.15
  Fourth Quarter                                   13.25                17 1/4       19 7/8                  0.15

    Year                                           13.25                16 5/8       22 1/8                  0.60
--------------------------------------------------------------------------------------------------------------------

     MANAGEMENT'S DISCUSSION
     AND ANALYSIS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


SIX-YEAR CONDENSED STATEMENTS OF CONDITION
(TABLE 16)

                                                                                                    Growth Rates
                                                                                                 ------------------
                                                                                                   One    Five-year
(In Millions)                             1994      1993      1992      1991     1990      1989    Year   Compound
--------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES:
Loans, net of unearned income        $10,606.6 $ 8,422.0 $ 6,466.7 $ 5,718.0 $5,003.6  $4,345.3    25.94%  19.54%
Investment securities:
  Taxable                              1,224.4   3,498.8   2,969.9   2,245.3  1,858.3   1,412.6   (65.01)  (2.82)
  Non-taxable                            340.6     376.3     402.8     434.7    442.3     441.3    (9.49)  (5.05)
--------------------------------------------------------------------------------------------------------------------
    Total investment securities        1,565.0   3,875.1   3,372.7   2,680.0  2,300.6   1,853.9   (59.61)  (3.33)
Securities available for sale          2,339.6         0         0         0        0         0     0.00    0.00
Short-term investments:
  Federal funds sold and securities
    purchased under resale agreements     21.3      54.5      57.3      48.0     54.7      95.7   (60.92) (25.96)
  Interest-bearing deposits
     in other banks                       12.6      19.4      46.3      57.9     58.5      76.3   (35.05) (30.25)
  Assets held for sale                   188.6     205.2     147.1      96.1     94.0      77.8    (8.09)  19.37
--------------------------------------------------------------------------------------------------------------------
    Total short-term investments         222.5     279.1     250.7     202.0    207.2     249.8   (20.28)  (2.29)
--------------------------------------------------------------------------------------------------------------------
      Total earning assets            14,733.7  12,576.2  10,090.1   8,600.0  7,511.4   6,449.0    17.16   17.97
Allowance for loan losses               (154.1)   (118.1)    (90.7)    (75.5)   (64.0)    (56.9)   30.48   22.05
Other assets                           1,355.3   1,194.9   1,028.8     887.2    780.9     686.4    13.42   14.58
--------------------------------------------------------------------------------------------------------------------
    Total assets                     $15,934.9 $13,653.0 $11,028.2 $ 9,411.7 $8,228.3  $7,078.5    16.71   17.62
====================================================================================================================
DEPOSITS:
  Interest-bearing                   $10,052.8 $ 9,166.6 $ 7,703.0 $ 6,648.8 $5,568.8  $4,702.4     9.67%  16.41%
  Other                                1,849.2   1,606.0   1,293.1     997.6    924.6     882.2    15.14   15.95
--------------------------------------------------------------------------------------------------------------------
    Total deposits                    11,902.0  10,772.6   8,996.1   7,646.4  6,493.4   5,584.6    10.48   16.34
Federal funds purchased and other
  short-term borrowed funds            2,259.9   1,340.0     925.5     868.7    921.9     736.0    68.65   25.15
Long-term debt                           463.2     415.2     206.9     142.9    148.5     146.8    11.56   25.84
Other liabilities                        218.6     174.8     170.1     161.9    140.0     139.6    25.06    9.38
Stockholders' equity                   1,091.2     950.4     729.6     591.8    524.5     471.5    14.81   18.27
--------------------------------------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity               $15,934.9 $13,653.0 $11,028.2 $ 9,411.7 $8,228.3  $7,078.5    16.71   17.62
====================================================================================================================
BALANCES AT YEAR END:
Loans, net of unearned income        $12,121.9 $ 9,448.3 $ 7,546.6 $ 5,965.0 $5,531.4  $4,690.5    28.30%  20.91%
Investment securities:
  Taxable                              1,364.6     921.6   3,366.2   2,681.0  2,001.7   1,616.4    48.07   (3.33)
  Non-taxable                            307.1     356.4     390.0     423.3    447.6     451.1   (13.83)  (7.40)
--------------------------------------------------------------------------------------------------------------------
    Total investment securities        1,671.7   1,278.0   3,756.2   3,104.3  2,449.3   2,067.5    30.81   (4.16)
Securities available for sale          2,280.8   2,454.8         0         0        0         0    (7.09)   0.00
Short-term investments:
  Federal funds sold and securities
    purchased under resale agreements     22.6       2.0      49.1      20.5     16.0      41.4 1,030.00  (11.40)
  Interest-bearing deposits in other
    banks                                 13.9      47.6      50.5      38.2     44.7     116.7   (70.80) (34.66)
  Assets held for sale                   164.6     258.5     198.8     105.3     84.1     100.7   (36.32)  10.33
--------------------------------------------------------------------------------------------------------------------
    Total short-term investments         201.1     308.1     298.4     164.0    144.8     258.8   (34.73)  (4.92)
--------------------------------------------------------------------------------------------------------------------
      Total earning assets            16,275.5  13,489.2  11,601.2   9,233.3  8,125.5   7,016.8    20.66   18.33
Allowance for loan losses               (171.7)   (135.2)   (103.8)    (80.4)   (70.8)    (59.7)   27.00   23.53
Other assets                           1,528.3   1,354.0   1,217.0   1,005.2    951.2     806.1    12.87   13.65
--------------------------------------------------------------------------------------------------------------------
      Total assets                   $17,632.1 $14,708.0 $12,714.4 $10,158.1 $9,005.9  $7,763.2    19.88   17.83
====================================================================================================================
DEPOSITS:
  Interest-bearing                   $10,761.5 $ 9,732.5 $ 8,484.5 $ 7,171.6 $6,175.4  $5,125.5    10.57%  15.99%
  Other                                2,039.7   1,782.9   1,597.8   1,105.6  1,052.6     929.0    14.40   17.03
--------------------------------------------------------------------------------------------------------------------
    Total deposits                    12,801.2  11,515.4  10,082.3   8,277.2  7,228.0   6,054.5    11.17   16.15
Federal funds purchased and other
  short-term borrowed funds            2,828.0   1,456.4   1,331.1     902.9    917.5     895.7    94.18   25.85
Long-term debt                           640.7     470.0     258.2     140.2    148.8     144.8    36.32   34.64
Other liabilities                        226.9     214.4     182.4     175.8    162.0     161.1     5.83    7.09
Stockholders' equity                   1,135.3   1,051.8     860.4     662.0    549.6     507.1     7.94   17.49
--------------------------------------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity               $17,632.1 $14,708.0 $12,714.4 $10,158.1 $9,005.9  $7,763.2    19.88   17.83
====================================================================================================================

SIX-YEAR SUMMARY OF EARNINGS
(TABLE 17)

                                                                                                          Growth Rates
                                                                                                     ---------------------
                                                                                                       One      Five-year
(In Thousands, except per share data)       1994       1993      1992      1991     1990      1989     Year     Compound
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Interest and fees on loans            $  868,461  $669,495  $561,757  $581,839 $554,262  $500,889     29.72%      11.64%
 Interest on investment securities:
  Taxable                                  75,721   217,555   221,692   193,297  168,613   123,767    (65.19)      (9.36)
  Non-taxable                              23,377    26,435    30,246    33,654   34,833    35,562    (11.57)      (8.05)
--------------------------------------------------------------------------------------------------------------------------
   Total interest on
    investment securities                  99,098   243,990   251,938   226,951  203,446   159,329    (59.38)      (9.06)
Interest on securities available
  for sale                                130,470         0         0         0        0         0      0.00        0.00
Interest on federal funds sold
   and securities purchased under
   resale agreements                          875     1,637     2,056     2,862    4,700     8,829    (46.55)     (37.02)
Interest on time deposits in
   other banks                                539       890     2,001     3,760    5,000     7,224    (39.44)     (40.49)
Interest on assets held for sale            9,169    11,539    10,328     8,313    9,253     8,353    (20.54)       1.88
--------------------------------------------------------------------------------------------------------------------------
   Total interest income                1,108,612   927,551   828,080   823,725  776,661   684,624     19.52       10.12
INTEREST EXPENSE:
 Deposits                                 377,643   335,708   337,878   413,880  411,560   370,216     12.49        0.40
 Short-term borrowings                     98,189    41,014    31,418    49,133   73,333    65,880    139.40        8.31
 Long-term debt                            25,235    21,021    13,634    11,440   13,436    14,051     20.05       12.42
--------------------------------------------------------------------------------------------------------------------------
   Total interest expense                 501,067   397,743   382,930   474,453  498,329   450,147     25.98        2.17
--------------------------------------------------------------------------------------------------------------------------
   Net interest income                    607,545   529,808   445,150   349,272  278,332   234,477     14.67       20.98
Provision for loan losses                  44,984    45,032    43,305    38,042   44,635    21,166     (0.11)      16.27
--------------------------------------------------------------------------------------------------------------------------
   Net interest income after
       provision for loan losses          562,561   484,776   401,845   311,230  233,697   213,311     16.05       21.40
NON-INTEREST INCOME:
 Service charges on deposit accounts       86,304    76,716    63,894    49,379   39,435    31,896     12.50       22.03
 Mortgage origination and
     servicing fees                        27,760    33,771    22,794    17,427   14,959    12,394    (17.80)      17.50
 Trust fees                                16,863    15,224    11,938     9,819    9,932     8,984     10.77       13.42
 Securities gains, net                        330       603       634       680      464       178    (45.27)      13.14
 Other fee income                          43,313    37,649    29,193    18,831   22,035    16,965     15.04       20.62
 Other                                     10,208    10,739     8,230    12,745    4,259     8,269     (4.94)       4.30
--------------------------------------------------------------------------------------------------------------------------
   Total non-interest income              184,778   174,702   136,683   108,881   91,084    78,686      5.77       18.62
NON-INTEREST EXPENSE:
 Salaries and employee benefits           257,637   227,017   184,921   149,521  121,812   109,110     13.49       18.75
 Net occupancy expense                     40,273    36,775    32,254    25,273   18,514    15,830      9.51       20.53
 Equipment expense                         27,899    25,353    20,687    16,819   13,513    12,272     10.04       17.85
 FDIC insurance                            25,747    23,512    19,649    15,119    7,681     4,374      9.51       42.55
 Other                                    134,443   122,294   116,125    90,064   73,193    58,561      9.93       18.08
--------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense             485,999   434,951   373,636   296,796  234,713   200,147     11.74       19.41
--------------------------------------------------------------------------------------------------------------------------
   Income before income taxes             261,340   224,527   164,892   123,315   90,068    91,850     16.40       23.26
Income tax expense                         88,338    73,992    50,646    33,309   20,360    19,075     19.39       35.87
--------------------------------------------------------------------------------------------------------------------------
   Net income                          $  173,002  $150,535  $114,246  $ 90,006 $ 69,708  $ 72,775     14.92       18.91
==========================================================================================================================

Average number of shares
  outstanding (000s)                       80,628    77,772    68,948    63,255   61,148    60,077
Net income per share                   $     2.15  $   1.94  $   1.66  $   1.42 $   1.14  $   1.21
Dividends declared per share                 0.68      0.60      0.52      0.48     0.46      0.43

     CONSOLIDATED STATEMENTS
     OF CONDITION
     ---------------------------------------------------------------------------
         SOUTHTRUST CORPORATION


                                                                                                December 31
                                                                                -------------------------------------
(In Thousands)                                                                           1994                   1993
---------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                        $   650,433            $   607,831
   Short-term investments:
     Federal funds sold and securities purchased
       under resale agreements                                                         22,645                  1,975
     Interest-bearing deposits in other banks                                          13,875                 47,651
     Assets held for sale                                                             164,528                258,506
---------------------------------------------------------------------------------------------------------------------
       Total short-term investments                                                   201,048                308,132
   Securities available for sale                                                    2,280,849              2,454,760
   Investment securities (Fair Value of $1,618,411 and
     $1,327,228 in 1994 and 1993, respectively)                                     1,671,673              1,278,007
   Loans                                                                           12,215,599              9,527,004
   Less:
     Unearned income                                                                   93,692                 78,685
     Allowance for loan losses                                                        171,692                135,233
---------------------------------------------------------------------------------------------------------------------
       Net loans                                                                   11,950,215              9,313,086
   Premises and equipment, net                                                        364,642                321,623
   Due from customers on acceptances                                                   34,111                 26,270
   Other assets                                                                       479,088                398,255
---------------------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                               $17,632,059            $14,707,964
=====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
     Interest-bearing                                                             $10,761,495            $ 9,732,460
     Other                                                                          2,039,744              1,782,851
---------------------------------------------------------------------------------------------------------------------
       Total deposits                                                              12,801,239             11,515,311
   Federal funds purchased and securities sold
     under agreements to repurchase                                                 1,885,838              1,207,026
   Other short-term borrowings                                                        942,174                249,434
   Bank acceptances outstanding                                                        34,111                 26,270
   Other liabilities                                                                  192,713                188,172
   Long-term debt                                                                     640,716                469,985
---------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                           16,496,791             13,656,198
   Stockholders' equity:
     Preferred Stock, par value $1.00 a share:
       5,000,000 shares authorized; issued and outstanding - none                           0                      0
     Common Stock, par value $2.50 a share:
       200,000,000 shares authorized; 81,904,456 shares issued
        in 1994 and 79,735,663 in 1993                                                204,761                199,339
     Capital surplus                                                                  231,975                215,113
     Retained earnings                                                                750,699                630,240
     Unrealized gain (loss) on securities available for sale, net                     (46,304)                10,218
     Treasury stock at cost (478,896 shares in 1994 and
       334,980 shares in 1993)                                                         (5,863)                (3,144)
---------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                   1,135,268              1,051,766
---------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $17,632,059            $14,707,964
=====================================================================================================================

See notes to Consolidated Financial Statements.

     CONSOLIDATED STATEMENTS
     OF INCOME
     ---------------------------------------------------------------------------
         SOUTHTRUST CORPORATION


                                                                                Year Ended December 31
                                                               ------------------------------------------------------
(In Thousands, except per share data )                                1994               1993                  1992
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                                   $  868,461           $669,495              $561,757
   Interest on investment securities:
     Taxable                                                        75,721            217,555               221,692
     Non-taxable                                                    23,377             26,435                30,246
---------------------------------------------------------------------------------------------------------------------
     Total interest on investment securities                        99,098            243,990               251,938
   Interest on securities available for sale                       130,470                  0                     0
   Interest on short-term investments                               10,583             14,066                14,385
---------------------------------------------------------------------------------------------------------------------
     Total interest income                                       1,108,612            927,551               828,080
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest on deposits                                            377,643            335,708               337,878
   Interest on short-term borrowings                                98,189             41,014                31,418
   Interest on long-term debt                                       25,235             21,021                13,634
---------------------------------------------------------------------------------------------------------------------
     Total interest expense                                        501,067            397,743               382,930
---------------------------------------------------------------------------------------------------------------------
     Net interest income                                           607,545            529,808               445,150
PROVISION FOR LOAN LOSSES                                           44,984             45,032                43,305
---------------------------------------------------------------------------------------------------------------------
     Net interest income after
       provision for loan losses                                   562,561            484,776               401,845
NON-INTEREST INCOME
   Service charges on deposit accounts                              86,304             76,716                63,894
   Mortgage origination and servicing fees                          27,760             33,771                22,794
   Trust fees                                                       16,863             15,224                11,938
   Other fee income                                                 43,313             37,649                29,193
   Securities gains, net                                               330                603                   634
   Other                                                            10,208             10,739                 8,230
---------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                     184,778            174,702               136,683
---------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
   Salaries and employee benefits                                  257,637            227,017               184,921
   Net occupancy expense                                            40,273             36,775                32,254
   Equipment expense                                                27,899             25,353                20,687
   FDIC insurance                                                   25,747             23,512                19,649
   Other                                                           134,443            122,294               116,125
---------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                    485,999            434,951               373,636
---------------------------------------------------------------------------------------------------------------------
     Income before income taxes                                    261,340            224,527               164,892
INCOME TAX EXPENSE                                                  88,338             73,992                50,646
---------------------------------------------------------------------------------------------------------------------
     NET INCOME                                                 $  173,002           $150,535              $114,246
=====================================================================================================================

Average number of shares outstanding (000s)                         80,628             77,772                68,948
Net income per share                                            $     2.15           $   1.94              $   1.66
Dividends declared per share                                          0.68               0.60                  0.52

See notes to Consolidated Financial Statements.

     CONSOLIDATED STATEMENTS
     OF SHAREHOLDERS' EQUITY
     ---------------------------------------------------------------------------
         SOUTHTRUST CORPORATION


                                                     Common     Capital    Retained  Unrealized  Treasury
(In Thousands)                                        Stock     Surplus    Earnings   Gain, net    Stock     Total
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991                        $165,322   $ 60,665    $438,420  $      0   ($2,407)  $  662,000

   Net income                                              0          0     114,246         0          0     114,246
   Dividends declared ($.52 per share)                     0          0     (35,743)        0          0     (35,743)
   Issuance of 708,920 shares of Common
      Stock for stock options exercised                1,773      2,912           0         0          0       4,685
   Issuance of 111,990 shares of Common
      Stock under dividend reinvestment and
      stock purchase plan                                280      1,557           0         0          0       1,837
   Issuance of 21,737 shares of Common Stock
      under employee discounted stock purchase plan       55        247           0         0          0         302
   Issuance of 7,350 shares of Common
      Stock for conversion of debentures                  18         22           0         0          0          40
   Issuance of 4,571,250 shares of Common
       Stock through public offering                  11,428     58,972           0         0          0      70,400
   Pooling-of-interests with Carolina Financial
     Corporation; 1,317,306 shares issued              3,293      5,218       3,820         0          0      12,331
   Issuance of 1,931,211 shares of Common
      Stock for acquisition of subsidiaries            4,828     25,911           0         0          0      30,739
   Purchase of 28,898 shares of treasury stock             0          0           0         0       (485)       (485)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                        $186,997   $155,504    $520,743  $      0    ($2,892) $  860,352

   Net income                                              0          0     150,535         0          0     150,535
   Dividends declared ($.60 per share)                     0          0     (46,213)        0          0     (46,213)
   Issuance of 194,377 shares of Common
     Stock for stock options exercised                   486      1,394           0         0          0       1,880
   Issuance of 124,930 shares of Common
     Stock under dividend reinvestment
     and stock purchase plan                             312      2,059           0         0          0       2,371
   Issuance of 29,059 shares of Common Stock
     under employee discounted stock purchase plan        73        378           0         0          0         451
   Pooling-of-interests with County Bancshares,
     Inc.; 562,500 shares issued                       1,406        407       4,801         0          0       6,614
   Pooling-of-interests with Commercial
      Bancorporation, Inc.; 578,262 shares issued      1,445      4,511         374         0          0       6,330
   Issuance of 3,447,845 shares of Common
     Stock for acquisition of subsidiaries             8,620     50,860           0         0          0      59,480
   Unrealized gain, net, on assets available for sale      0          0           0    10,218          0      10,218
   Purchase of 13,500 shares of treasury stock             0          0           0         0       (252)       (252)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                        $199,339   $215,113    $630,240   $10,218    ($3,144) $1,051,766

   Net income                                              0          0     173,002         0          0     173,002
   Dividends declared ($.68 per share)                     0          0     (54,402)        0          0     (54,402)
   Issuance of 234,537 shares of Common
     Stock for stock options exercised                   586      1,246           0         0          0       1,832
   Issuance of 155,963 shares of Common Stock
     under dividend reinvestment and stock purchase
     plan                                                390      2,635           0         0          0       3,025
   Issuance of 37,244 shares of Common Stock under
     employee discounted stock purchase plan              93        486           0         0          0         579
   Issuance of 155,844 shares of Common Stock
     for conversion of debentures                        390        458           0         0          0         848
   Pooling-of-interests with First Columbus Community
     Bank and Trust Company; 500,000 shares issued     1,250      3,774         711      (227)         0       5,508
   Pooling-of-interests with Community Bank of
     Charlotte County; 383,171 shares issued             958      3,964         361         0          0       5,283
   Pooling-of-interests with Bank of Bradenton;
     407,504 shares issued                             1,019      2,008         684       (19)         0       3,692
   Issuance of 294,530 shares of common stock
     for acquisition of subsidiaries                     736      2,291         103         0          0       3,130
   Unrealized loss, net, on securities available
     for sale                                              0          0           0   (56,276)         0     (56,276)
   Purchase of 143,916 shares of treasury stock            0          0           0         0     (2,719)     (2,719)
======================================================================================================================
BALANCE AT DECEMBER 31, 1994                        $204,761   $231,975    $750,699  ($46,304)   ($5,863) $1,135,268
======================================================================================================================

See notes to Consolidated Financial Statements.

     CONSOLIDATED STATEMENTS
     OF CASH FLOWS
     ---------------------------------------------------------------------------
         SOUTHTRUST CORPORATION


                                                                              Year Ended December 31
                                                                -----------------------------------------------------
(In Thousands)                                                        1994                1993                 1992
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                   $  173,002         $  150,535           $   114,246
   Adjustments to reconcile net income to
      net cash provided by operating activities:
   Provision (credit) for:
        Loan losses                                                 44,984             45,031                43,305
        Depreciation of premises and equipment                      24,438             21,431                16,608
        Amortization of intangibles                                 16,178             16,419                12,928
        Amortization of security premium                             3,124             10,069                 9,048
        Accretion of security discount                              (4,539)           (12,035)               (9,449)
        Deferred income tax provision (benefit)                      5,397             (3,313)                 (185)
   Net gain on assets held for sale                                 (8,061)            (9,874)               (6,590)
   Net securities (gains) and losses                                  (330)              (603)                 (634)
   Origination and purchase of loans held for sale                (501,571)          (945,869)             (945,897)
   Proceeds of loans held for sale                                 598,719            898,534               847,941
   Net (increase) decrease in trading securities                     4,891             (2,538)               11,114
   Net (increase) decrease in other assets                         (32,577)            (8,935)               17,955
   Net increase (decrease) in other liabilities                      9,149             30,048               (27,585)
---------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                  332,804            188,900                82,805
INVESTING ACTIVITIES
   Proceeds from maturities of:
        Investment securities                                      238,174          2,174,346             1,245,274
        Securities available for sale                              670,729                  -                     -
   Proceeds from sales of:
        Investment securities                                            0             25,686                14,210
        Securities available for sale                              223,723                  -                     -
   Purchase of:
        Investment securities                                     (543,173)        (1,836,402)           (1,851,540)
        Securities available for sale                             (775,635)                 -                     -
        Premises and equipment                                     (55,400)           (29,636)              (46,065)
   Net (increase) decrease in:
        Short-term investments                                      21,253            111,559               (26,940)
        Loans                                                   (2,277,259)        (1,206,850)             (727,560)
   Purchase of subsidiaries, net of cash acquired                  111,155             76,825               412,818
---------------------------------------------------------------------------------------------------------------------
        NET CASH USED IN INVESTING ACTIVITIES                   (2,386,433)          (684,472)             (979,803)
FINANCING ACTIVITIES
   Proceeds from issuance of:
        Common Stock                                                 6,284              4,696               120,334
        Long-term debt                                             250,000            200,000               100,000
   Payments for:
        Long-term debt                                             (74,307)           (84,959)               (2,689)
        Repurchase of Common Stock                                  (2,719)              (252)                 (485)
        Cash Dividends                                             (55,239)           (52,124)              (34,118)
   Net increase (decrease) in:
        Deposits                                                   620,684            382,378               449,620
        Short-term borrowings                                    1,351,528            113,116               373,691
---------------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                 2,096,231            562,855             1,006,353
---------------------------------------------------------------------------------------------------------------------
       DECREASE IN CASH AND DUE FROM BANKS                          42,602             67,283               109,355
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                       607,831            540,548               431,193
---------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                          $  650,433         $  607,831           $   540,548
=====================================================================================================================

See notes to Consolidated Financial Statements.

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


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

     Certain amounts in the 1992 and 1993 financial statements have been reclassified to conform to the 1994 presentation. Such reclassification had no effect on net income or total assets.

SECURITIES
On December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In adopting SFAS No. 115, securities have been classified as either trading, available for sale or investment based on Management's current intent.

     Securities classified as trading are intended to be sold in the near term. Trading securities are carried at fair value and unrealized gains and losses are included in earnings. Securities classified as investment are carried at amortized cost, as the Company has the ability and positive intent to hold these securities to maturity. All securities not considered investment or part of the trading portfolio have been designated as available for sale and are carried at fair value. The unrealized difference between amortized cost and fair value on securities available for sale is excluded from earnings and is reported net of deferred taxes as a component of stockholders' equity. This caption includes securities that Management intends to use as part of its asset/liability management strategy; or that may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, or for other purposes.

     Amortization of premium and accretion of discount are computed under the interest method. The adjusted cost of the specific certificate sold is used to compute gain or loss on the sale of securities.

ASSETS HELD FOR SALE
Assets held for sale consist primarily of mortgage loans in the process of being sold to third-party investors and are carried at the lower of cost or fair value. Also included in this caption are trading securities carried at fair value. Trading securities primarily represent the inventory of securities held in the Company's brokerage subsidiary.

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

     During 1993, The Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," an amendment to SFAS No. 114. Both SFAS No. 114 and No. 118 are effective for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that impaired loans be valued based on the present value of those loans' estimated cash flows at each loan's effective interest rate, the fair value of the collateral or based on the loan's observable market price. Management has elected not to adopt the provisions of the standards before the required date, but believes adoption will not have a significant impact on the financial condition or results of operations.

OTHER REAL ESTATE
Other real estate includes foreclosed properties and loans in which conditions indicate that substantive repossession of the property has occurred. Total other real estate is included in other assets and amounted to $49,802,000 and $45,702,000 at December 31, 1994 and 1993, respectively. Such properties are carried at the lower of the recorded investment in the loan or fair value of the properties less estimated selling costs. The recorded investment is the sum of the outstanding principal loan balance plus any accrued interest that has not been received and acquisition costs associated with the property. Any excess of the recorded investment over the fair value of the property received at the time of foreclosure is charged to allowance for loan losses. Any subsequent write-downs are charged against other non-interest expenses. Revenues and expenses associated with operating or disposing of foreclosed properties are recorded in non-interest expense during the period in which they are incurred.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets.

OTHER ASSETS
Goodwill, which is not deductible for federal income tax purposes, is amortized on a straight-line basis, primarily over 20-25 years. Total goodwill was $82,458,000 and $83,810,000 at December 31, 1994 and 1993, respectively.
Intangible assets attributable to core deposits purchased are amortized over the estimated life of the deposit base, not to exceed 10 years. Core deposit intangible assets are amortized on a straight-line basis. Core deposit intangibles totaled $60,555,000 and $28,499,000 at December 31, 1994 and 1993, respectively.

     The cost of mortgage servicing rights purchased and the value of servicing fees in excess of normal servicing fees is being amortized over the estimated lives of the related servicing contracts by a method which approximates a constant rate of return on the servicing assets. The realization of these assets is periodically evaluated in relation to net servicing revenues using a discounted cash flow analysis, and is adjusted appropriately for any impairment of the underlying assets. Purchased mortgage servicing rights were $29,947,000 and $32,632,000 at December 31, 1994 and 1993, respectively.

INCOME TAXES
The Consolidated Financial Statements have been prepared on an accrual basis. Because some income and expense items are recognized in different periods for financial reporting purposes and for purposes of computing currently payable income taxes, a provision or credit for deferred income taxes is made for such temporary differences at currently enacted income tax rates applicable to the period in which realization or settlement is expected. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

INTEREST RATE RISK MANAGEMENT
The Company entered into interest rate swap contracts as a means of balancing interest rate risk. The interest differential applicable to interest rate swaps, which hedge specific liabilities, is accrued over the lives of the contracts and reported as an adjustment to interest expense. Fees on interest rate swaps are deferred and amortized over the term of the contracts. Gains on terminated contracts are recognized as rate adjustments of the underlying liabilities over the remaining original term of the contract.

EARNINGS PER SHARE AND DIVIDENDS
Earnings per share are based on the weighted-average number of shares of Common Stock outstanding, excluding treasury stock; and dividends declared per share reflect the actual dividend rate of the Company. Total dividends declared during the year are based on shares outstanding, excluding treasury shares.

STATEMENTS OF CASH FLOWS
The Company includes cash, due from banks, and certain cash items, as cash equivalents in preparing the Statement of Cash Flows.

     The following is supplemental disclosure to the statements of cash flows for the three years ended December 31, 1993:

(In Thousands)                     Year Ended
Cash paid during         -------------------------------
  the period for:            1994       1993       1992
--------------------------------------------------------
Interest                 $484,733   $412,150   $389,561
Income taxes               94,150     69,380     52,195
Non-cash transactions:
  Assets acquired
   in business
   combinations           709,276  1,260,582  1,489,414
  Liabilities assumed
   in business
   combinations           684,375  1,176,535  1,445,090
  Loans transferred to
   Other Real Estate       34,217     18,667     18,414
  Loans securitized into
   mortgage-backed
   securities             400,503    636,626    637,832
  Sales of foreclosed
   property                21,733     29,821     26,573
--------------------------------------------------------

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


NOTE B - BUSINESS COMBINATIONS

During 1994 the Company completed the following acquisitions:

(In Millions)
---------------------------------------------------------------------------------------------------------------------------
Date            Institution                                                   Assets  Loans  Deposits  Locations
---------------------------------------------------------------------------------------------------------------------------
May 20          Altus Federal Savings Bank ("Altus") - 11 branches            $118.9  $  0.0  $117.5   Alabama
June 30         Bank of Bradenton ("Bradenton")                                 41.9    23.6    40.7   Bradenton, FL
July 8          Homebanc Federal Savings Bank ("Homebanc")                     274.4   230.3   256.1   Atlanta, GA
July 28         First Columbus Community Bank and Trust Co. ("First Columbus")  54.4    35.3    48.8   Columbus, GA
September 15    First Jefferson Corporation ("First Jefferson")                 40.5    23.6    36.6   Biloxi, MS
September 22    Citrus National Bank ("Citrus")                                 40.4    26.9    36.8   Crystal River, FL
September 28    Island Bank of Collier County ("Island Bank")                   25.9    13.5    21.6   Marco Island, FL
September 28    Community Bank of Charlotte County ("Port Charlotte")           48.6    31.3    43.0   Port Charlotte, FL
December 9      American National Bank of Florida ("ANB") - 1 branch            64.3    28.5    64.1   Gainesville, FL
---------------------------------------------------------------------------------------------------------------------------
TOTALS                                                                        $709.3  $413.0  $665.2
===========================================================================================================================

The acquisitions of Altus, Homebanc and ANB were accounted for as purchases of assets and assumptions of liabilities. The acquisitions of all of the outstanding shares of First Jefferson, Citrus and Island Bank were accounted for as purchases. Under purchase accounting, the results of operations of all of the above, subsequent to the respective acquisition dates, are included in the Consolidated Financial Statements.

     The acquisitions of Bradenton, First Columbus, and Port Charlotte were accounted for as poolings-of-interest; however, the Company's previously reported consolidated financial results have not been restated to include the effect of the acquisitions prior to their respective acquisition dates, since the effect is not material.

     Consideration for all acquisitions during 1994 aggregated approximately $36.5 million in cash and 1,585,205 shares of SouthTrust Corporation Common Stock with a total market value at time of issuance of approximately $29.3 million. Total intangible assets recognized in these transactions were approximately $42.0 million.

     During 1993, the Company completed fourteen acquisitions with aggregate total assets of $1,260.6 million, loans of $699.6 million and total deposits of $1,050.7 million.

     Assuming the 1994 acquisitions of Bradenton, First Columbus, First Jefferson, Citrus, Island Bank and Port Charlotte and the 1993 acquisitions of Prime Bancshares, Inc., Gulf Harbor Banks, Inc., County Bancshares, Inc., Central National Bank, Commercial Bancorporation, Inc., Cypress Banks, Inc., BMR Financial Group, Inc. and Gulf and Southern Financial Corporation had occurred on January 1, 1993, the consolidated results of operations on a pro forma basis for 1994 and 1993 would have been approximately as follows (unaudited):

(In Thousands except per share data)                 1994          1993
------------------------------------------------------------------------
Net interest income                              $614,385      $560,624
Net income                                        172,518       149,834
Net income per share                                 2.11          1.84
------------------------------------------------------------------------

     The pro forma effect of the purchase and assumption transactions is not presented since the results of the acquired operations differ substantially from the historical results of the sellers and, therefore, the pro forma results would not be meaningful.

     The Company has entered into three separate definitive agreements and two separate letters of intent to acquire financial institutions with aggregate total assets of approximately $541 million. These pending acquisitions are subject to shareholder and/or various regulatory approvals among other conditions and are expected to close in the first half of 1995. The aggregate purchase price of all pending acquisitions is approximately $18.6 million in cash and approximately 2.2 million shares of SouthTrust Corporation common stock.

NOTE C - REGULATORY REQUIREMENTS AND RESTRICTIONS ON CERTAIN ASSETS

The Company's banking subsidiaries are required either by law or regulation to maintain cash reserves with the Federal Reserve Bank or in accounts with other banks. The average amount of reserve balances for the year ended December 31, 1994, was approximately $169,781,000.

     At December 31, 1994 and 1993, securities with a par value of $2,085,217,000 and $1,966,070,000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes.

     The primary source of funds available to the Company is payment of dividends from the Company's subsidiaries. Banking laws and other regulations limit the amount of dividends a bank subsidiary may pay without prior regulatory approval. At December 31, 1994, $284,448,158 of the net assets of subsidiaries was available for payment without prior regulatory approval. Substantially all other net assets of the Company's subsidiaries were restricted as to payments to the Company.

     The Company and its subsidiary banks are required by the various depository institution regulatory agencies to maintain certain capital-to-asset ratios. At December 31, 1994, all such ratios were above the prescribed minimums.

NOTE D - INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

The carrying amount, gross gains and losses, and approximate fair value at December 31, 1994 and 1993, are as follows:

                                                          Investment Securities
                         -------------------------------------------------------------------------------------------
                                             1994                                           1993
                         -------------------------------------------------------------------------------------------
                         Amortized  Unrealized Unrealized    Fair       Amortized   Unrealized  Unrealized    Fair
(In Thousands)             Cost     Gross Gain Gross Loss    Value        Cost      Gross Gain  Gross Loss    Value
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury
   securities          $        0    $     0   $     0   $        0    $    6,077    $     8      $  0   $    6,085
U.S. Government
   agency securities      978,745         18    61,592      917,171       349,237      3,856       283      352,810
Collateralized mortgage
   obligations            117,771         84       545      117,310       199,124      6,392       149      205,367
Other mortgage-backed
   securities             189,248      3,549     3,994      188,803       244,434      7,848       183      252,099
Obligations of
   states and political
   subdivisions           307,048      8,690     1,229      314,509       356,402     28,075        31      384,446
Other securities           78,861      1,761         4       80,618       122,733      3,688         0      126,421
---------------------------------------------------------------------------------------------------------------------
   Total               $1,671,673    $14,102   $67,364   $1,618,411    $1,278,007    $49,867      $646   $1,327,228
=====================================================================================================================

                                                      Securities Available for Sale
                       ----------------------------------------------------------------------------------------------
                        Amortized   Unrealized Unrealized    Fair        Amortized  Unrealized  Unrealized    Fair
(In Thousands)            Cost      Gross Gain Gross Loss    Value          Cost    Gross Gain  Gross Loss    Value
---------------------------------------------------------------------------------------------------------------------
U.S. Treasury
   securities          $  639,483    $    7     $ 7,229   $  632,261    $  648,331    $ 3,676   $  103    $  651,904
U.S. Government
   agency securities      306,593       669      11,259      296,003       398,590      9,235      571       407,254
Collateralized mortgage
   obligations          1,049,547       125      36,337    1,013,335     1,204,506      4,494    1,669     1,207,331
Other mortgage-backed
   securities             243,342       407      19,693      224,056       113,918      1,048      273       114,693
Obligations of
   states and political
   subdivisions                 -         -           -            -             -          -        -             -
Other securities          116,205       172       1,183      115,194        73,054        612       88        73,578
---------------------------------------------------------------------------------------------------------------------
   Total               $2,355,170    $1,380     $75,701   $2,280,849    $2,438,399    $19,065   $2,704    $2,454,760
=====================================================================================================================

The carrying amounts and approximate fair value of securities at December 31, 1994, by contractual maturity, are shown below:

                                                                Investment Securities   Securities Available for Sale
---------------------------------------------------------------------------------------------------------------------
                                                               Amortized        Fair        Amortized       Fair
(In Millions)                                                    Cost           Value         Cost          Value
---------------------------------------------------------------------------------------------------------------------
Due in one year or less                                        $   72,687   $   73,022      $  716,449   $  714,309
Due after one year through five years                           1,087,267    1,031,861         564,339      538,224
Due after five years through 10 years                             245,771      243,990         266,800      261,689
Due after 10 years                                                265,948      269,538         807,582      766,627
---------------------------------------------------------------------------------------------------------------------
   Total                                                       $1,671,673   $1,618,411      $2,355,170   $2,280,849
=====================================================================================================================

Proceeds from sales of securities during 1994 were $223,723,000. Gross gains of $514,000 and gross losses of $184,000 were realized on those sales.
Proceeds from sales of securities during 1993 were $25,686,000. Gross gains of $1,006,000 and gross losses of $403,000 were realized on those sales.
The change in the net unrealized holding loss on available for sale securities that has been included in the separate component of shareholders' equity amounted to $56,606,000 during 1994 and 0 in 1993 and 1992.

The income tax provision applicable to securities transactions for the years 1994, 1993, and 1992 were $124,000, $226,000, and, $231,000 respectively.

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


NOTE E - LOANS

The classifications of loans at December 31 are as follows:

(In Thousands)                                                                               1994              1993
---------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                                $ 5,058,372        $4,094,351
Real estate construction                                                                  675,217           448,619
Commercial real estate mortgage                                                         1,776,107         1,314,208
Residential real estate mortgage                                                        2,960,041         2,322,088
Loans to individuals                                                                    1,745,862         1,347,738
---------------------------------------------------------------------------------------------------------------------
                                                                                       12,215,599         9,527,004
Unearned interest                                                                         (93,692)          (78,685)
Allowance for loan losses                                                                (171,692)         (135,233)
---------------------------------------------------------------------------------------------------------------------
NET LOANS                                                                             $11,950,215        $9,313,086
=====================================================================================================================

     In the normal course of business, loans are made to directors and executive officers of the Company and its subsidiaries and their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others. Such loans do not involve more than normal risk of collectibility nor do they present other unfavorable features. As of December 31, 1994 and 1993, respectively, $121,354,000 and $127,393,000 of these loans were outstanding. During 1994, $195,049,000 of new loans were made and repayments totaled $201,088,000.

     The Company's largest credit concentration is commercial, financial and agricultural loans, which totaled $5,058.4 million or 41.4% of total loans at December 31, 1994 and $4,094.4 million or 43.0% of total loans at December 31, 1993. There were no significant industry concentrations within the loan portfolio and the Company's geographic loan distribution is concentrated in the Southeast markets served by the Company at December 31, 1994 and 1993.

     In 1994, interest income of $788,000 and $34,000 was recorded on non-accrual and restructured loans, respectively. Had income on these loans been recorded under original terms, $4,010,000 of interest on non-accrual loans and $62,000 of interest on restructured loans would have been recorded.

NOTE F - ALLOWANCE FOR LOAN LOSSES

The following is an analysis of changes in the allowance for loan losses for the years ended December 31:

(In Thousands)                                                                   1994           1993           1992
---------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                 $135,233       $103,770       $ 80,393
Additions (deductions):
  Provisions charged to operations                                             44,984         45,032         43,305
  Recoveries on loans previously charged off                                   10,010         12,005          8,524
  Loans charged off                                                           (29,786)       (36,620)       (40,062)
  Allowances of purchased subsidiaries                                         11,251         11,046         11,610
---------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                       $171,692       $135,233       $103,770
=====================================================================================================================

NOTE G - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31:

(In Thousands)                                                                                  1994           1993
---------------------------------------------------------------------------------------------------------------------
Land                                                                                        $ 98,687       $ 84,913
Buildings and improvements                                                                   251,032        213,499
Equipment                                                                                    176,430        160,108
---------------------------------------------------------------------------------------------------------------------
                                                                                             526,149        458,520
Less accumulated depreciation                                                                161,507        136,897
---------------------------------------------------------------------------------------------------------------------
TOTALS                                                                                      $364,642       $321,623
=====================================================================================================================

NOTE H - LONG-TERM DEBT

A summary of long-term debt at December 31 follows:

(In Thousands)                                                                                  1994           1993
---------------------------------------------------------------------------------------------------------------------
8-5/8% Subordinated notes, due May 15, 2004                                                 $100,000       $100,000
7% Debentures, due May 15, 2003                                                              100,000        100,000
7-5/8% Subordinated Notes, due May 1, 2004                                                   100,000              0
9.95% Subordinated Capital Notes, due June 1, 1999                                            75,000         75,000
Floating Rate Notes, due December 28, 1994,
  average rate of 4.54% in 1994 and 3.76% in 1993                                                  0         20,000
9.08% Senior Notes, due March 28, 1995                                                             0         10,000
Federal Home Loan Bank advances                                                              251,887        145,849
Other                                                                                         13,829         19,136
---------------------------------------------------------------------------------------------------------------------
TOTALS                                                                                      $640,716       $469,985
=====================================================================================================================

     During 1994 the Company issued $100,000,000 in 7-5/8% Subordinated Notes due in 2004. These notes, along with the 8-5/8% Subordinated Notes and the 7% Debentures, are not subject to redemption prior to maturity, and no sinking fund is required.

     The Floating Rate Notes were redeemed in 1994.

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

     $225.0 million of the Federal Home Loan Bank Advances are at variable rates. $26.9 million are at fixed rates ranging from 3.50% to 8.55%.

     Scheduled maturities of long-term debt in 1995 are approximately $20.0 million. Maturities during 1996, 1997, 1998, and 1999 are approximately $148.0 million, $50.8 million, $52.0 million, and $75.5 million, respectively.

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

LEASES
At December 31, 1994, the Company and its subsidiaries were obligated under various cancelable and non-cancelable leases for premises and equipment. Certain leases contain various renewal options that are priced at market rates. Total rental expense for the years ended December 31, 1994, 1993, and 1992 was $16,776,000, $14,476,000 and $13,262,000. Future minimum rental commitments as of December 31, 1994 for all non-cancelable leases with initial or remaining terms of more than one year are as follows:

(In Thousands)         Premises      Equipment   Total
---------------------------------------------------------
1995                   $ 17,610        $  788  $ 18,398
1996                     15,649           170    15,819
1997                     13,552           162    13,714
1998                     12,069           150    12,219
1999                      9,874           108     9,982
After 1999               53,327            34    53,361
---------------------------------------------------------
TOTALS                 $122,081        $1,412  $123,493
=========================================================

STANDBY LETTERS OF CREDIT AND COMMITMENTS
The Company's subsidiary banks had standby letters of credit outstanding of approximately $527,718,000 and $347,767,000 at December 31, 1994 and 1993,
respectively.

     The Company's subsidiary banks had outstanding commitments to extend credit of approximately $3,872,987,000 at December 31, 1994, and $3,160,560,000
at December 31, 1993. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The Company's policies as to collateral and assumption of credit risk for off-balance-sheet commitments are essentially the same as those for extension of credit to its customers.

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


ASSETS SOLD WITH RECOURSE
The Company's subsidiaries regularly originate and sell loans, consisting primarily of mortgage loans sold to third-party investors, which contain various recourse provisions to the seller. Losses historically realized through the repurchase or other satisfaction of these recourse provisions are insignificant. The total amount of loans outstanding subject to such recourse was $1,275.0 million at December 31, 1994 and $1,284.2 million at December 31, 1993. Under terms of the recourse agreements, the Company would be required to repurchase certain loans if they become non-performing. All such loans sold had a loan-to-collateral ratio of 80% or less, or mortgage insurance to cover losses up to 80% of the collateral value, at the times the various loans were originated. The underlying collateral to these mortgages are generally 1-4 family residential properties. Potential losses under these recourse agreements are affected by the collateral value of the particular loans involved. Losses are recognized when the mortgage is repurchased or the obligation is otherwise satisfied.

INTEREST RATE SWAPS
The Company has entered into interest rate swap agreements ("Swaps"), which provide for the Company to pay interest based on the Floating London Interbank Offered Rate while receiving payments on a fixed rate. The average notional face amount of these agreements was $680 million in 1994 and $413 million in 1993. The notional amounts outstanding at December 31, 1994 and 1993 were $815 million and $490 million, respectively. During 1994, the average rate paid under the agreements was 4.80% and the average rate earned was 6.18%. For 1993, the average rate paid was 3.38% and the average rate earned was 6.31%.

     At December 31, 1994, the contractual maturities of Swaps are as follows:

(In Millions) Notional Amount  Expiration  Liabilities Hedged
------------------------------------------------------------
                  $305           1995      Deposit liabilities
                    10           1995      Long-term debt
                   200           1996      Deposit liabilities
                   100           2003      Long-term debt
                   200           2004      Long-term debt
------------------------------------------------------------
                  $815
============================================================

     The Company has also terminated one Swap agreement prior to the contractual maturity. Since the Swap was designed as a hedge, the gain realized on the termination of this contract has been deferred and is amortized to reduce interest expense over the remaining life of the hedged liabilities. At December 31, 1994 and 1993 the remaining deferred gain related to such termination was $3.8 million and $5.4 million, respectively. The effect of amortization of the deferred gain reduces interest expense by approximately $1.6 million through 1997.

     From time to time, the Company utilizes interest rate options to hedge mortgage loans held for sale. During 1994 the effect on net income from use of options was insignificant. At December 31, 1994 there were no option contracts outstanding.

NOTE J - EMPLOYEE BENEFITS

DEFINED BENEFIT AND DEFINED CONTRIBUTION PLANS
The Company has a trusteed defined benefit pension plan for the benefit of substantially all employees of the Company and its subsidiaries, the "Trusteed Plan." The Company also maintains a supplemental defined benefit plan, the "Supplemental Plan," a deferred compensation plan, the "Deferred Plan," and an incentive pay plan, the "Incentive Plan," for certain key executives. The Company's funding policy with respect to the Trusteed Plan is to contribute amounts to the plan sufficient to meet minimum funding requirements as set by law. The Supplemental Plan and the Deferred Plan are unfunded.

     The weighted-average discount rate and rate used in determining the actuarial present value of the projected benefit obligations for all defined benefit plans was 8.5% in 1994, 7.5% in 1993 and 8.5% in 1992. The rate of increase in future compensation levels for all defined benefit plans was 5.5% in 1994 and 1993 and 6% in 1992. The rate of expected return on plan assets for the Trusteed Plan in 1994, 1993, and 1992 was 9.25%. Prior service costs for all defined benefit plans are being amortized on a straight-line basis.

     The Company also maintains a defined contribution deferred profit sharing plan that meets the requirements of section 401(k) of the Internal Revenue Code. Company contributions to the deferred profit sharing plan are based on a pre-determined formula of up to 15% of participants' salaries, which is the maximum amount deductible for federal income tax purposes. Provisions for contributions to the deferred profit sharing plan were approximately $11.5 million in 1994, $10.5 million in 1993, and $8.4 million in 1992.

     As of December 31, 1994, the Trusteed Plan and the profit sharing plan owned 411,768 and 1,570,619 shares of the Company's common stock, and received dividends on those shares of $272,000 and $969,000, respectively.

STOCK OPTION PLAN
Stock options for a total of 1,216,707 shares awarded to key employees under the Company's Stock Option Plan were outstanding at December 31, 1994. Exercise prices range from $6.22 to $18.75 per share and average $13.01 per share. During 1994, options on 234,537 shares were exercised at an average price of $7.90 per share while options for 979,575 shares were exercisable as of December 31, 1994.

TRUSTEED PLAN
The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Financial Statements at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994:

(In Thousands)                                                                               1994              1993
---------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $35,082 in 1994 and $36,704 in 1993                                               ($39,746)         ($43,019)
=====================================================================================================================
Projected benefit obligation for service rendered to date                                ($48,379)         ($53,184)
Plan assets at fair value, primarily listed stocks and U.S. Government securities          51,085            53,331
---------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                       2,706               147
Unrecognized net (gain) loss from past experience different from that assumed
  and effects of changes in assumptions                                                       115             3,355
Prior service cost not yet recognized in net periodic pension cost                             48               437
Unrecognized net asset at January 1, 1994 and 1993                                         (4,161)           (4,682)
---------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension cost included in other assets (liabilities)                    ($ 1,292)         ($   743)
=====================================================================================================================

Net pension cost for 1994, 1993, and 1992 includes the following components:

                                                                            1994             1993              1992
---------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                            $3,837           $2,961           $ 2,311
Interest cost on projected benefit obligation                              3,835            3,451             2,931
Actual return on plan assets                                               1,948           (3,734)           (2,745)
Net amortization and deferral                                             (7,388)          (1,426)           (2,412)
---------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                 $2,232           $1,252           $    85
=====================================================================================================================

SUPPLEMENTAL, DEFERRED AND INCENTIVE PLANS
The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Financial Statements at December 31, 1994 and 1993, and for each of the three years ended December 31, 1994:

(In Thousands)                                                                                  1994           1993
---------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits of $4,999 in 1994 and $2,904
     in 1993                                                                                 ($5,292)       ($3,166)
=====================================================================================================================
Projected benefit obligation for service rendered to date                                    ($6,482)       ($4,209)
Plan assets at fair value                                                                          0              0
---------------------------------------------------------------------------------------------------------------------
Excess of projected benefit obligation over plan assets                                       (6,482)        (4,209)
Unrecognized net (gain) loss from past experience different from that assumed
    and effects of changes in assumptions                                                       (237)           571
Prior service cost not yet recognized in net periodic pension cost                             2,762            848
Unrecognized net (asset) liability at January 1, 1994 and 1993                                   207           (804)
Additional periodic liability                                                                 (2,014)             0
---------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities                                           ($5,764)       ($3,594)
=====================================================================================================================

Net pension cost for 1994, 1993 and 1992 includes the following components:

                                                                               1994             1993           1992
---------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                               $  516             $344           $310
Interest cost on projected benefit obligation                                   465              274            272
Net amortization and deferral                                                   272              150            215
---------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                    $1,253             $768           $797
=====================================================================================================================

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

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


Net postretirement health care cost for 1994, 1993 and 1992 includes the following components:

(In Thousands)                                                                   1994           1993           1992
---------------------------------------------------------------------------------------------------------------------
Service cost - benefits attributed to service during the period                  $234           $220           $220
Interest cost on accumulated postretirement benefit obligation                    233            215            215
Amortization of transition obligation over 20 years                               106            106            131
---------------------------------------------------------------------------------------------------------------------
    Net periodic postretirement benefit costs                                    $573           $541           $566
=====================================================================================================================

     For measurement purposes, a 15%, 14% and 15% annual rate of increase in the per capita cost of covered health care claims was assumed for 1994, 1993 and 1992, respectively; the rate was assumed to remain stable for four years, then decrease to 7% for years thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $443,000 and the aggregate of the components of net periodic postretirement benefit cost for the year then ended by $103,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1994, 1993 and 1992.

     The Company has elected to amortize the unfunded transition obligation over a 20-year period as permitted by the standard.

     The plan's accumulated postretirement benefit obligation was $3,162,000 at December 31, 1994, with $614,000 related to retirees and $2,548,000 for other active employees, and an unrecognized transition obligation of $1,899,000, resulting in an accrued liability of $1,452,000.

NOTE K - INCOME TAXES

The provision for income taxes was as follows:

                                                                     Year Ended December 31
                                                    -----------------------------------------------------------------
(In Thousands)                                         1994                   1993                    1992
---------------------------------------------------------------------------------------------------------------------
Current:
 Federal                                            $84,394                $69,392                 $43,889
 State                                                9,221                  7,913                   6,942
---------------------------------------------------------------------------------------------------------------------
                                                     93,615                 77,305                  50,831
Deferred (Prepaid):
 Federal                                             (5,314)                (3,753)                    368
 State                                                   37                    440                    (553)
---------------------------------------------------------------------------------------------------------------------
                                                     (5,277)                (3,313)                   (185)
---------------------------------------------------------------------------------------------------------------------
TOTALS                                              $88,338                $73,992                 $50,646
=====================================================================================================================

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate (35% in 1994 and 1993, and 34% in 1992) to income before taxes were as follows:

---------------------------------------------------------------------------------------------------------------------
Pre-tax income at statutory rates                  $ 91,469     35%       $ 78,584     35%        $ 56,063    34%
Add (deduct):
 State income tax, net of  federal tax benefit        6,017      2%          5,429      2%           4,380     3%
 Tax-exempt interest income                         (10,317)    (4%)       (11,279)    (5%)        (12,677)   (8%)
 Non-deductible interest expense                      1,262      1%            964      1%           1,160     1%
 Amortization of goodwill                             1,654      1%          1,499      1%           1,101     1%
 Other                                               (1,747)    (1%)        (1,205)    (1%)            619     0%
---------------------------------------------------------------------------------------------------------------------
TOTALS                                             $ 88,338     34%       $ 73,992     33%        $ 50,646    31%
=====================================================================================================================

The components of the net deferred tax assets as of December 31, 1994 and 1993 were as follows:

Deferred Tax Assets:
 Allowance for loan losses                         $ 58,014               $ 48,687
 Net unrealized losses on securities                 27,875                      0
 Other                                               30,555                 26,792
---------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                           116,444                 75,479
---------------------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
 Depreciation                                       (10,743)                (8,551)
 Leasing                                            (34,561)               (23,736)
 Other                                               (4,731)               (15,175)
---------------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                      (50,035)               (47,462)
---------------------------------------------------------------------------------------------------------------------
Net Deferred Tax Asset                             $ 66,409               $ 28,017
=====================================================================================================================

The deferred tax asset above is net of an insignificant valuation allowance. The Company has sufficient refundable taxes paid in available carryback years to realize its recorded deferred tax asset.

The Company's federal and state tax returns are subject to examination by various taxing authorities. In the opinion of Management, any adjustment thereto will not be material.

NOTE L - SUPPLEMENTAL INCOME STATEMENT INFORMATION

The following provides further analysis of other non-interest expense for the years ended December 31:

(In Thousands)                                                              1994             1993              1992
---------------------------------------------------------------------------------------------------------------------
Other expense:
  Communications                                                        $ 22,136         $ 20,017          $ 18,085
  Professional services                                                   27,242           25,420            18,909
  Business development                                                    16,090           12,795            10,771
  Other                                                                   68,975           64,062            68,360
---------------------------------------------------------------------------------------------------------------------
                                                                        $134,443         $122,294          $116,125
=====================================================================================================================

NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS

This summarizes the Company's disclosure of fair values of financial instruments made in accordance with the requirements of SFAS No. 107:

(In Thousands)                                      December 31, 1994                        December 31, 1993
----------------------------------------------------------------------------------------------------------------------------
                                           Carrying Amount  Estimated Fair Value    Carrying Amount   Estimated Fair Value
----------------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and due from banks                    $   650,433         $   650,433          $   607,831          $   607,831
  Federal funds sold and other
     short-term investments                       36,520              36,520               49,626               49,626
  Assets held for sale                           164,528             164,528              258,506              258,506
  Securities held to maturity                  1,671,673           1,618,411            1,278,007            1,327,228
  Investment securities                        2,280,849           2,280,849            2,454,760            2,454,760
  Loans, net                                  11,647,688          11,106,972            9,115,342            9,336,909
  Interest receivable and other assets           185,143             185,143              132,966              132,966
Liabilities:
  Deposits                                    12,801,239          12,469,473           11,515,311           11,555,463
  Federal funds purchased and
     other short-term borrowings               2,828,012           2,828,012            1,456,460            1,456,460
  Interest payable and other liabilities         168,140             168,140              156,280              156,280
  Long-term debt                                 640,716             589,461              469,985              422,781
Off-balance sheet instruments -
 asset (liability):
   Interest rate swaps in a net
     receivable position                          13,624             (22,587)              10,568               29,428
   Commitments to extend credit                  (11,065)            (20,122)              (8,883)             (22,716)
   Standby letters of credit                      (1,065)             (1,065)                (573)                (573)
----------------------------------------------------------------------------------------------------------------------------

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


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

NOTE N - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

SouthTrust Corporation Parent Company

STATEMENTS OF CONDITION

                                                                                                December 31
                                                                                       ------------------------------
(In Thousands)                                                                               1994              1993
---------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash-on-demand deposit*                                                              $    3,105        $    1,309
  Interest-bearing time deposits*                                                          22,111            59,954
  Securities                                                                               99,432            71,669
  Loans                                                                                     2,074             2,486
  Loans to subsidiaries*                                                                  160,658            72,806
  Investment in subsidiaries*
    Banks and bank holding companies                                                    1,270,503         1,184,312
    Non-banks                                                                              13,482            12,025
  Other assets                                                                             41,375            29,408
---------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                     $1,612,740        $1,433,969
=====================================================================================================================
LIABILITIES
  Short-term borrowings                                                                $   34,417        $   15,918
  Other liabilities                                                                        68,055            61,285
  Long-term debt                                                                          375,000           305,000
---------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                                   477,472           382,203
STOCKHOLDERS' EQUITY                                                                    1,135,268         1,051,766
---------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $1,612,740        $1,433,969
=====================================================================================================================

STATEMENTS OF INCOME

                                                                                   Year Ended December 31
                                                                        --------------------------------------------
(In Thousands)                                                              1994             1993              1992
--------------------------------------------------------------------------------------------------------------------
Income:
  From subsidiaries:*
    Dividends
      Banks                                                             $ 87,094         $ 54,966          $ 39,436
      Non-banks                                                            9,134            3,891             2,806
    Management fees                                                       42,669           37,895            30,262
    Interest                                                               8,290            5,844             4,459
  Other                                                                    3,025            1,014             2,191
---------------------------------------------------------------------------------------------------------------------
      TOTAL INCOME                                                       150,212          103,610            79,154
---------------------------------------------------------------------------------------------------------------------
Expense:
  Salaries and employee benefits                                          20,574           21,741            16,494
  Interest                                                                21,142           16,343            13,981
  Other                                                                   22,604           17,749            22,731
---------------------------------------------------------------------------------------------------------------------
      TOTAL EXPENSE                                                       64,320           55,833            53,206
---------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed
    net income of subsidiaries                                            85,892           47,777            25,948
Income taxes (credit)                                                     (4,834)          (4,176)           (5,091)
---------------------------------------------------------------------------------------------------------------------
      INCOME BEFORE EQUITY IN UNDISTRIBUTED
        NET INCOME OF SUBSIDIARIES                                        90,726           51,953            31,039
Equity in undistributed net income of subsidiaries:*
  Banks and bank holding companies                                        80,964           97,224            81,850
  Non-banks                                                                1,312            1,358             1,357
---------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                        $173,002         $150,535          $114,246
=====================================================================================================================

*Eliminated in consolidation.

     NOTES TO CONSOLIDATED
     FINANCIAL STATEMENTS (CONTINUED)
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


NOTE N - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (Continued)

SouthTrust Corporation Parent Company

STATEMENTS OF CASH FLOWS

                                                                                  Year Ended December 31
                                                                       ----------------------------------------------
(In Thousands)                                                              1994             1993              1992
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income                                                          $ 173,002         $150,535         $ 114,246
   Less equity in undistributed net income of subsidiaries               (82,276)         (98,582)          (83,207)
---------------------------------------------------------------------------------------------------------------------
   Income before equity in undistributed net
     income of subsidiaries                                               90,726           51,953            31,039
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Provision (credit) for:
     Depreciation of premises and equipment                                1,131            1,072               723
     Amortization of intangibles                                           2,487            2,504             2,513
     Deferred income tax provision (benefit)                              (4,491)          (1,748)           (8,940)
   Realized net (gain) loss on sale of securities                            (48)             231               106
   Net (increase) decrease in other assets                                (7,478)          (7,096)            2,257
   Net increase (decrease) in other liabilities                            7,606           20,813             4,359
---------------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                          89,933           67,729            32,057

INVESTING ACTIVITIES
   Proceeds for maturities of:
     Investment securities                                                   142           20,362             4,041
     Available for sale securities                                        10,956                -                 -
   Proceeds from sales of:
     Investment securities                                                     0                0            13,031
     Available for sale securities                                      (108,819)               -                 -
   Purchases of:
     Investment securities                                                     0          (80,366)          (15,289)
     Available for sale securities                                        70,968                -                 -
   Capital contributions                                                 (47,419)         (44,318)         (113,914)
   Purchase of subsidiaries                                                    0                0           (41,746)
   Net (increase) decrease in:
     Short-term investments                                               37,843           40,444           (25,189)
     Loans to subsidiaries                                               (87,852)         (23,075)          (30,969)
     Loans                                                                   412            2,010             4,946
     Premises and equipment                                               (1,193)          (1,138)           (7,016)
---------------------------------------------------------------------------------------------------------------------
       NET CASH USED BY INVESTING ACTIVITIES                            (124,962)         (86,081)         (212,105)

FINANCING ACTIVITIES
   Proceeds from issuance of:
     Common Stock                                                          6,284            4,696           120,334
     Long-term debt                                                      100,000          100,000           100,000
   Payments for:
     Long-term debt                                                      (20,000)         (30,783)           (2,515)
     Repurchase of Common Stock                                           (2,719)            (252)             (485)
     Cash dividends                                                      (55,239)         (52,124)          (34,118)
   Net increase (decrease) in short-term borrowings                        8,499           (3,722)           (3,273)
---------------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                          36,825           17,815           179,943
---------------------------------------------------------------------------------------------------------------------
           INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                  1,796             (537)             (105)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                               1,309            1,846             1,951
---------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                 $   3,105         $  1,309         $   1,846
=====================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   CASH PAID DURING THE PERIOD FOR INTEREST                            $  26,955         $ 15,829         $  12,971
=====================================================================================================================

     REPORT OF INDEPENDENT
     PUBLIC ACCOUNTANTS
     --------------------------------------
            SOUTHTRUST CORPORATION


TO THE BOARD OF DIRECTORS OF
SOUTHTRUST CORPORATION:

We have audited the accompanying consolidated statements of condition of SouthTrust Corporation and subsidiaries (a Delaware corporation) as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted audited standards. Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material aspects the consolidated financial position of SouthTrust Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note A to the Consolidated Financial Statements, effective December 31, 1993, the Company changed its method of accounting for investment securities.




Birmingham, Alabama,
February 8, 1995

SOUTHTRUST BANK OF                             SOUTHTRUST BANK OF SELMA
MARION COUNTY
                                               George P. Evans; J. Mel Gilmer, Jr.;
Jimmy Brumley, President; Alan                 C. Byrd Looper; William E. McHugh;
Cantrell; Fred McCluskey; Robert               Donald C. Overstreet; John E. Pilcher;
McGuire; Lex Moore; Paul Ray; Wayne            Stephen C. Rogers, Chairman, President
L. Riggs; Marlis E. Sanderson; Vann            and Chief Executive Oficer;
Scott; E.T. Sims, Jr; Lee Watkins,             D.M. Russell, Jr.; Harold Speir
Chairman and Chief Executive Officer;
William R. West                                SOUTHTRUST BANK OF
                                               TALLADEGA COUNTY
SOUTHTRUST BANK OF
MARSHALL COUNTY                                Billy T. Bobbitt; James T. Clark,
                                               Chairman and Chief Executive Officer;
William P. Ainsworth; Michael W. Alred,        James E. Hobson; J. Taylor Pursell;
Chairman and Chief Executive Officer,          Steve Sprayberry; Frank S. Teel;
John W. Boggess, IV; Joe Van Bunch;            Barry D. Vaughn
Guy H. Caffey, III, President, Joseph J.
Chorba; Jack Hamilton; Frank T.                SOUTHTRUST BANK OF
Mastin, Jr.; Jackie NeSmith; Ellis F.          TUSCALOOSA COUNTY
Porch, Jr.; J.D. Reynolds, Jr.; John
Carey Ross; Gerald R. Rowe, Jr.;               Morris Acker; Karen Bryan;
Braxton F. Smith; James W. Stewart;            G. Norman Carlson; Jerry Cooper;
Robert J. Weathers                             Jon R. Farmer; James I. Harrison, III;
                                               Cecil Ingram; Chris Mobley; Joseph R.
SOUTHTRUST BANK OF MOBILE                      O'Hara, Chairman, President and Chief
                                               Executive Officer; W. Omar Smith;
Billy C. Bond; F.T. Boudreau, III;             Paul R. Sullivan; Gene Ray Taylor;
Thomas B. Clement; David J. Cooper,            Miller Welborn
Randy Delchamps; Don R. Grady;
B.J. Heggeman, Jr.; F. Martin Lester;          SOUTHTRUST BANK OF
Gaylord C. Lyon, Jr.; Charles E. McNeil, Jr.;  WALKER COUNTY
John T. Mostellar, Richard Murray, III;
Robert L. Ray, III; E. Frank Schmidt,          Lionel F. Baxter, Jr., Chairman, President
Chairman and Chief Executive Officer,          and Chief Executive Oficer; Billy J.
Norvell Smith; William S. Stimpson;            Duncan; Fara L. Lawson; James M.
Marion E. Ward; Robert S.                      Reynolds; Daniel M. Scarbrough;
Wilbanks, President                            Patrick Willingham; Robert T.
                                               Wilson, Jr.
SOUTHTRUST BANK, MONTGOMERY
                                               FLORIDA
Jack L. Capell; John L. Capell;
Robert L. Carter; W. Stephen Cawood;           SOUTHTRUST BANK OF
Michael D. Henig; Knox Kershaw;                CENTRAL FLORIDA
E. Kyle Kyser; John W. Morgan;
Ray B. Petty, Chairman, President              T. Richard Barber, Jr.; Andy S. Crabb;
and Chief Executive Officer, William B.        John Crider; M. Terry Eiland; Nolan C.
Shadburn; John Walter Stowers;                 Galloway, Jr.; Clyde Larramore;
Todd R. Strange; Adolph Weil, III;             E.E. Phinney, Chairman, President
Clyde H. Wood                                  and Chief Executive Officer; E. George
                                               Rusaw; Charles K. Ruse, Jr.;
SOUTHTRUST BANK OF                             Russell C. Still
MORGAN COUNTY
                                               SOUTHTRUST BANK OF
Jack E. Allen; Larry Beasley; Horace           NORTHEAST FLORIDA
W. Broom; Robert W. Clemons;
James Kevin Corum; Charles M.                  Hamilton J. Bisbee; Clayton
Howse; Robert Peck; Dow M. Perry,              Bromberg; Charles E. Commander, III;
Jr.; William E. Shinn, Jr.; Alton F.           W. Patrick Cusick; Michael F. Dawes;
Sulcer; William B. Watson, Jr.                 Corey J. Coughlin, Chairman and Chief
Chief Executive Officer; B.F. Wear, Jr.;       Executive Officer; W. Radford Lovett, II;
William M. Weaver                              Lee F. Mercier; William H. Morris;
                                               Willard Payne; Jerald Pietan;
SOUTHTRUST BANK OF OZARK                       Gert Schmidt

Jerry G. Beasley; Billy J. Blackmon;           SOUTHTRUST BANK OF
J.H. Godwin, Chairman, President               NORTHWEST FLORIDA
and Chief Executive Oficer; James B.
Graham; Gene L. Hughes; William B.             William F. Brunner; Gary Cowen;
Matthews; Janey H. Stephens                    R. Hunter Daffin, Jr.; Richard W.
                                               D'Alemberte; Terry DuBose, Chairman
SOUTHTRUST BANK OF                             and Chief Executive Officer; Bobby
THE QUAD CITIES                                George; Griff Godfrey; Creshull C.
                                               Harrison, Jr.; Hallie Hearn; John W.
Laughlin Ashe; John D. Clement, Jr.;           Keith, Jr., President; Chuck Morgan;
Jerrie K. Crosswhite; Ernest A. Fite;          Quen Rahal
Harry J. Hall; Charles Ray Henry; John
E. Higginbotham; Freddie L. Hogan;             SOUTHTRUST BANK OF ORLANDO
Lee E. Moncrief; Chairman, President
and Chief Executive Officer; Hulon             R. Van Bogan, Chairman, President
Newton; Conrad C. Pitts                        and Chief Executive Officer, Lawrence E.
                                               Cappleman, Jr.; Grady M. Cooksey, Jr.;
SOUTHTRUST BANK OF                             Kenneth F. Faliero; William D. Long, Sr.;
RANDOLPH COUNTY                                Andrew L. McCorkle; Joan Schirm;
                                               Ernest L. Wilding
Joseph Ballow; Jerry H. Cotney;
Don Green; John A. Tinney; Ralph L.            SOUTHTRUST BANK OF
Watkins, Chairman, President and Chief         THE SUNCOAST
Executive Officer
                                               John W. Chidsey; Robert H. Elliott;
SOUTHTRUST BANK OF                             Charles O. Murphy, Chairman,
RUSSELL COUNTY                                 President and Chief Executive Officer;
                                               Russell S. Natherson; Charles E.
Charles H. Adams; James A. Baker;              Richards, Jr.; George T. Smith
Robert D. Hemker; R. Michael
Raiford; Jerry R. Richards, Chairman,
President and Chief Executive Officer;
Robert Scott; Patricia L. Waldrop;
Daniel Windsor

------------------------------------------------------------------------------
        SOUTHTRUST CORPORATION


SOUTHTRUST BANK OF                                  NORTH CAROLINA
SOUTHWEST FLORIDA
                                                    SOUTHTRUST BANK OF
Richard C. Ackert, Chairman                         CENTRAL CAROLINA
and Chief Executive Officer; Clifford
Bardsdale; H. Quillan Jones; Paul F.                F. Crowder Falls, Chairman, William S.
McQueen; Richmond H. Powell; Paul                   Fisher; Thomas M. Grady; F. Donald
Staffile; E. Bruce Strayhorn; Gay Rebel             Graham; Dewitt P. Hodges; Chares A.
Thompson; Harvey B. Youngquist                      James; Elaine M. Lyerly; Bailey W.
                                                    Patrick; Trent D. Propst; N. Bradley
SOUTHTRUST BANK OF                                  Thompson, Jr, President and Chief
VOLUSIA COUNTY                                      Executive Officer; Russell W. Wallace, Jr.

Seware Fleet; James H. Ford,                        SOUTHTRUST BANK OF
Chairman, President and Chief                       NORTH CAROLINA
Executive Officer; Raiford G.
Hagstrom; Reid B. Hughes; Charles S.                Suzanne Babcock; James A. Beck,
Lichtigman; Donald Malmborg;                        Chairman, President and Chief
Randall J. Marshall; David A. Monaco;               Executive Officer; Don Fraley; Dave
John W. Morris, III; Daniel M. O'Brien;             Gospodarek; Michael D. Mangum;
J. Daniel Peterson; James H. Powell, Sr.;           Norman C. Mason; Gary R. Sheffield;
Jack B. Shuman; Jeffrey L. Timko;                   Tom Vande Guchte
Gerald S. Williams
                                                    SOUTH CAROLINA
SOUTHTRUST BANK OF
WEST FLORIDA                                        SOUTHTRUST BANK OF CHARLESTON

Marion U. Ballard; William T. Branch;               Vincent D. Adams; Lester A.
Frank G. Cisneros; Kenneth Delarbre;                Butler, Jr., Chairman, President and
Ted DeLaVergne, Jr.; John C. Dew;                   Chief Executive Officer; J. Palmer
J. Eugene Fogarty, Jr.; Dorothy T.                  Gaillard, Jr.; James A. Grimsely, Jr.;
Hendry; Carl K. Lambrecht; Robert M.                Thomas F. Hartnett; Linda M.
Menke; Harry M. Moorefield; Walter L.               O'Quinn, A. Bert Pruitt; James M.
Ogle; L. Eugene Oliver, Jr., Chairman               Stelling; Richard T. Widman;
and Chief Executive Officer; Robert R.              R. Michael Williams; Thomas
Sharp; Ralph E. Stevens, Jr.; Robert L.             Dewey Wise
Ulrich; John P. Wallace
                                                    SOUTHTRUST BANK OF
GEORGIA                                             DILLON COUNTY

SOUTHTRUST BANK OF COLUMBUS                         Carroll G. Allen; John R. Braddy;
                                                    R. Walton Brown, President and
Wilson W. Blackmon; N.R. Boyd Jr.;                  Chief Executive Officer; M. H. Cox, Jr.;
Dennis W. Calhoun, Chairman; Robert T.              D. M. Dew, Jr.; Frank R. Ellerbe, Jr.;
Flournoy; D. Clyde Fountain; Murray D.              R. H. Gaddy, Chairman; Moses
Gray; Lee R. Grogan, Sr.; Morton A.                 Kornblut; A. LaFon LeGette, Jr.;
Harris; Mitchell W. Hunt, Jr., President            R. T. Stephens, Jr.
and Chief Executive Officer; George W.
Jeter; D. L. Dordan; C. E. McDaniel;                SOUTHTRUST BANK OF THE MIDLANDS
Jack W. McGuire; W. Richard
McGuire; T. Samuel Rawls, Jr.; Carl                 Russell L. Bauknight; Ronald H.
A. Rhodes; M.S. Roberts, Jr.; John D.               Burkett; John R. Capes; F. Ashton
Watson, Jr.; Sandra T. Willis                       Cribbs, III, Chairman, President
                                                    and Chief Executive Officer; Sam Elkins;
SOUTHTRUST BANK OF GEORGIA                          Richard M. Kennedy, Jr.; David L.
                                                    Kulbersh; Sue D. Young
Thomas H. Coley, Chairman and
Chief Executive Officer; Robert F. Kern;            TENNESSEE
H. Ray McPhail; Richard A. Newton;
Gary Waddell; George B. Williamson                  SOUTHTRUST BANK OF
                                                    TENNESSEE, NASHVILLE
MISSISSIPPI
                                                    George R. Archer, Jr., Chairman,
SOUTHTRUST BANK OF                                  President and Chief Executive Officer;
SOUTH MISSISSIPPI                                   William G. Coble; Willie K. Davis;
                                                    Steve G. Fridrich; Dale L. Gish;
Harry A. Danielson; Tanya Lyons;                    Jeffrey E. Powell; Joyce Rice
William J. Meyer; Harrell S. Pace;
Victor Pringle, Jr.; Edwain H. Saylor;              SOUTHTRUST BANK OF
D'Auby H. Schiel, Chairman and Chief                TENNESSEE, MEMPHIS
Executive Officer; Harry J. Schmidt;
Susan O'Keefe Snyder; Gene Warr;                    Michael E. Harris; Jerry D. Mooney;
David J. Washer                                     Jack T. Shannon, Jr.; Thomas R.
                                                    Stephenson, President and Chief
                                                    Executive Officer; Tom Watson




                                                    *Director Emeritus

60

     BOARD OF
     DIRECTORS
     ---------------------------------------------------------------------------
          SOUTHTRUST CORPORATION


SOUTHTRUST
CORPORATION

John M. Bradford                                 Wallace D. Malone, Jr.
President                                        President and
Mrs. Stratton's Salads Inc.                      Chief Executive Officer
                                                 SouthTrust Corporation
H. Allen Franklin
President and                                    T. W. Mitchell
Chief Executive Officer                          Chairman and
Georgia Power Company                            Chief Executive Officer
                                                 Stuart Construction Co. Inc.
Roy W. Gilbert, Jr.
President and                                    Herbert Stockham
Chief Operating Officer                          Chairman
SouthTrust Corporation                           Stockham Valves and Fittings

Bill L. Harbert                                  Charles G. Taylor
Chairman and                                     President and
Chief Executive Officer                          Chief Executive Officer
Bill Harbert International                       The Taylor Group Inc.
Construction Inc.
                                                 W. Kendrick Upchurch, Jr.
William C. Hulsey                                Chairman
Chairman                                         W. K. Upchurch
Arlington Properties Inc.                        Construction Co. Inc.

Allen J. Keesler, Jr.
President and
Chief Executive Officer
Florida Power Corporation

AFFILIATE DIRECTORS

ALABAMA                                          SOUTHTRUST BANK OF
                                                 COVINGTON COUNTY
SOUTHTRUST BANK OF ALABAMA
                                                 Robert Breedlove; Jack Goolsby;
Julian W. Banton, Chairman, President            John F. Gresham, Chairman,
and Chief Executive Officer; Gene                President and Chief Executive Officer;
Bartow; Thomas E. Bradford, Jr.;                 Wheeler A. Gunnels; Seth Hammett;
Merrill N. Bradley; Ronald G. Bruno;             Earl V. Johnson; Richard E. Jones;
Sallie C. Creel; Paul E. Harris; W. Carl         Tommy Northrop; James H. Smith;
Jernigan; Rex J. Lysinger; Judy M.               J. H. Sorrells; Philip Stanley;
Merritt; Emmet O'Neal, III; Van L.               Sidney E. Timbie
Richey; William E. Smith, Jr.;
R. Neal Travis                                   SOUTHTRUST BANK OF CULLMAN

SOUTHTRUST BANK, AUBURN                          R. Clyne Adams; W. Donald David,
                                                 Chairman, President and Chief Executive
N. E. Botta; J. Ab Conner; Robert C.             Officer; W. Elliot Free; Thomas J.
Jackson; Earl M. Lancaster; Wayne L.             Hagan; Betty Leeth Haynes; James B.
McLaughlin; James W. Nunn; William T.            Hill; Billy W. Jackson; Danny McAfee;
Wadsworth; John P. Wilson, Chairman,             Bertis E. McGriff; Keith Parrish
President and Chief Executive Officer
                                                 SOUTHTRUST BANK OF DOTHAN
SOUTHTRUST BANK OF
BALDWIN COUNTY                                   Curtis L. Adams; Charles H.
                                                 Chapman, III; Ronald A. DeVane,
James H. Faulkner, Jr.; Van P. Finger;           President; Paul R. Flowers, Jr.; Phillip L.
C. Craig Helms; Robert M. Hodgson;               Forrester; James F. House, Chairman
Thomas A. McMillan; Thomas E.                    and Chief Executive Officer; H. Clay
Mitchell; P. Chris Myers; David B.               Howell, III; Don F. McMullan; Ed R.
Nelson; Willard H. Penry; Bill C. Peters;        Malone; Lamar A. Miller, Jr.; Mike
Ronald H. Pippin, Chairman,                      Mullins; Morris M. Slingluff; Ralph
President and Chief Executive Officer;           Smith; O. D. Warren; Tom A. West, III
James E. Stewart; Albert M. Thompson, III;
Robert A. Wills                                  SOUTHTRUST BANK OF
                                                 ETOWAH COUNTY
SOUTHTRUST BANK OF
CALHOUN COUNTY                                   Charles F. Boman; Alan Cohn;
                                                 W. R. Cranford, Chairman; Michael D.
Aaron P. Acker; H. M. Burt, Jr.;                 Harris; Thomas E. Hughes; George R.
G. C. Colyer, Jr.; Thomas P. Houf;               Hundley; James C. Inzer, III; Nestor
Hoyt W. Howell, Jr.; Glenn G. Huie,              Kampakis; John H. Mackin, President
Chairman, President, and Chief Executive         and Chief Executive Officer;
Officer; Bobby N. Kennamer; Theresa              M. B. McCartney; Wallace Donald
R. Kisor; James S. Nolen; Ruth B. Piper;         McNair; Joyce Parker
Sam L. Routman*; J. Henry Smith, III;
W. Ronald Smith; Cynthia A. Wingo                SOUTHTRUST BANK OF HUNTSVILLE

SOUTHTRUST BANK OF                               Pat E. Burlison; William L. Fleming;
CENTRAL ALABAMA                                  L. Hoyt Harris; Chris H. Horgen;
                                                 Howard L. Hunter; Dean O'Farrell,
Robert E. Bice; C. Mark Bowen;                   Chairman, President and Chief Executive
Steve Crowe, Chairman, President                 Officer; Richard J. Rutenberg;
and Chief Executive Officer; William F.          Mike Segrest
Dobbs; Charles A. Farrow; Ralph
Frohsin, Jr.; J. Victor Hamilton;
H. Scott Howell; Robert Riley

SOUTHTRUST BANK OF
COFFEE COUNTY

J. R. Brunson; Jackie J. Brunson;
C. P. Hayes, III; Mary Alice Lee; William
Ted Roberts, Chairman, President and
Chief Executive Officer; H. M. Sessions, Jr.;
Oscar Vaughan, Jr.


58