Form 10-K405, Exhibit 13
period 1995-12-31
SOUTHTRUST CORP
filed 1996-03-27
CIK 92081

                                                                      EXHIBIT 13

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                             SOUTHTRUST CORPORATION

SELECTED FINANCIAL INFORMATION  (Table 1)

(Year ended December 31)                   1995           1994           1993          1992           1991          1990
------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Return on average total assets             1.05%          1.09%          1.10%         1.04%          0.96%         0.85%
Return on average common
  stockholders' equity                    15.79          15.86          15.84         15.66          15.21         13.29
Dividend pay-out ratio                    33.74          31.45          30.70         31.29          33.59         40.66
Average equity to average assets           6.64           6.85           6.96          6.62           6.29          6.37
Non-interest expense as a percent
  of average total assets                  2.83           3.05           3.19          3.39           3.15          2.85
------------------------------------------------------------------------------------------------------------------------
INTEREST YIELDS/RATES:
Taxable equivalent yields earned
  on earning assets                        8.49%          7.62%          7.52%         8.40%          9.84%        10.66%
Average rate paid on
  interest-bearing liabilities             5.13           3.92           3.64          4.33           6.19          7.51
Net interest spread                        3.36           3.70           3.88          4.07           3.65          3.15
Net interest margin                        4.01           4.23           4.35          4.61           4.32          4.03
------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:
Net income                             $   2.36       $   2.15       $   1.94       $  1.66        $  1.42       $  1.14
Cash dividends declared                    0.80           0.68           0.60          0.52           0.48          0.46
Stockholders' equity at period end        16.28          13.94          13.25         11.55          10.05          8.99
Stock price range
  (low)                                  18             17             16 5/8        14 1/8          6 5/8         5 3/4
  (high)                                 27 1/4         22 1/8         22 1/8        18 1/8         17 1/4        10 3/8
SHARE DATA:
Average shares outstanding (000s)        84,401         80,628         77,772        68,948         63,255        61,148
Shares outstanding
  at end of year (000s)                  87,904         81,426         79,401        74,477         65,837        61,167
------------------------------------------------------------------------------------------------------------------------
LONG-TERM PERFORMANCE:
Five-year compound growth rates for:
Period ended December 31, 1995:
   Net income                             23.34%
   Net income per share                   15.66
   Dividends declared per share           11.70

Year ended December 31, 1995:
   Total assets                           18.21%
   Loans                                  21.52
   Deposits                               15.06
   Stockholders' equity                   21.09
   Stockholders' equity per share         12.61

EARNINGS SUMMARY

THREE YEARS ENDED DECEMBER 31, 1995
SouthTrust Corporation ("SouthTrust") reported net income of $199.0 million or $2.36 per share for the year ended December 31, 1995, compared to net income of $173.0 million or $2.15 per share for the year ended December 31, 1994. Net income in 1993 was $150.5 million or $1.94 per share.
     The increase in net income in 1995 over 1994 was primarily attributable to the 20% growth in average earning assets. This increase was partially offset by the decline in the fully taxable equivalent net interest margin, which decreased to 4.01% in 1995 from 4.23% in 1994.
     Net earnings in 1995 resulted in a return on average assets of 1.05% compared to 1.09% during 1994, and a return on average stockholders' equity of 15.79% compared to 15.86% during 1994.

NET INTEREST INCOME
Net interest income is affected by changes in the volume of and rates earned/paid on interest-earning assets and interest-bearing liabilities and is the major component of net income of the Company. For purposes of this discussion, income that is either exempt from federal income taxes or taxed at a preferential rate has been adjusted to fully taxable equivalent amounts, using a statutory federal tax rate of 35%.
     Net interest income increased 13% to $707.5 million from $623.6 million in 1994. Net interest income in 1993 totaled $547.5 million. The taxable equivalent net interest margins for the three years ended December 31, 1995 were 4.01%, 4.23% and 4.35%, respectively. The net interest spread between interest-earning assets and interest-bearing liabilities decreased 34 basis points to 3.36% in 1995 from 3.70% in 1994. The net interest spread in 1993 was 3.88%. The net interest spread is affected by competitive pressures, Federal Reserve Bank (the "Fed") monetary policies and the composition of interest-earning assets and interest-bearing liabilities.
     Interest income increased $374.3 million to $1,498.9 million from $1,124.7 million in 1994. Interest income in 1993 totaled $945.2 million. The increase in interest income during 1995 was attributable to an increase in the volume of average interest-earning assets of 20% to $17.6 billion. Also contributing to this increase was an increase in the yield on average interest-earning assets of 87 basis points to 8.49% in 1995 from 7.62% in 1994. An increase in the volume of interest-earning assets of 17% was also primarily responsible for the $179.5 million increase in interest income from 1993 to 1994, since the yield on interest-earning assets increased only 10 basis points from 7.52% in 1993 to 7.62% in 1994.
     The mix of interest-earning assets shifted during 1995. Increased loan demand and in-market acquisitions of banks pushed loans to approximately 76% of average earning assets in 1995 compared to approximately 72% in 1994. The increase of loans relative to other interest-earning assets had the effect of increasing total interest income due to the higher yields on loans as compared to other interest-earning assets. During 1995, average loans increased 26% to $13.3 billion from $10.6 billion in 1994. The effect on interest income from this loan growth was augmented by an increase in the average yield on loans to 9.09% during 1995 from 8.22% during 1994. Interest income on loans increased 39% to $1,211.9 million in 1995.
     Total securities, including investment securities and securities available for sale, which accounted for approximately 27% of average earning assets in 1994, fell to approximately 23% of average earning assets during 1995. Their average yield of 6.71% in 1995 compared to 6.18% in 1994. Interest income on securities increased $29.2 million to $271.5 million. The net increase in securities income was primarily the result of an increase in the yield of securities. The average volume of the securities portfolio increased only 4% from 1994 to $4.0 billion as strong loan demand in 1995 enabled the Company to invest a higher portion of earning assets in loans, which generally offer a higher yield than securities.
     Short-term investments were approximately 1% of average earning assets in 1995 and produced an average yield of 6.41%. During 1994 short-term investments accounted for approximately 2% of average earning assets and produced an average yield of 4.76%. Interest income on short-term investments increased $4.9 million to $15.5 million in 1995.
     Interest expense increased $290.4 million or 58% to $791.4 million in 1995. This compares to an increase of $103.4 million or 26% to $501.1 million in 1994 from $397.7 million in 1993. The average rate paid on interest-bearing liabilities rose in 1995, increasing 121 basis points to 5.13% from 3.92% in 1994, due to increasing market interest rates as a result of the Fed's monetary policy. The average rate paid in interest-bearing liabilities in 1993 was 3.64%. Additionally, the increase in interest expense was attributable to continued growth in the average volume of interest-bearing liabilities. During 1995, the volume of average interest-bearing liabilities increased $2.6 billion or 21% to $15.4 billion. Approximately $572.2 million of this increase was due to acquisitions. This compared to 1994 growth in volume of $1.9 billion or 17%.

                             SOUTHTRUST CORPORATION


AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES
ON FULLY TAXABLE EQUIVALENT BASIS (Table 2)

The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for the three years ended December 31, 1995. The loan averages include loans on which the accrual of interest has been discontinued. Income on certain non-accrual loans is recognized on a cash basis.

ASSETS                                      1995                            1994                          1993
------------------------------------------------------------------------------------------------------------------------
(Average in Millions;             Average             Yield/     Average              Yield/    Average           Yield/
Interest in Thousands)            Balance  Interest   Rate       Balance    Interest  Rate      Balance   Interest Rate
------------------------------------------------------------------------------------------------------------------------
Loans, net of
  unearned income            $   13,326.1  $1,211,927  9.09%   $10,606.6 $   871,831   8.22% $  8,422.0   $672,888  7.99%
Investment securities:
   Taxable                        1,558.8     100,831  6.47      1,224.4      75,721   6.18     3,498.8    217,983  6.23
   Non-taxable                      279.5      30,839 11.03        340.6      35,743  10.49       376.3     40,288 10.71
Securities available for sale     2,209.4     139,813  6.22*     2,339.6     130,772   5.55*        0.0          0  0.00
Short-term investments              242.4      15,528  6.41        222.5      10,583   4.76       279.1     14,066  5.04
------------------------------------------------------------------------------------------------------------------------
   Total interest-
     earning assets              17,616.2   1,498,938  8.49*    14,733.7   1,124,650   7.62*   12,576.2    945,225  7.52
Allowance for loan losses          (187.1)                        (154.1)                        (118.1)
Other assets                      1,554.8                        1,355.3                        1,194.9
------------------------------------------------------------------------------------------------------------------------
     Total assets            $   18,983.9                      $15,934.9                     $ 13,653.0
========================================================================================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
   Savings deposits          $      806.9  $   21,520  2.67    $   779.8 $    18,903   2.42% $    683.2   $ 17,221  2.52%
   Interest-bearing
     demand deposits              1,556.7      41,437  2.66      1,467.5      31,122   2.12     1,299.3     27,852  2.14
   Time deposits                  9,225.3     501,107  5.43      7,805.5     327,618   4.20     7,184.1    290,635  4.05
   Short-term borrowings          2,995.9     174,330  5.82      2,259.9      98,189   4.34     1,340.0     41,014  3.06
   Long-term debt                   837.1      53,029  6.33        463.2      25,235   5.45       415.2     21,021  5.06
------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
        liabilities              15,421.9     791,423  5.13     12,775.9     501,067   3.92    10,921.8    397,743  3.64
   Demand deposits
         non-interest bearing     2,023.3                        1,849.2                        1,606.0
   Other liabilities                277.9                          218.6                          174.8
------------------------------------------------------------------------------------------------------------------------
     Total liabilities           17,723.1                       14,843.7                       12,702.6
Stockholders' equity              1,260.8                        1,091.2                          950.4
------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
        stockholders' equity $   18,983.9                      $15,934.9                     $ 13,653.0
------------------------------------------------------------------------------------------------------------------------
Net interest income                        $  707,515                    $   623,583                      $547,482
========================================================================================================================
Net interest margin                                    4.01%*                          4.23%*                       4.35%
Net interest spread                                    3.36*                           3.70*                        3.88

*Yields were calculated using average amortized cost of securities available for sale.


TAXABLE EQUIVALENT
ADJUSTMENT ANALYSIS                 1995                              1994                              1993
                                  Taxable     Interest               Taxable    Interest   Income      Taxable   Interest
                       Interest  Equivalent    Income     Interest  Equivalent   Income   Interest   Equivalent   Income
(In Thousands)          Income   Adjustments   (FTE)      Income   Adjustments   (FTE)     Income    Adjustments  (FTE)
---------------------------------------------------------------------------------------------------------------------------
Loans                  $1,208,209  $ 3,718  $1,211,927   $  868,461  $ 3,370  $  871,831  $669,495     $ 3,393  $672,888
Investment securities:
   Taxable                100,831        0     100,831       75,721        0      75,721   217,555         428   217,983
   Non-taxable             20,604   10,235      30,839       23,377   12,366      35,743    26,435      13,853    40,288
Securities available
  for sale                139,451      362     139,813      130,470      302     130,772         0           0         0
Short-term investments     15,528        0      15,528       10,583        0      10,583    14,066           0    14,066
---------------------------------------------------------------------------------------------------------------------------
         Totals        $1,484,623  $14,315  $1,498,938   $1,108,612  $16,038  $1,124,650  $927,551     $17,674  $945,225
===========================================================================================================================

VOLUME-RATE ANALYSIS (Table 3)

The following table shows a summary of the changes in interest income and interest expense on a fully taxable equivalent basis resulting from changes in volume and changes in rates for each category of interest-earning assets and interest-bearing liabilities for 1995/1994 and 1994/1993. Changes not solely attributable to a change in rate or volume are allocated proportionately relative to the absolute total change of rate and volume.


                                         1995 versus 1994                                     1994 versus 1993
                               Increase (decrease) due to change in:                Increase (decrease) due to change in:

                                 Volume        Yield/                                 Volume        Yield/
(In Thousands)                 Outstanding      Rate          Total                 Outstanding      Rate         Total
---------------------------------------------------------------------------------------------------------------------------
Interest income on:
 Loans                         $240,349    $   99,746       $340,095                $ 179,064      $19,879      $198,943
 Securities:
  Taxable                        12,267        21,886         34,153                    4,006      (15,497)      (11,491)
  Non-taxable                    (6,671)        1,767         (4,904)                  (3,762)        (783)       (4,545)
 Short-term investments           1,011         3,933          4,944                   (2,725)        (757)       (3,482)
---------------------------------------------------------------------------------------------------------------------------
   Total interest income        246,956       127,332        374,288                  176,583        2,842       179,425
Interest expense on:
  Interest-bearing deposits      63,519       122,902        186,421                   33,114        8,821        41,935
  Short-term borrowings          37,290        38,851         76,141                   35,485       21,690        57,175
  Long-term debt                 23,128         4,666         27,794                    2,544        1,670         4,214
---------------------------------------------------------------------------------------------------------------------------
     Total interest expense     123,937       166,419        290,356                   71,143       32,181       103,324
---------------------------------------------------------------------------------------------------------------------------
     Net interest income       $123,019   ($   39,087)    $   83,932                 $105,440     ($29,339)    $  76,101
===========================================================================================================================

PROVISION FOR LOAN LOSSES

The provision for loan losses in 1995 was $61.3 million, compared to $45.0 million in 1994 and $45.0 million in 1993. Table 8, Allowance for Loan Losses, summarizes information concerning the allowance for loan losses for each of the five years in the period ended December 31, 1995.
      The increase in the provision for loan losses during 1995 was in response to the increased level of non-performing loans and potential problem loans. During 1995, net charge-offs remained relatively low in comparison to historical averages and totaled $29.5 million, or .22% of average loans; an increase of $9.7 million from $19.8 million or .19% of average loans in 1994. Net charge-offs during 1993 were $24.6 million or .29% of average loans. At December 31, 1995, total non-performing loans increased to $76.0 million, and consisted of loans on non-accrual status of $73.1 million and restructured loans of $2.9 million. Total non-performing loans at December 31, 1994 and 1993 were $52.9 million and $67.4 million, respectively. For 1995, total non-performing loans consisted of construction loans of $3.8 million, 1-4 family residential mortgage loans of $13.0 million, commercial real estate mortgage loans of $12.8 million, commercial, financial and agricultural loans of $42.3 million and loans to individuals of $4.1 million. Accruing loans 90 days or more past due increased $19.7 million to $36.3 million in 1995 from $16.6 million in 1994. Accruing loans 90 days or more past due were $13.2 million in 1993. The increase in loans 90 days or more past due and accruing at December 31, 1995 include a mixture of types of loans. Management believes that the majority of these loans are past due for reasons that are likely curable by the borrowers and should result in the loans returning to current status rather than the loans being placed on non-accrual status or being restructured. In the opinion of Management, the increases in non-performing assets and loans 90 days or more past due and accruing during 1995 is not the result of trends in economic conditions that are likely to affect overall credit quality or loan charge-offs over the foreseeable future. Management considers portfolio growth and mix, the volume of non-performing loans, potential problem loans and delinquencies, as well as current economic conditions in determining the provision for loan losses.

NON-INTEREST INCOME

Total non-interest income increased $23.9 million or 13% to $208.7 million in 1995. Other fee income accounted for the largest portion of the increase in non-interest income, increasing $9.1 million or 21% to $52.5 million. Other fee income in 1995 included Bank Card fees of $18.7 million, investment fees of $9.3 million, international department fees of $8.2 million and other fee income of $16.3 million.
     Service charges on deposit accounts increased $7.0 million or 8% to $93.3 million. This increase is attributable to an increased number of deposit accounts and increases in certain service charge rates.
     Income from mortgage banking operations including servicing fees increased $3.9 million or 14% to $31.7 million. During 1995, mortgage origination fees were approximately $13.6 million, a 20% increase from $11.3 million in 1994. Mortgage origination fees are highly sensitive to interest rates on mortgage loans and other economic conditions as well as consumer outlook. The increases in originations during 1995 reflect the stabilizing of interest rates in 1995 relative to 1994 when increases in mortgage interest rates slowed demand for new loans and refinancings which declined sharply from 1993. Most mortgage origination fees are realized during

                             SOUTHTRUST CORPORATION

the period the loans are originated since the majority of such loans are sold to third-party investors. Loan servicing income increased $2.9 million to $18.1 million during 1995, as total mortgage loans serviced increased to $4.8 billion on approximately 68,500 loans in 1995 from $4.3 billion on 62,000 loans in 1994.
     Trust fees increased $2.0 million or 12% to $18.9 million. Securities gains were $0.2 million in 1995 and $0.3 million in 1994. Other non-interest income increased $1.9 million or 19% to $12.1 million.
     For the year ended December 31, 1994, total non-interest income increased $10.1 million or 6% over the 1993 level of $174.7 million, primarily as a result of increases in service charges on deposit accounts of $9.6 million and increased other fee income of $5.7 million. These increases were partially offset by a decrease in income from mortgage banking operations, which decreased $6.0 million due to lower levels of loan originations in 1994 than in 1993. There were no significant non-recurring non-interest income items recorded during 1995, 1994 or 1993.

NON-INTEREST INCOME  (Table 4)

     The following table presents an analysis of non-interest income for 1995, 1994 and 1993 together with the amount and percent change from the prior year for 1995 and 1994:


                                                                                         Change from Prior Year
                                             Year Ended December 31                    1995                 1994
---------------------------------------------------------------------------------------------------------------------------
(In Millions)                              1995        1994        1993          Amount         %     Amount          %
---------------------------------------------------------------------------------------------------------------------------
Service charges on
   deposit accounts                     $  93.3     $  86.3     $  76.7        $   7.0       8.1%     $  9.6        12.5%
Mortgage banking
   operations income                       31.7        27.8        33.8            3.9      14.0        (6.0)      (17.8)
Trust fees                                 18.9        16.9        15.2            2.0      12.3         1.7        10.8
Securities gains                            0.2         0.3         0.6           (0.1)    (41.5)       (0.3)      (45.2)
Bank card fees                             18.7        15.8        12.6            2.9      18.0         3.2        26.0
Investment fees                             9.3        10.0        11.3           (0.7)     (7.1)       (1.3)      (11.3)
International fees                          8.2         6.1         4.8            2.1      35.5         1.3        25.0
Safe deposit fees                           3.6         3.2         2.9            0.4      11.0         0.3        10.7
Collection fees                             3.9         2.7         2.4            1.2      43.5         0.3        12.8
Cash management fees                        1.7         2.0         1.7           (0.3)    (17.4)        0.3        20.3
Business services                           4.7         1.9         0.4            2.8     158.1         1.5       375.0
Other fees                                  2.4         1.6         1.6            0.8      48.0           0           0
Other                                      12.1        10.2        10.7            1.9      18.6        (0.5)       (5.0)
---------------------------------------------------------------------------------------------------------------------------
       Totals                            $208.7      $184.8      $174.7          $23.9      12.9%      $10.1         5.8%
===========================================================================================================================

NON-INTEREST EXPENSE
Total non-interest expense increased $50.5 million or 10% to $536.5 million from $486.0 million in 1994. The 1995 ratio of non-interest expense to average total assets of 2.83% compared favorably to the 1994 level of 3.05%. This result is attributable to Management's commitment to continuously improve the Company's overall operating efficiency. The operating efficiency ratio improved to 58.57% in 1995 from 60.15% in 1994.
     Salaries and employee benefits accounted for the largest portion of non-interest expense and the largest portion of the increase during all three years. During 1995, salaries and employee benefits were $281.5 million, an increase of $23.9 million or 9% over 1994. This was primarily reflective of the increase in the number of full-time equivalent employees by 6% to approximately 7,800 employees at December 31, 1995. These additional employees were added in response to the growth experienced by the Company during the year, including the acquisition of other financial institutions. Net occupancy expense increased $3.1 million or 8% to $43.4 million as the number of branches increased 6% to 447 at December 31, 1995 from 420 at December 31, 1994. Equipment expense increased $3.1 million or 11% to $31.0 million in 1995. During 1995, deposit insurance expense decreased $8.8 million or 34% to $16.9 million as a result of a reduction in the insurance rate charged by the Federal Deposit Insurance Corporation for insured deposits, to 4 basis points from 23 basis points in 1994. The Company's deposit liabilities include approximately $1.9 billion of deposits, which were obtained through the acquisitions of various thrift institutions that are insured by the Savings Association Insurance Fund ("SAIF"). During 1995 the rate charged on SAIF insured deposits remained at 23 basis points. The SAIF fund is undercapitalized as a result of losses sustained during the S&L crisis during the late 1980s and early 1990s. While failures of thrift institutions have diminished during the past two years, the premiums charged on SAIF deposits have not adequately recapitalized the fund, because of interest paid on debt incurred to pay depositors of failed institutions. To adequately recapitalize the SAIF fund, Congress has proposed legislation to levy a one-time assessment on SAIF deposits. While this proposed legislation has not been enacted into law, various proposals generally would require payment of up to 85 basis points on SAIF deposits. Under what is believed to be the most widely accepted proposal, banks that obtained SAIF deposits through acquisitions would receive a 20% discount to allow for deposit runoff that occurs subsequent to acquisitions. This proposal is part of the 1996 Budget Reconciliation Act and as of year-end 1995 had not been signed into law. Should passage of such legislation occur, the Company will record a one-time charge estimated to be approximately $12.7 million under the present proposal.
     All other non-interest expense items increased $29.3 million or 22% to $163.7 million for 1995, primarily as a result of growth in the general level of business throughout the Company. From 1993 to 1994, non-interest expense increased $51.0 million or 12% primarily as a result of increased salaries and benefits, and other operating expenses, reflecting the growth experienced by the Company during 1994. There were no significant non-recurring non-interest expense items recorded during any of the three years in the period ended December 31, 1995.

NON-INTEREST EXPENSE  (Table 5)

     The following table presents an analysis of non-interest expense for 1995, 1994 and 1993 together with the amount and percent change from the prior year for 1995 and 1994:

                                                                                        Change from Prior Year

                                      Year Ended December 31                       1995                      1994
                                  -----------------------------------------------------------------------------------------
(In Millions)                       1995       1994       1993             Amount          %          Amount         %
---------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits    $281.5     $257.6    $227.0              $23.9          9.3%        $30.6         13.5%
Net occupancy expense               43.4       40.3      36.8                3.1          7.8           3.5          9.5
Equipment expense                   31.0       27.9      25.4                3.1         10.9           2.5         10.0
Professional services               34.8       27.2      25.4                7.6         27.7           1.8          7.2
Deposit insurance                   16.9       25.7      23.5               (8.8)       (34.4)          2.2          9.5
Communications                      25.2       22.1      20.0                3.1         13.7           2.1         10.6
Business development                21.2       16.1      12.8                5.1         31.9           3.3         25.8
Supplies                            12.0       10.2       9.9                1.8         17.6           0.3          3.4
Other insurance                     11.8       10.2       8.3                1.6         15.6           1.9         22.8
Data processing                      6.3        6.9       6.0               (0.6)        (8.2)          0.9         14.0
Other                               52.4       41.8      39.9               10.6         25.4           1.9          4.6
---------------------------------------------------------------------------------------------------------------------------
     Totals                       $536.5     $486.0    $435.0              $50.5         10.4         $51.0         11.7
===========================================================================================================================

INCOME TAXES
Income tax expense increased $16.7 million or 19% to $105.0 million for the year ended December 31, 1995, resulting in an effective tax rate of 35% compared to 34% and 33% in 1994 and 1993, respectively. The statutory federal tax rate was 35% during all three years.
     A reconciliation of the differences between income tax expense and income taxes calculated by applying the applicable statutory federal tax rates is provided in Note K of the Consolidated Financial Statements. The largest component of this difference during all three years is attributable to tax-exempt interest income.

                             SOUTHTRUST CORPORATION

BALANCE SHEET SUMMARY
Total assets at December 31, 1995, were $20.8 billion, representing an increase of 18% over the 1994 level of $17.6 billion. Of the total asset growth in 1995, 77% was internally generated. Average total assets increased 19% to $19.0 billion during 1995 from $15.9 billion in 1994. As of December 31, 1995, the five-year compound growth rate in total assets was 18%.
     During 1995, the Company consummated seven business combinations in which the Company acquired additional assets of $713.0 million, including loans of $181.5 million and deposits assumed of $674.9 million. During 1994, the Company acquired $709.3 million in assets, including $413.0 million in loans and deposits assumed of $665.2 million. Note B, "Business Combinations," of the Consolidated Financial Statements, included elsewhere in this report, provides additional information regarding business combinations. In the normal course of business, the Company regularly investigates acquisition and expansion opportunities, and expects this process will continue.
     Average earning assets during 1995 were $17.6 billion up $2.9 billion or 20% from 1994. Average earning assets were 92.8% of average total assets in 1995 and 92.5% in 1994.
     Average interest-bearing liabilities were $15.4 billion in 1995 and $12.8 billion in 1994, and accounted for 81.2% of average liabilities and stockholders' equity in 1995 and 80.2% in 1994.
     Table 2, Average Balances and Interest Rates, includes average balances of assets and liabilities and stockholders' equity, and the rates earned/paid on major categories of earning assets and interest-bearing liabilities for each of the three years in the period ended December 31, 1995.

LOANS
Loans comprise the major portion of earning assets of the Company, accounting for 76% and 72% of average earning assets in 1995 and 1994, respectively. At December 31, 1995, loans, net of unearned income, totaled $14,655.1 million, up 21% from the December 31, 1994 level of $12,121.9 million. Of the total increase of $2,533.3 million from 1994 to 1995, only $181.5 million represent loans obtained in acquisitions. This represents an internal growth rate for loans of 19% for 1995.
     Demand for all types of loans was strong during 1995. The largest portion of the increase in total loans was attributable to an increase in commercial financial and agricultural loans, which increased $907.5 million to $5,965.9 million or 40.4% of total loans at December 31, 1995.
     Commercial real estate mortgage loans increased $488.6 million or 28% to $2,264.7 million or 15.4% of total loans at December 31, 1995. Commercial real estate loans represent the Company's largest credit concentration. Approximately 24% of the properties securing commercial real estate mortgage loans are located in Alabama, approximately 28% are located in Florida, approximately 23% are in Georgia, and the remainder of the properties are dispersed throughout other states, primarily in the Southeast.
     Real estate construction loans increased $570.6 million or 85% to $1,245.8 million or 8.4% of total loans at December 31, 1995, from $675.2 million or 5.5% of total loans at December 31, 1994. At December 31, 1995 construction loans included approximately $347.9 million in loans on residential properties, loans on income producing commercial real estate totaling $746.9 million, and $151.0 million of loans secured by owner occupied real estate.
     Residential real estate mortgage loans increased $261.3 million or 9% to $3,221.3 million or 21.8 % of total loans in 1995 compared to $2,960.0 million or 24.2% of loans in 1994.
     Loans to individuals at December 31, 1995 were $2,059.3 million, up $313.4 million from December 31, 1994. Loans to individuals accounted for 14.0% and 14.3% of total loans at year-end 1995 and 1994, respectively.
     Unearned income at December 31, 1995 was $101.9 million, up $8.2 million from the December 31, 1994 level of $93.7 million.

LOAN PORTFOLIO  (Table 6)

The following table presents loans by type and percent of total at the end of each of the last five years.

                                                                      December 31
---------------------------------------------------------------------------------------------------------------------------
                                   1995               1994               1993              1992              1991
---------------------------------------------------------------------------------------------------------------------------
(In Millions)                 Amount      %         Amount     %        Amount      %        Amount      %     Amount    %
---------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural          $ 5,965.9   40.4%   $  5,058.4   41.4%    $4,094.4   43.0%    $3,475.9    45.6%  $2,714.3  45.0%
Real estate construction      1,245.8    8.4         675.2    5.5        448.6    4.7        332.5     4.4      382.2   6.3
Commercial real estate
  mortgage                    2,264.7   15.4       1,776.1   14.6      1,314.2   13.8        928.7    12.2      734.6  12.2
Residential real estate
  mortgage                    3,221.3   21.8       2,960.0   24.2      2,322.1   24.4      1,736.6    22.8    1,160.2  19.2
---------------------------------------------------------------------------------------------------------------------------
   Total real estate loans    6,731.8   45.6       5,411.3   44.3      4,084.9   42.9      2,997.8    39.4    2,277.0  37.7
Loans to individuals          2,059.3   14.0       1,745.9   14.3      1,347.7   14.1      1,151.2    15.0    1,047.0  17.3
---------------------------------------------------------------------------------------------------------------------------
                             14,757.0  100.0      12,215.6  100.0      9,527.0  100.0      7,624.9   100.0    6,038.3 100.0
   Unearned income             (101.9)               (93.7)              (78.7)              (78.3)             (73.3)
---------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned
  income                     14,655.1             12,121.9             9,448.3             7,546.6            5,965.0
   Allowance for loan
     losses                    (206.6)              (171.7)             (135.2)             (103.8)             (80.4)
---------------------------------------------------------------------------------------------------------------------------
   Net Loans                $14,448.5           $ 11,950.2            $9,313.1            $7,442.8           $5,884.6
===========================================================================================================================

As of December 31, 1995, contractual maturities of loans in the indicated classifications and sensitivity to changes in interest rates on certain of these loans were as follows:

                                                    Maturities                               Loans Maturing After One Year
---------------------------------------------------------------------------------------------------------------------------
                                                                                              Predetermined   Adjustable
                                       One Year       One to          Over                      Interest       Interest
(In Millions)                           or Less     Five Years     Five Years     Totals          Rate           Rate
---------------------------------------------------------------------------------------------------------------------------
Real estate - construction             $  751.8     $  289.6       $  204.4     $ 1,245.8       $  174.1      $  319.9
Real estate - commercial mortgage         747.4        970.2          547.1       2,264.7          771.3         746.0
Real estate - residential mortgage        587.1        584.5        2,049.7       3,221.3        1,083.1       1,551.1
Loans to individuals                      232.6      1,543.4          283.3       2,059.3        1,771.5          55.2
Lease financing                            45.4        386.4           30.2         462.0          416.6           0.0
Commercial, financial,
  agricultural and other                2,685.8      1,784.3        1,033.8       5,503.9        1,248.7       1,569.4
Foreign                                     0.0          0.0            0.0           0.0            0.0           0.0
---------------------------------------------------------------------------------------------------------------------------
Total loans                            $5,050.1     $5,558.4       $4,148.5     $14,757.0       $5,465.3      $4,241.6
---------------------------------------------------------------------------------------------------------------------------
Unearned income                                                                     101.9
---------------------------------------------------------------------------------------------------------------------------
Loans net of unearned income                                                    $14,655.1
===========================================================================================================================


The following table presents details of the geographic distribution of commercial real estate mortgage loans at December 31, 1995:


(In Millions)                            Ala.     Fla.        Ga.      Tenn.     Carolinas    Va.      Other       Total
---------------------------------------------------------------------------------------------------------------------------
Secured by income producing properties:
Land                                 $ 16.7    $ 17.6    $ 15.3     $  2.2     $  1.4     $ 0.2     $  8.3    $   61.7
Retail                                104.4     105.5     105.0       32.1       17.5       3.8      108.1       476.4
Office                                 89.6      82.9      66.2       29.2       13.9      12.2       21.7       315.7
Office-Warehouse                       45.2      58.0      28.3        6.8        7.1       0.0       20.1       165.5
Apartments                            100.5     218.0     142.2       30.2       22.2      41.8       70.1       625.0
Condominiums/Townhouses                 4.4       2.2       3.8        0.3        0.2       0.0        0.4        11.3
Motels/Hotels                          40.6      11.6       3.3        0.0        3.8       0.0       13.7        73.0
Industrial                             13.8      18.3      27.2        0.0        1.9       0.0        3.5        64.7
Other                                 128.3     115.6     123.1        1.4       45.7       0.0       57.3       471.4
---------------------------------------------------------------------------------------------------------------------------
   Total commercial real estate
     mortgages                       $543.5    $629.7    $514.4     $102.2     $113.7     $58.0     $303.2    $2,264.7
===========================================================================================================================

                             SOUTHTRUST CORPORATION

NON-PERFORMING ASSETS
Non-performing assets at December 31, 1995 were $122.1 million or .83% of net loans, plus other real estate owned ("OREO"). This represents an increase of $19.4 million from the December 31, 1994 level of $102.7 million or .84% of net loans, plus OREO. At December 31, 1995, total non-performing assets included $73.1 million in loans on non-accrual status, $2.9 million in restructured loans, and $46.1 million in OREO. During 1995, the total OREO obtained through acquisitions was $0.9 million.
     Total non-performing loans, consisting of loans on non-accrual status and restructured loans, included real estate construction loans of $3.8 million, commercial real estate mortgage loans of $12.8 million, residential real estate mortgage loans of $13.0 million, commercial, financial and agricultural loans of $42.3 million, and loans to individuals of $4.1 million. Combined non-performing real estate loans and properties taken in foreclosure of real estate loans totaled $75.7 million at December 31, 1995. This represented 62% of total non-performing assets as compared to $76.4 million or 74% at December 31, 1994.
     In addition to loans on non-performing status at December 31, 1995, the Company had loans of approximately $32.2 million for which Management has serious doubts as to the ability of the borrowers to comply with the present repayment terms, which may result in the loan repayment terms being restructured, and/or the loans going on non-performing status. Such loans are continuously reviewed by Management, and their classification may be changed if conditions warrant. At December 31, 1994, potential problem loans totaled $18.7 million.
     Loans 90 days past due and accruing were $36.3 million at December 31, 1995, compared to $16.6 million at December 31, 1994.

NON-PERFORMING ASSETS  (Table 7)

     The following table summarizes the Company's non-performing assets and accruing loans 90 days or more past due as of December 31 for the last five years.



(In Millions)                                              1995          1994           1993          1992        1991
---------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                    $     73.1    $     50.8     $     58.6    $     71.6      $   70.6
Restructured loans                                          2.9           2.1            8.8           0.7           3.7
---------------------------------------------------------------------------------------------------------------------------
  Total non-performing loans                               76.0          52.9           67.4          72.3          74.3
Other real estate owned                                    46.1          49.8           45.7          56.5          68.3
---------------------------------------------------------------------------------------------------------------------------
  Total non-performing assets                             122.1         102.7          113.1         128.8         142.6
Accruing loans 90 days or more past due                    36.3          16.6           13.2          11.1          12.0
===========================================================================================================================
  Total non-performing assets and accruing
     loans 90 days or more past due                       158.4    $    119.3     $    126.3    $    139.9      $  154.6
---------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                            $     61.3    $     45.0     $     45.0    $     43.3      $   38.0
Net charge-offs                                            29.5          19.8           24.6          31.5          31.7
Ratios:
For the Period Ended:
Net charge-offs as a % of average net loans                0.22%         0.19%          0.29%         0.49%         0.55%
Provision for loan losses as a % of net charge-offs      207.95        227.46         182.95        137.31        120.04
Period End:
Allowance as a % of net loans                              1.41          1.42           1.43          1.38          1.35
Allowance as a % of non-performing loans                 271.88        324.55         200.70        143.35        108.23
Allowance as a % of non-performing assets                169.27        167.17         119.59         80.54         56.39
Allowance as a % of non-performing assets
  and accruing loans 90 days or more past due            130.43        143.89         107.06         74.14         52.02
Non-performing loans as a % of net loans                   0.52          0.44           0.71          0.96          1.25
Non-performing assets as a % of loans
  net of unearned income plus OREO                         0.83          0.84           1.19          1.69          2.36
Non-performing assets and accruing loans
  90 days or more past due as a % of loans
  net of unearned income plus OREO                         1.08          0.98           1.33          1.84          2.56

As of December 31, 1995, the Company had loans of approximately $32.2 million for which Management has serious doubts as to the ability of the borrowers to comply with the present repayment terms, and may result in the loans' repayment terms being restructured, and/or the loans going on non-performing status. Such loans are continuously reviewed by Management, and their classification may be changed if conditions warrant.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses increased $34.9 million to $206.6 million at December 31, 1995. As a percentage of net loans, the Company maintained the allowance for loan losses at 1.41%, virtually consistent with the previous year allowance of $171.7 million or 1.42% of net loans. At year-end 1995, the allowance for loan losses was 272% of total non-performing loans compared to 325% at the end of 1994. During 1995, the provision for loan losses added $61.3 million to the allowance for loan losses, and net charge-offs reduced the allowance for loan losses by $29.5 million. Existing allowances for loan losses of acquired institutions totaled $3.1 million and also augmented the total allowance. The allowance for loan losses is established to cover losses inherent in the portfolio. As asset quality and economic conditions change, the allowance for loan losses will be increased or decreased accordingly.
     Net charge-offs during 1995 totaled $29.5 million or .22% of average net loans, an increase of $9.7 million from $19.8 million or .19% of net loans during 1994. During 1995, total loans charged-off were $41.1 million and total recoveries of previously charged-off loans were $11.6 million. Net charge-offs by major category during 1995 were commercial, financial and agricultural loans of $7.6 million, real estate construction loans of $0.1 million, commercial real estate mortgage loans of $2.0 million, loans to individuals of $17.8 million, and residential real estate mortgage loans of $2.0 million. In maintaining the allowance level, Management has taken into consideration present economic trends and conditions, portfolio growth, the level of risk in the portfolio, the level of potential problem loans, and delinquencies. While the allowance is established to cover losses inherent in the portfolio as a whole, the Company allocates its allowance to the individual loan classifications to assist in the analysis of the allowance. This allocation is presented in Table 8. Management considers the allowance for loan losses to be adequate.

                             SOUTHTRUST CORPORATION

ALLOWANCE FOR LOAN LOSSES  (Table 8)

The following table summarizes information concerning the allowance for loan losses:


                                                                           Year Ended December 31
                                                     -------------------------------------------------------------------
(In Millions)                                          1995            1994         1993            1992          1991
------------------------------------------------------------------------------------------------------------------------
Loans outstanding at year end, net of
  unearned income                                    $14,655.1      $12,121.9     $ 9,448.3      $ 7,546.6      $5,965.0
========================================================================================================================
Average loans outstanding, net of unearned income    $13,326.1      $10,606.6     $ 8,422.0      $ 6,466.7      $5,718.0
========================================================================================================================
(In Thousands)
Balance beginning of year                            $ 171,692      $ 135,233     $ 103,770      $  80,393      $ 70,812
Loans charged-off:
   Commercial, financial and agricultural               10,753          9,773        14,830         15,902        16,856
   Real estate construction                                160            582           657            603         1,201
   Commercial real estate mortgage                       4,543          2,256           884          1,212         1,581
   Residential real estate mortgage                      2,351          1,581         2,545          1,402           902
   Loans to individuals                                 23,328         15,594        17,704         20,943        21,046
------------------------------------------------------------------------------------------------------------------------
     Total charge-offs                                  41,135         29,786        36,620         40,062        41,586
------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off:
   Commercial, financial and agricultural                3,176          2,617         4,317          3,025         5,445
   Real estate construction                                 10             70           260             22            46
   Commercial real estate mortgage                       2,584            517           278             92            86
   Residential real estate mortgage                        332            446           367            235            90
   Loans to individuals                                  5,561          6,360         6,783          5,150         4,228
------------------------------------------------------------------------------------------------------------------------
     Total recoveries                                   11,663         10,010        12,005          8,524         9,895
------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                   29,472         19,776        24,615         31,538        31,691
Additions to allowance charged to expense               61,286         44,984        45,032         43,305        38,042
Subsidiaries' allowance at date of purchase              3,132         11,251        11,046         11,610         3,230
------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, end of year:
   Commercial, financial and agricultural               67,206         58,186        56,515         32,281        25,045
   Real estate construction                             15,883         11,405         4,786         12,062        10,358
   Commercial real estate mortgage                      24,874         44,065        24,551          7,664         4,549
   Residential real estate mortgage                     24,071         20,010        14,032         12,972         8,858
   Loans to individuals                                 45,200         26,240        15,565         29,071        24,914
   Unallocated portion of reserve                       29,404         11,786        19,784          9,720         6,669
------------------------------------------------------------------------------------------------------------------------
     Balance end of year                             $ 206,638      $ 171,692     $ 135,233      $ 103,770      $ 80,393
========================================================================================================================

Ratios:
   End-of-year allowance to net loans outstanding         1.41%          1.42%         1.43%          1.38%         1.35%
   Net loans charged-off to net average loans             0.22           0.19          0.29           0.49          0.55
   Provision for loan losses to net charge-offs         207.95         227.46        182.95         137.31        120.04
   Provision for loan losses to net average loans         0.46           0.42          0.53           0.67          0.67
   End-of-year allowance to net average loans             1.55           1.62          1.61           1.60          1.41

See Note A to Consolidated Financial Statements for discussion of the determination of the provision for loan losses.

INVESTMENT SECURITIES AND
SECURITIES AVAILABLE FOR SALE
At December 31, 1995, total securities were $4,200.4 million. Investment securities amounted to $1,585.6 million and securities classified as available for sale amounted to $2,614.8 million.
     Investment securities decreased 5% from the year-end 1994 level to $1,585.6 million, and included U.S. Treasury securities of $9.6 million, U.S. Government agency securities of $1,006.0 million, collateralized mortgage obligations ("CMOs") and mortgage backed securities of $252.3 million, obligations of state and political subdivisions of $254.6 million and other securities of $63.1 million.
     Securities available for sale included U.S. Treasury securities of $240.3 million, U.S. Government agency securities of $962.7 million, CMOs and mortgage backed securities of $1,253.3 million, obligations of states and political subdivisions of $5.9 million and other securities of $152.6 million.
     At December 31, 1995, the Company's investment portfolio included approximately $1,505.6 million in CMOs and mortgage backed securities. Approximately 65% of this amount were securities with floating interest rates, and 35% were fixed interest rate securities. CMOs and mortgage backed securities present some degree of risk that the mortgages collateralizing the securities can prepay, thereby affecting the yield of the securities and their carrying amounts. Such an occurrence is most likely in periods of low interest rates when many borrowers refinance their mortgages, creating prepayments on their existing mortgages.
     At December 31, 1995, the Company's investment portfolio included approximately $658.4 million in Agency securities with forward coupon rate increases, commonly known as "step-ups." $656.5 million of the step-ups held by the Company have maturities through 1999, and the remaining $1.9 million matures through 2009. The Company has invested in step-ups utilizing a strategy to avoid purchasing fixed rate securities that the Company believes would have provided lower than desirable yields in a rising rate environment. Step-ups are callable by the issuer at predetermined call dates, generally on each interest payment date. Step-ups present some degree of risk that the security will be called in a declining rate environment, resulting in the Company reinvesting the proceeds at a lower yield than was available at a fixed longer-term rate when the security was originally purchased, and the risk that yield increases in a rising rate environment will be less than the yield that would currently be available in the marketplace at the time of scheduled rate increases.
     Also included in U.S. Government agency securities at December 31, 1995 were $133.0 million in structured notes which mature through 2001. All structured notes have floating interest rates. Of the total $133.0 million, $127.5 million are dual index bonds which present the risk of narrowing spreads between the floating indices, resulting in a lower yield on the bonds. The remaining $5.5 million are "Inverse Floaters," which pay interest at a rate determined by a formula of a predetermined fixed rate less a floating variable rate. These securities mature through 1997. Inverse floaters present the risk of decreasing yields in rising rate environments.
     At December 31, 1995, the fair value of investment securities exceeded the amortized cost by $33.5 million, compared to an unrealized loss of $53.3 million at December 31, 1994. For securities available for sale, the amortized cost exceeded the fair value by $15.6 million, resulting in an after-tax adjustment to stockholders' equity of $9.6 million. This unrealized loss, which Management believes is temporary, compares to a net of tax unrealized loss of $46.3 million at December 31, 1994. The increase in fair values relative to amortized cost is attributable to decreasing interest rates in the bond market from the prevailing rates in the previous year.
     At December 31, 1995, the gross unrealized gains for the entire securities portfolio were $51.0 million and gross unrealized losses were $33.1 million. During 1995, proceeds from sales of securities available for sale were $113.3 million and resulted in gross gains of $0.3 million and gross losses of $0.1 million. The gross unrealized gains and losses in the securities portfolio are not expected to have a material impact on future income, liquidity or capital resource trends.

SHORT-TERM INVESTMENTS
At December 31, 1995, total short-term investments were $356.1 million, an increase of $155.1 million from the $201.0 million level at year-end 1994. At year-end 1995, short-term investments included $7.8 million in federal funds sold, $92.5 million in securities purchased under agreements to resell, $18.7 million in interest-bearing deposits with other banks, and assets held for sale of $237.1 million. Assets held for sale consisted of $221.5 million in mortgage loans in the process of being securitized and sold to third party investors, and the remainder are investment securities held for trading purposes which primarily represented inventory at the Company's brokerage subsidiary. Mortgage loans held for sale are carried at the lower of cost or fair value. Trading account securities are carried at fair value.
     The Company's Asset/Liability Management Committee monitors current and future expected economic conditions, as well as the Company's liquidity position in determining desired balances of short-term investments and alternative uses of such funds.

                             SOUTHTRUST CORPORATION


INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE  (Table 9)

The following table provides an analysis of amortized cost and fair value of investment securities and securities available for sale as well as their maturities and year-end yields at December 31, 1995.


                                                       Investment Securities            Securities Available for Sale
                                                  --------------------------------------------------------------------
December 31, 1995                                  Amortized   Fair    Year-end        Amortized     Fair     Year-end
(Dollars in Millions)                                Cost      Value    Yield             Cost       Value      Yield
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury:
  Within one year                                 $    5.0   $    5.0    5.50%          $   87.2   $   87.8    6.45%
  One to five years                                    4.6        4.6    4.99              149.3      151.4    6.10
  Five to 10 years                                     0.0        0.0    0.00                0.0        0.0    0.00
  More than 10 years                                   0.0        0.0    0.00                1.0        1.1    7.27
----------------------------------------------------------------------------------------------------------------------
   Totals                                              9.6        9.6    5.29              237.5      240.3    6.24
----------------------------------------------------------------------------------------------------------------------
U.S. Government agencies:
  Within one year                                     32.2       32.1    5.36              233.7      234.1    5.73
  One to five years                                  942.1      948.4    6.56              579.4      582.7    6.46
  Five to 10 years                                    22.9       23.1    5.60              145.1      145.6    6.51
  More than 10 years                                   8.8        8.9    5.54                0.3        0.3    6.24
----------------------------------------------------------------------------------------------------------------------
   Totals                                          1,006.0    1,012.5    6.50              958.5      962.7    6.29
----------------------------------------------------------------------------------------------------------------------
Collateralized Mortgage Obligations and
Mortgage backed securities:
  Within one year                                     17.5       17.8    7.55               61.5       61.4    7.36
  One to five years                                  105.6      107.4    7.34              105.1      104.4    5.96
  Five to 10 years                                    66.5       68.1    8.17              385.4      376.4    5.69
  More than 10 years                                  62.7       63.9    8.75              723.5      711.1    5.96
----------------------------------------------------------------------------------------------------------------------
   Totals                                            252.3      257.2    7.92            1,275.5    1,253.3    5.95
----------------------------------------------------------------------------------------------------------------------
States and political subdivisions:
  Within one year                                     24.3       24.7   10.86                0.8        0.8    6.22
  One to five years                                   88.2       93.2   10.46                5.1        5.1    6.25
  Five to 10 years                                    57.2       61.7   10.19                0.0        0.0    0.00
  More than 10 years                                  84.9       94.9   10.87                0.0        0.0    0.00
----------------------------------------------------------------------------------------------------------------------
   Totals                                            254.6      274.5   10.58                5.9        5.9    6.25
----------------------------------------------------------------------------------------------------------------------
Other securities:
  Within one year                                      0.9        0.9    8.96               27.1       31.9    7.31
  One to five years                                   48.5       48.7    8.85               40.9       43.0    7.00
  Five to 10 years                                     1.5        0.5    6.37                0.1        0.1    6.00
  More than 10 years                                  12.2       15.2   10.81               84.9       77.6    7.00
----------------------------------------------------------------------------------------------------------------------
   Totals                                             63.1       65.3    9.19              153.0      152.6    7.06
----------------------------------------------------------------------------------------------------------------------
Total:
  Within one year                                     79.9       80.5    7.56              410.3      416.0    6.25
  One to five years                                1,189.0    1,202.3    7.01              879.8      886.6    6.36
  Five to 10 years                                   148.1      153.4    8.53              530.6      522.1    5.92
  More than 10 years                                 168.6      182.9    9.80              809.7      790.1    6.07
----------------------------------------------------------------------------------------------------------------------
   Totals                                         $1,585.6   $1,619.1    7.48           $2,630.4   $2,614.8    6.17
======================================================================================================================

FUNDING
The Company's funding sources can be divided into three broad categories: deposits, short-term borrowings, and long-term borrowings. Total borrowed funds at December 31,1995 were $19.0 billion, up 17% from the 1994 level of $16.3 billion.

DEPOSITS
Deposits are the Company's primary source of funding. At December 31, 1995, total deposits were $14,575.1 million, up $1,773.9 million or 14% from the 1994 level of $12,801.2 million. During 1995, the Company acquired deposits of financial institutions totaling approximately $674.9 million.
     The largest portion of the increase in total deposits was an increase in consumer time and savings deposits of $1,264.0 million or 14% to $10,329.2 million. Other time deposits, consisting of time deposits of $100,000 and over, increased $277.6 million or 16% to $1,973.9 million. Non-interest-bearing demand deposits increased $232.2 million or 11% to $2,272.0 million. Non-interest-bearing demand deposits accounted for 15.6% and 15.9% of total deposits at December 31, 1995 and 1994, respectively.
     Core deposits are defined as demand deposits and time deposits less than $100,000. At December 31, 1995, core deposits totaled $12,601.2 million or 86.5% of total deposits, compared to $11,104.9 million or 86.7% of total deposits at December 31, 1994.

DEPOSITS  (Table 10)

The average daily balance of deposits and rates paid on such deposits are summarized for the periods indicated in the following table.

                                                               Year Ended December 31
---------------------------------------------------------------------------------------------------------------------
                                             1995                      1994                             1993
---------------------------------------------------------------------------------------------------------------------
(In Millions)                     Amount           Rate        Amount          Rate             Amount          Rate
---------------------------------------------------------------------------------------------------------------------
Demand deposits:
 Non-interest-bearing          $  2,023.3                     $ 1,849.2                        $ 1,606.0
 Interest-bearing                 1,556.7          2.66%        1,467.5        2.12%             1,299.3         2.14%
Savings deposits                    806.9          2.67           779.8        2.42                683.2         2.52
Time deposits                     9,225.3          5.43         7,805.5        4.20              7,184.1         4.05
---------------------------------------------------------------------------------------------------------------------
    Totals                     $ 13,612.2                     $11,902.0                        $10,772.6
=====================================================================================================================

Maturities of time certificates of deposit and other time deposits of $100,000 or more outstanding at December 31, 1995, are summarized as follows:

                                                                                   Time            Other
                                                                               Certificates        Time
(In Millions)                                                                   of Deposit       Deposits         Total
------------------------------------------------------------------------------------------------------------------------
Within three months                                                           $  648.2         $ 72.4           $  720.6
After three through six months                                                   348.8           17.3              366.1
After six through 12 months                                                      442.8           51.7              494.5
After 12 months                                                                  390.0            2.7              392.7
------------------------------------------------------------------------------------------------------------------------
  Totals                                                                      $1,829.8         $144.1           $1,973.9
========================================================================================================================

SHORT-TERM BORROWINGS
Short-term borrowings consist of federal funds purchased, securities sold under agreements to repurchase, and miscellaneous other borrowed funds.
     Short-term borrowings are becoming an increasingly used funding source by the Company. Access to alternative short-term funding sources allows the Company to meet its liquidity needs without relying solely on increasing deposits on a short-term basis, which could have the effect of increasing deposit rates on a substantial portion of the deposit base to obtain an incremental level of funding. Total short-term borrowings increased $379.4 million, or 13%, to $3,207.4 million at December 31, 1995 from $2,828.0 million at December 31, 1994. At December 31, 1995, total short-term borrowings included federal funds purchased of $1,601.2 million, securities sold under agreements to repurchase of $1,034.3 million, and other borrowed funds of $571.9 million, including $350.0 million in short-term bank notes payable, $83.1 million in short-term Federal Home Loan Bank advances, and other short-term borrowings of $138.8 million.
     At year-end 1995, total short-term borrowings were 16.9% of total funding compared to 17.4% at December 31, 1994.

                             SOUTHTRUST CORPORATION


SHORT-TERM BORROWINGS  (Table 11)

The following table presents the federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds; the weighted-average interest rate at December 31, 1995, 1994 and 1993; the average outstanding borrowings; the daily weighted-average interest rate for each year; and the maximum outstanding balance of federal funds purchased, and securities sold under agreements to repurchase, and other borrowed funds at any month end during each year. Such short-term borrowings are issued on normal banking terms.

                                                                              Federal Funds
                                                                        Purchased and Securities           Other
                                                                          Sold Under Agreements         Short-term
(Dollars in Millions)                                                         to Repurchase             Borrowings
---------------------------------------------------------------------------------------------------------------------------
Year Ended December 31:
    1995                                                                        $2,635.5                  $571.9
    1994                                                                         1,885.8                   942.2
    1993                                                                         1,207.0                   249.4
---------------------------------------------------------------------------------------------------------------------------
Weighted-average interest rate at year end:
    1995                                                                            5.65%                   5.75%
    1994                                                                            5.49                    5.96
    1993                                                                            2.99                    3.58
---------------------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month end:
    1995                                                                        $2,661.9                  $766.7
    1994                                                                         2,057.6                   942.2
    1993                                                                         1,487.4                   249.4
---------------------------------------------------------------------------------------------------------------------------
Average amount outstanding during the year:
    1995                                                                        $2,333.7                  $662.2
    1994                                                                         1,661.3                   598.6
    1993                                                                         1,227.2                   112.8
---------------------------------------------------------------------------------------------------------------------------
Weighted-average interest rate during the year:
    1995                                                                            5.80%                   5.88%
    1994                                                                            4.26                    4.59
    1993                                                                            3.03                    3.41
---------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT
Long-term debt at December 31, 1995 totaled $1,187.3 million compared to $640.7 million at December 31, 1994. At December 31, 1995, total long-term debt included $651.9 million of Federal Home Loan Bank advances which are obligations of various of the Company's subsidiary banks. Such obligations represent medium-term funding sources to the subsidiary banks. Virtually all of these advances mature through 2001. Such medium-term funding allows the banks to employ an assets/liability management strategy that links the maturity of such liabilities with similarly scheduled maturities of earning assets without use of interest rate swaps or other measures to minimize interest rate risk. During 1995, the Company increased long-term borrowings by $616.0 million, including $466.0 million of Federal Home Loan Bank advances maturing through 2000, and $150.0 million of subordinated notes which mature in 2025. The $150.0 million of subordinated notes contain a put option giving holders the option to terminate the notes at par value in 2005. Repayments of long-term debt during 1995 totaled $69.4 million and included $66.0 million in repayments on Federal Home Loan Bank advances. Note H - Long-Term Debt, of the Consolidated Financial Statements, included elsewhere in this report, provides details of long-term debt issues, scheduled maturities, and other terms of the debt agreements.
     At December 31, 1995, the Company's long-term debt to equity ratio was 83.0% compared to 56.4% at December 31, 1994.
     Scheduled maturities of long-term debt are not expected to have a significant impact on the Company's liquidity. There are no plans at present to repay any significant amounts of outstanding indebtedness prior to the scheduled maturity.

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

     Net cash provided through operating activities during 1995 of $367.8 million included net income of $199.0 million, adjusted for the provision for loan losses of $61.3 million and other non-cash charges to income, primarily depreciation of fixed assets and amortization of intangible assets. The Consolidated Statements of Cash Flows included elsewhere in this report provide an analysis of cash from operating, investing, and financing activities for each of the three years in the period ended December 31, 1995.
     Table 6, Loan Portfolio, included elsewhere in this report, shows scheduled loan maturities as of December 31, 1995. Approximately 34% of total loans mature within one year. Of the $9,706.9 million maturing after one year, $4,241.6 million or 44% had adjustable interest rates. Repayments of loans and scheduled loan maturities represent a substantial source of liquidity.
     The Company has $2,614.8 million in securities designated as available for sale. Though Management has no present plans to dispose of the securities available for sale, such securities do represent saleable assets to meet liquidity needs. Table 9, Investment Securities and Securities Available for Sale, included elsewhere in this report, shows the maturity distribution of the Corporation's securities portfolio by major category. At December 31, 1995, securities classified as investment securities included $79.9 million or 5% of the portfolio which had maturities of one year or less, and $1,189.0 million or 75% that mature within one to five years. Note D of the Consolidated Financial statements includes an analysis of the amortized cost and fair values of the securities portfolio by contractual maturity, and an analysis of gross unrealized gains and gross unrealized losses in the securities portfolio at December 31, 1995 by major category. For investment securities, gross unrealized gains at December 31, 1995 were $35.8 million and gross unrealized losses were $2.3 million.
     Core deposits, defined as total deposits less time deposits of $100,000 and over, constitute the Company's primary source of funding. Significant growth in core deposits, $1,496.3 million or 13% in 1995, provides a great deal of liquidity. Table 10, Deposits, included elsewhere in the report, details average balances of deposits by type, the weighted average rate paid by type, and a maturity distribution of deposits of $100,000 or more.
     Short-term funds secured from external sources include federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds. Average short-term borrowings during 1995 were $2,995.9 million, and average short-term investments were $242.4 million, resulting in an average short-term borrowing position of $2,753.5 million in 1995.
     The primary source of funds available to SouthTrust Corporation, the parent Company, is payment of dividends from its subsidiaries. Banking laws and other regulations limit the amount of dividends a bank subsidiary may pay without prior regulatory approval. At December 31, 1995, $332.8 million of the net assets of subsidiaries were available for payment as dividends without prior regulatory approval. Substantially all other net assets were restricted as to payments to the Parent Company.
     No trends in the sources or uses of cash by the Company are expected to have an impact on the Company's liquidity position. The Company believes that the level of liquidity is sufficient to meet current and future liquidity requirements.

INTEREST RATE RISK MANAGEMENT
SouthTrust's asset/liability strategies are designed to optimize net interest income while minimizing fluctuations caused by changes in the interest rate environment. To achieve this, the Company uses various modeling techniques to simulate interest rate stress on interest-earning assets and interest-bearing liabilities that will reprice during the next year. Important elements of these modeling techniques include-the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet. Table 12 presents the balance sheet structure at December 31, 1995.
     In conjunction with the Company's asset liability management strategies, the Company utilizes interest rate swap agreements ("Swaps") to hedge certain longer-term liabilities, converting the effective rate paid on the hedged liabilities to a floating rate from a fixed rate. All Swaps employed by the Company represent end-user activities designed as hedges and, accordingly, fluctuations in the fair values of such contracts are not included in the results of operations.
     During 1995, the average notional amount of Swaps outstanding was $697.4 million; the average rate received under the contracts was 6.60% and the average rate paid was 6.03% resulting in a reduction in interest expense of $4.0 million. During 1994, the average notional outstanding amount was $680.0 million and the average rates received and paid were 6.18% and 4.80%, respectively and reduced interest expense by $9.4 million.

              Notional
(In Millions)  Amount    Expiration     Liabilities Hedged
---------------------------------------------------------------
               $200         1996        Deposit liabilities
                100         2003        Long-term debt
                200         2004        Long-term debt
                150         2005        Long-term debt
---------------------------------------------------------------
               $650
===============================================================

     The Company has also terminated one Swap agreement prior to the contractual maturity. Since the Swap was designed as a hedge, the gain realized on the termination of this contract has been deferred and is amortized to reduce interest expense over the remaining life of the hedged liabilities. At December 31, 1995 and 1994 the remaining deferred gain related to such termination was $2.2 million and $3.8 million, respectively. The effect of amortization of the deferred gain reduces interest expense by approximately $1.6 million through 1997.
     From time to time, the Company utilizes interest rate options to hedge mortgage loans held for sale. During 1995 the effect on net income from use of options was insignificant. At December 31, 1995 there were no option contracts outstanding.

                             SOUTHTRUST CORPORATION


INTEREST RATE SENSITIVITY ANALYSIS (Table 12)


December 31, 1995                     0-30       31-90       91-180     181-365       Over 1     Noninterest
(In Millions)                         Days       Days         Days       Days          Year       Sensitive     Total
---------------------------------------------------------------------------------------------------------------------------
Variable-rate commercial and
 real estate loans                $ 5,420.9   $  309.1   $   252.8   $   451.5       $  437.4    $    0.0     $ 6,871.7
Fixed-rate commercial and
 real estate loans                    385.9      197.3       296.0       406.3        3,568.6         0.0       4,854.1
Loans to individuals                  593.8      369.0       225.4       450.0        1,291.1         0.0       2,929.3
---------------------------------------------------------------------------------------------------------------------------
 Total Loans                        6,400.6      875.4       774.2     1,307.8        5,297.1         0.0      14,655.1
Securities                          1,238.6      422.2       508.7       721.7        1,309.2         0.0       4,200.4
Other earning assets                  208.4      147.7         0.0         0.0            0.0         0.0         356.1
---------------------------------------------------------------------------------------------------------------------------
 Total earning assets               7,847.6    1,445.3     1,282.9     2,029.5        6,606.3         0.0      19,211.6
Other assets                            0.0        0.0         0.0         0.0            0.0     1,782.0       1,782.0
Less: Allowance for loan losses         0.0        0.0         0.0         0.0            0.0      (206.6)       (206.6)
---------------------------------------------------------------------------------------------------------------------------
 Total Assets                     $ 7,847.6   $1,445.3   $ 1,282.9   $ 2,029.5       $6,606.3    $1,575.4     $20,787.0
===========================================================================================================================
Non-interest-bearing demand
  deposits                        $     0.0   $    0.0   $     0.0   $     0.0       $    0.0    $2,272.0     $ 2,272.0
Interest-bearing demand deposits    1,773.2        0.0         0.0         0.0            0.0         0.0       1,773.2
Money market deposits               1,986.2        0.0         0.0         0.0            0.0         0.0       1,986.2
Savings deposits                      858.1        0.0         0.0         0.0            0.0         0.0         858.1
Time deposits under $100,000          515.0    1,332.5       945.6     1,317.7        1,600.9         0.0       5,711.7
Other time deposits                   553.4      397.3       291.9       360.6          370.7         0.0       1,973.9
---------------------------------------------------------------------------------------------------------------------------
 Total deposits                     5,685.9    1,729.8     1,237.5     1,678.3        1,971.6     2,272.0      14,575.1
Short-term borrowings               3,044.9       12.2        11.8        99.1           39.4         0.0       3,207.4
Long-term debt                        155.0      100.0         0.0       355.0          577.3         0.0       1,187.3
Other liabilities                       0.0        0.0         0.0         0.0          386.3         0.0         386.3
Stockholders' equity                    0.0        0.0         0.0         0.0        1,430.9         0.0       1,430.9
---------------------------------------------------------------------------------------------------------------------------
 Total liabilities and
   stockholders' equity           $ 8,885.8   $1,842.0   $ 1,249.3   $ 2,132.4       $4,405.5    $2,272.0     $20,787.0
===========================================================================================================================
Interest rate gap                ($ 1,038.2) ($  396.7)  $    33.6  ($   102.9)      $2,200.8   ($  696.6)
Effect of interest rate swaps        (200.0)    (225.0)     (200.0)      175.0          450.0
---------------------------------------------------------------------------------------------------------------------------
Cumulative interest rate gap     ($ 1,238.2) ($1,859.9) ($ 2,026.3) ($ 1,954.2)      $  696.6
===========================================================================================================================
Cumulative gap as a percentage
  of earning assets -
  December 31, 1995                   (6.45%)    (9.68%)    (10.55%)    (10.17%)         3.63%
  - December 31, 1994                (11.29%)   (17.56%)    (13.08%)     (5.10%)        12.57%
===========================================================================================================================

Significant assumptions:
(1) Allocations to specific interest sensitivity periods are based on the earlier of the repricing or maturity dates. These allocations have not been adjusted for any estimated early principal payoffs with the exception of trading and held for sale assets. Since trading and held for sale assets are expected to be sold in the short-term, they have been classified in "0-30" or "31-90" based on anticipated future sales.
(2) Since interest-bearing demand, money market and savings deposit accounts can theoretically be repriced at any time, all such balances have been included in 0-30 days. If these amounts were spread based upon expected repricing characteristics, the cumulative gap would have been significantly reduced.
(3) Non-accrual loans are included in their respective loan categories and are classified in the "Over one year" repricing period.

CAPITAL
The assessment of capital adequacy is dependent on several factors including asset quality, earnings trends, liquidity, and economic conditions. The Company continually monitors current and projected capital adequacy positions of both the Company and its subsidiaries. Maintaining adequate capital levels is integral to provide stability to the Company, resources to achieve the Company's growth objectives, and to provide a return to the stockholders in the form of dividends.
     Stockholders' equity at December 31, 1995 was $1,430.9 million or 6.88% of year-end assets compared to $1,135.3 million or 6.44% in 1994. During 1995, net income added $199.0 million to stockholders' equity and dividends declared totaled $67.2 million, resulting in an internal common equity generation rate of 10.5% in 1995 compared to 5.6% in 1994.
     During 1995, sales of common stock through the dividend reinvestment plan, the employee stock purchase plan, the stock option plans, and the conversion of debentures totaling 560,749 shares added $7.9 million to equity. During 1995 shares issued in business combinations totaled 2,157,993 shares and added $28.4 million to equity. A public offering totaling 3,775,000 shares increased equity by $90.5 million. The net unrealized gain, after tax, on securities available for sale was $37.3 million during 1995, compared to an unrealized net loss of $56.3 million during 1994. Treasury stock purchases for 15,619 shares reduced equity by $0.4 million.
     The annual dividend rate during 1995 was $0.80 per share, representing a 18% increase over 1994. For 1996 the indicated annual dividend rate is $0.88 per share, marking the twenty-sixth consecutive year in which SouthTrust has increased its dividend. The dividend pay-out ratio during 1995 was 33.7%. Table 1, Selected Financial Information, includes a six-year history of the dividend pay-out ratio.
     The Federal Reserve Board, which is the regulatory agency governing bank holding companies, sets guidelines for determining ratios to aid in the analysis and determination of capital levels required to support a company's operations. Likewise, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation prescribe various minimum levels of capital which must be held by the Company's subsidiary banks. The Federal Reserve Board and each bank's primary regulator have adopted risk-based capital guidelines that incorporate factors weighing the relative credit risk of assets and items with off-balance sheet exposure. The guidelines also define regulatory capital, placing strong emphasis on the equity components of regulatory capital.
     The rules require a risk-based capital ratio of 8%, at least one-half of which must be made up of Core or Tier I capital elements. Tier I capital generally consists of common stock, capital surplus and retained earnings less treasury stock and goodwill. Total risk-based capital includes Tier I capital, and supplemental capital elements which consist of certain subordinated debt and the allowance for loan losses subject to certain limitations. The guidelines also impose a leverage requirement, defined as the ratio of Tier I capital to average assets subject to certain adjustments. The leverage ratio generally must exceed 4% and is driven by evaluation and discretion of the regulators. At December 31, 1995, SouthTrust had a total risk-based capital ratio of 12.21% consisting of Tier I capital elements of 7.76% and supplemental capital elements of 4.45%, and a leverage ratio of 6.35%. The Federal Deposit Insurance Corporation Improvement Act of 1994 provided further guidance as to capital levels to be maintained by insured depository institutions and corresponding supervisory treatments. Under these guidelines the capital levels at all of SouthTrust's bank subsidiaries are considered "well capitalized," the highest of the five supervisory groupings.
     Table 13, Capital Position, presents relevant capital ratios for 1995 and 1994.

CAPITAL POSITION (Table 13)
                                                                                                         December 31
                                                                                                      1995          1994
---------------------------------------------------------------------------------------------------------------------------
Tier I capital ratio                                                                                  7.76%         7.68%
Supplemental capital element                                                                          4.45          4.03
---------------------------------------------------------------------------------------------------------------------------
Total risk-based capital ratio                                                                       12.21         11.71
===========================================================================================================================
Leverage ratio                                                                                        6.35          6.10
===========================================================================================================================

                             SOUTHTRUST CORPORATION

QUARTERLY INCOME INFORMATION (Table 14)

The Company's unaudited consolidated operating results for each quarter of 1995 and 1994 are summarized in the table below.


In Thousands, except per share amounts)        1995                                             1994
------------------------------------------------------------------------------------------------------------------------
                                         Three Months Ended                               Three Months Ended
                             -------------------------------------------------------------------------------------------
                              Dec. 31   Sept. 30    June 30    Mar. 31       Dec. 31    Sept. 30    June 30     Mar. 31
------------------------------------------------------------------------------------------------------------------------
Interest income              $399,788   $382,821   $362,412   $339,602      $316,504    $292,228    $261,673    $238,207
Interest expense              212,554    206,744    195,117    177,008       155,210     133,229     112,747      99,881
Net interest income           187,234    176,077    167,295    162,594       161,294     158,999     148,926     138,326
Securities gains (losses),
  net                              31         22         45         95           213          60          (9)         66
Provision for
   loan losses                 21,797     13,392     13,555     12,542        11,712      11,380      11,703      10,189
Income before
   income taxes                82,346     77,702     72,957     71,039        69,365      67,023      63,398      61,554
Net income                   $ 53,589   $ 50,547   $ 48,029   $ 46,840      $ 45,367    $ 44,506    $ 42,392    $ 40,737
Net income per share         $   0.61   $   0.60   $   0.58   $   0.57      $   0.56    $   0.55    $   0.53    $   0.51
Dividends declared per share     0.20       0.20       0.20       0.20          0.17        0.17        0.17        0.17

CAPITAL STOCK (Table 15)

SouthTrust Common Stock is traded in the over-the-counter market and quoted on the NASDAQ national market system under the symbol SOTR. As of November 24, 1995, approximately 13,633 shareholders of record owned Company stock. The following table summarizes the historical book value per share and dividends per share for each quarter of the past two years. Also included are the stock market price ranges of SouthTrust shares, as reported by NASDAQ's national market system.


Dividends                              Book Value per Share at           Stock Market Price Range          Dividends
                                           End of Period                     Low       High                per Share
---------------------------------------------------------------------------------------------------------------------------
1995
 First Quarter                                $14.47                        $18 0/0    $21 3/8                $0.20
 Second Quarter                                15.07                         20 5/8     23 3/8                 0.20
 Third Quarter                                 15.83                         23 0/0     27 1/4                 0.20
 Fourth Quarter                                16.28                         24 3/8     26 0/0                 0.20

 Year                                          16.28                         18 0/0     27 1/4                 0.80
---------------------------------------------------------------------------------------------------------------------------
1994
 First Quarter                                $13.45                        $17 7/8    $19 5/8                $0.17
 Second Quarter                                13.68                         18 1/8     22 1/8                 0.17
 Third Quarter                                 13.89                         19 3/8     21 7/8                 0.17
 Fourth Quarter                                13.94                         17 0/0     20 1/4                 0.17

  Year                                         13.94                         17 0/0     22 1/8                 0.68
---------------------------------------------------------------------------------------------------------------------------

                             SOUTHTRUST CORPORATION

SIX-YEAR CONDENSED STATEMENTS OF CONDITION (Table 16)


                                                                                                           Growth Rate
                                                                                                         ----------------
                                                                                                         One   Five-year
(In Millions)                          1995       1994       1993       1992       1991       1990       Year   Compound
------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES:
Loans, net of unearned income       $13,326.1  $10,606.6  $ 8,422.0  $ 6,466.7  $ 5,718.0   $5,003.6     25.64%    21.64%
Investment securities:
  Taxable                             1,558.8    1,224.4    3,498.8    2,969.9    2,245.3    1,858.3     27.31     (3.45)
  Non-taxable                           279.5      340.6      376.3      402.8      434.7      442.3    (17.94)    (8.77)
------------------------------------------------------------------------------------------------------------------------
    Total investment securities       1,838.3    1,565.0    3,875.1    3,372.7    2,680.0    2,300.6     17.46     (4.39)
Securities available for sale         2,209.4    2,339.6          0          0          0          0    (5.57)      0.00
Short-term investments:
  Federal funds sold and securities
   purchased under resale agreements     29.6       21.3       54.5       57.3       48.0       54.7     38.97    (11.56)
  Interest-bearing deposits
    in other banks                       16.8       12.6       19.4       46.3       57.9       58.5     33.33    (22.08)
  Assets held for sale                  196.0      188.6      205.2      147.1       96.1       94.0      3.92     15.83
------------------------------------------------------------------------------------------------------------------------
    Total short-term investments        242.4      222.5      279.1      250.7      202.0      207.2      8.94      3.19
------------------------------------------------------------------------------------------------------------------------
      Total earning assets           17,616.2   14,733.7   12,576.2   10,090.1    8,600.0    7,511.4     19.56     18.59
Allowance for loan losses              (187.1)    (154.1)    (118.1)     (90.7)     (75.5)     (64.0)    21.41     23.93
Other assets                          1,554.8    1,355.3    1,194.9    1,028.8      887.2      780.9     14.72     14.77
------------------------------------------------------------------------------------------------------------------------
       Total assets                 $18,983.9  $15,934.9  $13,653.0  $11,028.2  $ 9,411.7   $8,228.3     19.13     18.20
========================================================================================================================
DEPOSITS:
  Interest-bearing                  $11,588.9  $10,052.8  $ 9,166.6  $ 7,703.0  $ 6,648.8   $5,568.8     15.28     15.79
  Other                               2,023.3    1,849.2    1,606.0    1,293.1      997.6      924.6      9.41     16.96
------------------------------------------------------------------------------------------------------------------------
    Total deposits                   13,612.2   11,902.0   10,772.6    8,996.1    7,646.4    6,493.4     14.37     15.96
Federal funds purchased and other
  short-term borrowed funds           2,995.9    2,259.9    1,340.0      925.5      868.7      921.9     32.57     26.58
Long-term debt                          837.1      463.2      415.2      206.9      142.9      148.5     80.72     41.32
Other liabilities                       277.9      218.6      174.8      170.1      161.9      140.0     27.13     14.70
Stockholders' equity                  1,260.8    1,091.2      950.4      729.6      591.8      524.5     15.54     19.17
------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
           stockholders' equity     $18,983.9  $15,934.9  $13,653.0  $11,028.2  $ 9,411.7   $8,228.3     19.13     18.20
========================================================================================================================
BALANCES AT YEAR END:
Loans, net of unearned income       $14,655.1  $12,121.9  $ 9,448.3  $ 7,546.6  $ 5,965.0   $5,531.4     20.90     21.52
Investment securities:
  Taxable                             1,330.9    1,364.6      921.6    3,366.2    2,681.0    2,001.7     (2.47)    (7.84)
  Non-taxable                           254.7      307.1      356.4      390.0      423.3      447.6    (17.06)   (10.66)
------------------------------------------------------------------------------------------------------------------------
    Total investment securities       1,585.6    1,671.7    1,278.0    3,756.2    3,104.3    2,449.3     (5.15)    (8.33)
Securities available for sale         2,614.8    2,280.8    2,454.8          0          0          0     14.64      0.00
Short-term investments:
  Federal funds sold and securities
    purchased under resale agreements   100.3       22.6        2.0       49.1       20.5       16.0    343.81     44.36
  Interest-bearing deposits in other
    banks                                18.7       13.9       47.6       50.5       38.2       44.7     34.53    (15.99)
  Assets held for sale                  237.1      164.6      258.5      198.8      105.3       84.1     44.05     23.03
------------------------------------------------------------------------------------------------------------------------
    Total short-term investments        356.1      201.1      308.1      298.4      164.0      144.8     77.08     19.72
------------------------------------------------------------------------------------------------------------------------
      Total earning assets           19,211.6   16,275.5   13,489.2   11,601.2    9,233.3    8,125.5     18.04     18.78
Allowance for loan losses              (206.6)    (171.7)    (135.2)    (103.8)     (80.4)     (70.8)    20.33     23.89
Other assets                          1,782.0    1,528.3    1,354.0    1,217.0    1,005.2      951.2     16.60     13.38
------------------------------------------------------------------------------------------------------------------------
      Total assets                  $20,787.0  $17,632.1  $14,708.0  $12,714.4  $10,158.1   $9,005.9     17.89     18.21
========================================================================================================================
DEPOSITS:
  Interest-bearing                  $12,303.1  $10,761.5  $ 9,732.5  $ 8,484.5  $ 7,171.6   $6,175.4     14.33     14.78
  Other                               2,272.0    2,039.7    1,782.9    1,597.8    1,105.6    1,052.6     11.39     16.64
------------------------------------------------------------------------------------------------------------------------
    Total deposits                   14,575.1   12,801.2   11,515.4   10,082.3    8,277.2    7,228.0     13.86     15.06
Federal funds purchased and other
  short-term borrowed funds           3,207.4    2,828.0    1,456.4    1,331.1      902.9      917.5     13.42     28.44
Long-term debt                        1,187.3      640.7      470.0      258.2      140.2      148.8     85.31     51.49
Other liabilities                       386.3      226.9      214.4      182.4      175.8      162.0     70.25     18.98
Stockholders' equity                  1,430.9    1,135.3    1,051.8      860.4      662.0      549.6     26.04     21.09
------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
           stockholders' equity     $20,787.0  $17,632.1  $14,708.0  $12,714.4  $10,158.1   $9,005.9     17.89     18.21
========================================================================================================================

SIX-YEAR SUMMARY OF EARNINGS (Table 17)


                                                                                                           Growth Rates
                                                                                                         --------------
                                                                                                         One  Five-year
(In Thousands, except per share data)  1995       1994       1993       1992       1991       1990       Year  Compound
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Interest and fees on loans      $1,208,209 $  868,461    $669,495  $561,757  $ 581,839    $554,262     39.12%     16.87%
 Interest on investment securities:
  Taxable                           100,831     75,721     217,555   221,692    193,297     168,613     33.16      (9.77)
  Non-taxable                        20,604     23,377      26,435    30,246     33,654      34,833    (11.86)     (9.97)
------------------------------------------------------------------------------------------------------------------------
   Total interest on
    investment securities           121,435     99,098     243,990   251,938    226,951     203,446     22.54      (9.81)
Interest on securities available
  for sale                          139,451    130,470           0         0          0           0      6.88       0.00
Interest on federal funds sold
  and securities purchased under
  resale agreements                   1,743        875       1,637     2,056      2,862       4,700     99.20     (18.00)
Interest on time deposits in
  other banks                         1,079        539         890     2,001      3,760       5,000    100.19     (26.41)
Interest on assets held for sale     12,706      9,169      11,539    10,328      8,313       9,253     38.58       6.55
------------------------------------------------------------------------------------------------------------------------
   Total interest income          1,484,623  1,108,612     927,551   828,080    823,725     776,661     33.92      13.84
INTEREST EXPENSE:
 Deposits                           564,064    377,643     335,708   337,878    413,880     411,560     49.36       6.51
 Short-term borrowings              174,330     98,189      41,014    31,418     49,133      73,333     77.55      18.91
 Long-term debt                      53,029     25,235      21,021    13,634     11,440      13,436    110.14      31.60
------------------------------------------------------------------------------------------------------------------------
   Total interest expense           791,423    501,067     397,743   382,930    474,453     498,329     57.95       9.69
------------------------------------------------------------------------------------------------------------------------
   Net interest income              693,200    607,545     529,808   445,150    349,272     278,332     14.10      20.02
Provision for loan losses            61,286     44,984      45,032    43,305     38,042      44,635     36.24       6.55
------------------------------------------------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses      631,914    562,561     484,776   401,845    311,230     233,697     12.33      22.01
NON-INTEREST INCOME:
 Service charges on deposit accounts 93,276     86,304      76,716    63,894     49,379      39,435      8.08      18.79
 Mortgage banking operations         31,712     27,760      33,771    22,794     17,427      14,959     14.24      16.22
 Bank card fees                      18,699     15,847      12,574     9,667      4,239       3,271     18.00      41.72
 Trust fees                          18,936     16,863      15,224    11,938      9,819       9,932     12.29      13.78
 Securities gains, net                  193        330         603       634        680         464    (41.52)    (16.09)
 Other fee income                    33,758     27,466      25,075    19,526     14,592      18,764     22.91      12.46
 Other                               12,090     10,208      10,739     8,230     12,745       4,259     18.44      23.20
------------------------------------------------------------------------------------------------------------------------
   Total non-interest income        208,664    184,778     174,702   136,683    108,881      91,084     12.93      18.03
NON-INTEREST EXPENSE:
 Salaries and employee benefits     281,546    257,637     227,017   184,921    149,521     121,812      9.28      18.24
 Net occupancy expense               43,423     40,273      36,775    32,254     25,273      18,514      7.82      18.59
 Equipment expense                   30,932     27,899      25,353    20,687     16,819      13,513     10.87      18.01
 Deposit insurance                   16,893     25,747      23,512    19,649     15,119       7,681    (34.39)     17.07
 Other                              163,740    134,443     122,294   116,125     90,064      73,193     21.79      17.47
------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense       536,534    485,999     434,951   373,636    296,796     234,713     10.40      17.98
------------------------------------------------------------------------------------------------------------------------
   Income before income taxes       304,044    261,340     224,527   164,892    123,315      90,068     16.34      27.55
Income tax expense                  105,039     88,338      73,992    50,646     33,309      20,360     18.91      38.84
------------------------------------------------------------------------------------------------------------------------
   Net income                    $  199,005 $  173,002    $150,535  $114,246  $  90,006    $ 69,708     15.03      23.34
========================================================================================================================
Average number of shares
  outstanding (000s)                 84,401     80,628     77,772     68,948     63,255      61,148
Net income per share                  $2.36      $2.15      $1.94      $1.66      $1.42       $1.14
Dividends declared per share           0.80       0.68       0.60       0.52       0.48        0.46

                      CONSOLIDATED STATEMENTS OF CONDITION

                             SOUTHTRUST CORPORATION


                                                                                                 December 31
                                                                                     ------------------------------------
(Dollars in Thousands)                                                                       1995                   1994
-------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                            $   773,656            $   650,433
   Short-term investments:
     Federal funds sold and securities purchased
       under resale agreements                                                            100,273                 22,645
     Interest-bearing deposits in other banks                                              18,715                 13,875
     Assets held for sale                                                                 237,139                164,528
-------------------------------------------------------------------------------------------------------------------------
       Total short-term investments                                                       356,127                201,048
   Securities available for sale                                                        2,614,803              2,280,849
   Investment securities (Fair Value of $1,619,050 and
     $1,618,411 in 1995 and 1994, respectively)                                         1,585,562              1,671,673
   Loans                                                                               14,757,093             12,215,599
   Less-
     Unearned income                                                                      101,931                 93,692
     Allowance for loan losses                                                            206,638                171,692
-------------------------------------------------------------------------------------------------------------------------
       Net loans                                                                       14,448,524             11,950,215
   Premises and equipment, net                                                            433,527                364,642
   Due from customers on acceptances                                                       13,244                 34,111
   Other assets                                                                           561,581                479,088
-------------------------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                                   $20,787,024            $17,632,059
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
     Interest-bearing                                                                 $12,303,089            $10,761,495
     Other                                                                              2,271,988              2,039,744
-------------------------------------------------------------------------------------------------------------------------
       Total deposits                                                                  14,575,077             12,801,239
   Federal funds purchased and securities sold
     under agreements to repurchase                                                     2,635,556              1,885,838
   Other short-term borrowings                                                            571,871                942,174
   Bank acceptances outstanding                                                            13,244                 34,111
   Other liabilities                                                                      373,094                192,713
   Long-term debt                                                                       1,187,312                640,716
-------------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                               19,356,154             16,496,791
   Stockholders' equity:
     Preferred Stock, par value $1.00 a share:
       5,000,000 shares authorized; issued and outstanding - none                               0                      0
     Common Stock, par value $2.50 a share:
       200,000,000 shares authorized; 88,398,198 shares issued
        in 1995 and 81,904,456 in 1994                                                    220,996                204,761
     Capital surplus                                                                      340,608                231,975
     Retained earnings                                                                    885,129                750,699
     Unrealized loss on securities available for sale, net                                 (9,635)               (46,304)
     Treasury stock at cost (494,515 shares in 1995 and
       478,896 shares in 1994)                                                             (6,228)                (5,863)
-------------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                       1,430,870              1,135,268
-------------------------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $20,787,024            $17,632,059
=========================================================================================================================

See notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME

                             SOUTHTRUST CORPORATION


                                                                                      Year Ended December 31
                                                                     ---------------------------------------------------
(In Thousands, except per share data)                                       1995                 1994               1993
------------------------------------------------------------------------------------------------------------------------
Interest Income
   Interest and fees on loans                                         $1,208,209          $   868,461          $ 669,495
   Interest on investment securities:
     Taxable                                                             100,831               75,721            217,555
     Non-taxable                                                          20,604               23,377             26,435
------------------------------------------------------------------------------------------------------------------------
     Total interest on investment securities                             121,435               99,098            243,990
   Interest on securities available for sale                             139,451              130,470                  0
   Interest on short-term investments                                     15,528               10,583             14,066
------------------------------------------------------------------------------------------------------------------------
     Total interest income                                             1,484,623            1,108,612            927,551
------------------------------------------------------------------------------------------------------------------------
Interest Expense
   Interest on deposits                                                  564,064              377,643            335,708
   Interest on short-term borrowings                                     174,330               98,189             41,014
   Interest on long-term debt                                             53,029               25,235             21,021
------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                              791,423              501,067            397,743
------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                 693,200              607,545            529,808
PROVISION FOR LOAN LOSSES                                                 61,286               44,984             45,032
------------------------------------------------------------------------------------------------------------------------
     Net interest income after
       provision for loan losses                                         631,914              562,561            484,776
Non-Interest Income
   Service charges on deposit accounts                                    93,276               86,304             76,716
   Mortgage banking operations                                            31,712               27,760             33,771
   Bank card fees                                                         18,699               15,847             12,574
   Trust fees                                                             18,936               16,863             15,224
   Other fee income                                                       33,758               27,466             25,075
   Securities gains, net                                                     193                  330                603
   Other                                                                  12,090               10,208             10,739
------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                           208,664              184,778            174,702
------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense
   Salaries and employee benefits                                        281,546              257,637            227,017
   Net occupancy expense                                                  43,423               40,273             36,775
   Equipment expense                                                      30,932               27,899             25,353
   Depositinsurance                                                       16,893               25,747             23,512
   Other                                                                 163,740              134,443            122,294
------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                          536,534              485,999            434,951
------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                                          304,044              261,340            224,527
INCOME TAX EXPENSE                                                       105,039               88,338             73,992
------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $  199,005          $   173,002           $150,535
========================================================================================================================
Average number of shares outstanding (000s)                               84,401               80,628             77,772
Net income per share                                                       $2.36                $2.15              $1.94
Dividends declared per share                                                0.80                 0.68               0.60

See notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             SOUTHTRUST CORPORATION


                                                     Common     Capital    Retained     Unrealized    Treasury
(In Thousands)                                        Stock     Surplus    Earnings  Gain/(Loss), net   Stock      Total
------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                        $186,997   $155,504    $520,743     $     0     ($2,892)  $  860,352

   Net income                                              0          0     150,535           0           0      150,535
   Dividends declared ($.60 per share)                     0          0     (46,213)          0           0      (46,213)
   Issuance of 194,377 shares of Common
     Stock for stock options exercised                   486      1,394           0           0           0        1,880
   Issuance of 124,930 shares of Common
     Stock under dividend reinvestment
     and stock purchase plan                             312      2,059           0           0           0        2,371
   Issuance of 29,059 shares of Common Stock
     under employee discounted stock purchase plan        73        378           0           0           0          451
   Issuance of 1,140,762 shares of Common Stock for
     acquisitions accounted for as pooling-of-
     interests                                         2,851      4,918       5,175           0           0       12,944
   Issuance of 3,447,845 shares of  Common
     Stock for acquisition of subsidiaries             8,620     50,860           0           0           0       59,480
   Unrealized gain, net, on assets available for sale      0          0           0      10,218           0       10,218
   Purchase of 13,500 shares of treasury stock             0          0           0           0        (252)        (252)
------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                        $199,339   $215,113    $630,240     $10,218     ($3,144)  $1,051,766

   Net income                                              0          0     173,002           0           0      173,002
   Dividends declared ($.68 per share)                     0          0     (54,402)          0           0      (54,402)
   Issuance of 390,381shares of Common
     Stock for stock options exercised                   976      1,704           0           0           0        2,680
   Issuance of 155,963 shares of Common Stock
     under dividend reinvestment and stock purchase
     plan                                                390      2,635           0           0           0        3,025
   Issuance of 37,244 shares of Common Stock under
     employee discounted stock purchase plan              93        486           0           0           0          579
   Issuance of  1,290,675 shares of Common Stock
     for acquisitions accounted for as pooling-of-
     interests                                         3,227      9,746       1,756        (246)          0       14,483
   Issuance of 294,530 shares of Common Stock
     for acquisition of subsidiaries                     736      2,291         103           0           0        3,130
   Increase in unrealized loss, net,
     on securities available for sale                      0          0           0     (56,276)          0      (56,276)
   Purchase of 143,916 shares of treasury stock            0          0           0           0      (2,719)      (2,719)
------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                        $204,761   $231,975    $750,699    ($46,304)    ($5,863)  $1,135,268

   Net income                                              0          0     199,005           0           0      199,005
   Dividends declared ($.80 per share)                     0          0     (67,153)          0           0      (67,153)
   Issuance of 214,750 shares of Common Stock
     for stock options exercised                         537      1,941           0           0           0        2,478
   Issuance of 182,328 shares of Common Stock
     under dividend reinvestment and stock purchase
     plan                                                456      3,573           0           0           0        4,029
   Issuance of 77,484 shares of Common Stock under
     employee discounted stock purchase plan             194        769           0           0           0          963
   Issuance of 86,187 shares of Common Stock
     for conversion of debentures                        215        254           0           0           0          469
   Issuance of 2,157,993 shares of Common Stock
     for acquisitions accounted for as pooling-of-
     interests                                         5,395     21,065       2,578        (644)          0       28,394
   Issuance of 3,775,000 shares of Common Stock
     in secondary offering                             9,438     81,031           0           0           0       90,469
   Decrease in unrealized loss, net,
     on securities available for sale                      0          0           0      37,313           0       37,313
   Purchase of 15,619 shares of treasury stock             0          0           0           0        (365)        (365)
------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                        $220,996   $340,608    $885,129   ($  9,635)    ($6,228)  $1,430,870
========================================================================================================================

See notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             SOUTHTRUST CORPORATION


                                                                                    Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                        1995                   1994                   1993
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                  $    199,005             $  173,002            $    150,535
  Adjustments to reconcile net income to
     net cash provided by operating activities:
  Provision (credit) for:
      Loan losses                                                   61,286                 44,984                 45,032
      Depreciation of premises and equipment                        26,965                 24,438                 21,431
      Amortization of intangibles                                   20,493                 16,178                 16,419
      Amortization of security premium                               1,396                  3,124                 10,069
      Accretion of security discount                                (5,430)                (4,539)               (12,035)
      Deferred income taxes                                          1,595                  5,397                 (3,313)
  Net gain on assets held for sale                                  (6,314)                (8,061)                (9,874)
  Net securities gains                                                (193)                  (330)                  (603)
  Origination and purchase of loans held for sale               (1,106,881)              (501,571)              (945,869)
  Proceeds from loans held for sale                              1,033,481                598,719                898,534
  Net (increase) decrease in trading securities                      7,103                  4,891                 (2,538)
  Net increase in other assets                                     (20,615)               (32,577)                (8,935)
  Net increase in other liabilities                                155,956                  9,149                 30,047
------------------------------------------------------------------------------------------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                    367,847                332,804                188,900
INVESTING ACTIVITIES
  Proceeds from maturities of:
      Investment securities                                        731,581                238,174              2,174,346
      Securities available for sale                                729,901                670,729                      0
  Proceeds from sales of:
      Investment securities                                          4,710                      0                 25,686
      Securities available for sale                                108,621                223,723                      0
  Purchases of:
      Investment securities                                       (593,125)              (543,173)            (1,836,402)
      Securities available for sale                             (1,103,104)              (775,635)                     0
      Premises and equipment                                       (88,962)               (55,400)               (29,636)
  Net (increase) decrease in:
      Short-term investments                                       (54,691)                21,253                111,559
      Loans                                                     (2,376,266)            (2,277,259)            (1,206,850)
  Purchases of subsidiaries, net of cash acquired                  346,926                111,155                 76,825
------------------------------------------------------------------------------------------------------------------------
      NET CASH USED IN INVESTING ACTIVITIES                     (2,294,409)            (2,386,433)              (684,472)
FINANCING ACTIVITIES
  Proceeds from issuance of:
      Common Stock                                                  98,408                  6,284                  4,696
      Long-term debt                                               616,022                250,000                200,000
  Payments for:
      Long-term debt                                               (69,426)               (74,307)               (84,959)
      Repurchase of Common Stock                                      (365)                (2,719)                  (252)
      Cash Dividends                                               (69,817)               (55,239)               (52,124)
  Net increase (decrease) in:
      Deposits                                                   1,098,961                620,684                382,378
      Short-term borrowings                                        376,002              1,351,528                113,116
------------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                   2,049,785              2,096,231                562,855
------------------------------------------------------------------------------------------------------------------------
     INCREASE IN CASH AND DUE FROM BANKS                           123,223                 42,602                 67,283
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                       650,433                607,831                540,548
------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                        $    773,656            $   650,433            $   607,831
========================================================================================================================

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             SOUTHTRUST CORPORATION

NOTE A - ACCOUNTING POLICIES
The significant accounting policies followed by SouthTrust Corporation and its subsidiaries ("the Company") and the method of applying those policies are summarized below:

NATURE OF OPERATIONS
The Company is a regional multi-bank holding company which operates more than 445 banking offices with locations in Alabama, Georgia, Florida, North Carolina, South Carolina, Tennessee and Mississippi. SouthTrust is engaged in a full range of banking services and, through its bank-related subsidiaries, also offers a range of other services, including; trust, mortgage banking, data processing, leasing and investment and brokerage services.

PRESENTATION
The Consolidated Financial Statements include accounts of the Company and its subsidiaries. All significant inter-company transactions have been eliminated in preparing the Consolidated Financial Statements.
     The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation. Such reclassification had no effect on net income or total assets.

SECURITIES
The Company classifies securities as either trading, available for sale or investment based on Management's intention at the time of purchase.
     Securities classified as trading are intended to be sold in the near term. Trading securities are carried at fair value and unrealized gains and losses are included in earnings. Securities classified as investments are carried at amortized cost, as the Company has the ability and positive intent to hold these securities to maturity. All securities not considered investments or part of the trading portfolio have been designated as available for sale and are carried at fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported net of deferred taxes as a component of stockholders' equity. This caption includes securities that Management intends to use as part of its asset/liability management strategy or that may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, or for other purposes.
     Amortization of premiums and accretion of discounts are computed under the interest method. The adjusted cost of the specific certificate sold is used to compute gain or loss on the sale of securities.

ASSETS HELD FOR SALE
Assets held for sale consist primarily of mortgage loans in the process of being sold to third-party investors and are carried at the lower of cost or fair value. Also included in this caption are trading securities carried at fair value. Trading securities primarily represent the inventory of securities held in the Company's brokerage subsidiary.

LOANS
Interest is credited to income based upon the principal amount outstanding. The net amount of non-refundable loan origination fees and direct costs associated with the lending process, including commitment fees, are deferred and amortized to interest income over the lives of the loans using a method that approximates the level-yield method. If loan commitments expire, income is recognized upon expiration of the commitment. Interest accrual on loans is generally stopped if principal or interest payments become 90 days past due or Management considers the collectibility of principal or interest to be in question. When a loan is placed on non-accrual status, interest income credited in the current year is reversed by a charge to income.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level that Management considers to be adequate to absorb losses inherent in the loan portfolio. Management's estimation of the amount of the allowance is based on a continuing evaluation of the loan portfolio and includes such factors as economic conditions, analysis of individual loans, and overall portfolio characteristics and delinquencies. Changes in the allowance can result from changes in economic events or changes in the credit worthiness of the borrowers. The effect of these changes is reflected when known. The amount of the allowance is maintained through the provision for loan losses.
     On January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," an amendment to SFAS No. 114. These standards require that impaired loans be valued based on the present value of these loans' estimated cash flows at each loans effective interest rate, the fair value of the collateral or based on the loans observable market price. Adoption of the above standards did not have a significant impact on the financial condition or results of operations.

LONG-LIVED ASSETS
During 1995 the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which establishes accounting standards for recognizing impairment of long-lived assets which are held and used in the operations of the Company and to be disposed of. Such long-lived assets include premises and equipment, other real estate and goodwill related to such assets; but exclude financial instruments, core deposit intangibles, mortgage servicing rights and deferred tax assets.

     The Company continually evaluates whether events and circumstances have occurred that indicate that such long-lived assets have been impaired. Measurement of the impairment of such long-lived assets is based on those assets fair values. There were no significant impairment losses recorded during 1995.

OTHER REAL ESTATE
Total other real estate is included in other assets and amounted to $46,073,000 and $49,802,000 at December 31, 1995 and 1994, respectively. Such properties are carried at the lower of the recorded investment in the loan or fair value of the properties less estimated selling costs. The recorded investment is the sum of the outstanding principal loan balance plus any accrued interest that has not been received and acquisition costs associated with the property. Any excess of the recorded investment over the fair value of the property received at the time of foreclosure, less estimated selling costs, is charged to the allowance for loan losses. Any subsequent write-downs are recorded in other non-interest expenses. Revenues and expenses associated with operating or disposing of foreclosed properties are recorded in non-interest expense during the period in which they are incurred.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets.

OTHER ASSETS
Goodwill is amortized on a straight-line basis, primarily over 20-25 years. Total goodwill was $80,661,000 and $82,458,000 at December 31, 1995 and 1994, respectively. Intangible assets attributable to core deposits purchased are amortized over the estimated life of the deposit base, not to exceed 10 years, on a straight-line basis. Core deposit intangibles totaled $82,613,000 and $60,555,000 at December 31, 1995 and 1994, respectively. If circumstances indicate that the value of intangibles has been impaired, management will adjust the carrying amount of such intangibles using an estimate of net income over the remaining life of the intangibles.
     On July 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This standard requires that the Company record, as separate assets, rights to service mortgage loans for others whether the loans were acquired through the purchasing or origination of the loans. This standard also requires that impairment be measured for mortgage servicing assets based on the fair values of groups of such assets with common risk characteristics. Prior to the adoption of SFAS No. 122, no asset was recognized for servicing rights attributed to the Company's own mortgage loan origination process.
     The cost of mortgage servicing rights is being amortized in proportion to and over the period of estimated net servicing income. The realization of these assets is periodically evaluated in relation to net servicing revenues using a discounted cash flow analysis, and is adjusted appropriately for any impairment of the underlying assets. Mortgage servicing rights were $27,568,000 and $29,947,000 at December 31, 1995 and 1994, respectively.

INCOME TAXES
Because some income and expense items are recognized in different periods for financial reporting purposes and for purposes of computing currently payable income taxes, a provision or credit for deferred income taxes is made for such temporary differences at currently enacted income tax rates applicable to the period in which realization or settlement is expected. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

DERIVATIVE FINANCIAL INSTRUMENTS
The Company uses interest rate swap contracts ("Swaps") to manage interest rate risk arising from certain of the Company's fixed-rate funding sources, such as long-term debt and certain deposit liabilities. All swaps employed by the Company represent end-user activities designed as hedges and therefore changes in fair values of such derivatives are not included in the results of operations. Interest receivable or payable from such contracts is accrued and recognized as an adjustment to interest expense related to the specific liability being hedged.

EARNINGS PER SHARE AND DIVIDENDS
Earnings per share are based on the weighted-average number of shares of Common Stock outstanding, excluding treasury stock; and dividends declared per share reflect the actual dividend rate of the Company. Total dividends declared during the year are based on shares outstanding, excluding treasury shares.

STATEMENTS OF CASH FLOWS
The Company includes cash, due from banks, and certain cash items, as cash equivalents in preparing the Statement of Cash Flows.
     The following is supplemental disclosure to the statements of cash flows for the three years ended December 31, 1995:


(In Thousands)
Cash paid during                    Year Ended
                         ----------------------------------
  the period for:            1995        1994        1993
-----------------------------------------------------------
Interest                 $722,180    $484,733  $  412,150
Income taxes               99,231      94,150      69,380
Non-cash transactions:
  Assets acquired
   in business
   combinations           713,022     709,276   1,260,582
  Liabilities assumed
   in business
   combinations           684,512     684,375   1,176,535
  Loans transferred to
   Other Real Estate       11,575      34,217      18,667
  Loans securitized into
   mortgage-backed
   securities             396,476     400,503     636,626
  Financed sales of
   foreclosed property     21,673      21,733      29,821
--------------------------------------------------------------


                             SOUTHTRUST CORPORATION

PENDING ACCOUNTING PRONOUNCEMENTS

During 1995, SFAS No. 123, "Accounting for Stock Based Compensation" was issued. The new standard allows companies to continue to record compensation cost under Accounting Principles Board Opinion ("APB") No. 25 or to record compensation cost based on the fair value of stock based awards. Management has decided to continue using its current accounting policy under APB No. 25; and as a result, adoption of SFAS No. 123 will not affect the financial condition or results of operations of the Company. SFAS No. 123 does, however, require certain pro forma disclosures reflecting what compensation cost would have been if the fair value based method of recording compensation expense for stock based compensation had been adopted. The disclosure requirements of SFAS No. 123 will be adopted by the Company in 1996.

NOTE B - BUSINESS COMBINATIONS

During 1995 the Company completed the following acquisitions:


(In Millions)
---------------------------------------------------------------------------------------------------------------------------
Date            Institution                                Assets      Loans   Deposits    Locations
---------------------------------------------------------------------------------------------------------------------------
February 10     Plant State Bank ("Plant State")         $   44.4   $   29.8    $  40.9    Plant City, FL
March 10        Anchor Savings Bank ("Anchor")
                 - 2 branches                               264.8        0.3      264.3    St. Petersburg and Ft. Myers, FL
May 5           CNB Capital Corporation ("CNB")              76.2       39.4       65.2    Pascagoula, MS
June 30         Southern Bank Group ("SBG")                 108.9       65.2       94.1    Atlanta, GA
July 28         Bank United - 4 branches                    130.6          0      130.3    Sarasota and Ft. Myers, FL
September 12    First Commercial Financial Corp ("FCFC")     36.6       24.4       33.6    Manatee, FL
September 22    FBC Holding Company, Inc. ("FBC")            51.5       22.4       46.5    Crestview, FL
---------------------------------------------------------------------------------------------------------------------------
Totals                                                   $  713.0   $  181.5    $ 674.9
===========================================================================================================================

     The acquisitions of the Anchor and Bank United branches were accounted for as purchases of assets and assumptions of liabilities. The acquisition of all of the outstanding shares of FCFC was accounted for as a purchase. Under purchase accounting, the results of operations of all of the above, subsequent to the respective acquisition dates, are included in the Consolidated Financial Statements.
     The acquisitions of Plant State, CNB, SBG, and FBC were accounted for as pooling-of-interests; however, the Company's previously reported consolidated financial results have not been restated to include the effect of the acquisitions prior to their respective acquisition dates, since the effect is not material.
     Consideration for all acquisitions during 1995 aggregated approximately $34.5 million in cash and 2,157,993 shares of SouthTrust Corporation common stock with a total market value at time of issuance of approximately $48.9 million. Total intangible assets recognized in these transactions were approximately $32.0 million.
     During 1994, the company completed nine acquisitions with aggregate total assets of $709.3 million, loans of $413.0 million and total deposits of $665.2 million.
     The Company has entered into four separate definitive agreements and one separate letter of intent to acquire financial institutions with aggregate total assets of approximately $1.4 billion. These pending acquisitions are subject to shareholder and various regulatory approvals among other conditions and are expected to close in the first half of 1996. The aggregate purchase price of all pending acquisitions is approximately $17.6 million in cash and approximately 6.7 million shares of SouthTrust Corporation common stock.
     Assuming the 1995 acquisitions of Plant State, CNB, SBG, FCFC and FBC, the 1994 acquisitions of Bank of Bradenton, First Columbus Community Bank and Trust, First Jefferson Corporation, Citrus National Bank, Island Bank of Collier County and Community Bank of Charlotte County and the five pending acquisitions had occurred on January 1, 1994, the consolidated results of operations on a pro forma basis for 1995 and 1994 would have been approximately as follows:


(In Thousands, except per share data)      1995      1994
--------------------------------------------------------------------------------
Net interest income                    $749,857  $674,449
Net income                              214,330   188,009
Net income per share                       2.33      2.08


     The pro forma effect of the purchase and assumption transactions is not presented since the results of the acquired operations differ substantially from the historical results of the sellers and, therefore, the pro forma results would not be meaningful.

NOTE C - REGULATORY REQUIREMENTS
AND RESTRICTIONS ON CERTAIN ASSETS
The Company's banking subsidiaries are required either by law or regulation to maintain cash reserves with the Federal Reserve Bank or in accounts with other banks. The average amount of reserve balances for the year ended December 31, 1995, was approximately $229,912,000.
     At December 31, 1995 and 1994, securities with a par value of $2,499,855,000 and $2,085,217,000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes.

     The primary source of funds available to the Company is payment of dividends from the Company's subsidiaries. Banking laws and other regulations limit the amount of dividends a bank subsidiary may pay without prior regulatory approval. At December 31, 1995, $332,803,816 of the net assets of subsidiaries was available for payment without prior regulatory approval. Substantially all other net assets of the Company's subsidiaries were restricted as to payments to the Company.
     The Company and its subsidiary banks are required by the various depository institution regulatory agencies to maintain certain capital-to-asset ratios. At December 31, 1995, all such ratios were above the prescribed minimums.

NOTE D - INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE
The amortized costs, gross gains and losses, and approximate fair values at December 31, 1995 and 1994, are as follows:


                                                             Investment Securities
------------------------------------------------------------------------------------------------------------------------
                                           1995                                                1994
------------------------------------------------------------------------------------------------------------------------
                         Amortized Unrealized Unrealized     Fair         Amortized    Unrealized Unrealized      Fair
(In Thousands)             Cost    Gross Gain Gross Loss     Value          Cost       Gross Gain Gross Loss      Value
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
   securities          $    9,580    $     3  $      0   $    9,583      $        0     $     0    $     0    $        0
U.S. Government
   agency securities    1,005,889      7,241       582    1,012,548         978,745          18     61,592       917,171
Collateralized mortgage
 obligations and
  mortgage backed
   securities             252,314      6,580     1,705      257,189         307,019       3,633      4,539       306,113
Obligations of
   states and political
   subdivisions           254,633     19,837        10      274,460         307,048       8,690      1,229       314,509
Other securities           63,146      2,124         0       65,270          78,861       1,761          4        80,618
------------------------------------------------------------------------------------------------------------------------
   Totals              $1,585,562    $35,785  $  2,297   $1,619,050      $1,671,673     $14,102    $67,364    $1,618,411
========================================================================================================================
                                                       Securities Available for Sale
------------------------------------------------------------------------------------------------------------------------
                         Amortized Unrealized Unrealized     Fair          Amortized   Unrealized Unrealized      Fair
(In Thousands)             Cost    Gross Gain Gross Loss     Value           Cost      Gross Gain Gross Loss      Value
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
   securities          $  237,519   $ 2,912    $    61   $  240,370      $  639,483     $    7     $ 7,229    $  632,261
U.S. Government
   agency securities      958,483     5,182        876      962,789         306,593        669      11,259       296,003
Collateralized mortgage
   obligations and
   mortgage  backed
   securities           1,275,559     4,030     26,358    1,253,231       1,292,889        532      56,030     1,237,391
Obligations of
   states and political
   subdivisions             5,842         9          0        5,851               0          0           0             0
Other securities          153,040     3,079      3,557      152,562         116,205        172       1,183       115,194
------------------------------------------------------------------------------------------------------------------------
   Totals              $2,630,443   $15,212    $30,852   $2,614,803      $2,355,170     $1,380     $75,701    $2,280,849
========================================================================================================================

The amortized costs and approximate fair values of securities at December 31, 1995, by contractually scheduled maturity, are shown below:


                                                                     Investment              Available for Sale
------------------------------------------------------------------------------------------------------------------------
                                                               Amortized        Fair         Amortized      Fair
(In Thousands)                                                   Cost           Value          Cost         Value
------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                    $       79,900   $   80,531    $    410,291  $   416,015
Due after one year through five years                           1,188,922    1,202,278         879,849      886,640

Due after five years through 10 years                             148,131      153,377         530,626      522,044
Due after 10 years                                                168,609      182,864         809,677      790,104
------------------------------------------------------------------------------------------------------------------------
   Totals                                                  $    1,585,562   $1,619,050    $  2,630,443  $ 2,614,803
========================================================================================================================

Proceeds from sales of securities were $113,331,000, $223,723,000 and $25,686,000 in 1995, 1994 and 1993, respectively. Gross gains of $267,000,
$514,000 and $1,006,000 and gross losses of $74,000, $184,000 and $403,000 were realized on those sales. The Company sold $4,710,000 in investments during 1995 and realized a gain of $53,000. The sales of such investments were prompted by the credit deterioration of the issuer.
The income tax provision applicable to securities transactions for the years 1995, 1994, and 1993 were $72,000, $124,000, and $226,000, respectively.

                             SOUTHTRUST CORPORATION


NOTE E - LOANS
The classifications of loans at December 31 are as follows:


(In Thousands)                                                                              1995                1994
------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                                   $ 5,965,949         $ 5,058,372
Real estate construction                                                                   1,245,828             675,217
Commercial real estate mortgage                                                            2,264,675           1,776,107
Residential real estate mortgage                                                           3,221,322           2,960,041
Loans to individuals                                                                       2,059,319           1,745,862
------------------------------------------------------------------------------------------------------------------------
                                                                                          14,757,093          12,215,599
Unearned income                                                                             (101,931)            (93,692)
Allowance for loan losses                                                                   (206,638)           (171,692)
------------------------------------------------------------------------------------------------------------------------
Net Loans                                                                                $14,448,524         $11,950,215
========================================================================================================================

In the normal course of business, loans are made to directors and executive officers of the Company and its subsidiaries and their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others. Such loans do not involve more than normal risk of collectibility nor do they present other unfavorable features. As of December 31, 1995 and 1994, respectively, $160,793,000 and $121,354,000 of these loans were outstanding. During 1995, $155,626,000 of new loans were made and repayments totaled $116,187,000.
     The Company's largest credit concentration is commercial, financial and agricultural loans, which totaled $5,965.9 million or 40.4% of total loans at December 31, 1995 and $5,058.4 million or 41.4% of total loans at December 31, 1994. There were no significant industry concentrations within the loan portfolio and the Company's geographic loan distribution is concentrated in the Southeast markets served by the Company at December 31, 1995 and 1994.
     In 1995, interest income of $1,508,000 and $92,000 was recorded on non-accrual and restructured loans, respectively. Had income on these loans been recorded under original terms, $5,634,000 of interest on non-accrual loans and $104,000 of interest on restructured loans would have been recorded.

NOTE F - ALLOWANCE FOR LOAN LOSSES
The following is an analysis of changes in the allowance for loan losses for the years ended December 31:


(In Thousands)                                                            1995                1994                1993
------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                            $171,692            $135,233            $103,770
Additions (deductions):
   Provisions charged to operations                                       61,286              44,984              45,032
   Recoveries on loans previously charged off                             11,663              10,010              12,005
   Loans charged off                                                     (41,135)            (29,786)            (36,620)
   Allowances of purchased subsidiaries                                    3,132              11,251              11,046
------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                  $206,638            $171,692            $135,233
========================================================================================================================

     The recorded investment in impaired loans at December 31, 1995 was $76.0 million of which $29.9 million had a reserve of $21.0 million and the remaining impaired loans did not have any reserve because they were adequately collateralized or written down to fair value. The average investment in these loans for the year ended December 31, 1995 amounted to $61.3 million.

NOTE G - PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31:


(In Thousands)                                                                               1995                1994
------------------------------------------------------------------------------------------------------------------------
Land                                                                                        $110,466           $  98,687
Buildings and improvements                                                                   291,767             251,032
Equipment                                                                                    202,904             176,430
------------------------------------------------------------------------------------------------------------------------
                                                                                             605,137             526,149
Less accumulated depreciation                                                                171,610             161,507
------------------------------------------------------------------------------------------------------------------------
Totals                                                                                      $433,527           $ 364,642
========================================================================================================================

NOTE H - LONG-TERM DEBT
A summary of long-term debt at December 31, 1995 follows:

------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                              1995                 1994
------------------------------------------------------------------------------------------------------------------------
8-5/8% Subordinated notes, due May 15, 2004                                               $  100,000            $100,000
7% Debentures, due May 15, 2003                                                              100,000             100,000
7-5/8% Subordinated Notes, due May 1, 2004                                                   100,000             100,000
9.95% Subordinated Capital Notes, due June 1, 1999                                            75,000              75,000
7.69% Subordinated Capital Notes, due May 15, 2025                                           100,000                   0
7.74% Subordinated Capital Notes, due May 15, 2025                                            50,000                   0
Federal Home Loan Bank advances                                                              651,881             251,887
Other                                                                                         10,431              13,829
------------------------------------------------------------------------------------------------------------------------
Totals                                                                                    $1,187,312            $640,716
========================================================================================================================

During 1995 the Company issued $100,000,000 in 7.69% Subordinated Capital Notes due in 2025, and $50,000,000 in 7.74% Subordinated Capital Notes due in 2025. Both of these notes include a "Put" feature which gives the holder the option to terminate the notes at par value in the year 2005. These notes, along with the 7-5/8% and 8-5/8% Subordinated Notes and the 7% Debentures, are not callable prior to maturity, and no sinking fund is required. All of these notes and debentures qualify as supplemental capital under the Capital Adequacy Guidelines of the Federal Reserve Board.
     The 9.95% Subordinated Capital Notes also qualify as supplemental capital. These notes will be redeemed, at the Company's option, in cash from the proceeds of the sale of capital securities, or exchanged for qualifying capital securities, having a market value equal to the principal amount of the notes. These notes are unsecured and subordinated to all present and future senior indebtedness of the Company. These notes may not be redeemed prior to maturity, except upon the occurrence of certain events relating to the federal income tax treatment of the notes by the Company.
     Variable rate Federal Home Loan Bank Advances total $326.0 million and $325.9 million are at fixed rates ranging from 4.47% to 8.10%.
     Scheduled maturities of long-term debt in 1996 are approximately $53.0 million. Maturities during 1997, 1998, 1999, and 2000 are approximately $151.8 million, $77.0 million, $75.0 million and $370.0 million, respectively.

NOTE I - COMMITMENTS
AND CONTINGENCIES

The Company has $1.9 billion in deposits resulting from acquisitions of savings associations or other deposits which are insured through the Savings Association Insurance Fund ("SAIF"). The deposits continue to be assessed at $.23 per $100 for deposit insurance coverage, though proposed legislation would reduce such assessment from $.23 to $.04. However, if enacted, such legislation would also require a one-time assessment which the Company believes will be approximately $12.7 million. Additionally, certain pending acqusitions also maintain deposits insured through the SAIF. The assessment related to these acquisitions, if enacted, could result in an additional charge. These amounts would be reported in income upon enactment.

LITIGATION
Several of the Company's subsidiaries are defendants in various proceedings arising in the normal course of business. These claims relate to the lending and investment advisory services provided by the Company and include alleged compensatory and punitive damages.
     In addition, subsidiaries of the Company have been named as defendants in suits that allege fraudulent, deceptive or collusive practices in connection with certain financing activities (including the sale of insurance). These suits, which in some cases are filed as class actions, name unaffiliated corporations as co-defendants, and the Company's insurance carrier is defending these suits under a reservation of rights. These suits are typical of complaints that have been filed in recent years challenging financial transactions between plaintiffs and various financial institutions. The complaints in such cases frequently seek punitive damages in transactions involving fairly small amounts of actual damages, and in recent years, have resulted in large punitive damage awards to plaintiffs.
     Although it is not possible to determine, with any certainty at this point in time, the potential exposure related to punitive damages in connection with these suits, the Company, in the opinion of management, and based upon consultation with legal counsel, believes that the ultimate resolutions of these proceedings will not have a material adverse effect on the Company's financial statements.

LEASES
At December 31, 1995, the Company was obligated under various cancelable and non-cancelable leases for premises and equipment. Certain leases contain various renewal options that are priced at market rates. Total rental expense for the years ended December 31, 1995, 1994 and 1993 was $18,579,000, $16,776,000 and $14,476,000. Future minimum rental commitments as of December 31, 1995 for all non-cancelable leases with initial or remaining terms of more than one year are as follows:


(In Thousands)         Premises        Equipment       Total
--------------------------------------------------------------
1996                 $  18,532           $216         $ 18,748
1997                    16,472            207           16,679
1998                    14,378            186           14,564
1999                    11,964            115           12,079
2000                     9,993             34           10,027
After 2000              49,268              0           49,268
--------------------------------------------------------------
Totals               $ 120,607           $758         $121,365
==============================================================

                             SOUTHTRUST CORPORATION

STANDBY LETTERS OF CREDIT AND COMMITMENTS
The Company's subsidiary banks had standby letters of credit outstanding of approximately $608,830,000 at December 31, 1995.
     The Company's subsidiary banks had outstanding commitments to extend credit of approximately $4,715,933,000 at December 31, 1995. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
     The Company's policies as to collateral and assumption of credit risk for off-balance-sheet commitments are essentially the same as those for extension of credit to its customers.

ASSETS SOLD WITH RECOURSE
The Company's subsidiaries regularly originate and sell loans, consisting primarily of mortgage loans sold to third-party investors, which contain various recourse provisions to the seller. Losses historically realized through the repurchase or other satisfaction of these recourse provisions are insignificant. The total amount of loans outstanding subject to such recourse was $1,209.0 million at December 31, 1995 and $1,275.0 million at December 31, 1994. Under terms of the recourse agreements, the Company would be required to repurchase certain loans if they become non-performing. All such loans sold had a loan-to-collateral ratio of 80% or less, or mortgage insurance to cover losses up to 80% of the collateral value, at the times the various loans were originated. The underlying collateral to these mortgages are generally 1-4 family residential properties. Potential losses under these recourse agreements are affected by the collateral value of the particular loans involved. Estimates of losses are recognized when the mortgages are sold.

INTEREST RATE SWAPS
The Company has entered into interest rate swap agreements ("Swaps"), which provide for the Company to pay interest based on the Floating London Interbank Offered Rate while receiving payments on a fixed rate. The average notional face amount of these agreements was $697 million in 1995 and $680 million in 1994. The effective notional amounts outstanding at December 31, 1995 and 1994 were $650 million and $815 million, respectively. During 1995, the average rate paid under the agreements was 6.03% and the average rate earned was 6.60%. For 1994, the average rate paid was 4.80% and the average rate earned was 6.18%.
     Credit risk represents the potential loss that may occur due to the nonperformance by a party to a contract. The Company controls credit risk for interest rate swap contracts by applying uniform credit standards maintained for other activities with credit risk. The Company maintains a listing of credit risk limits previously approved as a result of the credit review and also enters into collateralization agreements with each counterparty.

     At December 31, 1995, the credit risks and contractual maturities of Swaps are as follows (in millions):


     Effective       Credit                 Liabilities
  Notional Amount     Risk   Expiration        Hedged
-------------------------------------------------------------
      $200           $  0       1996      Deposit liabilities
       100              3       2003      Long-term debt
       200             14       2004      Long-term debt
       150              1       2005      Long-term debt
-------------------------------------------------------------
      $650           $ 18
=============================================================

     The Company also terminated one Swap agreement prior to the contractual maturity. Since the Swap was designed as a hedge, the gain realized on the termination of this contract has been deferred and is being amortized to reduce interest expense over the remaining life of the hedged liabilities. At December 31, 1995 and 1994 the remaining deferred gain related to such termination was $2.2 million and $3.8 million, respectively. The effect of amortization of the deferred gain will reduce interest expense by approximately $1.6 million in 1996 and $0.6 million in 1997.
     From time to time, the Company utilizes interest rate options to hedge mortgage loans held for sale. During 1995 the effect on net income from use of options was insignificant. At December 31, 1995 there were no option contracts outstanding.

NOTE J - EMPLOYEE BENEFITS

DEFINED BENEFIT AND DEFINED CONTRIBUTION PLANS
The Company has a trusteed defined benefit pension plan for the benefit of substantially all employees of the Company and its subsidiaries, the "Trusteed Plan." The Company also maintains a supplemental defined benefit plan, the "Supplemental Plan," a deferred compensation plan, the "Deferred Plan," and an incentive pay plan, the "Incentive Plan," for certain key executives. The Company's funding policy with respect to the Trusteed Plan is to contribute amounts to the plan sufficient to meet minimum funding requirements as set by law. The other plans are unfunded.
     The weighted-average discount rate and rate used in determining the actuarial present value of the projected benefit obligations for all defined benefit plans was 7.5% in 1995, 8.5% in 1994 and 7.5% in 1993. The rate of increase in future compensation levels for all defined benefit plans was 5.5% in 1995, 1994 and 1993. The rate of expected return on plan assets for the Trusteed Plan in 1995, 1994 and 1993 was 9.25%. Prior service costs for all defined benefit plans are being amortized on a straight-line basis.
     The Company also maintains a defined contribution deferred profit sharing plan that meets the requirements of section 401(k) of the Internal Revenue Code. Company contributions to the deferred profit sharing plan are based on a pre-determined formula of up to 15% of participants' salaries, which is the maximum amount deductible for federal income tax purposes.

Provisions for contributions to the deferred profit sharing plan were approximately $12.2 million in 1995, $11.5 million in 1994 and $10.5 million in 1993.
     As of December 31, 1995, the Trusteed Plan and the profit sharing plan owned 411,768 and 1,756,985 shares of the Company's common stock, and received dividends on those shares of $317,000 and $1,291,000, respectively.

STOCK OPTION PLAN
Stock options for a total of 1,379,991 shares awarded to key employees under the Company's Stock Option Plan were outstanding at December 31, 1995. Exercise prices range from $6.22 to $19.13 per share and average $14.58 per share. During 1995, options on 214,750 shares were exercised at an average price of $11.54 per share while options for 1,074,076 shares were exercisable as of December 31, 1995.

TRUSTEED PLAN
The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Financial Statements at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995:


(In Thousands)                                                                                1995                1994
------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $49,594 in 1995 and $35,082 in 1994                                                  ($56,940)           ($39,746)
========================================================================================================================
Projected benefit obligation for service rendered to date                                   ($70,090)           ($48,379)
Plan assets at fair value, primarily listed stocks and U.S. Government securities             65,028              51,085
------------------------------------------------------------------------------------------------------------------------
Plan assets over (under) projected benefit obligation                                         (5,062)              2,706
Unrecognized net loss from past experience different from that assumed
  and effects of changes in assumptions                                                        6,451                 115
Prior service cost not yet recognized in net periodic pension cost                                42                  48
Unrecognized net asset at January 1, 1995 and 1994                                            (3,640)             (4,161)
------------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities                                          ($ 2,209)           ($ 1,292)
========================================================================================================================

Net pension cost for 1995, 1994 and 1993 includes the following components:

                                                                          1995                1994                1993
------------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                          $  3,155             $ 3,837             $ 2,961
Interest cost on projected benefit obligation                              4,191               3,835               3,451
Actual return on plan assets                                             (15,126)              1,948              (3,734)
Net amortization and deferral                                              9,919              (7,388)             (1,426)
------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                               $  2,139             $ 2,232             $ 1,252
========================================================================================================================

SUPPLEMENTAL, DEFERRED AND INCENTIVE PLANS
The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Financial Statements at December 31, 1995 and 1994 and for each of the three years ended December 31, 1995:


(In Thousands)                                                                                1995                1994
------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of $7,412 in 1995
    and $4,999 in 1994                                                                       ($7,754)            ($5,292)
========================================================================================================================
Projected benefit obligation for service rendered to date                                    ($9,510)            ($6,482)
Plan assets at fair value                                                                          0                   0
------------------------------------------------------------------------------------------------------------------------
Excess of projected benefit obligation over plan assets                                       (9,510)             (6,482)
Unrecognized net (gain) loss from past experience different from that assumed
  and effects of changes in assumptions                                                        1,677                (237)
Prior service cost not yet recognized in net periodic pension cost                             2,563               2,762
Unrecognized net liability at January 1, 1995 and 1994                                           138                 207
Additional periodic liability                                                                 (2,622)             (2,015)
------------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities                                           ($7,754)            ($5,765)
========================================================================================================================

                             SOUTHTRUST CORPORATION

Net pension cost for 1995, 1994 and 1993 includes the following components:


                                                                            1995               1994                 1993
------------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                            $  544              $  516                $344
Interest cost on projected benefit obligation                                588                 465                 274
Net amortization and deferral                                                268                 272                 150
------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                 $1,400              $1,253                $768
========================================================================================================================

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

Net postretirement health care cost for 1995, 1994 and 1993 includes the following components:


(In Thousands)                                                              1995                1994                1993
------------------------------------------------------------------------------------------------------------------------
Service cost - benefits attributed to service during the period             $265                $234                $220
Interest cost on accumulated postretirement benefit obligation               233                 233                 215
Amortization of transition obligation over 20 years                           88                 106                 106
------------------------------------------------------------------------------------------------------------------------
    Net periodic postretirement benefit costs                               $586                $573                $541
========================================================================================================================

For measurement purposes, a 10%, 15% and 14% annual rate of increase in the per capita cost of covered health care claims was assumed for 1995, 1994 and 1993, respectively; the rate is assumed to remain stable for three years, then decrease to 7% for years thereafter. The health care cost trend rate assumption has a negative effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, by $439,000 and the aggregate of the components of net periodic postretirement benefit cost for the year then ended by $90,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1995 and 8.5% in 1994 and 1993.
     The Company has elected to amortize the unfunded transition obligation over a 20-year period as permitted by the standard.
     The plan's accumulated postretirement benefit obligation was $3,134,000 at December 31, 1995, with $536,000 related to retirees and $2,598,000 for other active employees, and an unrecognized transition obligation of $1,794,000, resulting in an accrued liability of $1,960,000.

NOTE K - INCOME TAXES
The provision for income taxes was as follows:

                                                              Year Ended December 31
-----------------------------------------------------------------------------------------------------------
(In Thousands)                           1995                           1994                         1993
-----------------------------------------------------------------------------------------------------------
Current:
 Federal                               $ 91,290                       $84,394                       $69,392
 State                                   12,154                         9,221                         7,913
-----------------------------------------------------------------------------------------------------------
                                        103,444                        93,615                        77,305
-----------------------------------------------------------------------------------------------------------
Deferred (Prepaid):

 Federal                                  2,124                        (5,314)                       (3,753)
 State                                     (529)                           37                           440
-----------------------------------------------------------------------------------------------------------
                                          1,595                        (5,277)                       (3,313)
-----------------------------------------------------------------------------------------------------------
Totals                                 $105,039                       $88,338                       $73,992
===========================================================================================================

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes were as follows:


Pre-tax income at statutory rates      $106,415            35%       $ 91,469           35%         $ 78,584         35%
Add (deduct):
 State income tax, net of  federal
   tax benefit                            7,556             3%          6,017            2%            5,429          2%
 Tax-exempt interest income              (9,581)           (3%)       (10,317)          (4%)         (11,279)        (5%)
 Other                                      649             0%          1,169            1%            1,258          1%
------------------------------------------------------------------------------------------------------------------------
Totals                                 $105,039            35%       $ 88,338           34%         $ 73,992         33%
========================================================================================================================

The components of net deferred tax assets as of December 31, 1995 and 1994 were as follows:

                                                                             Year Ended December 31
-----------------------------------------------------------------------------------------------------------
(In Thousands)                                                         1995                          1994
-----------------------------------------------------------------------------------------------------------
Deferred Tax Assets:

 Allowance for loan losses                                           $ 73,826                      $ 58,014
 Net unrealized losses on securities                                    1,605                        27,875
 Other                                                                 37,311                        30,555
-----------------------------------------------------------------------------------------------------------
Total deferred tax assets                                             112,742                       116,444
-----------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
 Depreciation                                                          (8,067)                      (10,743)
 Leasing                                                              (57,685)                      (34,561)
 Other                                                                 (7,017)                       (4,731)
-----------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                        (72,769)                      (50,035)
-----------------------------------------------------------------------------------------------------------
Net Deferred Tax Asset                                               $ 39,973                      $ 66,409
===========================================================================================================

The deferred tax asset above is net of an insignificant valuation allowance. The Company has sufficient refundable taxes paid in available carryback years to realize its recorded deferred tax asset. The Company's federal and state tax returns are subject to examination by various taxing authorities. In the opinion of Management, any adjustment thereto will not be material.

NOTE L - SUPPLEMENTAL INCOME STATEMENT INFORMATION

The following provides further analysis of other non-interest expense for the years ended December 31:


(In Thousands)                                                            1995                1994               1993
------------------------------------------------------------------------------------------------------------------------
Other expense:
  Communications                                                        $ 25,157            $ 22,136            $ 20,017
  Professional services                                                   34,785              27,242              25,420
  Business development                                                    21,221              16,090              12,795
  Other                                                                   82,577              68,975              64,062
------------------------------------------------------------------------------------------------------------------------
Totals                                                                  $163,740            $134,443            $122,294
========================================================================================================================

NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS

This summarizes the Company's disclosure of fair values of financial instruments made in accordance with the requirements of SFAS No. 107:


(In Thousands)                               December 31, 1995                         December 31, 1994
--------------------------------------------------------------------------------------------------------------------
                                    Carrying Amount   Estimated Fair Value    Carrying Amount   Estimated Fair Value
--------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and due from banks             $  773,656        $     773,656            $  650,433        $    650,433
  Federal funds sold and other
   short-term investments                118,988              118,988                36,520              36,520
  Assets held for sale                   237,139              237,139               164,528             164,528
  Securities available for sale        2,614,803            2,614,803             2,280,849           2,280,849
  Investment securities                1,585,562            1,619,050             1,671,673           1,618,411
  Loans, net                          13,986,409           12,699,929            11,647,688          11,106,972
  Interest receivable and
    other assets                         217,328              217,328               185,143             185,143
Liabilities:
  Deposits                            14,575,077           14,144,611            12,801,239          12,469,473
  Federal funds purchased and
   other short-term borrowings         3,207,427            3,207,427             2,828,012           2,828,012
  Interest payable and other
    liabilities                          327,265              327,265               168,140             168,140
  Long-term debt                         187,312              580,393               640,716             589,461
Off-balance sheet instruments asset
    (liability):
   Interest rate swaps in a net
     receivable position                  11,865               56,201                13,624             (22,587)
   Commitments to extend credit          (13,459)             (32,622)              (11,065)            (20,122)
   Standby letters of credit                (693)                (693)               (1,065)             (1,065)
====================================================================================================================

                             SOUTHTRUST CORPORATION

In cases where quoted market prices are not available, fair values have been estimated using present value or other valuation techniques. These methods are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows. In that regard, estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current settlement of the underlying financial instruments, and they are not intended to represent a measure of the underlying value of the Company.
     The following methods and assumptions were used by the Company in estimating the fair value provided above:

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

DEPOSITS
The fair values of deposit liabilities with no stated maturity are considered to be the amounts payable on demand at the reporting date (i.e., at their carrying or book value). The fair values of fixed maturity deposits are estimated using a discounted cash flow calculation that applies rates currently offered for time deposits of similar remaining maturities. The carrying amount of accrued interest payable on deposits approximates its fair value.
     The economic value attributable to the long-term relationship with depositors who provide low-cost funds to the Company is considered to be a separate intangible asset and is excluded from the presentation above.

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

NOTE N - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
SouthTrust Corporation Parent Company

STATEMENTS OF CONDITION

                                                                                                  December 31
------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                             1995                1994
------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash-on-demand deposit*                                                               $      1,400      $        3,105
  Interest-bearing time deposits*                                                             45,634              22,111
  Investment securities                                                                       10,585               8,799
  Securities available for sale                                                              153,937              90,633
  Loans                                                                                      153,040               2,074
  Loans to subsidiaries*                                                                      73,604             160,658
Investment in subsidiaries*:
   Banks and bank holding companies                                                        1,496,174           1,270,503
   Non-banks                                                                                  14,456              13,482
  Other assets                                                                                54,202              41,375
------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                                         $  2,003,032      $    1,612,740
------------------------------------------------------------------------------------------------------------------------
LIABILITIES
  Short-term borrowings                                                                 $    121,381      $       34,417
  Other liabilities                                                                           75,781              68,055
  Long-term debt                                                                             375,000             375,000
------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES                                                                         572,162             477,472
STOCKHOLDERS' EQUITY                                                                       1,430,870           1,135,268
------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $  2,003,032      $    1,612,740
========================================================================================================================

STATEMENTS OF INCOME

                                                                                     Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                            1995                1994               1993
------------------------------------------------------------------------------------------------------------------------
Income:
  From subsidiaries:*
   Dividends
     Banks                                                              $ 73,267           $  87,094           $  54,966
     Non-banks                                                             7,047               9,134               3,891
   Interest                                                               12,721               8,290               5,844
   Service fees                                                           48,115              42,669              37,895
  Other                                                                    7,040               3,025               1,014
------------------------------------------------------------------------------------------------------------------------
   TOTAL INCOME                                                          148,190             150,212             103,610
------------------------------------------------------------------------------------------------------------------------
Expense:
  Salaries and employee benefits                                          20,541              20,574              21,741
  Interest                                                                26,589              21,142              16,343
  Other                                                                   28,259              22,604              17,749
------------------------------------------------------------------------------------------------------------------------
   TOTAL EXPENSE                                                          75,389              64,320              55,833
------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed
   net income of subsidiaries                                             72,801              85,892              47,777
Income taxes (credit)                                                     (3,293)             (4,834)             (4,176)
------------------------------------------------------------------------------------------------------------------------
   INCOME BEFORE EQUITY IN UNDISTRIBUTED
     NET INCOME OF SUBSIDIARIES                                           76,094              90,726              51,953
Equity in undistributed net income of subsidiaries:*
  Banks and bank holding companies                                       122,732              80,964              97,224
  Non-banks                                                                  179               1,312               1,358
------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                                           $199,005           $ 173,002           $ 150,535
========================================================================================================================


* Eliminated in consolidation.

                             SOUTHTRUST CORPORATION

SouthTrust Corporation Parent Company

STATEMENTS OF CASH FLOWS

                                                                                     Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                            1995                1994               1993
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net Income                                                          $  199,005           $ 173,002           $ 150,535
  Less equity in undistributed net income of subsidiaries               (122,911)            (82,276)            (98,582)
------------------------------------------------------------------------------------------------------------------------
  Income before equity in undistributed net
   income of subsidiaries                                                 76,094              90,726              51,953
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Provision (credit) for:
     Depreciation of premises and equipment                                1,197               1,131               1,072
     Amortization of intangibles                                           2,583               2,487               2,504
     Deferred income tax benefit                                          (3,551)             (4,491)             (1,748)
  Realized net (gain) loss on sales of securities                              9                 (48)                231
  Net increase in other assets                                            (9,588)             (7,478)             (7,096)
  Net increase in other liabilities                                       10,390               7,606              20,813
------------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                            77,134              89,933              67,729

INVESTING ACTIVITIES
  Proceeds from maturities of:
   Investment securities                                                       0                 142              20,362
   Securities available for sale                                          58,344              10,956                   0
  Proceeds from sales of:
   Investment securities                                                       0                   0                   0
   Securities available for sale                                          24,964              70,968                   0
  Purchases of:
   Investment securities                                                    (108)                  0             (80,366)
   Securities available for sale                                        (147,603)           (108,819)                  0
  Capital contributions                                                  (37,644)            (47,419)            (44,318)
  Net (increase) decrease in:
   Short-term investments                                                (23,524)             37,843              40,444
   Loans to subsidiaries                                                  87,054             (87,852)            (23,075)
   Loans                                                                (150,966)                412               2,010
   Premises and equipment                                                 (2,707)             (1,193)             (1,138)
------------------------------------------------------------------------------------------------------------------------
     NET CASH USED BY INVESTING ACTIVITIES                              (192,190)           (124,962)            (86,081)

FINANCING ACTIVITIES
  Proceeds from issuance of:
   Common Stock                                                           96,568               6,284               4,697
   Long-term debt                                                              0             100,000             100,000
  Payments for:
   Long-term debt                                                              0             (20,000)            (30,783)
   Repurchase of common stock                                               (365)             (2,719)               (252)
   Cash dividends                                                        (69,817)            (55,239)            (52,124)
  Net increase (decrease) in short-term borrowings                        86,965               8,499              (3,723)
------------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                           113,351              36,825              17,815
------------------------------------------------------------------------------------------------------------------------
         INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                   (1,705)              1,796                (537)
------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                               3,105               1,309               1,846
------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                $    1,400           $   3,105           $   1,309
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  CASH PAID DURING THE PERIOD FOR INTEREST                            $   31,790           $  26,955           $  15,829
========================================================================================================================

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                             SOUTHTRUST CORPORATION

TO SOUTHTRUST CORPORATION:

We have audited the accompanying consolidated statements of condition of SouthTrust Corporation and subsidiaries (a Delaware corporation) as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position of SouthTrust Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.







Birmingham, Alabama
February 9, 1996